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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on January 7, 2011

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM F-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ChinaCache International Holdings Ltd.
 (Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant's name into English)

Cayman Islands (State or other jurisdiction of incorporation or organization)	7389 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

6/F, Block A, Galaxy Plaza
No. 10 Jiuxianqiao Road Middle, Chaoyang District
Beijing, 100015
People's Republic of China
(86 10) 6437 3399
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Law Debenture Corporate Services Inc.
400 Madison Avenue, 4th Floor
New York, New York 10017
(212) 750-6474
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen's Road Central Hong Kong (852) 3740-4700	James C. Lin, Esq. Davis Polk & Wardwell LLP c/o 18th Floor, The Hong Kong Club Building 3A Chater Road, Central Hong Kong (852) 2533-3300

Approximate date of commencement of proposed sale to the public:
as soon as practicable after the effective date of this registration statement

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(2)(3)	Proposed Maximum Offering Price Per Ordinary Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee

Ordinary Shares, par value $0.0001 per ordinary share(1)(2)	84,001,520	$1.49	$125,162,264.80	$14,531.34

(1)
American depositary shares issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-169390). Each American depositary share represents sixteen (16) ordinary shares.

(2)
Includes ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public, and also includes ordinary shares that may be purchased by the underwriters pursuant to an over-allotment option. These ordinary shares are not being registered for the purpose of sales outside the United States.

(3)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low trading prices on January 6, 2010 of the Registrant's American depositary shares representing the Registrant's ordinary shares listed on the Nasdaq Global Market.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated January             , 2011.

ChinaCache International Holdings Ltd.

4,565,300 American Depositary Shares
Representing 73,044,800 Ordinary Shares

        ChinaCache International Holdings Ltd., or ChinaCache, is offering 776,101 American depositary shares, or ADSs, and the selling shareholders identified in this prospectus are offering an additional 3,789,199 ADSs. Each ADS represents 16 ordinary shares, par value US$0.0001 per share of ChinaCache. We will not receive any proceeds from the ADSs sold by the selling shareholders.

        Our ADSs are listed on the Nasdaq Global Market under the symbol "CCIH." On January 6, 2011, the last trading price for our ADSs as reported on the Nasdaq Global Market was US$23.39 per ADS.

        See "Risk Factors" beginning on page 11 to read about factors you should consider before buying the ADSs.

        Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per ADS	Total
Public offering price	US$	US$
Underwriting discount	US$	US$
Proceeds, before expenses, to ChinaCache	US$	US$
Proceeds, before expenses, to the selling shareholders	US$	US$

        The underwriters have an option to purchase up to an additional 684,795 ADSs from us at the public offering price less the underwriting discount.

        The underwriters expect to deliver the ADSs against payment in U.S. dollars in New York, New York on                        , 2011.

BofA Merrill Lynch	Deutsche Bank Securities

Prospectus dated                        , 2011.

        You should rely only on the information contained in this prospectus or in any related free-writing prospectus that we have filed with the Securities and Exchange Commission, or the SEC. We have not authorized anyone to provide you with different information. We are offering to sell, and seeking offers to buy, the ADSs only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the ADSs.

i

SUMMARY

        This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in the ADSs, you should carefully read this entire prospectus, including our financial statements and related notes included in this prospectus and the information set forth under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." In addition, we commissioned iResearch Consulting Group, or iResearch, a market research firm, to prepare a report for the purpose of providing various industry and other information and illustrating our position in the content and application delivery services market in China. Information from the report prepared by iResearch, or the iResearch Report, appears in "Summary," "Industry Background," "Business" and other sections of this prospectus. We have taken such care as we consider reasonable in the reproduction and extraction of information from the iResearch Report and other third-party sources.

 Our Business

        We are the leading provider of Internet content and application delivery services in China, accounting for 53% market share in terms of revenues in 2009, according to iResearch. We provide a portfolio of services and solutions to businesses, government agencies and other enterprises to enhance the reliability and scalability of their online services and applications and improve end-user experience. Our nationwide service platform, which consists of our network, servers and intelligent software, is designed to handle planned and unplanned peaks without significant upfront and ongoing capital outlay and other investments on the part of our customers.

        We began providing content and application delivery services in China in 2000 and were the first company that is not a telecommunications carrier to obtain from the Ministry of Industry and Information Technology of China, or MIIT, formerly known as Ministry of Information Industry, a nationwide operating permit to provide content and application delivery services. As an early mover, we have expanded our business alongside the growth of the Internet in China and have acquired extensive local knowledge about the Internet infrastructure and telecommunications environment in China. Substantially all of our business operations are conducted in China and substantially all of our revenues are derived from sales in China. Building on our knowledge and experience, we have developed a portfolio of services and solutions designed to address complex and unique issues arising from China's Internet infrastructure and a wide range of turnkey solutions to meet customer- and industry-specific needs.

        As a carrier-neutral service provider, our network in China is interconnected with networks operated by all telecommunications carriers, major non-carriers and local Internet service providers in China. We deploy servers and nodes across networks throughout China and we use a private transmission backbone that connects our nodes and data centers, thereby optimizing our content and applications delivery performance and reliability. With servers widely deployed at strategic locations, we are able to provide services throughout China. Our wide range of services make us a top choice for customers requiring content and application delivery services to different regions in China. We believe that our robust nationwide service platform, which is the result of our significant investments in capital, time and human resources, is not easy to replicate and provides us with a competitive advantage.

        We have successfully established a strong brand and a reputation for the quality and cost effectiveness of our services, as evidenced by the numerous recognitions and awards we have received, including the "Chinese High-Growth and High-Tech Companies with the Best Investment Values" award granted by the China International Finance Forum in 2009 and the "China Internet Industry Innovator 50" award by the Internet Society of China in 2005. Our brand and reputation are significant assets in a relatively young industry where most of our potential customers are new to the content and application delivery services market and are strongly influenced by their peers' experience in selecting reliable service providers.

        We devote our market-oriented research and development efforts to focus on bringing innovative services and solutions to the market quickly. We currently have 9 patents, 21 patent applications and 14 software copyright registrations, all in China and related to different aspects of the content and application delivery technologies. We have established a joint laboratory with Tsinghua University to undertake leading edge research in content and application delivery technologies. We intend to expand our research and development efforts and offer innovative services and solutions to maintain our market leadership and meet the evolving needs of customers.

        We derive substantially all of our revenues from the sale of content and application delivery services. The number of our active customers has grown over the years, increasing from 129 as of December 31, 2007 to 454 as of September 30, 2010. We define active customers as those from whom we generated revenues within 30 days before the applicable period end. Our net revenues were RMB161.0 million, RMB291.4 million and RMB272.4 million (US$39.9 million) in 2007, 2008 and 2009, respectively. We incurred net losses of RMB87.9 million, RMB151.8 million and RMB39.2 million (US$5.7 million), respectively, in the same periods. Our net revenues for the nine months ended September 30, 2010 were RMB279.4 million (US$41.8 million), and we incurred a net loss of RMB61.9 million (US$9.3 million) for the same period.

Our Industry

        According to Frost & Sullivan, a market research firm, the global content and application delivery services market is steadily growing and is expected to continue to grow in the coming years, primarily driven by increasing broadband penetration and the growing amount of content delivered over the Internet. Revenues from the global content and application delivery services market are estimated to be approximately US$1.3 billion in 2009, representing a compound annual growth rate, or CAGR, of 36.3% from 2007. Frost & Sullivan expects that the market will grow to US$2.8 billion in 2012, representing a CAGR of 28.3% from 2009.

        The content and application delivery services market in China began to develop in 2000 and has grown rapidly over the past ten years. According to iResearch, revenues from the content and application delivery services market in China were estimated to be approximately RMB501.0 million (US$73.4 million) in 2009, representing a CAGR of 58.3% from 2007, and are estimated to grow to RMB3.6 billion (US$520 million) in 2014, representing a CAGR of 48.2% from 2009, a much higher rate than the expected growth of the global market. Multinational companies currently do not have a significant presence in the content and application delivery services market in China, in part due to the regulatory barriers in China's telecommunications industry.

        We believe that the following factors have contributed, and are expected to continue to contribute, to the growth of the content and application delivery services market in China:

  •
  increasing Internet usage and broadband penetration in China;

  •
  growth of rich media content;

  •
  growth of mobile Internet and mobile data services;

  •
  growth of online game industry;

  •
  growth of online advertising and e-commerce;

  •
  growth of Software-as-a-Service and cloud computing; and

  •
  increasing need for networks with greater interconnectivity and efficiency.

 Our Competitive Strengths and Strategies

        We believe that the following strengths contribute to our success in the content and application delivery services market in China and differentiate us from our competitors:

  •
  leading position and strong brand in China;

  •
  wide geographic coverage in China;

  •
  diversified customer base including market leaders in a variety of industries;

  •
  extensive local knowledge and expertise in developing customized turnkey solutions;

  •
  strong research and development capabilities and proprietary technologies; and

  •
  experienced management team with strong execution capability.

        Our goal is to strengthen our position as China's leading content and application delivery service provider by leveraging our nationwide platform and our wide range of services and solutions that are specifically and uniquely designed for China's Internet infrastructure and telecommunications industry. We intend to achieve our goal by pursuing the following strategies:

  •
  further expand and diversify our customer base and retain existing customers;

  •
  expand and enhance our service and solution offerings;

  •
  continue to improve our operating efficiency;

  •
  continue to focus on market-oriented research and development efforts; and

  •
  establish new and expand existing strategic relationships and selectively pursue acquisitions.

Our Challenges

        We expect to face risks and uncertainties, including those relating to the following:

  •
  our ability to achieve and sustain profitability in the future;

  •
  the growth of the content and application delivery services market and the continuing market acceptance of content and application delivery services in China;

  •
  our ability to sell our services at competitive prices;

  •
  our ability to control costs and expenses, especially bandwidth costs;

  •
  our ability to offer content and application delivery services that can successfully compete against our competitors and our customers' in-house solutions;

  •
  our dependence on telecommunications carriers and other third-party providers for bandwidth, network access, optical fiber cable and other communications capacity;

  •
  our ability to attract new customers and retain existing customers;

  •
  our ability to develop and introduce innovative services and products that meet or exceed our customers' expectations, and to adopt new technologies important to our business;

  •
  our ability to manage future growth effectively; and

  •
  the regulatory environment in China relevant to our business.

        See "Risk Factors" and "Special Note Regarding Forward-Looking Statements" for a discussion of these and other risks and uncertainties associated with our business and investment in our ADSs.

 Our Corporate History and Structure

        We commenced operations through Beijing Blue I.T. Technologies Co., Ltd., or Beijing Blue I.T., a company incorporated in China in June 1998. In June 2005, we incorporated ChinaCache International Holdings Ltd., or ChinaCache Holdings, under the laws of the Cayman Islands to become our offshore holding company. In August 2005, we established our wholly-owned PRC subsidiary, ChinaCache Network Technology (Beijing) Limited, or ChinaCache Beijing.

        In January 2008, we acquired JNet Holdings Limited, or JNet Holdings, a British Virgin Islands company. As an integral part of this transaction, we obtained control over Shanghai JNet Telecom Co., Ltd., or Shanghai JNet, an affiliate of JNet Holdings in China, through a series of contractual arrangements.

        In July 2008, we obtained control over Beijing Jingtian Co., Ltd., or Beijing Jingtian, through a series of contractual arrangements.

        PRC laws and regulations currently restrict foreign ownership in telecommunications value-added services businesses, including content and application delivery services. Accordingly, we conduct our operations in China through a series of contractual arrangements with Beijing Blue I.T., Beijing Jingtian and Shanghai JNet, and their respective shareholders. As a result of these contractual arrangements, which provide us with the right to control management decisions and the right to obtain substantially all of the economic benefits in these entities, we control Beijing Blue I.T., Beijing Jingtian and Shanghai JNet and, accordingly, under accounting principles generally accepted in the United States of America, or U.S. GAAP, we consolidate Beijing Blue I.T., Beijing Jingtian and Shanghai JNet's results of operations in our consolidated financial statements. For a description of these contractual arrangements, see "Our Corporate History and Structure—Contractual Arrangements with Our Consolidated Variable Interest Entities." For risks associated with these contractual arrangements, see "Risk Factors—Risks Related to Our Corporate Structure."

        On October 1, 2010, our ADSs commenced trading on the Nasdaq Global Market under the symbol "CCIH". We and the selling shareholders raised US$96.9 million in gross proceeds from the initial public offering of 6,970,127 ADSs, representing 111,522,032 ordinary shares.

        Following the completion of our initial public offering, we issued 1,030,215 ordinary shares to the sellers of JNet Holdings pursuant to a supplementary agreement that we entered into with them in connection with our acquisition of JNet Holdings.

        We currently have branch offices in nine cities in China, namely, Wuhan, Shanghai, Harbin, Shenzhen, Chengdu, Nanjing, Shenyang, Xi'an and Guangzhou. We have two overseas subsidiaries, ChinaCache North America, Inc., established in California in August 2007, and ChinaCache Networks (Hong Kong) Limited, established in Hong Kong in April 2008.

        The following diagram illustrates our current corporate structure:

Corporate Information

        Our principal executive offices are located at 6/F, Block A, Galaxy Plaza, No. 10 Jiuxianqiao Road Middle, Chaoyang District, Beijing 100015, People's of Republic of China. Our telephone number at this address is +(86) 10 6437 3399. Our registered office in the Cayman Islands is located at Offshore Incorporations (Cayman) Limited, Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman, Cayman Islands.

        Our website is www.chinacache.com. The information contained on our website is not a part of this prospectus. Our agent for service of process in the U.S. is Law Debenture Corporate Services Inc., located at 400 Madison Avenue, 4th Floor, New York, New York 10017.

Conventions Used in this Prospectus

        In this prospectus, unless otherwise indicated or the context otherwise requires, references to:

  •
  "ADSs" refers to American depositary shares, each of which represents 16 ordinary shares;

  •
  "ChinaCache," "we," "us," "our company," and "our" refer to ChinaCache International Holdings Ltd., its subsidiaries and its consolidated affiliated entities;

  •
  "China" or "PRC" refers to the People's Republic of China, excluding, for purposes of this prospectus only, Taiwan, Hong Kong and Macau;

  •
  "preferred shares" refers to, collectively, our Series A convertible preferred shares, Series B convertible preferred shares, Series C convertible preferred shares, Series C-1 convertible preferred shares, Series C-2 convertible preferred shares and Series C-3 convertible preferred shares, all of which converted into our ordinary shares upon the completion of our initial public offering in October 2010; and "Series C convertible preferred shares" refers to, collectively, our Series C-1 convertible preferred shares, Series C-2 convertible preferred shares and Series C-3 convertible preferred shares;

  •
  "Renminbi" or "RMB" refers to the legal currency of China; and

  •
  "US$," "dollars" or "U.S. dollars" refers to the legal currency of the United States.

        Except as otherwise indicated, all information in this prospectus assumes no exercise by the underwriters of their option to purchase additional ADSs.

The Offering

Price per ADS	US$
ADSs offered by us	776,101 ADSs.
ADSs offered by the selling shareholders	3,789,199 ADSs.
ADSs outstanding immediately after this offering	11,535,427 ADSs.
Ordinary shares outstanding immediately prior to this offering	385,843,484 shares.
Ordinary shares outstanding immediately after this offering	458,888,284 shares.
ADS to ordinary share ratio	1:16.
Nasdaq Global Market symbol	CCIH.
Depositary	Citibank, N.A.
Over-allotment option	The underwriters have a 30-day option to purchase up to an additional 684,795 ADSs from us at the public offering price less the underwriting discount.
Use of proceeds	We intend to use the net proceeds from this offering to expand our research and development capabilities and for other general corporate purposes, including strategic investment in and acquisitions of complementary businesses. See "Use of Proceeds" for more information. We will not receive any of the proceeds from the sale of ADSs by the selling shareholders.
Lock-up	We and certain of our directors and executive officers and principal shareholders have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of any ADSs, ordinary shares or similar securities for a period of 90 days after the date this prospectus becomes effective. See "Underwriting" for more information.
Risk factors	See "Risk Factors" and other information included in this prospectus for a discussion of risks you should carefully consider before investing in the ADSs.

        The number of ordinary shares that will be outstanding immediately after this offering:

  •
  assumes no exercise by the underwriters of their over-allotment option to acquire additional ADSs; and

  •
  excludes ordinary shares reserved for future issuances under our stock incentive plans, of which 22,591,260 are issuable upon the exercise of options outstanding as of the date of this prospectus.

Summary Consolidated Financial Data and Operating Data

        Our summary consolidated financial data presented below for the years ended December 31, 2007, 2008 and 2009 and our balance sheet data as of December 31, 2008 and 2009 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our audited consolidated financial statements are prepared in accordance with U.S. GAAP. The summary consolidated statement of operations data (other than earnings (losses) per ADS data) for the nine months ended September 30, 2009 and 2010 and the summary consolidated balance sheet data as of September 30, 2010 have been derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. We have prepared the unaudited interim condensed consolidated financial information on the same basis as our audited consolidated financial statements. The unaudited financial information includes all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the periods presented. You should read the summary consolidated financial information in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. Our historical results are not necessarily indicative of our results expected for future periods.

	For the Year Ended December 31,				For the Nine Months Ended September 30,
	2007	2008	2009	2009	2009	2010
	RMB	RMB	RMB	US$	RMB	RMB	US$
						(unaudited)
	(in thousands, except for shares, per share and per ADS data)
Consolidated Statement of Operations Data:
Revenues:
Net revenues	160,973	291,404	272,370	39,902	201,256	279,407	41,762
Cost of revenues(1)	(170,902)	(273,262)	(206,181)	(30,206)	(153,296)	(195,726)	(29,254)

Gross profit	(9,929)	18,142	66,189	9,696	47,960	83,681	12,508
Operating expenses:(1)
Sales and marketing expenses(1)	(13,387)	(28,481)	(36,775)	(5,387)	(27,407)	(55,744)	(8,332)
General and administrative expenses(1)	(42,551)	(36,491)	(25,469)	(3,731)	(18,315)	(36,389)	(5,439)
Research and development expenses(1)	(6,827)	(16,807)	(16,639)	(2,438)	(12,777)	(22,051)	(3,296)
Post-acquisition settlement consideration	—	—	—	—	—	(37,745)	(5,642)

Operating loss	(72,694)	(63,637)	(12,694)	(1,860)	(10,539)	(68,248)	(10,201)
Interest income	1,843	261	110	16	77	188	28
Interest expense	(1,139)	(6,562)	(16,187)	(2,371)	(4,523)	(3,050)	(456)
Other expense	(8)	(4,567)	(772)	(113)	(1,012)	(205)	(31)
Foreign exchange (loss)/gain, net	(1,711)	3,787	(661)	(97)	(833)	1,713	256
Changes in fair value of warrants on Series A convertible preferred shares	(4,286)	—	—	—	—	—	—
Impairment of goodwill and intangible assets	—	(75,147)	(6,920)	(1,014)	(6,920)	—	—
Impairment of property and equipment	(9,912)	(2,872)	—	—	—	—	—

Loss before income tax expense	(87,907)	(148,737)	(37,124)	(5,439)	(23,750)	(69,602)	(10,404)
Income tax (expense)/benefit	(6)	(3,063)	(2,043)	(299)	(1,522)	7,683	1,148

Net loss	(87,913)	(151,800)	(39,167)	(5,738)	(25,272)	(61,919)	(9,256)

Net loss attributable to ordinary shareholders	(99,215)	(162,981)	(75,244)	(11,022)	(50,389)	(98,392)	(14,707)

	For the Year Ended December 31,				For the Nine Months Ended September 30,
	2007	2008	2009	2009	2009	2010
	RMB	RMB	RMB	US$	RMB	RMB	US$
						(unaudited)
	(in thousands, except for shares, per share and per ADS data)
Loss per ordinary share:
Basic	(1.12)	(1.73)	(0.78)	(0.11)	(0.52)	(1.16)	(0.17)
Diluted	(1.12)	(1.73)	(0.78)	(0.11)	(0.52)	(1.16)	(0.17)
Loss per ADS:
Basic	(17.92)	(27.68)	(12.48)	(1.76)	(8.32)	(18.64)	(2.79)
Diluted	(17.92)	(27.68)	(12.48)	(1.76)	(8.32)	(18.64)	(2.79)
Weighted average ordinary shares outstanding used in loss per share computation:
Basic	88,791,173	94,441,786	96,844,453	96,844,453	96,912,599	84,475,892	84,475,892
Diluted	88,791,173	94,441,786	96,844,453	96,844,453	96,912,599	84,475,892	84,475,892
Pro forma loss per share (unaudited):
Basic			(0.13)	(0.02)		(0.21)	(0.03)
Diluted			(0.13)	(0.02)		(0.21)	(0.03)
Weighted average number of ordinary shares outstanding used in pro forma loss per share computation (unaudited):
Basic			302,409,878	302,409,878		290,041,317	290,041,317
Diluted			302,409,878	302,409,878		290,041,317	290,041,317

(1)
Includes share-based compensation expenses as follows:

	For the Year Ended December 31,				For the Nine Months Ended September 30,
	2007	2008	2009		2009	2010
	RMB	RMB	RMB	US$	RMB	RMB	US$
					(unaudited)
	(in thousands)
Allocation of share-based compensation expenses:
Cost of revenues	—	1,499	2,489	365	1,732	10,843	1,621
Sales and marketing expenses	—	3,223	5,352	784	4,137	25,903	3,871
General and administrative expenses	3,379	(156)	4,185	613	3,223	20,787	3,107
Research and development expenses	—	1,424	2,365	346	1,828	11,445	1,711

Total share-based compensation expenses included in cost of revenues and operating expenses	3,379	5,990	14,391	2,108	10,920	68,978	10,310

	As of December 31,			As of September 30,
	2008	2009		2010
	RMB	RMB	US$	RMB	US$
				(unaudited)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	12,883	64,702	9,479	90,434	13,517
Accounts receivable, net	48,327	54,520	7,987	97,711	14,604
Total current assets	116,639	225,120	32,980	284,005	42,447
Property, plant and equipment, net	210,531	151,009	22,123	127,983	19,129
Acquired intangible assets, net	18,883	3,330	488	1,249	187
Goodwill	20,035	16,989	2,489	16,989	2,539
Total current liabilities	247,145	231,353	33,894	324,931	48,565
Total liabilities	272,307	248,751	36,442	337,069	50,379
Total mezzanine equity	361,337	488,126	71,511	524,599	78,409
Total shareholders' deficit	(264,151)	(339,250)	(49,700)	(429,683)	(64,223)

        The following table presents an unaudited non-GAAP financial measure and selected operating data as of and for the dates and periods indicated.

	As of and for the Year Ended December 31,				As of and for the Nine Months Ended September 30,
	2007	2008	2009		2009	2010
	(in thousands, except customer numbers)
Non-GAAP Financial Measure:
Adjusted EBITDA(1)(2)	RMB(31,812)	RMB23,057	RMB70,651	US$10,350	RMB52,498	RMB83,435	US$12,470
Adjusted net income/(loss)(1)(3)	RMB(82,823)	RMB(71,324)	RMB(16,109)	RMB(2,360)	RMB(5,726)	RMB43,447	US$6,493
Operating Data:
Active customers at period end(4)	129	204	281		252	454

(1)
In evaluating our business, we consider and use Adjusted EBITDA and Adjusted net income/(loss) as supplemental measures of our operating performance. We use EBITDA to assist in reconciliation to Adjusted EBITDA. We define EBITDA as net income (loss) before interest expense, interest income, income tax expense, penalty on tax uncertainties, depreciation and amortization. We define Adjusted EBITDA as EBITDA plus share-based compensation expenses and expenses that we do not consider reflective of our ongoing operations. We define Adjusted net income/(loss) as net income (loss) before share-based compensation expenses, foreign exchange loss or gain, penalties on uncertain tax positions, post acquisition settlement consideration and impairment of goodwill and acquired intangible assets. We believe use of Adjusted EBITDA and Adjusted net income/(loss) facilitates investors' use of operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in items such as capital structures (affecting relative interest expense and share-based compensation expense), the book amortization of intangibles (affecting relative amortization expense), the age and book value of facilities and equipment (affecting relative depreciation expense) and other non cash expenses. We also present both Adjusted EBITDA and Adjusted net income/(loss) because we believe they are frequently used by securities analysts, investors and other interested parties as measures of financial performance.

  The terms EBITDA, Adjusted EBITDA and Adjusted net income/(loss) are not defined under U.S. GAAP and are not measures of operating income, operating performance or liquidity presented in accordance with U.S. GAAP. Our EBITDA, Adjusted EBITDA and Adjusted net income/(loss) have limitations as analytical tools, and when assessing our operating performance, you should not consider EBITDA, Adjusted EBITDA and Adjusted net income/(loss) in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with U.S. GAAP. These limitations include, but are not limited to:

  •
  EBITDA, Adjusted EBITDA and Adjusted net income/(loss) do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

  •
  they do not reflect changes in, or cash requirements for, our working capital needs;

  •
  they do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

  •
  they do not reflect income taxes or the cash requirements for any tax payments;

  •
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and EBITDA, Adjusted EBITDA and Adjusted net income/(loss) do not reflect any cash requirements for such replacements;

  •
  while share-based compensation is a component of operating expenses, the impact on our financial statements compared to other companies can vary significantly due to such factors as assumed life of the options and assumed volatility of our ordinary shares; and

  •
  other companies may calculate EBITDA, Adjusted EBITDA and Adjusted net income/(loss) differently than we do, limiting their usefulness as comparative measures.

(2)
We calculate Adjusted EBITDA as follows:

	For the Year Ended December 31,				For the Nine Months Ended September 30,
	2007	2008	2009		2009	2010
	RMB	RMB	RMB	US$	RMB	RMB	US$
					(unaudited)
	(in thousands)
Net loss	(87,913)	(151,800)	(39,167)	(5,738)	(25,272)	(61,919)	(9,256)
Plus: depreciation	35,761	60,230	56,961	8,345	43,066	42,728	6,386
Plus: amortization	6,036	21,915	11,679	1,711	9,190	2,081	311
Plus: interest expense	1,139	6,562	16,187	2,371	4,523	3,050	456
Plus: penalty on tax uncertainties	—	3,126	1,086	159	873	356	53
Less: interest income	(1,843)	(261)	(110)	(16)	(77)	(188)	(28)
Plus: income tax expense/(benefit)	6	3,063	2,043	299	1,522	(7,683)	(1,148)
EBITDA	(46,814)	(57,165)	48,679	7,131	33,825	(21,575)	(3,226)
Plus: share-based compensation	3,379	5,990	14,391	2,108	10,920	68,978	10,310
Plus: foreign exchange loss/(gain)	1,711	(3,787)	661	97	833	(1,713)	(256)
Plus: post-acquisition settlement consideration	—	—	—	—	—	37,745	5,642
Plus: impairment of goodwill and acquired intangible assets	—	75,147	6,920	1,014	6,920	—	—
Plus: impairment of property and equipment	9,912	2,872	—	—	—	—	—
Adjusted EBITDA	(31,812)	23,057	70,651	10,350	52,498	83,435	12,470
(3)
We calculate Adjusted net income/(loss) as follows:

	For the Year Ended December 31,				For the Nine Months Ended September 30,
	2007	2008	2009		2009	2010
	RMB	RMB	RMB	US$	RMB	RMB	US$
					(unaudited)
	(in thousands)
Net loss	(87,913)	(151,800)	(39,167)	(5,738)	(25,272)	(61,919)	(9,256)
Plus: share-based compensation	3,379	5,990	14,391	2,108	10,920	68,978	10,310
Plus: foreign exchange loss/(gain)	1,711	(3,787)	661	97	833	(1,713)	(256)
Plus: penalties on uncertain tax positions	—	3,126	1,086	159	873	356	53
Plus: post acquisition settlement consideration	—	—	—	—	—	37,745	5,642
Plus: impairment of goodwill and acquired intangible assets	—	75,147	6,920	1,014	6,920	—	—
Adjusted net income/(loss)	(82,823)	(71,324)	(16,109)	(2,360)	(5,726)	43,447	6,493
(4)
We define active customers as those from whom we generated revenues within 30 days before the applicable period end.

RISK FACTORS

        An investment in our ADSs involves significant risks. You should consider carefully all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in our ADSs. Any of the following risks could have a material adverse effect on our business, financial condition and results of operations. In any such case, the market price of our ADSs could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

We have incurred losses in the past and may incur losses in the future.

        We have a history of net losses. We had net losses of RMB87.9 million, RMB151.8 million, RMB39.2 million (US$5.7 million) and RMB61.9 million (US$9.3 million) in 2007, 2008, 2009 and the nine months ended September 30, 2010, respectively. As of September 30, 2010, we had an accumulated shareholders' deficit of RMB429.7 million (US$64.2 million). We cannot anticipate when, if ever, we will become profitable. Although we have been able to narrow our net loss in 2009 and the first nine months in 2010 through improved efficiency of our networks and operations and cost reduction measures, we cannot assure you that we will continue to achieve such efficiency or sustain such cost reduction. Furthermore, we expect our costs and expenses to increase as we continue to expand our business and operations. If we are unable to generate revenues that significantly exceed our costs and expenses, we may continue to incur losses in the future.

We generate substantially all of our revenues from sales of content and application delivery services, and the failure of the market for these services to expand as we expect or the reduction in spending on these services by our current or potential customers would seriously harm our business.

        We have generated substantially all of our revenues from sales of content and application delivery services. We expect such services to continue to be the primary source of our revenues in the foreseeable future. Our success, therefore, depends on our customers' continued and increasing reliance on the Internet for delivery of services and applications and our ability to deliver these services and applications cost-effectively. Factors that may have a general tendency to limit or reduce the number of users relying on the Internet for services and applications or the number of providers making services and applications available online would harm our business. As the content and application delivery service is still emerging, our success also depends on our ability to convince potential customers to entrust their services and applications to an external service provider, that content and application delivery technologies and services are valuable and that it is more cost-effective for them to utilize external services than for them to develop similar services in-house. A decline in the demand for content and application delivery services in general would negatively affect demand for our services. Even if demand for our services continues to grow, this demand may not grow as quickly as we anticipate. The influence of any of these factors may cause our current or potential customers to reduce their spending on our services, which would have a material adverse impact on our business, results of operations and financial condition.

Our costs and expenses may increase, and our results of operations may be adversely affected if we cannot pass on the increased costs to our customers.

        Since 2007, we have invested heavily in purchasing capital equipment to increase our network capacity. For example, for the three years ended December 31, 2009 and the nine months ended September 30, 2010, we incurred a total of RMB248.6 million (US$36.7 million) in capital expenditures, which relates to our additions of property and equipment, such as the build-out and expansion of our network. In 2011 and beyond, we expect to increase our costs and expenses, including investments in additional bandwidth, servers and other equipment. Our capital expenditures are based upon our assumptions regarding the potential future demand. If we overestimate future demand for our services, we may not be able to achieve acceptable rates of return on our capital expenditures and our results of operations may suffer dramatically. In addition, if our third-party bandwidth and other providers raise the prices of their services and products, we will incur increased costs in order to provide our services. If we cannot pass on the increased costs and expenses to our customers, or if our costs to deliver our services do not decline commensurate with any future declines in the prices we charge our customers, we may fail to achieve profitability.

If we are unable to attract new customers or to retain existing customers, our revenues may decline.

        To increase our revenues, we plan to sell additional services to existing customers, encourage existing customers to increase their purchase volume and attract new customers. If our existing and prospective customers do not perceive our services to be of sufficiently high value and quality, we may not be able to sell additional services to our current customers, retain our current customers or attract new customers. We typically sell our services pursuant to service agreements that are generally one year in duration. Although most of our service agreements contain renewal provisions, our customers have no obligation to renew the contracts after the expiration of their initial commitment period, and these service agreements may not be renewed at the same or higher level of service, if at all. Moreover, some of our service agreements provide that customers have the right to cancel their service agreements prior to the expiration of the terms of their agreements under certain circumstances. This, in addition to the changing competitive landscape in our market, means that we cannot accurately predict future customer renewal rates. Our customers' renewal rates may decline or fluctuate as a result of a number of factors, including their level of satisfaction or dissatisfaction with our services, the prices of our services, the prices of services offered by our competitors and reductions in our customers' spending levels. In 2008, 2009 and the nine months ended September 30, 2010, 33.9%, 27.0% and 15.0%, respectively, of our total number of customers decided not to renew their contracts with us. If we cannot attract a sufficient number of new customers or increase the purchase volume of our existing customers to cover the loss of existing customers, our revenues may decline and our business will suffer.

We may lose customers if they elect to develop solutions internally for the delivery of their content and applications.

        Our customers and potential customers may decide to develop their own content and applications delivery service solutions rather than outsource these solutions to service providers like us. This is particularly true as our customers expand their operations and begin expending greater resources on delivering their Internet services and applications using their own solutions. For instance, we lost our then-largest customer in September 2008, a customer that contributed 24.4% and 16.0% of our total net revenues in 2007 and 2008, respectively, primarily due to its decision to develop in-house solutions. Our largest customer in 2009, Tencent, who contributed approximately 14.8% of our total net revenue in 2009, is no longer one of our top five customers and accounted for less than 5% of our total net revenues in the nine months ended September 30, 2010, partially due to its decision to develop in-house solutions. If we fail to offer services that are competitive to in-house developed solutions, we may continue to lose customers or fail to attract customers that develop solutions in-house, and our business and financial results would suffer.

The decline in the price of our services could negatively impact our gross margins.

        The prices we can charge for our content and application delivery services have declined, and are expected to decline over time, as a result of, among other things, the increasing availability of bandwidth at reduced costs and existing and new competition in the markets. Also, we may be forced to reduce the price of our services due to reduced bargaining power with our customers. If the price that we are able to charge customers falls to a greater extent than we anticipate and we are not able to offset this decline with reduction in our cost of revenues, our results of operations would be adversely affected.

Rapidly evolving technologies or new business models could cause demand for our services to decline or become obsolete.

        Third parties may develop technological or business model innovations that address Internet services and applications delivery requirements in a manner that is, or is perceived to be, equivalent or superior to our services. For instance, companies are looking to offer Internet-related solutions, such as peer-to-peer file sharing networks or cloud computing services, to address certain content and application delivery needs. Our existing and future competitors may introduce new products or services that compete with or surpass the quality, price or performance of our services. We may not anticipate such developments and our services may be unable to adequately compete with these potential solutions. In addition, our customers' business models may change in ways that we do not anticipate and these changes could reduce or eliminate our customers' demand for our services. If this occurred, we could lose customers or potential customers, and our business and financial results would suffer. As a result of these or similar potential developments, it is possible that competitive dynamics in our market may require us to reduce our prices, which could harm our revenue, gross margin and results of operations.

If we are unable to develop new services and enhancements to existing services or fail to predict and respond to emerging technological trends and customers' changing needs, our results of operations may suffer.

        The market for the content and application delivery services is characterized by rapidly changing technology, evolving customer needs and requirements, and frequent new product and service introductions. Our results of operations depend on our ability to develop and introduce new services into existing and emerging markets. The process of developing new technologies is complex and uncertain. We must commit significant resources to developing new services or enhancements to our existing services before we are able to develop services that are widely accepted by the market. For example, individuals are increasingly using mobile devices to access Internet content. Our ability to provide new and innovative solutions to address challenges posed by mobile device users and other technologies or market developments is important to our future growth. Furthermore, we may not successfully execute our technology initiatives because of errors in planning or timing, technical hurdles that we fail to overcome in a timely manner, misunderstandings about market demand or a lack of appropriate resources. Failures in execution or market acceptance of new services we introduce could result in competitors providing those solutions before we do, which could lead to loss of market share, revenues and earnings.

The Internet and Internet-based services in China may fail to grow as quickly as expected.

        Our future success depends on the growth of the Internet in China. In particular, our business strategy and growth depend on the continued development and utilization of Internet-based services such as online games, rich media content, online advertising, e-commerce and mobile Internet. Online games, rich media content, e-commerce and mobile Internet are relatively new developments in China and may be impacted by regulatory changes in China. Our business prospects and future growth could suffer if the Internet or the markets for these Internet-based services in China fail to grow as quickly as anticipated. Furthermore, even if the Internet and Internet-based services in China grow as expected, we may fail to successfully implement our growth strategies, which could have a material adverse impact over our business prospects, results of operations and financial condition.

Many of our existing and potential customers are pursuing emerging or unproven business models which, if unsuccessful, could lead to a substantial decline in demand for our services.

        Because the proliferation of broadband Internet connections and the subsequent monetization of Internet services and applications are relatively recent phenomena in China, the business models of many of our existing and potential customers primarily focus on the delivery of Internet content and applications to users and remain unproven. For example, user-generated content websites, media companies and online game operators have been among our customers and are pursuing emerging strategies for monetizing their Internet services and applications or traffic on their websites. These companies will not continue to purchase our content and application delivery services if their Internet services or applications fail to generate a sufficient return on their investment or if their own business models fail to succeed. Moreover, some of our existing and potential customers are pursuing business in areas which have undefined regulatory parameters in China, and such companies face a risk of having their activities restricted or shut down for regulatory reasons. A reduction in spending on our services by our existing and potential customers or our customers' inability or refusal to pay us due to their own financial condition or other reasons would harm our results of operations, financial condition and liquidity, and our growth and prospects may be materially and adversely affected.

We depend on a limited number of customers for a substantial portion of our revenues, and the loss of, or a significant shortfall in demand from, these customers could significantly harm our results of operations.

        During any given fiscal period, a relatively small number of customers typically accounts for a significant percentage of our revenue. For example, our single largest customer contributed 24.4%, 16.0%, 14.8% and 13.6% of our total net revenues for the years ended December 31, 2007, 2008 and 2009 and the nine months ended September 30, 2010, respectively. Furthermore, our five largest customers contributed 42.0%, 38.2%, 34.8% and 32.2% of our total net revenues for the years ended December 31, 2007, 2008 and 2009 and the nine months ended September 30, 2010, respectively. In the past, our top five customers have continually changed, and we also have experienced significant fluctuations in our individual customers' usage of our services. In addition, our operating costs are relatively fixed in the near term. As a consequence, we may not be able to adjust our expenses in the short term to address the unanticipated loss of a large customer during any particular period. As such, we may experience significant and unanticipated fluctuations in our results of operations which may cause us to not meet our expectations or those of stock market analysts, which could cause our stock price to decline.

Our business substantially depends on telecommunications carriers and other third-party providers for communications and storage capacity. Any change that adversely affects our communications and storage capacity could result in interruptions in our services.

        Our business and operations are dependent upon telecommunications carriers and other third-party providers for communications and storage capacity, including bandwidth, optical fiber cable, servers and other equipment. We obtain bandwidth primarily from telecommunications carriers. We lease optical fiber cable to serve as part of our private transmission backbone from third-party providers. We purchase servers and other equipment from suppliers and deploy our servers in numerous third-party co-location facilities. In addition, we need access to end-user access networks operated by telecommunications carriers and Internet service providers, or ISPs, in order to complete the delivery of Internet content and applications to end-users.

        We believe that we currently have good business relationships with telecommunications carriers and our major third-party providers, and we have access to adequate communications and storage capacity to provide our services. However, there can be no assurance that we will always be able to secure communications and storage capacity on commercially acceptable terms, and that we are adequately prepared for unexpected increases in bandwidth demands or unplanned network interruptions. If we are unable to obtain transmission capacity on terms commercially acceptable to us or at all, our business and financial results could suffer.

        In the past, system disruptions in the networks of certain regional telecommunications carriers and ISPs have affected our ability to provide our services. Some telecommunications carriers or ISPs may also take measures, such as the deployment of filters, that could degrade, disrupt or increase the cost of our or our customers' access to networks operated by them. Telecommunications carriers and ISPs could also decide to limit or prohibit the use of their networks to support or facilitate our services, or charge additional fees to us, our customers or end-users in connection with our services. Third-party suppliers may not be able to meet our demand for servers or other equipment in a timely manner. In addition, as we deploy our servers in numerous third-party co-location facilities, any system outages or other disruptions in these third-party facilities could constrain our ability to deliver our services. Any of these interruptions, interferences or restrictions could result in a loss of existing customers, increased costs and impairment of our ability to attract new customers, thereby harming our revenues and growth.

The global financial crisis has adversely affected, and may continue to adversely affect, our business, results of operations and financial condition.

        The global financial markets have experienced significant disruptions since 2008, and most of the world's major economies have been or are still in recession. To the extent that there has been improvement in some areas, it is unclear whether the recovery is sustainable. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of the world's leading economies, including China's. Since we currently derive substantially all of our revenues from customers in China, any prolonged slowdown in the Chinese economy may have an adverse effect on our business, results of operations and financial condition. To the extent customers are unable to profitably monetize the content we deliver on their behalf due to an economic slowdown or otherwise, they may reduce or eliminate the traffic we deliver on their behalf. Such reductions in traffic would lead to a reduction in our revenues. Additionally, in a down-cycle economic environment, we may experience the negative effects of increased competitive pricing pressure, customer loss, slowdown in commerce over the Internet and corresponding decrease in traffic delivered over our network and failures by customers to pay amounts owed to us on a timely basis or at all. Suppliers on which we rely for servers, bandwidth, co-location and other services could also be negatively impacted by economic conditions which, in turn, could have a negative impact on our operations or expenses. There can be no assurance, therefore, that current economic conditions or worsening economic conditions or a prolonged or recurring recession will not have a significant adverse impact on our business, results of operations and financial condition.

We expect to continue to experience intense competition.

        We compete in a market that is intensely competitive, rapidly changing and characterized by vendors offering a wide range of content and application delivery services. We have experienced and expect to continue to experience intense competition. In China, we primarily compete with domestic content and application delivery service providers. Our primary domestic competitors include ChinaNetCenter, Dnion Technology and 21Vianet. Although multinational companies currently do not have a significant presence in the content and application delivery services market in China, in part due to regulatory restrictions in China's telecommunications sector, we may face competition from multinational companies if regulatory restrictions in China are lifted in the future. Also, as a result of the growth of the content delivery services market, a number of companies are currently attempting to enter our market, either directly or indirectly, some of which may become significant competitors in the future. Some of our current or potential competitors may have greater financial, marketing and other resources than we do and may have stronger governmental support. Some of our competitors may offer lower prices on competing services in order to gain market share. Our competitors may be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements. Furthermore, some of our current or potential competitors may bundle their offerings with other services, software or hardware in a manner that may discourage content providers from purchasing the services that we offer. Increased competition could result in price reductions and revenue decline, loss of customers and loss of market share, which could harm our business, financial condition and results of operations.

Any unplanned interruption in the functioning of our network or services could lead to significant costs and disruptions.

        Our business is dependent on providing our customers with fast, efficient and reliable delivery of Internet content and applications. Many of our customers depend on our services to operate their businesses. Consequently, any disruption of our services could have a material impact on our customers' businesses. Our network or services could be disrupted by numerous events, including natural disasters, power losses and failure of our software or network. From time to time, we need to correct errors and defects in our software or in other aspects of our network. There may be errors and defects originating with third-party networks or software on which we rely that harm our ability to deliver our services. We may also experience disruptions caused by software viruses or other attacks by unauthorized users. Despite our significant capital investments, we may have insufficient communications and server capacity to address these or other disruptions, which could result in interruptions in our services. Any widespread interruption of the functioning of our networks and related services for any reason would reduce our revenues and could harm our business and financial results. If such a widespread interruption occurred or if we failed to deliver Internet services and applications to users as expected during a high-profile media event or well-publicized circumstance, our reputation could be severely damaged. Moreover, any disruptions could undermine confidence in our services and cause us to lose customers or make it more difficult to attract new ones, either of which could harm our business and results of operations.

We may have difficulty scaling and adapting our existing network to accommodate increased traffic and technology advances or changing business requirements.

        Our services are highly complex and are designed to be deployed in and across numerous large and complex networks. Our network must perform well and be reliable in order for us to be successful. The greater the user traffic and the greater the complexity of our products and services, the more resources we will need to invest in additional network capacity and support. We have spent and expect to continue to spend substantial amounts on the purchase and lease of equipment and data centers and the upgrade of our technology and network to handle increased traffic over our network and to roll out new products and services. This expansion is expensive and complex and could result in inefficiencies, operational failures or defects in our network and related software. If we do not expand successfully, or if we experience inefficiencies and operational failures, the quality of our products and services and user experience could decline. These occurrences could damage our reputation and lead to a loss of current and potential customers. We must continuously upgrade our network in order to keep pace with our customers' evolving demands. Cost increases or the failure to accommodate increased traffic or these evolving business demands without disruption could harm our results of operations and financial condition.

If we fail to manage future growth effectively, our business and results of operations could be adversely affected.

        We have expanded our operations in recent years and we anticipate further expansion in the future. This expansion has placed, and will continue to place, substantial demands on our managerial, operational, technological and other resources. Our planned expansion will also require us to maintain the consistency of our service offerings to ensure that our brand does not suffer as a result of any deviations, whether actual or perceived, in the quality of our service offerings. Our future results of operations depend to a large extent on our ability to manage this expansion and growth successfully. Risks that we face in undertaking this expansion include:

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  training new sales personnel to become productive and generate revenue;

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  controlling expenses and investments in anticipation of expanded operations;

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  implementing and enhancing our network; and

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  addressing new markets.

        A failure to manage our growth effectively could materially and adversely affect our business, results of operations or financial condition.

Any difficulties identifying and consummating future acquisitions or integrating current and future acquisitions may have a material and adverse effect on our business, results of operations or financial condition.

        Selective acquisitions and strategic investments form part of our strategy to further expand our business. However, we may not be successful in identifying and consummating future acquisitions and strategic investments, which could impair our growth potential. Acquisitions also present other challenges, including the difficulty of integrating the operations and personnel of the acquired companies, the potential disruption of our ongoing business, the potential distraction of management, expenses related to the acquisition, potential unknown liabilities or penalties associated with acquired businesses. Any inability to integrate operations or personnel in an efficient and timely manner could harm our results of operations. If we are not successful in completing acquisitions that we may pursue in the future, we may be required to reevaluate our business strategy, and we may incur substantial expenses and devote significant management time and resources without a productive result. In addition, future acquisitions and strategic investments will require the use of our available cash or dilutive issuances of securities. We may also experience significant turnover from the acquired operations or from our current operations as we integrate businesses. Such difficulties in identifying and consummating future acquisitions and strategic investments or any difficulties encountered in integrating current and future acquisitions may have a material and adverse effect on our business, results of operations or financial condition.

We may need to record additional impairment charges to earnings, incur additional post-acquisition settlement consideration or issue additional shares to the sellers in connection with our JNet Holdings acquisition, which may have a material and adverse effect on our results of operations.

        As part of our strategy, we have acquired, and may in the future acquire, companies that are complementary to our business. We record goodwill if the purchase price we pay in such acquisition exceeds the amount assigned to the fair value of the assets or business acquired. We are required to test our goodwill and acquired intangible assets for impairment annually or more frequently if events or changes in circumstances indicate that it might be impaired. We have, in the past, recorded impairment of goodwill and acquired intangible assets in connection with our acquisitions. In 2008 and 2009, we recognized an impairment of goodwill and related acquired intangible assets of approximately RMB75.1 million and RMB6.9 million, respectively, in connection with our acquisition of JNet

Holdings and obtaining control over Shanghai JNet. The impairment was primarily attributable to the resulting and continuing effects of the economic downturn coupled with declines in customer demand, intense pricing pressure and increasing competition. If the carrying value of our acquisition goodwill and related acquired intangible assets in connection with our past or future acquisitions are determined to be impaired, we would be required to reflect additional charges to earnings in our financial statements during the period in which such goodwill and acquired intangible assets are determined to be impaired. In addition, we incurred additional expenses in the amount of RMB37.7 million (US$5.6 million) during the nine months ended September 30, 2010, which was associated with a supplementary agreement we entered into in January 2010 with Sundream Holdings Limited and Smart Asia Holdings Limited, the sellers of JNet Holdings. A major portion of this expense was estimated based on the projected pre-tax income for 2010 to 2012, which will be remeasured at each financial reporting period until final measurement can be completed or once actual pre-tax income can be determined for these years. As a result, the actual results may differ from these original estimates resulting in actual future payments significantly exceeding this estimate. Furthermore, pursuant to the supplementary agreement, we issued additional 1,030,215 ordinary shares to Sundream Holdings Limited and Smart Asia Holdings Limited after the completion of our initial public offering. We recorded a charge of RMB6.0 million (US$0.9 million) in the nine months ended September 30, 2010 as a result of this issuance of 1,030,215 ordinary shares to the sellers of JNet Holdings, based on our initial public offering price of US$13.90 per ADS.

Our results of operations may fluctuate in the future. This may result in significant volatility in, and otherwise adversely affect, the market for our ADSs.

        Our results of operations may fluctuate as a result of various factors, many of which are outside of our control. Fluctuations in our results of operations could result in significant volatility in, and otherwise adversely affect, the market price of our ordinary shares. Fluctuations in our results of operations may be due to a number of factors, including:

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  our ability to increase sales to existing customers and attract new customers;

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  the loss of major customers, or a significant variation in their use of our services;

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  costs associated with future intellectual property lawsuits;

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  service outages or security breaches;

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  the amount and timing of operating costs and capital expenditures related to the maintenance and expansion of our business, operations and network;

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  the occurrence of significant events in a particular period that results in an increase in the use of our services, such as a major media event or a customer's online release of a new or updated video game;

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  changes in our pricing policies or those of our competitors;

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  share-based compensation expenses associated with attracting and retaining key personnel;

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  limitations of the capacity of our platform and related systems;

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  the timing of costs related to the development or acquisition of technologies, services or businesses;

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  general economic, industry, market and regulatory conditions and those conditions specific to Internet usage and online businesses; and

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  reduced usage of our services by our customers.

        Our revenues and results of operations may vary significantly in the future and period-to-period comparisons of our results of operations may not be meaningful. You should not rely on the results of one period as an indication of future performance.

We may face intellectual property infringement claims that could be time-consuming and costly to defend. If we fail to defend ourselves against such claims, we may lose significant intellectual property rights and may be unable to continue providing our existing services.

        Our technologies and business methods, including those relating to our content and application delivery services, may be subject to third-party claims or rights that limit or prevent their use. Companies, organizations or individuals, including our competitors, may hold or obtain patents or other proprietary rights that would prevent, limit or interfere with our ability to make, use or sell our services or develop new services, which could make it more difficult for us to operate our business. Intellectual property registrations or applications by others relating to the type of services that we provide may give rise to potential infringement claims against us. In addition, to the extent that we gain greater visibility and market exposure as a public company, we are likely to face a higher risk of being subject to intellectual property infringement claims from third parties. The global content and application delivery services industry is characterized by the existence of a large number of patents, trademarks and copyrights and by frequent litigation based on allegations of infringement or other violations of intellectual property rights. We expect that infringement claims may further increase as the number of products, services and competitors in our market increases. Further, continued success in this market may provide an impetus to those who might use intellectual property litigation as a tool against us.

        It is critical that we use and develop our technology and services without infringing the intellectual property rights of third parties, including but not limited to patents, copyrights, trade secrets and trademarks. Intellectual property litigation is expensive and time-consuming and could divert management's attention from our business. A successful infringement claim against us, whether with or without merit, could, among others things, require us to pay substantial damages, develop non-infringing technology or enter into royalty or license agreements that may not be available on acceptable terms, if at all, and cease making, licensing or using products that have infringed a third party's intellectual property rights. Protracted litigation could also result in existing or potential customers deferring or limiting their purchase or use of our products until resolution of such litigation, or could require us to indemnify our customers against infringement claims in certain instances. Any intellectual property litigation could have a material adverse effect on our business, results of operations or financial condition.

        As of the date of this prospectus, we have 9 patents, 21 patent applications and 14 software copyright registrations in China relating to the technologies used in our business. However, we have no issued patents in the U.S. Certain U.S.-based companies have been granted patents or have licensed patents in the U.S. relating to the content and application delivery business. In the past, we have conducted substantially all of our business operations in China. In August 2007, we established a U.S. subsidiary, ChinaCache North America, Inc., primarily to support our marketing efforts in North America. We primarily rely upon our local business partners in the U.S. to address our content and application delivery needs in those markets. However, the possibility of intellectual property rights infringement claims against us may still increase as we expand outside China.

        If we fail to defend ourselves against any intellectual property infringement claim, we may lose significant intellectual property rights and may be unable to continue providing our existing services, which could have a material adverse effect on our results of operations and business prospects.

We may not be able to prevent others from unauthorized use of our intellectual property.

        We rely on a combination of patent, copyright, trademark, software registration and trade secret laws, as well as nondisclosure agreements and other methods to protect our intellectual property rights. As of the date of this prospectus, we have 9 patents, 21 patent applications and 14 software copyright registrations. To protect our trade secrets and other proprietary information, employees, consultants, advisors and collaborators are required to enter into confidentiality agreements. However, a patent filing may not result in an issued patent and an issued patent may not sufficiently protect our intellectual property rights and our current patent portfolio may not be broad enough to protect our technologies. In addition, implementation of intellectual property-related laws in China has historically been lacking, primarily because of ambiguities in the PRC laws and difficulties in enforcement. Accordingly, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other countries, and infringement of intellectual property rights continues to pose a serious risk of doing business in China. Policing unauthorized use of proprietary technology is difficult and expensive. The steps we have taken may be inadequate to prevent the misappropriation of our proprietary technology. Reverse engineering, unauthorized copying or other misappropriation of our proprietary technologies could enable third parties to benefit from our technologies without paying us for doing so, which could harm our business and competitive position. Although we are not currently involved in any litigation with respect to intellectual property, we may need to enforce our intellectual property rights through litigation. Litigation relating to our intellectual property may not prove successful and might result in substantial costs and diversion of resources and management attention.

If our ability to deliver services and applications in popular proprietary formats is restricted or becomes cost-prohibitive, demand for our services could decline, we could lose customers and our financial results could suffer.

        Our business partially depends on our ability to deliver Internet services and applications in all major formats. If our legal right or technical ability to store and deliver Internet services and applications in one or more popular proprietary formats, such as Adobe Flash or Windows Media, is limited, our ability to serve our customers in these formats would be impaired and the demand for our content and application delivery services by customers using these formats would decline. Owners of proprietary formats may be able to block, restrict, or impose fees or other costs on, our use of such formats, which could lead to additional expenses for us and for our customers, or which could prevent our delivery of this type of Internet services and applications altogether. Such interference could result in a loss of existing customers, increased costs and impairment of our ability to attract new customers, which would harm our revenues, results of operations and growth.

If we are unable to retain our key employees and hire qualified sales and technical personnel, our ability to compete could be harmed.

        Our future success depends upon the continued services of our executive officers and other key technology, sales, marketing and support personnel who have critical industry experience and relationships that they rely on in implementing our business plan. For example, we are dependent on the continuing services of our co-founder, chairman and chief executive officer, Song Wang and our chief operating officer, Richard Siqing Xu. We do not have "key person" insurance policies covering any of our officers or other key employees, and we therefore have no way of mitigating our financial loss were we to lose their services. The loss of the services of any of our key employees could disrupt our operations, delay the development and introduction of our services, and negatively impact our ability to sell our services. There is increasing competition for qualified individuals with the specialized knowledge relevant to providing content and application network services and this competition affects both our ability to retain key employees and hire new ones. If we cannot identify and hire additional qualified employees, or if we fail to provide appropriate training, career opportunities or otherwise motivate and retain our quality employees, we may not be able to successfully execute our growth strategies and our business could suffer.

We may not be able to recoup our investment in international expansions.

        As part of our growth strategy, we may expand our international network. We have limited experience in providing our services internationally and such expansion could require us to make significant expenditures, including the purchase of additional network equipment and the hiring of local employees, in advance of generating any revenues. As a consequence, we may fail to achieve profitability or recoup our investment in international locations.

If we fail to maintain a strong brand identity, our business may not grow and our financial results may be adversely impacted.

        Maintaining and enhancing the value of our "ChinaCache" and "Blue I.T." brands is important to attracting customers. Our success in maintaining brand awareness and recognition in the content and application delivery services market in China will depend on our ability to consistently provide high-quality, value-added services and solutions. As our business grows, we plan to continue to focus our efforts to establish a wider recognition of our "ChinaCache" and "Blue I.T." brands to attract potential customers, which may require additional marketing resources. We cannot assure you that we will effectively allocate our resources for these activities or succeed in maintaining and broadening our brand recognition and appeal. If we fail to maintain a strong brand identity, our business and financial results may be adversely impacted.

If we are required to seek additional funding, such funding may not be available on acceptable terms or at all.

        We may need to obtain additional funding due to a number of factors beyond our control, including a shortfall in revenues, increased expenses, increased investment in capital equipment or the acquisition of significant businesses or technologies. We believe that our cash, plus cash from operations and the proceeds from this offering, will be sufficient to fund our operations and proposed capital expenditures for at least the next 12 months. However, we may need funding before such time. If we do need to obtain funding, it may not be available on commercially reasonable terms or at all. If we are unable to obtain sufficient funding, our business would be harmed. Even if we are able to find outside funding sources, we may be required to issue securities in a transaction that could be highly dilutive to our investors or we may be required to issue securities with greater rights than the securities we have outstanding today. We may also be required to take other actions that could lessen the value of our ADSs, including borrowing money on terms that are not favorable to us. If we are unable to generate or raise capital that is sufficient to fund our operations, we may be required to curtail operations, reduce our capabilities or cease operations in certain jurisdictions or completely.

If our preferential tax treatments become unavailable or if the calculation of our tax liability is successfully challenged by the PRC tax authorities, our results of operations would be materially and adversely affected.

        The Enterprise Income Tax Law, effective as of January 1, 2008, significantly curtails tax incentives granted to foreign-invested enterprises under the previous tax law. The Enterprise Income Tax Law, however, permits certain "high and new enterprises strongly supported by the state" which hold independent ownership of core intellectual property and simultaneously meet a list of other financial or non-financial criteria to enjoy a reduced 15% enterprise income tax rate subject to certain new qualification criteria. In December 2008, Beijing Blue I.T. was recognized as a "high and new technology enterprise" and was eligible for the reduced 15% enterprise income tax rate from 2008 through 2010. Beginning in 2011, Beijing Blue I.T.'s continued qualification as a "high and new technology enterprise" will be subject to annual evaluation in practice and a three-year review by the relevant government authorities in China. If Beijing Blue I.T. fails to maintain its "high and new technology enterprise" qualification or renew its qualification, its applicable enterprise income tax rate may increase to 25%, which could have a material adverse effect on our financial condition and results of operations. Any increase in the enterprise income tax rate applicable to us or discontinuation or reduction of any of the preferential tax treatments currently enjoyed by Beijing Blue I.T. could adversely affect our business, results of operations and financial condition.

        In the ordinary course of our business, we are subject to complex income tax and other taxing regulations and significant judgment is required in the determination of a provision for income taxes. For instance, Shanghai JNet, our consolidated variable interest entity, prepared its income tax returns for 2008 and 2009 on a "deemed income" basis. Shanghai JNet's tax returns for 2008 and 2009 have been approved by the local tax authorities and are not currently under any tax audit; however, if the Chinese tax authorities should later determine that Shanghai JNet's tax returns for these years should have been prepared on a different basis that would result in a higher tax liability, Shanghai JNet may be ordered to pay more tax and related interests and penalties. We have recorded an accrual of RMB38.6 million on the consolidated balance sheet as of December 31, 2009 to reflect the management's estimate of our potential tax liability, penalty and interests. Although we believe our tax provisions are reasonable, if the PRC tax authorities successfully challenge our positions and we are required to pay tax, interests and penalties in excess of our tax provisions, our results of operations and financial condition would be materially and adversely affected.

Our computer networks may be vulnerable to security risks that could disrupt our services and adversely affect our results of operations.

        Our computer networks may be vulnerable to unauthorized access, computer hackers, computer viruses and other security problems caused by unauthorized access to, or improper use of, systems by third parties or employees. A hacker who circumvents security measures could misappropriate proprietary information or cause interruptions or malfunctions in operations. Our computer data may also be vulnerable to attacks, unauthorized access and disruptions. Although we intend to continue to implement security measures, computer attacks or disruptions may jeopardize the security of information stored in and transmitted through computer systems of our customers. Losses or liabilities that are incurred as a result of any of the foregoing could have a material adverse effect on our business. Actual or perceived concerns that our systems may be vulnerable to such attacks or disruptions may deter customers from using our solutions or services. As a result, we may be required to expend significant resources to protect against the threat of these security breaches or to alleviate problems caused by these breaches.

If we fail to establish or maintain an effective system of internal controls over our financial reporting, we may be unable to accurately report our financial results or prevent fraud, and investor confidence and the market price of our ADSs may, therefore, be adversely impacted.

        Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future. For example, as a public company in the United States we are subject to Section 404 of the Sarbanes-Oxley Act, or Section 404, which requires that we include a management assessment of, and a report by our independent registered public accounting firm on, the effectiveness of our internal control over financial reporting in our annual report on Form 20-F beginning for the year ending December 31, 2011. During the assessment process that we will undertake for compliance with Section 404, we may identify material weaknesses or significant deficiencies in our internal control over financial reporting that we may not be able to remediate in time to meet the deadline imposed by Section 404, and our management may conclude that our internal control over financial reporting is not effective. In addition, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm may determine that our internal control over financial reporting is not effective and may issue an adverse opinion on the effectiveness of our internal control over financial reporting. Our failure to establish and maintain an effective internal control over financial reporting could increase the risk of material misstatements in our financial statements and cause failure to meet our financial and other reporting obligations, which would likely cause investors to lose confidence in our reported financial information and lead to a significant decline in the trading price of our ADSs.

        In connection with the audit of our consolidated financial statements included in this prospectus, we and our independent registered public accounting firm identified one "material weakness" and certain other deficiencies in our internal controls over financial reporting. As defined in the standards established by the Public Company Accounting Oversight Board of the United States, a "material weakness" is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness identified related to our lack of adequate resources with the requisite U.S. GAAP and SEC financial accounting and reporting expertise to support the accurate and timely assembly and presentation of our consolidated financial statements and related disclosures. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Internal Control Over Financial Reporting" for additional information with respect to certain deficiencies identified in our internal control over financial reporting. We are in the process of remediating such material weakness and other deficiencies. However, the remedial measures that we have taken or intend to take may not fully address such material weakness and other deficiencies in our internal control over financial reporting may be identified in the future.

        If we fail to timely remedy the material weakness and other control deficiencies, and achieve and maintain the adequacy of our internal controls, we may not be able to conclude that we have an effective internal control over financial reporting. Moreover, an effective internal control over financial reporting is necessary for us to produce reliable financial reports and is important to help prevent fraud. As a result, our failure to achieve and maintain an effective internal control over financial reporting could result in the loss of investor confidence in the reliability of our financial statements and credibility of our management, which in turn could negatively impact the market price of our ordinary shares. Furthermore, we anticipate that we will incur considerable costs and use significant management time and other resources in an effort to comply with the provisions of Section 404 of the Sarbanes-Oxley Act.

We have granted, and may continue to grant, stock options under our stock incentive plans, resulting in increased share based compensation expenses and, therefore, adversely affecting our results of operations.

        We adopted three stock incentive plans in 2007, 2008 and 2010, respectively, and have granted options to purchase 22,591,260 of our ordinary shares in accordance with these plans as of the date of this prospectus. See "Management—Stock Incentive Plans." For the years ended December 31, 2008 and 2009 and the nine months ended September 30, 2010, we recorded RMB7.2 million, RMB12.4 million and RMB69.0 million (US$10.3 million) in share-based compensation expenses for employees and non-employees, respectively. In accordance with ASC 718, "Share-Based Payment," we accounted for our options as liability awards and as such the share-based compensation liability was initially recognized at fair value on the date of grant and was subsequently remeasured at the end of each reporting period with an adjustment for fair value recorded to the current period expenses to properly reflect the cumulative expenses based on the current fair value of the vested options over the vesting period. Immediately following our initial public offering, we started to account for our share-based compensation as equity awards. If we grant more stock options to attract and retain key personnel, the expenses associated with share based compensation may adversely affect our results of operations. However, if we do not grant stock options or reduce the number of stock options that we grant, we may not be able to attract and retain key personnel.

We may incur losses due to business interruptions resulting from occurrence of natural catastrophes, acts of terrorism or fires, and we have limited insurance coverage.

        The occurrence of natural catastrophes such as earthquakes, floods, typhoons or any acts of terrorism may result in significant property damages as well as loss of revenues due to interruptions in our business operations. In addition, the provision of our services depends on the continuing operation of our information technology and communications systems, which are also vulnerable to damage or interruption from natural catastrophes and acts of terrorism. Some of our data centers are located in areas with a high risk of typhoons or earthquakes. Our disaster recovery planning cannot account for every conceivable possibility. Any damage to or failure of our systems could result in interruptions in our services, which could reduce our revenues and profits, and our brand could be damaged if people believe our systems are unreliable.

        The insurance industry in China is not fully developed. Insurance companies in China offer limited business insurance products. While business disruption insurance may be available to a limited extent in China, we have determined that the risks of disruption and the difficulties and costs associated with acquiring such insurance render it commercially impractical for us to have such insurance. As a result, we do not have any business liability, disruption or litigation insurance coverage for our operations in China. Any business disruption or litigation might result in our incurring substantial costs and the diversion of resources.

We face risks related to health epidemics and other outbreaks, which could significantly disrupt our operations.

        Our business could be materially and adversely affected by natural disasters or the outbreak of avian influenza, severe acute respiratory syndrome, or SARS, or another epidemic. On May 12, 2008 and April 14, 2010, severe earthquakes hit part of Sichuan province in southeastern China and part of Qinghai province in western China, respectively, resulting in significant casualties and property damage. While we did not suffer any loss or experience any significant increase in cost resulting from these earthquakes, if a similar disaster were to occur in the future affecting Beijing or another city where we have major operations in China, our operations could be materially and adversely affected due to loss of personnel and damages to property. In addition, a similar disaster affecting a larger, more developed area could also cause an increase in our costs resulting from the efforts to resurvey the affected area.

        In April 2009, a new strain of influenza A virus subtype H1N1, commonly referred to as "swine flu," was first discovered in North America and quickly spread to other parts of the world, including China. In early June 2009, the World Health Organization declared the outbreak to be a pandemic, while noting that most of the illnesses were of moderate severity. The PRC Ministry of Health has reported several hundred deaths caused by influenza A (H1N1). Any outbreak of avian influenza, SARS, influenza A (H1N1) or other adverse public health epidemic in China may have a material and adverse effect on our business operations. These occurrences could require the temporary closure of our offices or prevent our staff from traveling to our customers' offices to provide on-site services. Such closures could severely disrupt our business operations and adversely affect our results of operations.

Risks Related to Our Corporate Structure

If the PRC government finds that the arrangements that establish the structure for operating our business do not comply with PRC government restrictions on foreign investment in the telecommunications business, we could be subject to severe penalties.

        The PRC government regulates telecommunications-related businesses through strict business licensing requirements and other government regulations. These laws and regulations also include limitations on foreign ownership of PRC companies that engage in telecommunications-related business. Specifically, foreign investors are not allowed to own more than a 50% equity interest in any PRC company engaging in value-added telecommunications business.

        Because we are a Cayman Islands company, we are classified as a foreign enterprise under PRC laws and regulations, and our wholly-owned PRC subsidiary, ChinaCache Beijing, is a foreign-invested enterprise. To comply with PRC laws and regulations, we conduct our content and application delivery businesses in China through three sets of contractual arrangements with Beijing Blue I.T., Beijing Jingtian and Shanghai JNet, and their respective shareholders. These contractual arrangements provide ChinaCache Beijing with effective control over Beijing Blue I.T., Beijing Jingtian and Shanghai JNet. For a description of these contractual arrangements, see "Our Corporate History and Structure—Contractual Arrangements with Our Consolidated Variable Interest Entities."

        The MIIT issued a circular in July 2006 requiring a foreign investor to set up a foreign-invested enterprise and obtain a value-added telecommunications business operating license, or VAT license, in order to conduct any value-added telecommunications business in China. Pursuant to this circular, a domestic VAT license holder is prohibited from leasing, transferring or selling the license to foreign investors in any form, and from providing any assistance, including providing resources, sites or facilities, to foreign investors that conduct value-added telecommunications business illegally in China. Furthermore, the relevant trademarks and domain names that are used in the value-added telecommunications business must be owned by the local VAT license holder or its shareholder. The circular further requires each VAT license holder to have the necessary facilities for its approved business operations and to maintain such facilities in the regions covered by its license. In addition, all value-added telecommunications service providers are required to maintain network and information security in accordance with the standards set forth under relevant PRC regulations. Due to a lack of interpretations from the regulator, it is unclear what impact this circular will have on us or other similarly situated companies.

        In the opinion of Han Kun Law Offices, our PRC legal counsel, (i) the ownership structure of our PRC subsidiary, our PRC consolidated variable interest entities and their branches and subsidiaries, both currently and after giving effect to this offering, comply with all existing PRC laws and regulations; (ii) each of the contracts under the contractual arrangements among our PRC subsidiary, PRC consolidated variable interest entities and their shareholders governed by PRC law are valid, binding and enforceable, and will not result in any violation of PRC laws or regulations currently in effect; and (iii) the business operations of our PRC subsidiary, our PRC consolidated variable interest entities and their branches and subsidiaries are in all material respects in compliance with existing PRC laws and regulations and the terms of their licenses and permits. However, there are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, and the above circular. Accordingly, there can be no assurance that the PRC regulatory authorities that regulate providers of content and application delivery services and other participants in the telecommunications industry, in particular, the MIIT, will ultimately take a view that is consistent with the opinion of our PRC legal counsel.

        The relevant PRC regulatory authorities have broad discretion in determining whether a particular contractual structure is in violation of PRC laws and regulations. If our corporate and contractual structure is deemed by the MIIT to be illegal, either in whole or in part, we may have to modify such structure to comply with regulatory requirements. However, we cannot assure you that we can achieve this without material disruption to our business. Further, if our corporate and contractual structure is found to be in violation of any existing or future PRC laws or regulations, the relevant regulatory authorities would have broad discretion in dealing with such violations, including:

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  revoking our business and operating licenses;

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  levying fines on us;

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  confiscating any of our income that they deem to be obtained through illegal operations;

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  shutting down a portion or all of our networks and servers;

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  discontinuing or restricting our operations in China;

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  imposing conditions or requirements with which we may not be able to comply;

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  requiring us to restructure our corporate and contractual structure;

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  restricting or prohibiting our use of the proceeds from this offering to finance our PRC affiliated entities' business and operations; and

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  taking other regulatory or enforcement actions that could be harmful to our business.

        Occurrence of any of these events could materially and adversely affect our business, financial condition and results of operations.

ChinaCache Beijing's contractual arrangements with Beijing Blue I.T., Beijing Jingtian and Shanghai JNet may result in adverse tax consequences to us.

        We could face material and adverse tax consequences if the PRC tax authorities determine that ChinaCache Beijing's contractual arrangements with Beijing Blue I.T., Beijing Jingtian and Shanghai JNet were not made on an arm's length basis and adjust our income and expenses for PRC tax purposes in the form of a transfer pricing adjustment. A transfer pricing adjustment could adversely affect us by (i) increasing the respective tax liabilities of Beijing Blue I.T., Beijing Jingtian and Shanghai JNet without reducing ChinaCache Beijing's tax liability, which could further result in late payment fees and other penalties to Beijing Blue I.T., Beijing Jingtian and Shanghai JNet for underpaid taxes; or (ii) limiting the ability of ChinaCache Beijing, Beijing Blue I.T., Beijing Jingtian or Shanghai JNet to obtain or maintain preferential tax treatments and other financial incentives.

We rely on contractual arrangements with Beijing Blue I.T., Beijing Jingtian and Shanghai JNet and their respective shareholders for our China operations, which may not be as effective as direct ownership in providing operational control.

        We rely on contractual arrangements with our consolidated variable interest entities, Beijing Blue I.T., Beijing Jingtian and Shanghai JNet, and their respective shareholders, to operate our business in China. For a description of these contractual arrangements, see "Our Corporate History and Structure—Contractual Arrangements with Our Consolidated Variable Interest Entities." These contractual arrangements may not be as effective as direct ownership in providing us with control over our consolidated variable interest entities. Under the current contractual arrangements, as a legal matter, if our consolidated variable interest entities or their shareholders fail to perform their respective obligations under these contractual arrangements, we may have to incur substantial costs and expend significant resources to enforce such arrangements in reliance on legal remedies under PRC law. These remedies may not always be effective, particularly in light of uncertainties in the PRC legal system and we may incur substantial costs and expend significant resources in pursuing such enforcement actions.

        All of these contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements, which may make it difficult to exert effective control over our consolidated variable interest entities, and our ability to conduct our business may be negatively affected. See "—Risks Related to Doing Business in China—Uncertainties with respect to the PRC legal system could limit legal protections available to you and us."

The shareholders of our consolidated variable interest entities may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

        The shareholders of our consolidated variable interest entities, Beijing Blue I.T., Beijing Jingtian and Shanghai JNet, are also the founders, directors, executive officers, employees or ultimate shareholders of our company. Conflicts of interests between their roles may arise. We cannot assure you that when conflicts of interest arise, any or all of these individuals will act in the best interests of our company or that conflicts of interests will be resolved in our favor. In addition, these individuals may breach or cause our consolidated variable interest entities to breach the existing contractual arrangements. Currently, we do not have arrangements to address potential conflicts of interest between these individuals and our company. We rely on these individuals to abide by the laws of the Cayman Islands and China. If we cannot resolve any conflicts of interest or disputes between us and the shareholders of our three consolidated variable interest entities, we would have to rely on legal proceedings, which could result in disruption of our business and substantial uncertainty as to the outcome of any such legal proceedings.

We may lose the ability to use and enjoy assets held by our consolidated variable interest entities that are important to the operation of our business if any of our consolidated variable interest entities goes bankrupt or becomes subject to a dissolution or liquidation proceeding.

        As part of our contractual arrangements with our consolidated variable interest entities, Beijing Blue I.T., Beijing Jingtian and Shanghai JNet, and their shareholders, our consolidated variable interest entities hold certain assets that are important to our business operation. If any of our consolidated variable interest entities goes bankrupt and all or part of its assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business operations, which could materially and adversely affect our business, financial condition and results of operations. If any of the consolidated variable interest entities undergoes a voluntary or involuntary liquidation proceeding, its shareholders or unrelated third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business, financial condition and result of operations.

Risks Related to Doing Business in China

Our business may be adversely affected by government policies and regulations in China.

        Laws and regulations that apply to communications and commerce conducted over the Internet are becoming more prevalent in China, and may impose additional burdens on companies conducting business online or providing Internet-related services such as us and many of our customers. Increased regulation could negatively affect our business directly, as well as the businesses of our customers, which could reduce their demand for our services.

        The PRC government has adopted regulations governing Internet access and the distribution of news and other information over the Internet. Under these regulations, Internet content providers and Internet publishers are prohibited from posting or displaying over the Internet content that, among other things, violates PRC laws and regulations, impairs the national dignity of China, or is reactionary, obscene, superstitious, fraudulent or defamatory. Failure to comply with these requirements may result in the revocation of licenses to provide Internet content and other licenses and the closure of the concerned websites. In the past, failure to comply with such requirements has resulted in the closure of certain websites. In addition, the MIIT has published regulations that subject website operators to potential liability for content displayed on their websites and the actions of users and others using their systems, including liability for violations of PRC laws and regulations prohibiting the dissemination of content deemed to be socially destabilizing. The Ministry of Public Security has the authority to order any local Internet service provider to block any Internet website at its sole discretion. From time to time, the Ministry of Public Security has stopped the dissemination over the Internet of information which it believes to be socially destabilizing. The State Secrecy Bureau is also authorized to block any website it deems to be leaking state secrets or failing to comply with the relevant regulations relating to the protection of state secrets in the dissemination of online information. Our business may be adversely affected if any of our customers' websites are restricted, blocked or closed or if we face liability for content distributed over our network. For instance, in August 2010, we received a warning from a local public security bureau in Beijing for omission to examine the third-party content distributed over our network. If we need to take costly measures to reduce our exposure to these risks, or are required to defend ourselves against such claims, our financial results could be negatively affected.

        In April 2007, the General Administration of Press and Publication of China and several other governmental authorities issued a circular requiring the implementation of an "anti-fatigue system" and a real-name registration system by all PRC online game operators in an effort to curb addictive game play behaviors of minors under the age of eighteen. In addition, it is also possible that the PRC government authorities may decide to adopt more stringent policies to monitor the online game industry as a result of adverse public reaction or otherwise. The implementation of these regulations may discourage or otherwise prevent or restrict minors from playing online games, which could limit the growth of online game operators, one of our key customer groups, thus adversely affecting our business and results of operations.

        The State Administration of Radio, Film and Television and the MIIT issued the Administrative Measures Regarding Internet Audio-Video Program Services, or the Internet Audio-Video Program Measures, which became effective on January 31, 2008. Among other things, the Internet Audio-Video Program Measures stipulate that only entities wholly owned or controlled by state-owned enterprises may apply for "the Internet Audio-Video Program Operating License" to engage in the production, editing, integration or consolidation, and transfer to the public through the Internet, of audio-video programs, and the provision of audio-video program uploading and transmission services. In addition, the Internet Audio-Video Program Measures require that, when providing signal transmission for Internet Audio-Video programs, network operators are obligated to examine the licenses or permits of the Internet Audio-Video Programs service providers and must provide Internet access services within the scope of such licenses or registration documents. The Internet Audio-Video Program Measures further provide that no entity may provide signal transmission, Internet data center services, fee collection or other financial or technical services to Internet Audio-Video Programs service providers that do not have applicable licenses or permits. Although we do not provide audio-video programs on our own, our content and application delivery services include provision of technical assistance to customers, social networking operators in particular, in the uploading and transmission of user-generated content, including audio-video programs. There are significant uncertainties relating to the interpretation and implementation of the Internet Audio-Video Program Measures. Accordingly, if we are required to verify our customers' Internet Audio-Video Program Operating Licenses, such requirements may impose additional obligations on us, which may increase our expenses and adversely affect our business and results of operations. Any of these factors could cause significant disruption to our operations and may materially and adversely affect our business, financial condition and results of operations.

If we fail to acquire, obtain or maintain applicable telecommunications licenses, or are deemed by relevant governmental authorities to be operating outside the terms of our existing license, our business would be materially and adversely affected.

        Pursuant to the Telecommunications Regulations promulgated by the PRC State Council in September 2000, telecommunications businesses are divided into two categories, namely, (i) "basic telecommunications business," which refers to a business that provides public network infrastructure, public data transmission and basic voice communications services, and (ii) "value-added telecommunications business," which refers to a business that provides telecommunications and information services through the public network infrastructure. Pursuant to the VAT license issued to Beijing Blue I.T. by the MIIT in October 2007, Beijing Blue I.T. is permitted to carry out its content and application delivery business and its Internet data center business under the first category of "value-added telecommunications business." Based on this VAT license and our consultation with certain officials of the MIIT, we believe that, in practice, our content and application delivery business falls under the category of "value-added telecommunications business," and we are permitted to operate our content and application delivery services under Beijing Blue I.T.'s VAT license.

        However, since China's content and application delivery services market is at an early stage of development, the scope of content and application delivery businesses has been expanding constantly and the concept of content and application delivery services is evolving. We have been continuously developing our content and application delivery business to better serve our customers, and as a result, we introduce new technologies and services from time to time to support and improve our current business. As of the date of this prospectus, there is no legal definition as to what constitutes a "content and application delivery business," nor are there laws or regulations in China specifically governing the content and application delivery business. We cannot assure you that PRC governmental authorities will continue to deem our content and application delivery business and any of our newly developed technologies, network and services used in our business as a type of value-added telecommunications business covered under the VAT license of Beijing Blue I.T. As we expand our networks across China, it is also possible that the MIIT, in the future, may deem our operations to have exceeded the terms of our existing license. Further, we cannot assure you that Beijing Blue I.T. will be able to successfully renew its VAT license upon its expiration, or that its VAT license will continue to cover all aspects of our content and application delivery business and operations upon its renewal. In addition, new laws, regulations or government interpretations may also be promulgated from time to time to regulate the content and application delivery business or any of our related technology or services, which may require us to obtain additional, or expand existing, operating licenses or permits. Any of these factors could result in Beijing Blue I.T. being disqualified from carrying out its current business, causing significant disruption to our business operations which may materially and adversely affect our business, financial condition and results of operations.

Adverse changes in political and economic policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could reduce the demand for our services and adversely affect our competitive position.

        Substantially all of our operations are conducted in China and substantially all of our sales are made in China. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. The PRC economy differs from the economies of most developed countries in many respects, including the amount of government involvement, the level of development, the growth rate, the control of foreign exchange and allocation of resources. While the PRC economy has grown significantly over the past several decades, the growth has been uneven across different periods, regions and among various economic sectors of China. We cannot assure you that the Chinese economy will continue to grow, or that if there is growth, such growth will be steady and uniform, or that if there is a slowdown, such a slowdown will not have a negative effect on our business.

        The PRC government exercises significant control over China's economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. From late 2003 to mid-2008, the PRC government implemented a number of measures, such as increasing the People's Bank of China's statutory deposit reserve ratio and imposing commercial bank lending guidelines that had the effect of slowing the growth of credit, which in turn may have slowed the growth of the Chinese economy. In response to the global and Chinese economic downturn in 2008, the PRC government promulgated several measures aimed at expanding credit and stimulating economic growth including decreasing the People's Bank of China's statutory deposit reserve ratio and lowering benchmark interest rates several times. Since January 2010, however, the People's Bank of China has increased the statutory deposit reserve ratio in response to rapid growth of credit in 2009. It is unclear whether PRC economic policies will be effective in maintaining stable economic growth in the future. Any slowdown in the economic growth of China could lead to reduced demand for our solutions, which could materially and adversely affect our business, as well as our financial condition and results of operations.

Uncertainties with respect to the PRC legal system could limit legal protections available to you and us.

        We conduct our business primarily through our subsidiary and consolidated variable interest entities in China. Our operations in China are governed by PRC laws and regulations. ChinaCache Beijing is a foreign-invested enterprise and is subject to laws and regulations applicable to foreign investment in China and, in particular, laws applicable to foreign-invested enterprises. The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions may be cited for reference but are not binding.

        In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past several decades has significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all, which may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until some time after the violation. Any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. These uncertainties may also impede our ability to enforce the contracts we have entered into. As a result, these uncertainties could materially and adversely affect our business and results of operations.

We rely principally on dividends paid by our operating subsidiary to fund cash and financing requirements, and limitations on the ability of our operating subsidiary to make payments to us could have a material adverse effect on our ability to conduct our business and fund our operations.

        We are a holding company and conduct substantially all of our business through our operating subsidiary and affiliated entities, which are limited liability companies established in China. We rely principally on dividends paid by our subsidiary for our cash needs, including the funds necessary to pay dividends and other cash distributions to our shareholders, to service any debt we may incur and to pay our operating expenses. The payment of dividends by entities organized in China is subject to limitations. In particular, regulations in China currently permit payment of dividends only out of accumulated profits as determined in accordance with PRC accounting standards and regulations. Our PRC subsidiary, ChinaCache Beijing, is also required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reaches 50% of its registered capital. These reserves are not distributable as cash dividends. In addition, it is required to allocate a portion of its after-tax profit to its staff welfare and bonus fund at the discretion of its board of directors. Moreover, if ChinaCache Beijing incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us. Any limitation on the ability of ChinaCache Beijing to distribute dividends and other distributions to us could materially and adversely limit our ability to make investments or acquisitions that could be beneficial to our businesses, pay dividends or otherwise fund and conduct our business.

Under China's Enterprise Income Tax Law, we may be classified as a "resident enterprise" of China. Such classification could result in unfavorable tax consequences to us and our non-PRC resident shareholders.

        Pursuant to the Enterprise Income Tax Law, an enterprise established outside of China with "de facto management bodies" within China is considered a "resident enterprise," meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The term "de facto management body" is defined as the management body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. Given that the Enterprise Income Tax Law is relatively new and ambiguous in terms of some definitions, requirements and detailed procedures, it is unclear how tax authorities will determine tax residency based on the facts of each case.

        If the PRC tax authorities determine that we are a "resident enterprise" for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow: (i) we may be subject to enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations; and (ii) a 10% withholding tax may be imposed on dividends we pay to our non-PRC resident shareholders and a 10% PRC tax may apply to gains derived by our non-PRC resident shareholders from transferring our shares or ADSs, if such income is considered PRC-sourced income. Similarly, such unfavorable tax consequences could apply to ChinaCache North America Inc., JNet Holdings and ChinaCache Network (Hong Kong) Limited if they are deemed to be "resident enterprises" by the PRC tax authorities. Notwithstanding the foregoing provisions, the Enterprise Income Tax Law also provides that the dividends paid between "qualified resident enterprises" are exempt from enterprise income tax. If our Cayman Islands holding company is deemed a "resident enterprise" for PRC enterprise income tax purposes, the dividends it receives from its PRC subsidiary, ChinaCache Beijing, may constitute dividends between "qualified resident enterprises" and therefore qualify for tax exemption. However, the definition of qualified resident enterprises is unclear and the relevant PRC government authorities have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Even if such dividends qualify as "tax-exempt income," we cannot guarantee that such dividends will not be subject to any withholding tax.

Any requirement to obtain a prior approval from the China Securities Regulatory Commission could delay this offering, and a failure to obtain such approval, if required, could have a material adverse effect on our business, results of operations and trading price of our ADSs.

        In 2006, six PRC regulatory agencies jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules. The M&A Rules, effective on September 8, 2006, require that, if an overseas company established or controlled by PRC domestic companies or citizens intends to acquire equity interest or assets of any other PRC domestic company affiliated with the PRC domestic companies or citizens, such acquisition must be submitted to the Ministry of Commerce, rather than local regulators, for approval. In addition, this regulation requires that an offshore special purpose vehicle formed for the purpose of overseas listing of the equity interests in PRC companies via acquisition and controlled directly or indirectly by PRC persons to obtain the approval of the China Securities Regulatory Commission, or the CSRC, prior to the listing and trading of their securities on overseas stock exchanges. On September 21, 2006, the CSRC published a notice on its official website specifying the documents and materials required to be submitted by overseas special purpose companies seeking the CSRC's approval of their overseas listings.

        Our PRC legal counsel, Han Kun Law Offices, has advised us that the M&A Rules do not require an application to be submitted to the CSRC for its approval of the listing and trading of our ADSs on the Nasdaq Global Market, given that (i) we have completed our restructuring in all material respects prior to the effective date of the M&A Rules, (ii) ChinaCache Beijing was established in 2005 through new incorporation rather than acquisition of any equity or assets of a "PRC domestic company" as defined under the M&A Rules, and (iii) no explicit provision in the M&A Rules classifies contractual arrangements like those between ChinaCache Holdings and each of Beijing Blue I.T., Shanghai JNet and Beijing Jingtian as a type of transaction falling under the M&A Rules.

        However, there can be no assurance that the CSRC will not in the future take a view that is contrary to the above opinion of our PRC legal counsel. If the CSRC requires that we obtain its approval prior to the completion of this offering, this offering will be delayed until we obtain the approval from the CSRC, which may take several months or longer. If a prior approval from the CSRC is required but not obtained, we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into China, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ADSs. CSRC or other PRC regulatory agencies may also take actions requiring us to halt this offering before settlement and delivery of our ADSs.

Any requirement to obtain the approval of the MIIT and a failure to do so, if required, may create uncertainties for this offering and have a material adverse effect on the trading price of our ADSs.

        Pursuant to the Circular on Strengthening the Administration of Foreign Investment in and Operation of Value-Added Telecommunications Business, domestic telecommunications companies that intend to be listed overseas must obtain the approval from the MIIT for such overseas listing. The MIIT currently has not issued any definitive rule concerning whether offerings like ours under this prospectus would be deemed an indirect overseas listing of our PRC affiliates that engage in telecommunications business. Based on our oral consultation with certain officials of the MIIT, we believe that in practice, our offering should not be deemed an overseas listing of a domestic company. However, if the MIIT subsequently requires that we obtain its approval, it may create uncertainties for this offering and have a material adverse effect on the trading price of our ADSs.

The M&A Rules establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it difficult for us to pursue growth through acquisitions in China.

        The M&A Rules include provisions that purport to require approval of the Ministry of Commerce for acquisitions by offshore entities established or controlled by domestic companies, enterprises or natural persons of onshore entities that are related to such domestic companies, enterprises or natural persons, and prohibit offshore entities from using their foreign-invested subsidiaries in China, or through "other means," to circumvent such requirement. As part of our growth strategy, we obtained control over Shanghai JNet in January 2008 and Beijing Jingtian in July 2008 by entering into contractual arrangements with Shanghai JNet, Beijing Jingtian and their shareholders. We did not seek the approval of the Ministry of Commerce for these transactions based on the legal advice we obtained from our PRC legal counsel in those transactions that such approval was unnecessary. However, the

M&A Rules also prohibit companies from using any "other means" to circumvent the approval requirement set forth therein and there is no clear interpretation as to what constitutes "other means" of circumvention of the requirement under the M&A Rules. The Ministry of Commerce and other applicable government authorities would therefore have broad discretion in determining whether an acquisition is in violation of the M&A Rules. If PRC regulatory authorities take a view that is contrary to ours, we could be subject to severe penalties. In addition, we may in the future grow our business in part by acquiring complementary businesses in China. If we are required to obtain the approval from the Ministry of Commerce, completion of such transaction may be delayed or even inhibited. Our ability to expand our business or maintain or expand our market share through future acquisitions would as such be materially and adversely affected.

PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiary or affiliated entities, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

        In utilizing the proceeds of this offering in the manner described in "Use of Proceeds," as an offshore holding company, we may make loans to our PRC subsidiary, ChinaCache Beijing, or affiliated entities, or we may make additional capital contributions to ChinaCache Beijing. Any loans to ChinaCache Beijing or affiliated entities are subject to PRC regulations. For example, loans by us to ChinaCache Beijing, which is a foreign-invested enterprise, to finance its activities cannot exceed statutory limits and must be registered with the State Administration of Foreign Exchange.

        We may also decide to finance our operations in China by means of capital contributions. These capital contributions must be approved by the Ministry of Commerce or its local counterpart. We cannot assure you that we will be able to obtain these government approvals on a timely basis, if at all, with respect to future capital contributions by us to our subsidiary. If we fail to receive such approvals, our ability to use the proceeds of this offering and to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

Governmental control of currency conversion may limit our ability to utilize our revenues.

        Substantially all of our revenues and expenses are denominated in Renminbi. Under PRC laws, the Renminbi is currently convertible under the "current account," which includes dividends, trade and service-related foreign exchange transactions, but not under the "capital account," which includes foreign direct investment and loans, without the prior approval of the State Administration of Foreign Exchange. Currently, our PRC subsidiary, ChinaCache Beijing, may purchase foreign currencies for settlement of current account transactions, including payments of dividends to us, without the approval of the State Administration of Foreign Exchange. However, foreign exchange transactions by ChinaCache Beijing under the capital account continue to be subject to significant foreign exchange controls and require the approval of or need to register with PRC governmental authorities, including the State Administration of Foreign Exchange. In particular, if ChinaCache Beijing borrows foreign currency loans from us or other foreign lenders, these loans must first be registered with the State Administration of Foreign Exchange. If ChinaCache Beijing, a wholly foreign-owned enterprise, borrows foreign currency, the accumulative amount of its foreign currency loans shall not exceed the difference between the total investment and the registered capital of ChinaCache Beijing. If we finance ChinaCache Beijing by means of additional capital contributions, these capital contributions must be approved by certain government authorities, including the National Development and Reform Commission, the Ministry of Commerce or their respective local counterparts. Any existing and future restrictions on currency exchange may affect the ability of our PRC subsidiary or affiliated entities to obtain foreign currencies, limit our ability to meet our foreign currency obligations or otherwise materially and adversely affect our business.

Fluctuation in the value of the Renminbi may reduce the value of your investment.

        The value of the Renminbi against the U.S. dollar and other currencies is affected by, among other things, changes in China's political and economic conditions and China's foreign exchange policies. The conversion of Renminbi into foreign currencies, including U.S. dollars, has been based on exchange rates set by the People's Bank of China. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi solely to the U.S. dollar. However, the People's Bank of China regularly intervenes in the foreign exchange market to limit fluctuations in Renminbi exchange rates and achieve policy goals. Following the removal of the U.S. dollar peg, the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. From July 2008 to June 2010, the Renminbi traded within a narrow range against the U.S. dollar. Since June 2010 the Renminbi has appreciated modestly against the U.S. dollar, from approximately RMB6.83 per U.S. dollar to RMB6.6000 as of December 30, 2010. It is difficult to predict how Renminbi exchange rates may change going forward. There remains significant international pressure on the PRC government to adopt a more flexible currency policy, which could result in a further and more significant appreciation of the Renminbi against the U.S. dollar.

        Because substantially all of our revenues and expenditures are denominated in Renminbi and the net proceeds from this offering will be denominated in U.S. dollars, fluctuations in the exchange rate between the U.S. dollar and Renminbi will affect the relative purchasing power of these proceeds and our balance sheet and earnings per share in U.S. dollars following this offering. In addition, appreciation or depreciation in the value of the Renminbi relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividend we issue after this offering that will be exchanged into U.S. dollars and earnings from and the value of any U.S. dollar-denominated investments we make in the future.

        Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedging transactions may be limited and we may not be able to successfully hedge our exposure at all. In addition, our currency exchange losses may be magnified by Chinese exchange control regulations that restrict our ability to convert Renminbi into foreign currency.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident beneficial owners to personal liability and limit our ability to acquire PRC companies or to inject capital into our PRC subsidiary, limit our PRC subsidiary's ability to distribute profits to us, or otherwise materially and adversely affect us.

        The State Administration of Foreign Exchange issued Circular 75, requiring PRC residents, including both legal persons and natural persons, to register with the relevant local branch of the State Administration of Foreign Exchange before establishing or controlling any company outside of China, referred to as an "offshore special purpose company," for the purpose of raising funds from overseas to acquire assets of, or equity interest in, PRC companies. In addition, any PRC resident that is the beneficial owner of an offshore special purpose company is required to amend his or her registration with the local branch of the State Administration of Foreign Exchange, with respect to that offshore special purpose company in connection with any of its increase or decrease of capital, transfer of shares, merger, division, equity investment or creation of any security interest over any assets located in China. Any failure to comply with the above registration requirements could result in PRC subsidiaries being prohibited from distributing their profits and proceeds from any reduction in capital, share transfer or liquidation to their offshore parent company, the offshore parent company being restricted in its ability to contribute additional capital into its PRC subsidiaries, and other liabilities under PRC laws for evasion of foreign exchange restrictions.

        Prior to our initial public offering, our current PRC resident beneficial owners had made the necessary registrations as required under Circular 75. Our founders, Song Wang and Jean Xiaohong Kou, recently established a trust to hold their shares in their personal offshore holding companies, which own our ordinary shares. As a result of this transaction, our founders need to amend their registrations under Circular 75 and are in the process of filing such amendments. In connection with our initial public offering and this offering, our PRC resident beneficial owners are required to further amend their registration under Circular 75. We cannot assure you that our current and future beneficial owners who are PRC residents will comply with Circular 75; nor can we ensure you that there will not be further filing or registration requirements imposed by the PRC government concerning ownership in foreign companies of PRC residents. The failure or inability of our PRC resident beneficial owners to make any required registrations or comply with these requirements may subject such beneficial owners to fines and legal sanctions and may also limit our ability to contribute additional capital into or provide loans to (including using the proceeds from this offering) our PRC subsidiary, ChinaCache Beijing, and affiliated entities, limit ChinaCache Beijing's ability to pay dividends or otherwise distribute profits to us, or otherwise materially and adversely affect us.

Risks Related to Our ADSs and This Offering

The market price for our ADSs has fluctuated and may continue to be volatile.

        The market price for our ADSs has fluctuated significantly since we first listed our ADSs. Since our ADSs became listed on the Nasdaq Global Market on October 1, 2010, the closing prices of our ADSs have ranged from US$20.79 to US$32.80 per ADS, and last reported trading price on January 6, 2011 was US$23.39 per ADS.

        The market price for our ADSs may be highly volatile and subject to wide fluctuations in response to factors including the following:

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  actual or anticipated fluctuations in our quarterly results of operations;

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  changes in financial estimates by securities research analysts;

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  announcements by us or our competitors of acquisitions, strategic partnerships, joint ventures or capital commitments;

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  addition or departure of key personnel;

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  fluctuations of exchange rates between the RMB and U.S. dollar;

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  intellectual property litigation;

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  release or expiry of lock-up or other transfer restrictions on our outstanding ordinary shares or sales of additional ADSs; and

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  general economic or political conditions in China and the U.S.

        In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our ADSs.

Because the public offering price is substantially higher than our net tangible book value per share, you will incur immediate and substantial dilution.

        If you purchase ADSs in this offering, you will pay more for your ADSs than the amount paid by our existing shareholders for their ordinary shares on a per ADS basis. As a result, you will experience

immediate and substantial dilution of approximately US$            per ADS (assuming no exercise by the underwriters of their over-allotment option to acquire additional ADSs), after giving effect to this offering. In addition, you may experience further dilution to the extent that our ordinary shares are issued upon the exercise of share options. See "Dilution" for a more complete description of how the value of your investment in our ADSs will be diluted upon completion of this offering.

Substantial future sales of our ADSs in the public market, or the perception that these sales could occur, could cause the price of our ADSs to decline.

        Additional sales of our ordinary shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of our ADSs to decline. All shares sold in this offering will be freely transferable without restriction or additional registration under the Securities Act of 1933, as amended, or the Securities Act. The remaining ordinary shares outstanding after this offering will be available for sale, upon the expiration of the 90-day lock-up period beginning from the date of this prospectus, subject to volume and other restrictions as applicable under Rule 144 under the Securities Act. Any or all of these shares may be released prior to expiration of the lock-up period at the discretion of the lead underwriters for this offering. To the extent shares are released before the expiration of the lock-up period and these shares are sold into the market, the market price of our ADSs could decline.

        In addition, certain holders of our ordinary shares after the completion of this offering will have the right to cause us to register the sale of those shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. Sales of these registered shares in the public market could cause the price of our ADSs to decline.

You may not have the same voting rights as the holders of our ordinary shares and may not receive voting materials in time to be able to exercise your right to vote.

        Except as described in this prospectus and in the deposit agreement, holders of our ADSs will not be able to exercise voting rights attaching to the shares evidenced by our ADSs on an individual basis. Holders of our ADSs will appoint the depositary or its nominee as their representative to exercise the voting rights attaching to the shares represented by the ADSs. You may not receive voting materials in time to instruct the depositary to vote, and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote. The deposit agreement provides that if the depositary does not timely receive valid voting instructions from the ADS holders, then the depositary shall, with certain limited exceptions, give a discretionary proxy to a person designated by us to vote such shares.

We are a "foreign private issuer," and have disclosure obligations that are different from those of U.S. domestic reporting companies; as a result, you should not expect to receive the same information about us at the same time when a U.S. domestic reporting company provides the information required to be disclosed.

        We are a foreign private issuer and, as a result, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Securities Exchange Act of 1934, or the Exchange Act, we will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports or proxy statements. We will have six months to file our annual report with the SEC for the fiscal year ending December 31, 2010 and will have 120 days to file for the fiscal years ending on or after December 15, 2011. We are not required to disclose detailed individual executive compensation information that is required to be disclosed by U.S. domestic issuers. Further, our directors and executive officers are not required to report equity holdings under Section 16 of the

Securities Act and are not subject to the insider short-swing profit disclosure and recovery regime. As a foreign private issuer, we are also exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. We are, however, still subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5 under the Exchange Act. Since many of the disclosure obligations imposed on us as a foreign private issuer are different than those imposed on U.S. domestic reporting companies, our shareholders should not expect to receive the same information about us and at the same time as the information received from, or provided by, U.S. domestic reporting companies.

We may be classified as a passive foreign investment company for United States federal income tax purposes, which could result in adverse U.S. federal income tax consequences to U.S. holders of our ADSs or ordinary shares.

        Depending upon the value of our assets, which may be determined based on the market value of our ordinary shares and ADSs, and the nature of our assets and income over time, we could be classified as a passive foreign investment company, or a PFIC. Under the U.S. federal tax law, we will be classified as a PFIC for any taxable year if either (i) at least 75% of our gross income for the taxable year is passive income or (ii) at least 50% of the value of our assets (based on the average quarterly value of our assets during the taxable year) is attributable to assets that produce or are held for the production of passive income. Based on our current income and assets and projections as to the value of our ordinary shares and ADSs following this offering, we do not expect to be classified as a PFIC for the current taxable year or in the foreseeable future. While we do not anticipate becoming a PFIC, fluctuations in the market price of our ADSs or ordinary shares may cause us to become a PFIC for the current or any subsequent taxable year.

        Although the law in this regard is unclear, we treat Beijing Blue I.T., Beijing Jingtian and Shanghai JNet as being owned by us for United States federal income tax purposes, not only because we control their management decisions but also because we are entitled to substantially all of the economic benefits associated with these entities, and, as a result, we consolidate these entities' results of operations in our consolidated U.S. GAAP financial statements. If it were determined, however, that we are not the owner of Beijing Blue I.T., Beijing Jingtian and Shanghai JNet for United States federal income tax purposes, we would likely be treated as a PFIC for our current taxable year and any subsequent taxable year. Because of the uncertainties in the application of the relevant rules and because PFIC status is a factual determination made annually after the close of each taxable year on the basis of the composition of our income and the value of our active versus passive assets, there can be no assurance that we will not be a PFIC for the current year or any subsequent taxable year. The overall level of our passive assets will be affected by how, and how quickly, we spend our liquid assets and the cash raised in this offering. Under circumstances where revenues from activities that produce passive royalty income significantly increase relative to our revenues from activities that produce non-passive income or where we determine not to deploy significant amounts of cash for working capital or other active purposes, our risk of becoming classified as a PFIC may substantially increase.

        If we were to be or become classified as a PFIC, a U.S. Holder (as defined in "Taxation—Material United States Federal Income Tax Considerations—General") may incur significantly increased United States income tax on gain recognized on the sale or other disposition of the ADSs or ordinary shares and on the receipt of distributions on the ADSs or ordinary shares to the extent such gain or distribution is treated as an "excess distribution" under the United States federal income tax rules. Further, if we were a PFIC for any year during which a U.S. Holder held our ADSs or ordinary shares, we generally would continue to be treated as a PFIC for all succeeding years during which such U.S. Holder held our ADSs or ordinary shares. You are urged to consult your tax advisor concerning the United States federal income tax consequences of acquiring, holding and disposing of ADSs or ordinary shares if we are or become classified as a PFIC. For more information, see "Taxation—Material United States Federal Income Tax Considerations—Passive Foreign Investment Company Considerations."

You may not be able to participate in rights offerings and may experience dilution of your holdings and you may not receive cash dividends if it is impractical to make them available to you.

        We may from time to time distribute rights to our shareholders, including rights to acquire our securities. Under the deposit agreement for the ADSs, the depositary will not offer those rights to ADS holders unless both the rights and the underlying securities to be distributed to ADS holders are either registered under the Securities Act or exempt from registration under the Securities Act with respect to all holders of ADSs. We are under no obligation to file a registration statement with respect to any such rights or underlying securities or to endeavor to cause such a registration statement to be declared effective. In addition, we may not be able to take advantage of any exemptions from registration under the Securities Act. Accordingly, holders of our ADSs may be unable to participate in our rights offerings and may experience dilution in their holdings as a result.

        In addition, the depositary of our ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on our ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent. However, the depositary may, at its discretion, decide that it is inequitable or impractical to make a distribution available to any holders of ADSs. For example, the depositary may determine that it is not practicable to distribute certain property through the mail, or that the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may decide not to distribute such property and you will not receive such distribution.

You may be subject to limitations on transfer of your ADSs.

        Your ADSs represented by the ADRs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deem it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

You may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited, because we are incorporated under Cayman Islands law, conduct substantially all of our operations in China and a majority of our officers and directors reside outside the United States.

        We are incorporated in the Cayman Islands and substantially all of our assets are located outside of the United States. We conduct substantially all of our operations in China through our wholly-owned subsidiary in China. The majority of our officers and directors reside outside the United States and a substantial portion of the assets of those persons are located outside of the United States. As a result, it may be difficult for you to bring an action against us or against these individuals in the Cayman Islands or in China in the event that you believe that your rights have been infringed under the securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state, and it is uncertain whether such Cayman Islands or PRC courts would be competent to hear original actions brought in the Cayman Islands or the PRC against us or such persons predicated upon the securities laws of the United States or any state. For more information regarding the relevant laws of the Cayman Islands and China, see "Enforceability of Civil Liabilities."

        Our corporate affairs are governed by our memorandum and articles of association and by the Companies Law (as amended) and common law of the Cayman Islands. The rights of shareholders to take legal action against our directors and us, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, the Cayman Islands has a less developed body of securities laws as compared to the United States, and provides significantly less protection to investors. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action before the federal courts of the United States.

        As a result of all of the above, our public shareholders may have more difficulty in protecting their interests through actions against our management, directors or major shareholders than they would as shareholders of a public company of the United States.

Our management will have considerable discretion as to the use of the net proceeds from this offering, and we may use these proceeds in ways with which you may not agree.

        We have not specifically allocated most of the net proceeds of this offering to any particular purpose. Rather, our management will have considerable discretion in the application of the net proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve profitability or increase our ADS price. Such proceeds from this offering may also be placed in investments that do not produce income or that may lose value.

Our memorandum and articles of association contain anti-takeover provisions that could adversely affect the rights of holders of our ordinary shares and ADSs.

        Our memorandum and articles of association contain certain provisions that could limit the ability of others to acquire control of our company, including a provision that grants authority to our board of directors to establish from time to time one or more series of preferred shares without action by our shareholders and to determine, with respect to any series of preferred shares, the terms and rights of that series. The provisions could have the effect of depriving our shareholders of the opportunity to sell their shares at a premium over the prevailing market price by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transactions.

We incur increased costs as a result of being a public company.

        As a public company, we incur significant accounting, legal and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, as well as new rules subsequently implemented by the SEC and the Nasdaq Global Market, have detailed requirements concerning corporate governance practices of public companies including Section 404 of the Sarbanes-Oxley Act relating to internal controls over financial reporting. These new rules and regulations have increased our director and officer liability insurance, accounting, legal and financial compliance costs and have made certain corporate activities more time-consuming and costly. In addition, we incur additional costs associated with our public company reporting requirements. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

If securities or industry analysts do not actively follow our business or if they publish unfavorable research about our business, our ADS price and trading volume could decline.

        The trading market for our ADSs depends in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who covers us downgrades our ADSs or publishes unfavorable research about our business, our ADS price would likely decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our ADSs could decrease, which could cause our ADS price and trading volume to decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward-looking statements are contained principally in the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." You can identify some of these forward-looking statements by words or phrases such as "may," "will," "expect," "anticipate," "aim," "estimate," "intend," "plan," "believe," "is/are likely to," "potential," "continue" or other similar expressions, although not all forward-looking statement contain these words.

        Forward-looking statements include, but are not limited to, statements relating to:

  •
  our goals and strategies;

  •
  our expansion plans;

  •
  our future business development, financial condition and results of operations;

  •
  the expected growth of the content and application delivery services market;

  •
  our expectations regarding demand for, and market acceptance of, our services;

  •
  our expectations regarding keeping and strengthening our relationships with customers;

  •
  our plans to invest in research and development to enhance our solution and service offerings; and

  •
  general economic and business conditions in the regions where we provide our solutions and services.

        We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. Known and unknown risks, uncertainties and other factors, including those important risks and factors that could cause our actual results to be materially different from our expectations, are generally set forth in "Prospectus Summary—Our Challenges," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," "Regulation" and other sections in this prospectus. You should thoroughly read this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements with these cautionary statements. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance.

        This prospectus contains statistical data that we obtained from various government and private publications. The market for content and application delivery services may not grow at the rate projected by market data, or at all. The failure of this market to grow at the projected rate may have a material adverse effect on our business and the market price of our ADSs. In addition, the rapidly evolving technologies or business models result in significant uncertainties in any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data is later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

        Unless otherwise indicated, information in this prospectus concerning economic conditions and our industry is based on information from independent industry analysts and publications, as well as our estimates. Except where otherwise noted, our estimates are derived from publicly available information released by third-party sources, as well as data from our internal research, and are based on such data and our knowledge of our industry, which we believe to be reasonable.

        The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

 USE OF PROCEEDS

        We estimate that we will receive net proceeds from this offering of approximately US$             million, or approximately US$             million if the underwriters exercise their option to purchase additional ADSs in full, after deducting underwriting discounts and the estimated offering expenses payable by us. These estimates are based upon the public offering price of US$             per ADS.

        We intend to use the net proceeds we receive from this offering as follows:

  •
  approximately US$             million to expand our research and development capabilities; and

  •
  the remaining amount to fund working capital and for other general corporate purposes, including strategic investment in, and acquisitions of, complementary businesses (although we are not negotiating any such investment or acquisition).

        The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus.

        To the extent that a certain portion or all of the net proceeds we receive from this offering are not immediately applied for the above purposes, we plan to invest the net proceeds in short-term, interest-bearing debt instruments or bank deposits. These investments may have a material adverse effect on the U.S. federal income tax consequences of your investment in our ADSs. These consequences are described in more detail in "Taxation—Material United States Federal Income Tax Considerations—Passive Foreign Investment Company Considerations."

        In using the proceeds of this offering, as an offshore holding company, we are permitted, under PRC laws and regulations, to provide funding to our PRC subsidiary only through loans or capital contributions and to our PRC affiliated entities only through loans, subject to satisfaction of applicable government registration and approval requirements. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. See "Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiary or affiliated entities, which could materially and adversely affect our liquidity and our ability to fund and expand our business."

        We will not receive any of the proceeds from the sale of ADSs by the selling shareholders.

DIVIDEND POLICY

        We do not have any present plan to pay any dividends on our ordinary shares in the foreseeable future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

        Our board of directors has complete discretion whether to distribute dividends. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

        Holders of our ADSs will be entitled to receive dividends, if any, subject to the terms of the deposit agreement, to the same extent as the holders of our ordinary shares. Cash dividends will be paid to the depositary in U.S. dollars, which will distribute them to the holders of ADSs according to the terms of the deposit agreement. Other distributions, if any, will be paid by the depositary to the holders of ADSs by any means it deems legal, fair and practical. See "Description of American Depositary Shares—Dividends and Other Distributions."

        We are a holding company incorporated in the Cayman Islands. We rely on dividends from our subsidiary in China for our cash needs. Our PRC subsidiary is required to comply with the applicable PRC regulations when it pays dividends to us. See "Risk Factors—Risks Relating to Doing Business in China—We rely principally on dividends paid by our operating subsidiary to fund cash and financing requirements, and limitations on the ability of our operating subsidiary to make payments to us could have a material adverse effect on our ability to conduct our business and fund our operations."

 CAPITALIZATION

        The following table sets forth our capitalization as of September 30, 2010:

  •
  on an actual basis;

  •
  on a pro forma basis to reflect (i) the actual sale of 94,771,952 ordinary shares in the form of ADSs by us in our initial public offering, (ii) the actual conversion of all of our outstanding redeemable convertible preferred shares into 205,565,425 ordinary shares upon completion of our initial public offering, and (iii) the actual issuance of 1,030,215 ordinary shares to Sundream Holdings Limited and Smart Asia Holdings Limited; and

  •
  on a pro forma as-adjusted basis to reflect the sale of 776,101 ordinary shares in the form of ADSs by us in this offering after deducting the underwriting discounts and commissions and the estimated offering expenses payable by us and assuming the underwriters' over-allotment option to purchase additional ADSs is not exercised.

        You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	As of September 30, 2010
	Actual	Pro forma	Pro forma as adjusted
	(US$ in thousands)
Mezzanine equity:
Series A redeemable convertible preferred shares, US$0.0001 par value, 73,100,000 shares authorized, 73,076,921 issued and outstanding	16,209	—	—
Series B redeemable convertible preferred shares, US$0.0001 par value, 79,800,000 shares authorized, 79,765,142 issued and outstanding	43,770	—	—
Series C redeemable convertible preferred shares, US$0.0001 par value, 45,000,000 shares authorized, 44,780,836 issued and outstanding	18,430	—	—

Total mezzanine equity	78,409	—	—
Shareholders' (deficit) equity:
Ordinary shares (US$0.0001 par value, 310,000,000 shares authorized, 84,475,892 shares issued and outstanding, and 385,843,484 shares issued and outstanding on a pro forma basis)	10	39
Additional paid-in capital	10,139	162,190
Statutory reserves	198	198
Accumulated deficit	(74,684)	(74,684)
Accumulated other comprehensive income	114	114

Total shareholders' (deficit) equity	(64,223)	87,857

Total capitalization	14,186	87,857

 MARKET PRICE INFORMATION FOR OUR ADSs

        Our ADSs, each representing 16 of our ordinary shares, have been listed on the Nasdaq Global Market since October 1, 2010. Our ADSs trade under the symbol "CCIH." The following table provides the high and low closing prices for our ADSs on the Nasdaq Global Market since the date of our initial public offering.

        The last reported closing price for our ADSs on January 6, 2011 was US$23.39 per ADS.

	Market Price (US$)
	High	Low
October 2010	27.83	23.51
November 2010	32.80	23.26
December 2010	28.84	20.79
January 2011 (through January 6, 2011)	24.40	21.03

DILUTION

        If you invest in our ADSs, your interest will be diluted to the extent of the difference between the offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the conversion of our preferred shares and the fact that the offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

        Our net tangible book value as of September 30, 2010 was approximately US$7.7 million, or US$0.09 per ordinary share and US$1.45 per ADS as of that date. Net tangible book value represents the amount of our total consolidated assets, excluding goodwill, acquired intangible assets and deferred costs in connection with initial public offering of US$3.8 million, less the amount of our total consolidated liabilities. Dilution is determined by subtracting net tangible book value per ordinary share, after giving effect to the actual conversion of all outstanding preferred shares into ordinary shares, the actual issuance of ADSs in our initial public offering and the actual issuance of ordinary shares to Sundream Holdings Limited and Smart Asia Holdings Limited upon completion of our initial public offering.

        Without taking into account any other changes in net tangible book value after September 30, 2010, other than to give effect to (i) the conversion of all outstanding preferred shares as of September 30, 2010 into ordinary shares upon completion of our initial public offering, (ii) the actual issuance of 5,923,247 ADSs in our initial public offering, (iii) the actual issuance of 1,030,215 ordinary shares to Sundream Holdings Limited and Smart Asia Holdings Limited upon completion of our initial public offering and (iv) the sale of the 776,101 ADSs offered by us in this offering at the assumed public offering price of US$                per ADS, based on the last trading price of our ADSs on the Nasdaq Global Market on                , 2011, with estimated net proceeds of US$                 million after deduction of the underwriting discounts and commissions and the estimated offering expenses, our pro forma as-adjusted net tangible book value as of September 30, 2010 would have been US$                 million, or US$                per outstanding ordinary share, and US$                per ADS. This represents an immediate dilution in net tangible book value of US$                per ordinary share and US$                per ADS, to investors purchasing ADSs in this offering. The following table illustrates such dilution:

	Per Ordinary Share		Per ADS
Assumed public offering price	US$		US$
Net tangible book value per share as of September 30, 2010	US$	0.09	US$	1.45

Pro forma net tangible book value per share after giving effect to the actual conversion of our preferred shares, ordinary shares issued in our initial public offering of our ADSs and the actual issuance of ordinary shares to Sundream Holdings Limited and Smart Asia Holdings Limited

	US$		US$

Pro forma as-adjusted net tangible book value per share after giving effect to the actual conversion of our preferred shares, the actual issuance of 5,923,247 ADSs in our initial public offering, the actual issuance of 1,030,215 ordinary shares to Sundream Holdings Limited and Smart Asia Holdings Limited and this offering

	US$		US$
Amount of dilution in net tangible book value per share to new investors in the offering	US$		US$

        The discussion and table above also assume no exercise of any outstanding stock options. As of the date of this prospectus, there were 22,591,260 ordinary shares issuable upon exercise of outstanding stock options at a weighted average exercise price of US$0.16 per share, and there were 9,008,740 ordinary shares available for future issuance upon the exercise of future grants under our stock incentive plans. To the extent that any of these options are exercised, there will be further dilution to new investors.

 EXCHANGE RATE INFORMATION

        Substantially all of our operations are conducted in China and substantially all of our revenues are denominated in RMB. This prospectus contains translations of RMB amounts into U.S. dollars at specific rates solely for the convenience of the reader. Unless otherwise noted, all translations from RMB to U.S. dollars and from U.S. dollars to RMB in this prospectus were made at a rate of RMB6.6905 to US$1.00, the exchange rate set forth in the H.10 statistical release of the Board of Governors of Federal Reserve Bank on September 30, 2010. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, the rates stated below, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange and through restrictions on foreign trade. On December 30, 2010, the PRC government's certified exchange rate was RMB6.6000 to US$1.00.

        The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you. The source of these rates is the Federal Reserve Statistical Release.

	Exchange rate
Period	Period End	Average(1)	Low	High
	(RMB Per US$1.00)
2005	8.0702	8.1826	8.2765	8.0702
2006	7.8041	7.9579	8.0702	7.8041
2007	7.2946	7.5806	7.8127	7.2946
2008	6.8225	6.9193	7.2946	6.7800
2009	6.8259	6.8295	6.8470	6.8176
2010
July	6.7735	6.7762	6.7807	6.7709
August	6.8069	6.7873	6.8069	6.7670
September	6.6905	6.7514	6.8102	6.7035
Nine-month period ended September 30, 2010	6.6905	6.7984	6.6869	6.8330
October	6.6707	6.6675	6.6397	6.6912
November	6.6670	6.6537	6.6233	6.6906
December	6.6000	6.6497	6.6000	6.6745

Source: Federal Reserve Statistical Release

(1)
Annual averages were calculated by using the average of the exchange rates on the last day of each month during the relevant year. Monthly averages are calculated by using the average of the daily rates during the relevant month.

ENFORCEABILITY OF CIVIL LIABILITIES

        We were incorporated in the Cayman Islands in order to enjoy certain benefits, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions, and the availability of professional and support services. However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include a less developed body of Cayman Islands securities laws that provide significantly less protection to investors as compared to the laws of the United States, and the potential lack of standing by Cayman Islands companies to sue before the federal courts of the United States.

        Our organizational documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

        Substantially all of our operations are conducted in China, and substantially all of our assets are located in China. A majority of our officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

        We have appointed Law Debenture Corporate Services Inc., located at 400 Madison Avenue, 4th Floor, New York, New York 10017, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

        Conyers Dill & Pearman, our counsel as to Cayman Islands law, and Han Kun Law Offices, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, would:

  •
  recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

  •
  entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

        Conyers Dill & Pearman has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, and which was neither obtained in a manner nor is of a kind enforcement of which is contrary to natural justice or the public policy of the Cayman Islands, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation without any re-examination of the merits of the underlying dispute. However, the Cayman Islands courts are unlikely to enforce a punitive judgment of a United States court predicated upon the liabilities provision of the federal securities laws in the United States without retrial on the merits if such judgment gives rise to obligations to make payments that may be regarded as fines, penalties or similar charges.

        Han Kun Law Offices has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

 OUR CORPORATE HISTORY AND STRUCTURE

Our History and Corporate Structure

        We commenced operations through Beijing Blue I.T. Technologies Co., Ltd., or Beijing Blue I.T., a company incorporated in China in June 1998. In June 2005, we incorporated ChinaCache International Holdings Ltd., or ChinaCache Holdings, under the laws of the Cayman Islands to become our offshore holding company through a series of corporate restructuring transactions. In August 2005, we established our wholly-owned PRC subsidiary, ChinaCache Network Technology (Beijing) Limited, or ChinaCache Beijing.

        In January 2008, we acquired JNet Holdings Limited, or JNet Holdings, a British Virgin Islands company, and obtained control over Shanghai JNet Telecom Co., Ltd., or Shanghai JNet, an affiliate of JNet Holdings in China through contractual arrangements. As the consideration for these transactions, we paid US$6,823,334 in cash and issued 5,566,955 of our ordinary shares to the shareholders of JNet Holdings.

        In July 2008, we obtained control over Beijing Jingtian Technology Co., Ltd., or Beijing Jingtian, through contractual arrangements for a cash consideration of RMB100,000.

        On October 1, 2010, our ADSs commenced trading on the Nasdaq Global Market under the symbol "CCIH". We and the selling shareholders raised US$96.9 million in gross proceeds from the initial public offering of 6,970,127 ADSs, representing 111,522,032 ordinary shares.

        Following the completion of our initial public offering, we issued 1,030,215 ordinary shares to the sellers of JNet Holdings pursuant to a supplementary agreement we entered into with them in connection with our acquisition of JNet Holdings.

        We currently have nine branch offices in nine cities in China, namely, Wuhan, Shanghai, Harbin, Shenzhen, Chengdu, Nanjing, Shenyang, Xi'an and Guangzhou. We have two overseas subsidiaries, ChinaCache North America, Inc., established in California, the United States, in August 2007, and ChinaCache Networks (Hong Kong) Limited, established in Hong Kong in April 2008.

        The following diagram illustrates our corporate structure as of the date of this prospectus:

Contractual Arrangements with Our Consolidated Variable Interest Entities

        PRC laws and regulations currently restrict foreign ownership of telecommunications value-added services, including content and application delivery services. Because we are a Cayman Islands company, we are classified as a foreign enterprise under PRC laws and regulations and our wholly-owned PRC subsidiary, ChinaCache Beijing, is a foreign-invested enterprise. To comply with PRC laws and regulations, we conduct our operations in China through a series of contractual arrangements with Beijing Blue I.T., Beijing Jingtian and Shanghai JNet, and their respective shareholders. Beijing Blue I.T. is currently 55% owned by Song Wang, our co-founder, chairman of our board of directors, our chief executive officer and our ultimate shareholder, and 45% owned by Jean Xiaohong Kou, our co-founder, director, senior vice president and our ultimate shareholder. Beijing Jingtian is 50% owned by Ms. Xinxin Zheng and 50% owned by Ms. Huiling Ying. Both Ms. Zheng and Ms. Ying are our employees. Shanghai JNet is 50% owned by Ms. Huiling Ying, 41% owned by Mr. Robert Yong Sha, our chief financial officer, 3% owned by Mr. Hao Yin, our chief scientist and ultimate shareholder, 3% owned by Mr. Yongkai Mei, our ultimate shareholder, and 3% owned by Ms. Xiurong Mei, our ultimate shareholder. All current shareholders of Beijing Blue I.T., Beijing Jingtian and Shanghai JNet are PRC citizens and accordingly these three entities are domestic companies under the PRC laws.

        We have been and are expected to continue to rely on our consolidated variable interest entities to operate our content and application delivery business in China as long as PRC laws and regulations do not allow us to directly operate such business in China. Our contractual arrangements with Beijing Blue I.T., Beijing Jingtian and Shanghai JNet, and their respective shareholders enable us to:

  •
  exercise effective control over Beijing Blue I.T., Beijing Jingtian and Shanghai JNet;

  •
  receive substantially all of the economic benefits and incur substantially all the losses of Beijing Blue I.T., Beijing Jingtian and Shanghai JNet in consideration for the services provided by our subsidiary in China; and

  •
  have an exclusive option to purchase all of the equity interest in Beijing Blue I.T., Beijing Jingtian and Shanghai JNet when and to the extent permitted under PRC law.

        Accordingly, under U.S. GAAP, we consolidate Beijing Blue I.T., Beijing Jingtian and Shanghai JNet as our "variable interest entities" in our consolidated financial statements.

        Our contractual arrangements with our consolidated variable interest entities and their shareholders are described in further detail as follows:

Agreements that Provide Us Effective Control

        Loan Agreements.    Each shareholder of Beijing Blue I.T. entered into a loan agreement on September 23, 2005 and a supplementary agreement on May 10, 2010 with ChinaCache Holdings. Pursuant to these agreements, ChinaCache Holdings provided an interest-free loan facility of RMB5.5 million and RMB4.5 million, respectively, to the two shareholders of Beijing Blue I.T., Mr. Song Wang and Ms. Jean Xiaohong Kou, for the purpose of providing capital to Beijing Blue I.T. to develop its business. In addition, ChinaCache Holdings also agreed to provide continuous financial support to the shareholders of Beijing Blue I.T. to be used for the operations of Beijing Blue I.T. The term of the loan agreement is ten years and may be extended upon mutual written consent of the parties. The method of repayment shall be at the sole discretion of ChinaCache Holdings and the proceeds from the transfer of the shareholder's equity interest in Beijing Blue I.T. to ChinaCache Holdings or another person designated by ChinaCache Holdings as permitted under PRC law shall be used to repay the loan. The shareholder shall repay the loans immediately upon certain events, including the shareholder leaving our employment, a third-party filing a claim against the shareholder which exceeds RMB100,000 or ChinaCache Holdings exercising its option to purchase the shareholder's equity interest in Beijing Blue I.T. pursuant to the exclusive option agreement described below. Each loan agreement contains a number of covenants that restrict the actions the shareholder can take or cause Beijing Blue I.T. to take. For example, these covenants provide that the shareholder will:

  •
  not transfer, pledge or otherwise dispose of or encumber his or her equity interest in Beijing Blue I.T. without the prior written consent of ChinaCache Holdings;

  •
  not take any action without the prior written consent of ChinaCache Holdings, if such action will have a material impact on the assets, business and liabilities of Beijing Blue I.T.;

  •
  not vote for, or execute any resolutions to approve, any merger or consolidation with any person, or any acquisition of or investment in any person by Beijing Blue I.T. without the prior written consent of ChinaCache Holdings; and

  •
  vote to elect the directors candidates nominated by ChinaCache Holdings.

        Each shareholder of Beijing Jingtian entered into a loan agreement on July 31, 2008, which was supplemented on May 10, 2010 with ChinaCache Beijing. Pursuant to these agreements, ChinaCache Beijing provided an interest-free loan of RMB50,000 to each of the two shareholders of Beijing Jingtian, Ms. Xinxin Zheng and Ms. Huiling Ying, for their investment in the registered share capital of Beijing Jingtian. The other terms of these agreements are substantially the same as those of the loan agreement and supplementary agreement between ChinaCache Holdings and the shareholders of Beijing Blue I.T.

        Each of the two shareholders of Shanghai JNet, Mr. Robert Yong Sha and Ms. Huiling Ying, entered into a loan agreement on January 10, 2008 with ChinaCache Beijing, pursuant to which ChinaCache Beijing agreed to provide an interest-free loan facility of RMB500,000 to each of Mr. Robert Yong Sha and Ms. Huiling Ying, for their investment in the registered share capital of Shanghai JNet. The other terms of the loan agreements are substantially the same as those of the loan agreement between ChinaCache Holdings and the shareholders of Beijing Blue I.T. In April 2010,

Mr. Sha transferred 9% equity interest in Shanghai JNet to Hao Yin, Yongkai Mei and Xiurong Mei, who joined as new shareholders, each holding 3% equity interest, and reduced the outstanding loan payable by Mr. Sha to RMB410,000 by repaying RMB90,000 to ChinaCache Beijing. On April 8, 2010, each of Hao Yin, Yongkai Mei and Xiurong Mei entered into a loan agreement with ChinaCache Beijing with terms substantially similar to those of the loan agreements between ChinaCache Beijing and Robert Yong Sha and Huiling Ying. Pursuant to the loan agreements, ChinaCache Beijing provided an interest-free loan of RMB30,000 to each of Hao Yin, Yongkai Mei and Xiurong Mei for their respective acquisition of 3% equity interest in Shanghai JNet.

        ChinaCache Holdings also agreed to provide continuous financial support to the shareholders of Beijing Jingtian and Shanghai JNet to be used for the operations of Beijing Jingtian and Shanghai JNet and agreed to forego the right to seek repayment in the event that the shareholders of Beijing Jingtian and Shanghai JNet are unable to repay such funding, to the extent permitted by PRC law.

        Share Pledge Agreements.    Pursuant to the share pledge agreements entered into on September 23, 2005 among ChinaCache Beijing, each shareholder of Beijing Blue I.T. and Beijing Blue I.T., each shareholder pledged his or her equity interest in Beijing Blue I.T. to ChinaCache Beijing to secure Beijing Blue I.T.'s obligations under the exclusive business cooperation agreement with ChinaCache Beijing. Each shareholder also agreed not to transfer or create any new encumbrance adverse to ChinaCache Beijing on his or her equity interest in Beijing Blue I.T. without the prior written consent of ChinaCache Beijing. During the term of the share pledge agreement, ChinaCache Beijing is entitled to all the dividends declared on the pledged equity interest. If Beijing Blue I.T. fails to perform its contractual obligations, ChinaCache Beijing, as pledgee, will be entitled to certain rights, including the right to take possession and to dispose of the pledged equity interest.

        Pursuant to the share pledge agreements entered into on July 31, 2008 among ChinaCache Beijing, each shareholder of Beijing Jingtian, and Beijing Jingtian, each shareholder pledged his or her equity interest in Beijing Jingtian to ChinaCache Beijing to secure Beijing Jingtian's obligations under the exclusive business cooperation agreement with ChinaCache Beijing. The other terms of the share pledge agreements are substantially the same as those of the share pledge agreements between ChinaCache Beijing, each shareholder of Beijing Blue I.T. and Beijing Blue I.T.

        Pursuant to the share pledge agreements dated January 10, 2008 or April 8, 2010 among ChinaCache Beijing, Shanghai JNet and the shareholders of Shanghai JNet, each shareholder of Shanghai JNet pledged his or her equity interest in Shanghai JNet to ChinaCache Beijing to secure Shanghai JNet's obligations under the exclusive business cooperation agreement with ChinaCache Beijing. The other terms of the share pledge agreements are substantially the same as those of the share pledge agreements between ChinaCache Beijing, each shareholder of Beijing Blue I.T. and Beijing Blue I.T.

        We have registered the pledges of the equity interests in Beijing Blue I.T., Beijing Jingtian and Shanghai JNet, with the local administration for industry and commerce.

        Irrevocable Power of Attorney.    Each shareholder of Beijing Blue I.T. executed an irrevocable power of attorney on September 23, 2005, appointing ChinaCache Beijing or a person designated by ChinaCache Beijing as his or her attorney-in-fact to attend shareholders' meetings of Beijing Blue I.T. and to vote on his or her behalf on all matters requiring shareholder approval, including but not limited to, the sale, transfer, pledge, or disposition of his or her shareholding in Beijing Blue I.T. The power of attorney remains valid and irrevocable from the date of its execution, so long as he or she remains the shareholder of Beijing Blue I.T.

        Pursuant to the irrevocable power of attorney entered into on July 31, 2008, each shareholder of Beijing Jingtian appointed ChinaCache Beijing or a person designated by ChinaCache Beijing as his or her attorney-in-fact to attend shareholders' meetings and to vote on his or her behalf on all matters requiring shareholder approval. These powers of attorneys are substantially the same as those granted by each of the shareholders of Beijing Blue I.T. to ChinaCache Beijing.

        Pursuant to the irrevocable powers of attorney dated January 10, 2008 or April 8, 2010, each shareholder of Shanghai JNet appointed ChinaCache Beijing or a person designated by ChinaCache Beijing as his or her attorney-in-fact to attend shareholders' meetings and to vote on his or her behalf on all matters requiring shareholder approval. These powers of attorneys are substantially the same as those granted by each of the shareholder of Beijing Blue I.T. to ChinaCache Beijing.

        On May 10, 2010, the above irrevocable power of attorneys were re-signed where such rights are granted to ChinaCache Beijing's shareholders or a party designated by ChinaCache Beijing's shareholders.

Agreements that Transfer Economic Benefits to Us

        Exclusive Business Cooperation Agreement.    Pursuant to the exclusive business cooperation agreement between ChinaCache Beijing and Beijing Blue I.T. entered into on September 23, 2005, ChinaCache Beijing agreed to provide Beijing Blue I.T. with exclusive business support and technical and consulting services, including technical services, business consultations, intellectual property licensing, equipment or property leasing, marketing consultancy, system integration, research and development, and system maintenance in return for fees determined at the sole discretion of ChinaCache Beijing. Beijing Blue I.T. agreed that it will not accept any consultation or services provided by any third party without ChinaCache Beijing's prior written consent. ChinaCache Beijing is entitled to have exclusive and proprietary rights and interests to any intellectual properties or technologies arising out of or created during the performance of this agreement. Further exclusive technical support and service agreements will be entered into separately pursuant to which the amount and payment of service fees are determined. The term of this agreement is 10 years. This agreement may be extended with ChinaCache Beijing's written confirmation prior to the expiration date.

        The exclusive business cooperation agreement dated July 31, 2008 between ChinaCache Beijing and Beijing Jingtian and the exclusive business cooperation agreement dated January 10, 2008 between ChinaCache Beijing and Shanghai JNet contain terms substantially similar to those of the exclusive business cooperation agreement between ChinaCache Beijing and Beijing Blue I.T.

        Exclusive Technical Consultation and Training Agreement.    On September 23, 2005, ChinaCache Beijing and Beijing Blue I.T. entered into an exclusive technical consultation and training agreement. Under this agreement, ChinaCache Beijing agreed to provide Beijing Blue I.T. with evaluation and analysis of Beijing Blue I.T.'s research and development system, process and results of operations, and training service. In return, Beijing Blue I.T. agreed to pay ChinaCache Beijing service fees determined at the sole discretion of ChinaCache Beijing. Beijing Blue I.T. agreed that it will not accept any consultation or services provided by any third party without ChinaCache Beijing's prior written consent. ChinaCache Beijing is entitled to have exclusive and proprietary rights and interests arising out of or created during the performance of this agreement, whether by ChinaCache Beijing or Beijing Blue I.T., including but not limited to, patent, copyright, and know-how property. The initial term of this agreement was five years and it was extended for another five years upon ChinaCache Beijing's written confirmation in September 2010.

        Exclusive Technical Support and Service Agreement.    Pursuant to the exclusive technical support and service agreement between ChinaCache Beijing and Beijing Blue I.T., entered into on September 23, 2005, ChinaCache Beijing has the exclusive right to provide Beijing Blue I.T. with technical support and services, including but not limited to, research and development of technology, daily maintenance, monitoring, testing and malfunction resolution of Beijing Blue I.T.'s equipment, and consultation on Beijing Blue I.T.'s network equipment, products and software. In return, Beijing Blue I.T. agreed to pay ChinaCache Beijing service fees determined at the sole discretion of ChinaCache Beijing. Beijing Blue

I.T. agreed that it will not accept any consultation or services provided by any third party without ChinaCache Beijing's prior written consent. ChinaCache Beijing is entitled to have exclusive and proprietary rights and interests arising out of or created during the performance of this agreement, whether by ChinaCache Beijing or Beijing Blue I.T., including but not limited to, patent, copyright, and know-how property. The initial term of this agreement was five years and it was extended for another five years upon ChinaCache Beijing's written confirmation in September 2010.

        Equipment Leasing Agreement.    Under the equipment leasing agreement between ChinaCache Beijing and Beijing Blue I.T. dated September 23, 2005, ChinaCache Beijing agreed to lease its equipment to Beijing Blue I.T. and Beijing Blue I.T. agreed to pay the rent within five business days of the first month of each quarter. Beijing Blue I.T. can only use the equipment to conduct business according to its authorized business scope. The initial term of this agreement was five years and it was extended for another five years upon ChinaCache Beijing's written confirmation in September 2010.

        Exclusive Option Agreements.    On September 23, 2005, ChinaCache Holdings entered into exclusive option agreements with Beijing Blue I.T. and each of its two shareholders, Mr. Song Wang and Ms. Jean Xiaohong Kou. Such agreements were amended and supplemented on May 10, 2010. Pursuant to these agreements, the shareholders irrevocably granted ChinaCache Holdings or its designated representative an exclusive option to purchase, when and to the extent permitted under PRC law, all or part of the equity interest in Beijing Blue I.T. The consideration in excess of the outstanding loan amount when received by the shareholders upon the exercise of the exclusive option is required to be remitted to ChinaCache Beijing in accordance with PRC law. The shareholders must remit any funds received from Beijing Blue I.T. to ChinaCache Beijing in the manner permitted under PRC law, in the event that any distributions are made by Beijing Blue I.T. pursuant to any written consents by ChinaCache Holdings. ChinaCache Holdings or its designated representative has sole discretion to decide when to exercise the option and whether in part or in full. The terms of these agreements are 10 years. The agreements may be renewed for an additional 10 years at ChinaCache Holdings' discretion, and the times of such renewals are unlimited.

        On July 31, 2008, ChinaCache Beijing entered into exclusive option agreements with Beijing Jingtian and each of its two shareholders, Ms. Xinxin Zheng and Ms. Huiling Ying. Such agreements were amended and supplemented on May 10, 2010. Pursuant to these agreements, the shareholders irrevocably granted ChinaCache Beijing or its designated representative an exclusive option to purchase, to the extent permitted under PRC law, all or part of the equity interest in Beijing Jingtian. ChinaCache Beijing has sole discretion to decide when to exercise the option and whether in part or in full. The term of these agreements is 10 years, which may be renewed at ChinaCache Beijing's discretion. Other terms of the exclusive purchase option agreement with Beijing Jingtian are substantially the same as those of the agreement between ChinaCache Holdings and Beijing Blue I.T.

        ChinaCache Beijing entered into exclusive option agreements with Shanghai JNet and its shareholders, Mr. Robert Yong Sha and Ms. Huiling Ying on January 10, 2008, and Mr. Hao Yin, Mr. Mei Yongkai Mei and Ms. Xiurong Mei on April 8, 2010. The exclusive option agreement of Ying Huiling was amended and supplemented on May 10, 2010, and due to the transfer by Mr. Robert Yong Sha of 9% equity interest in Shanghai JNet, Mr. Sha entered into a new exclusive option agreement on April 8, 2010 to replace the original one. The exclusive option agreement with Shanghai JNet contains terms substantially the same as those of the exclusive options granted by each of the shareholders of Beijing Jingtian to ChinaCache Beijing.

        In the opinion of Han Kun Law Offices, our PRC legal counsel:

  •
  the ownership structure of our PRC subsidiary, our PRC affiliated entities and their branches and subsidiaries, both currently and after giving effect to this offering, comply with all existing PRC laws and regulations;

  •
  each and all of the contracts under the contractual arrangements among our PRC subsidiary, PRC affiliated entities and their shareholders governed by PRC law are valid, binding and enforceable, and will not result in any violation of PRC laws or regulations currently in effect; and

  •
  the business operations of our PRC subsidiary, our PRC affiliated entities and their branches and subsidiaries are in all material respects in compliance with existing PRC laws and regulations and the terms of their licenses and permits.

        We have been advised by our PRC legal counsel, however, that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Accordingly, there can be no assurance that the PRC regulatory authorities, in particular the MIIT, which regulates providers of content and application delivery services and other participants in the PRC telecommunications industry, and the Ministry of Commerce, will not in the future take a view that is contrary to the above opinion of our PRC legal counsel. We have been further advised by our PRC legal counsel that if the PRC government finds that the agreements that establish the structure for operating our content and application delivery business in China do not comply with PRC government restrictions on foreign investment in the telecommunications industry, we could be subject to severe penalties including being prohibited from continuing our operations. See "Risk Factors—Risks Related to Our Corporate Structure—If the PRC government finds that the arrangements that establish the structure for operating our business do not comply with PRC government restrictions on foreign investment in the telecommunications business, we could be subject to severe penalties." In addition, these contractual arrangements may not be as effective in providing us with control over Beijing Blue I.T., Beijing Jingtian and Shanghai JNet as would direct ownership of such entities. See "Risk Factors—Risks Related to Our Corporate Structure—We rely on contractual arrangements with Beijing Blue I.T., Beijing Jingtian and Shanghai JNet and their respective shareholders for our China operations, which may not be as effective as direct ownership in providing operational control."

SELECTED CONSOLIDATED FINANCIAL DATA

        The following selected consolidated financial information for the periods and as of the dates indicated should be read in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

        Our selected consolidated financial data presented below (other than earnings (losses) per ADS data) for the years ended December 31, 2007, 2008 and 2009 and our balance sheet data as of December 31, 2008 and 2009 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our audited consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP.

        The selected consolidated statement of operations data (other than earnings (losses) per ADS data) for the nine months ended September 30, 2009 and 2010 and the selected consolidated balance sheet data as of September 30, 2010 have been derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. We have prepared the unaudited interim condensed consolidated financial information on the same basis as our audited consolidated financial statements. The unaudited financial information includes all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the periods presented.

        Our selected consolidated statement of operations data for the years ended December 31, 2005 and 2006 and our balance sheet data as of December 31, 2005, 2006 and 2007 have been derived from our audited consolidated financial statements, which are not included in this prospectus. Our historical results do not necessarily indicate results expected for any future periods.

	For the Year Ended December 31,						For the Nine Months Ended September 30,
	2005	2006	2007	2008	2009		2009	2010
	RMB	RMB	RMB	RMB	RMB	US$	RMB	RMB	US$
							(unaudited)
	(in thousands, except share, per share and per ADS data)
Consolidated Statement of Operations Data:
Revenues:
Net revenues	47,025	70,033	160,973	291,404	272,370	39,902	201,256	279,407	41,762
Cost of revenues(1)	(26,305)	(46,782)	(170,902)	(273,262)	(206,181)	(30,206)	(153,296)	(195,726)	(29,254)

Gross profit	20,720	23,251	(9,929)	18,142	66,189	9,696	47,960	83,681	12,508
Operating costs and expenses:
Sales and marketing expenses(1)	(4,150)	(8,151)	(13,387)	(28,481)	(36,775)	(5,387)	(27,407)	(55,744)	(8,332)
General and administrative expenses(1)	(19,753)	(27,720)	(42,551)	(36,491)	(25,469)	(3,731)	(18,315)	(36,389)	(5,439)
Research and development expenses(1)	(1,522)	(4,100)	(6,827)	(16,807)	(16,639)	(2,438)	(12,777)	(22,051)	(3,296)
Post-acquisition settlement consideration	—	—	—	—	—	—	—	(37,745)	(5,642)

Operating loss	(4,705)	(16,720)	(72,694)	(63,637)	(12,694)	(1,860)	(10,539)	(68,248)	(10,201)
Interest income	216	303	1,843	261	110	16	77	188	28
Interest expense	(155)	(311)	(1,139)	(6,562)	(16,187)	(2,371)	(4,523)	(3,050)	(456)
Other expense	(374)	(1,646)	(8)	(4,567)	(772)	(113)	(1,012)	(205)	(31)
Foreign exchange (loss)/gain, net	(199)	(207)	(1,711)	3,787	(661)	(97)	(833)	1,713	256
Changes in fair value of warrants on Series A preferred shares	238	(10,443)	(4,286)	—	—	—	—	—	—
Impairment of goodwill and intangible assets	—	—	—	(75,147)	(6,920)	(1,014)	(6,920)	—	—
Impairment of property and equipment	—	—	(9,912)	(2,872)	—	—	—	—	—

Loss before income tax expense	(4,979)	(29,024)	(87,907)	(148,737)	(37,124)	(5,439)	(23,750)	(69,602)	(10,404)
Income tax (expense)/benefit	(299)	(766)	(6)	(3,063)	(2,043)	(299)	(1,522)	7,683	1,148

Net loss	(5,278)	(29,790)	(87,913)	(151,800)	(39,167)	(5,738)	(25,272)	(61,919)	(9,256)

Net loss attributable to ordinary shareholders	(7,378)	(36,397)	(99,215)	(162,981)	(75,244)	(11,022)	(50,389)	(98,392)	(14,707)

Loss per share:
Basic	(0.09)	(0.42)	(1.12)	(1.73)	(0.78)	(0.11)	(0.52)	(1.16)	(0.17)
Diluted	(0.09)	(0.42)	(1.12)	(1.73)	(0.78)	(0.11)	(0.52)	(1.16)	(0.17)
Loss per ADS:
Basic	(1.44)	(6.72)	(17.92)	(27.68)	(12.48)	(1.76)	(8.32)	(18.64)	(2.79)
Diluted	(1.44)	(6.72)	(17.92)	(27.68)	(12.48)	(1.76)	(8.32)	(18.64)	(2.79)
Weighted average number of ordinary shares outstanding used in loss per share computation:
Basic	86,000,000	86,374,322	88,791,173	94,441,786	96,844,453	96,844,453	96,912,599	84,475,892	84,475,892
Diluted	86,000,000	86,374,322	88,791,173	94,441,786	96,844,453	96,844,453	96,912,599	84,475,892	84,475,892
Pro forma loss per share (unaudited):
Basic					(0.13)	(0.02)		(0.21)	(0.03)
Diluted					(0.13)	(0.02)		(0.21)	(0.03)
Weighted average number of ordinary shares outstanding used in pro forma loss per share computation (unaudited):
Basic					302,409,878	302,409,878		290,041,317	290,041,317
Diluted					302,409,878	302,409,878		290,041,317	290,041,317

(1)
Includes share-based compensation expenses as follows:

	For the Year Ended December 31,				For the Nine Months Ended September 30,
	2007	2008	2009		2009	2010
	RMB	RMB	RMB	US$	RMB	RMB	US$
					(unaudited)
	(in thousands)
Allocation of share-based compensation expenses:
Cost of revenues	—	1,499	2,489	365	1,732	10,843	1,621

Sales and marketing expenses	—	3,223	5,352	784	4,137	25,903	3,871
General and administrative expenses	3,379	(156)	4,185	613	3,223	20,787	3,107
Research and development expenses	—	1,424	2,365	346	1,828	11,445	1,711

Total share-based compensation expenses included in cost of revenues and operating expenses	3,379	5,990	14,391	2,108	10,920	68,978	10,310

        The following table presents a summary of our consolidated balance sheet data as of December 31, 2005, 2006, 2007, 2008 and 2009 and as of September 30, 2010.

	As of December 31,						As of September 30,
	2005	2006	2007	2008	2009		2010
	RMB	RMB	RMB	RMB	RMB	US$	RMB	US$
							(unaudited)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	47,833	16,078	57,720	12,883	64,702	9,479	90,434	13,517
Accounts receivable, net	5,311	9,622	52,784	48,327	54,520	7,987	97,711	14,604
Total current assets	56,962	32,863	120,053	116,639	225,120	32,980	284,005	42,447
Property, plant and equipment, net	45,566	109,378	201,811	210,531	151,009	22,123	127,983	19,129
Acquired intangible assets, net	—	—	12,271	18,883	3,330	488	1,249	187
Goodwill	—	—	—	20,035	16,989	2,489	16,989	2,539
Total current liabilities	35,879	97,516	110,732	247,145	231,353	33,894	324,931	48,565
Total liabilities	36,879	103,014	116,422	272,307	248,751	36,442	337,069	50,379
Total mezzanine equity	62,617	69,224	350,156	361,337	488,126	71,511	524,599	78,409
Total shareholders' equity (deficit)	4,280	(27,429)	(127,248)	(264,151)	(339,250)	(49,700)	(429,683)	(64,223)

        The following table presents an unaudited non-GAAP financial measure and selected operating data as of and for the dates and periods indicated.

	As of and for the Year Ended December 31,				As of and for the Nine Months Ended September 30,
	2007	2008	2009		2009	2010
	(in thousands, except customer numbers)
Non-GAAP Financial Measure:
Adjusted EBITDA(1)(2)	RMB(31,812)	RMB23,057	RMB70,651	US$10,350	RMB52,498	RMB83,435	US$	12,470
Adjusted net income/(loss)(1)(3)	RMB(82,823)	RMB(71,324)	RMB(16,109)	RMB(2,360)	RMB(5,726)	RMB43,447	US$	6,493
Other Operating Data:
Active customers at period end(4)	129	204	281		252	454

(1)
In evaluating our business, we consider and use Adjusted EBITDA and Adjusted net income/(loss) as supplemental measures of our operating performance. We use EBITDA to assist in reconciliation to Adjusted EBITDA. We define EBITDA as net income (loss) before interest expense, interest income, income tax expense, penalty on tax uncertainties, depreciation and amortization. We define Adjusted EBITDA as EBITDA plus share-based compensation expenses and expenses that we do not consider reflective of our ongoing operations. We define Adjusted net income/(loss) as net income (loss) before share-based compensation expenses, foreign exchange loss or gain, penalties on uncertain tax positions, post acquisition settlement consideration and impairment of goodwill and acquired intangible assets. We believe use of Adjusted EBITDA and Adjusted net income/(loss) facilitates investors' use of operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in items such as capital structures (affecting relative interest expense and share-based compensation expense), the book amortization of intangibles (affecting relative amortization expense), the age and book value of facilities and equipment (affecting relative depreciation expense) and other non cash expenses. We also present both Adjusted EBITDA and Adjusted net income/(loss) because we believe they are frequently used by securities analysts, investors and other interested parties as measures of financial performance.
  The terms EBITDA, Adjusted EBITDA and Adjusted net income/(loss) are not defined under U.S. GAAP and are not measures of operating income, operating performance or liquidity presented in accordance with U.S. GAAP. Our EBITDA, Adjusted EBITDA and Adjusted net income/(loss) have limitations as analytical tools, and when assessing our operating performance, you should not consider EBITDA, Adjusted EBITDA and Adjusted net income/(loss) in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with U.S. GAAP. These limitations include, but are not limited to:

  •
  EBITDA, Adjusted EBITDA and Adjusted net income/(loss) do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

  •
  they do not reflect changes in, or cash requirements for, our working capital needs;

  •
  they do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

  •
  they do not reflect income taxes or the cash requirements for any tax payments;

  •
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and EBITDA, Adjusted EBITDA and Adjusted net income/(loss) do not reflect any cash requirements for such replacements;

  •
  while share-based compensation is a component of operating expenses, the impact on our financial statements compared to other companies can vary significantly due to such factors as assumed life of the options and assumed volatility of our ordinary shares; and

  •
  other companies may calculate EBITDA, Adjusted EBITDA and Adjusted net income/(loss) differently than we do, limiting their usefulness as comparative measures.

(2)
We calculate Adjusted EBITDA as follows:

	For the Year Ended December 31,				For the Nine Months Ended September 30,
	2007	2008	2009		2009	2010
	RMB	RMB	RMB	US$	RMB	RMB	US$
					(unaudited)
	(in thousands)
Net loss	(87,913)	(151,800)	(39,167)	(5,738)	(25,272)	(61,919)	(9,256)
Plus: depreciation	35,761	60,230	56,961	8,345	43,066	42,728	6,386
Plus: amortization	6,036	21,915	11,679	1,711	9,190	2,081	311
Plus: interest expense	1,139	6,562	16,187	2,371	4,523	3,050	456
Plus: penalty on tax uncertainties	—	3,126	1,086	159	873	356	53
Less: interest income	(1,843)	(261)	(110)	(16)	(77)	(188)	(28)
Plus: income tax expense/(benefit)	6	3,063	2,043	299	1,522	(7,683)	(1,148)
EBITDA	(46,814)	(57,165)	48,679	7,131	33,825	(21,575)	(3,226)
Plus: share-based compensation	3,379	5,990	14,391	2,108	10,920	68,978	10,310
Plus: foreign exchange loss (gain)	1,711	(3,787)	661	97	833	(1,713)	(256)
Plus: impairment of goodwill and acquired intangible assets	—	75,147	6,920	1,014	6,920	—	—
Plus: impairment of property and equipment	9,912	2,872	—	—	—	—	—
Plus: post-acquisition settlement consideration	—	—	—	—	—	37,745	5,642
Adjusted EBITDA	(31,812)	23,057	70,651	10,350	52,498	83,435	12,470

(3)
We calculate Adjusted net income/(loss) as follows:

	For the Year Ended December 31,				For the Nine Months Ended September 30,
	2007	2008	2009		2009	2010
	RMB	RMB	RMB	US$	RMB	RMB	US$
					(unaudited)
	(in thousands)
Net loss	(87,913)	(151,800)	(39,167)	(5,738)	(25,272)	(61,919)	(9,256)
Plus: share-based compensation	3,379	5,990	14,391	2,108	10,920	68,978	10,310
Plus: foreign exchange loss/(gain)	1,711	(3,787)	661	97	833	(1,713)	(256)
Plus: penalties on uncertain tax positions	—	3,126	1,086	159	873	356	53
Plus: post acquisition settlement consideration	—	—	—	—	—	37,745	5,642
Plus: impairment of goodwill and acquired intangible assets	—	75,147	6,920	1,014	6,920	—	—
Adjusted net income/(loss)	(82,823)	(71,324)	(16,109)	(2,360)	(5,726)	43,447	6,493
(4)
We define active customers as those from whom we generated revenues within 30 days before the period end.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled "Selected Consolidated Financial Data" and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

        We are the leading provider of Internet content and application delivery services in China, accounting for 53% market share in terms of revenues in 2009, according to iResearch. We provide a portfolio of services and solutions to businesses, government agencies and other enterprises to enhance the reliability and scalability of their online services and applications and improve end-user experience. Our nationwide service platform, which consists of our network, servers and intelligent software, is designed to handle planned and unplanned peaks without significant upfront and ongoing capital outlay and other investments on the part of our customers.

        As a carrier-neutral service provider, our network in China is interconnected with networks operated by all telecommunications carriers, major non-carriers and local Internet service providers in China. We deploy servers and nodes across networks throughout China and we use a private transmission backbone that connects our nodes and data centers, thereby optimizing our content and applications delivery performance and reliability.

        We derive substantially all of our revenues from the sale of content and application services to our customers. Our services are typically provided under a one-year master service agreement, which is typically accompanied with a one-year renewal option. Customers choose at the outset of the arrangement to either use our services through a monthly fixed bandwidth or traffic volume usage and fee arrangement or choose a plan based on actual bandwidth or traffic volume used during the period at fixed pre-set rates.

        Our net revenues were RMB161.0 million, RMB291.4 million, RMB272.4 million (US$39.9 million) and RMB279.4 million (US$41.8 million) in 2007, 2008, 2009 and for the nine months ended September 30, 2010, respectively. The number of our active customers has grown over the years, increasing from 129 as of December 31, 2007, to 454 as of September 30, 2010. For the nine months ended September 30, 2010, our top five customers accounted for 32.2% of total net revenues, down from 42.0% in 2007. We incurred net losses of RMB87.9 million, RMB151.8 million, RMB39.2 million (US$5.7 million) and RMB61.9 million (US$9.3 million), respectively, in 2007, 2008, 2009 and for the nine months ended September 30, 2010.

        On October 1, 2010, we completed the initial public offering of our ADSs, which currently trade on the Nasdaq Global Market under the symbol "CCIH." In connection with the offering, we issued and sold 5,923,247 ADSs representing 94,771,952 ordinary shares resulting in gross proceeds to us of approximately US$76.7 million.

Key Factors Affecting Our Results of Operations

        Our financial condition and results of operations are mainly affected by the following factors:

  Number of active customers and customer mix

        The number of active customers affect our revenues. We had 129, 204, 281 and 454 active customers as of December 31, 2007, 2008 and 2009 and September 30, 2010, respectively. With the growth of our customer base and the diversification of our customers, our customer concentration level has decreased over the years. Revenues from our top five customers accounted for 42.0% and 38.2% of our total net revenues in 2007 and 2008, respectively, while such percentage decreased to 34.8% and 32.2% in 2009 and the nine months ended September 30, 2010, respectively. We anticipate that our customer base will continue to grow and diversify.

        Our revenues are also affected by the composition of our customer base, which we refer to as customer mix. Our overall customer mix improved in 2009 as compared to prior years, as the number of customers that purchase services with higher average selling price, which we refer to as high-value customers, increased. In 2008, customers from the Internet and software industry contributed a significant portion of our revenues, but such customers generally generated lower average selling price. In 2009, we significantly increased our sales to high-value mobile Internet, enterprise customers and e-commerce customers. The improved overall customer mix contributed to our better gross profit margins in 2009 compared with 2008. We intend to attract and retain more high-value customers to increase our revenues and gross margins.

  Average selling price

        We operate in a competitive market and we face pricing pressure for our services. We typically charge customers on a per-gigabit per-second basis for the bandwidth usage or per-gigabyte basis for traffic volume used. Prices for our services are affected by a variety of factors, including supply and demand conditions and pricing pressures from our competitors. In recent years, the average selling prices for our services have declined. The price erosion was partially due to price discounts granted at the outset of the arrangement to customers with large contractual service commitments. Furthermore, increased competition has also caused price declines. We expect that the average selling prices for our services will continue to be under pricing pressure. Therefore, we must reduce our cost of revenues to offset the average selling price decline and to maintain and increase our gross profit.

  Cost reductions

        Our ability to achieve and increase profitability depends on our ability to effectively reduce our cost of revenues. Our cost of revenues as a percentage of our total net revenues improved from 106.0% in 2007 to 75.7% in 2009. Such improvement was the cumulative result of the improved efficiency of our network and operation, decrease of our average procurement costs for both bandwidth and equipment and cost reduction measures. We plan to devote significant resources to enhancing the efficiency of our operations and in particular to increasing the scalability of our bandwidth usage. However, if we fail to continue to effectively reduce our cost of revenues, our profitability and competitiveness will be adversely affected.

        A significant component of our cost of revenues is the depreciation of our network equipment, which is related to our capital expenditures. In 2007, we had capital expenditures of RMB152.1 million, as compared to RMB74.7 million in 2008 and RMB2.0 million in 2009. Significant capital expenditures in 2007 contributed to the significant depreciation expenses we had in 2008 and 2009. In 2010, our capital expenditures were approximately RMB60.0 million (US$9.0 million). In 2011, as we further expand and improve our network and operation, we expect our capital expenditures to be approximately RMB100.0 million (US$14.9 million). We make our investment decisions based upon evaluation of a number of factors, such as the amount of bandwidth and storage that our customers may demand, the cost of the physical network equipment required to meet such requirements and the forecasted capacity utilization of our network. If we over-estimate or under-estimate future demand for our services, our results of operations may suffer.

Components of Results of Operations

Revenues

        In 2007, 2008 and 2009, we generated net revenues of RMB161.0 million, RMB291.4 million and RMB272.4 million (US$39.9 million), respectively. For the nine months ended September 30, 2010, we generated net revenues of RMB279.4 million (US$41.8 million), as compared to RMB201.3 million for the nine months ended September 30, 2009.

        Substantially all of our revenues were derived from the sale of our content and application delivery services to our customers. We typically charge customers on a per-gigabit per-second basis for the bandwidth usage or per-gigabyte basis for traffic volume used. Our customer service agreements generally commit the customers to a minimum level of usage and specify the rate that the customers must pay for actual usage above the minimum usage commitment. These agreements typically provide for a one-year term with a one-year renewal option.

        The number of our active customers has steadily grown in the past four years, from 129 as of December 31, 2007, to 204 as of December 31, 2008, to 281 as of December 31, 2009 and to 454 as of September 30, 2010. We categorize our customers into five industry groups: Internet and software, mobile Internet, media and entertainment, enterprises and e-commerce and government agencies. In 2008, customers from the Internet and software industry contributed a significant portion of our revenues. We experienced strong growth in sales to customers in the mobile Internet, media and entertainment, enterprises and e-commerce industry groups in 2009 and the first nine months in 2010 and we expect this trend to continue through the end of 2010.

        During any given period, a relatively small number of customers typically accounts for a significant percentage of our total net revenues. Our largest customer contributed 24.4% and 16.0%, respectively, of our total net revenues for the years ended December 31, 2007 and 2008. In 2009, our largest customer, Tencent, contributed approximately 14.8% of our total net revenue. For the nine months ended September 30, 2010, China Mobile became our largest customer and contributed approximately 13.6% of our total net revenues during the period.

        We are subject to PRC businesses taxes and related surcharges at rates between 3.27% to 5.5% on our revenues related to certain types of services that we provide. Our revenues are presented net of such business taxes in the same period in which the related revenues are recognized.

Cost of Revenues and Operating Expenses

        The following table sets forth, for the periods indicated, our cost of revenues and operating expenses, in absolute amount and as a percentage of total net revenues:

	For the Year Ended December 31,							For the Nine Months Ended September 30,
	2007		2008		2009			2009	2010
	RMB	%	RMB	%	RMB	US$	%	RMB	RMB	US$	%
								(unaudited)
	(in thousands, except percentages)
Net revenues	160,973	100.0%	291,404	100.0%	272,370	39,902	100.0%	201,256	279,407	41,762	100.0%

Cost of revenues(1)
Bandwidth, co-location and storage fees	117,254	72.8%	166,765	57.2%	116,024	16,998	42.6%	86,027	122,999	18,384	44.0%
Depreciation of network equipment and amortization of acquired intangible assets	40,159	24.9%	80,387	27.6%	67,097	9,830	24.6%	50,432	42,664	6,377	15.3%
Payroll and other compensation costs of network operations personnel	10,363	6.4%	17,548	6.0%	14,007	2,052	5.1%	10,097	22,647	3,385	8.1%
Other cost of revenues	3,126	1.9%	8,562	2.9%	9,053	1,326	3.3%	6,740	7,416	1,108	2.7%

Total cost of revenues	170,902	106.0%	273,262	93.7%	206,181	30,206	75.6%	153,296	195,726	29,254	70.1%

Operating expenses(1)
Sales and marketing expenses	13,387	8.3%	28,481	9.8%	36,775	5,388	13.5%	27,407	55,744	8,332	20.0%
General and administrative expenses	42,551	26.4%	36,491	12.5%	25,469	3,731	9.4%	18,315	36,389	5,439	13.0%
Research and development expenses	6,827	4.2%	16,807	5.8%	16,639	2,438	6.1%	12,777	22,051	3,296	7.9%
Post-acquisition settlement consideration	—	—	—	—	—	—	—	—	37,745	5,642	13.5%

Total operating expenses	62,765	38.9%	81,779	28.1%	78,883	11,557	29.0%	58,499	151,929	22,709	54.4%

(1)
Includes share-based compensation expenses as follows:

	For the Year Ended December 31,							For the Nine Months Ended September 30,
	2007		2008		2009			2009	2010
	RMB	%	RMB	%	RMB	US$	%	RMB	RMB	US$	%
								(unaudited)
	(in thousands, except percentages)
Allocation of share-based compensation expenses:
Cost of revenues	—	—	1,499	25.0%	2,489	365	17.3%	1,732	10,843	1,621	15.7%
Sales and marketing expenses	—	—	3,223	53.8%	5,352	784	37.2%	4,137	25,903	3,871	37.6%
General and administrative expenses	3,379	100.0%	(156)	(2.6)%	4,185	613	29.1%	3,223	20,787	3,107	30.1%
Research and development expenses	—	—	1,424	23.8%	2,365	346	16.4%	1,828	11,445	1,711	16.6%

Total share-based compensation expenses included in cost of revenues and operating expenses	3,379	100.0%	5,990	100.0%	14,391	2,108	100.0%	10,920	68,978	10,310	100.0%

Cost of Revenues

        Our cost of revenues primarily consists principally of the following:

  •
  bandwidth, co-location and storage fees;

  •
  depreciation of network equipment and amortization of acquired intangible assets;

  •
  payroll and other compensation costs of network operations personnel; and

  •
  other cost and expenses that are directly attributable to the provisions of our content and application delivery services.

        Bandwidth, co-location and storage fees are the amounts we pay to purchase bandwidth usage, co-location services and data storage from telecommunications carriers or ISPs. For the years ended December 31, 2007, 2008 and 2009 and for the nine months ended September 30, 2010, 98%, 99%, 99% and 99%, respectively, of our bandwidth, co-location and data storage were purchased from two major PRC telecommunications carriers, China Telecom and China Unicom, through their respective subsidiaries and sale agents. Our agreements with the telecommunication carriers typically use a standard form provided by the carriers, with pricing terms individually negotiated with the carriers' local subsidiaries or sale agents. The agreements are typically of a one-year term with renewal options. We pay monthly service fees based on the number of Internet gateways, bandwidth usage and the number of server clusters.

        Depreciation of network equipment expenses primarily consists of depreciation of our network servers and depreciation of the optical fiber cables that serve as our private transmission backbone. In April 2008, we entered into an agreement with Tong Zhen Networks Co., Ltd., an unrelated third party, pursuant to which we agreed to lease an optical fiber cable from Beijing to Hangzhou for a term of 20 years commencing from the date of the agreement. We have prepaid an aggregate amount of RMB13.1 million (US$1.9 million) in rental fees for the entire 20-year period. We also have the right to renew the lease by notifying the lessor within 12 months prior to the expiration of the lease. Amortization of acquired intangible assets in 2008 and 2009 were related to our acquisition of JNet Group. Depreciation of network equipment and amortization of acquired intangible assets increased significantly from RMB40.2 million in 2007 to RMB80.4 million in 2008, and then decreased to RMB67.1 million (US$9.8 million) in 2009. Our depreciation expense in each period closely correlated to the amount of equipment we purchased. In 2007, we had capital expenditures of RMB152.1 million, as compared to RMB74.7 million in 2008 and RMB2.0 million in 2009. Significant capital expenditures in 2007 contributed to the significant depreciation and amortization costs we had in 2008 and 2009. The decrease in equipment purchased in 2009 contributed to the decreased depreciation of network equipment and amortization of acquired intangible assets expenses in 2009 as compared to 2008. In 2010, our capital expenditures were approximately RMB60.0 million (US$9.0 million). In 2011, as we further expand and improve our network, we expect our capital expenditures to be approximately RMB100.0 million (US$14.9 million), which may result in higher depreciation expenses in 2011.

        Our cost of revenues increased from RMB170.9 million in 2007 to RMB273.3 million in 2008, and then decreased to RMB206.2 million (US$30.2 million) in 2009. Our cost of revenues was RMB195.7 million (US$29.3 million) for the nine months ended September 30, 2010, as compared to RMB153.3 million for the nine months ended September 30, 2009. Our cost of revenues as a percentage of our total net revenues decreased from 106.0% in 2007 to 93.7% in 2008 and then to 75.6% in 2009. For the nine months ended September 30, 2010, our cost of revenues as a percentage of total net revenues was 70.1%. Such decrease in terms of percentage was primarily due to the increased efficiency of our networks and operations and the cost reduction measures we took during 2009 and 2010. Overall, we expect that our cost of revenues will increase as we expand our operations; however, such increase is likely to be partially offset by lower fixed costs per unit as we reduce the per unit costs for bandwidth, co-location and storage fees and enhance the efficiency of our operations.

  Operating Expenses

        Our operating expenses consist of sales and marketing expenses, general and administrative expenses, research and development expenses and post-acquisition settlement consideration.

        Sales and Marketing Expenses.    Our sales and marketing expenses primarily consist of the following:

  •
  salary and benefit expenses for our sales and marketing staff, including share-based compensation expenses;

  •
  promotion and marketing expenses, including costs for sponsoring special promotional and marketing events and organizing and participating in industry conferences and related expenses for business development activities; and

  •
  travel-related expenses to support sales and marketing functions.

        Our sales and marketing expenses as a percentage of our total net revenues increased from 8.3% for the year ended December 31, 2007, to 9.8% for the year ended December 31, 2008, to 13.5% for the year ended December 31, 2009 and 20.0% for the nine months ended September 30, 2010, primarily due to increases in promotion and marketing expenses as well as salary and related benefit expenses. Going forward, we expect our sales and marketing expenses to continue to increase as we expand our business.

        General and Administrative Expenses.    Our general and administrative expenses primarily consist of the following:

  •
  salary and benefit expenses for management and administrative staff, including share-based compensation expenses;

  •
  depreciation of facilities and office equipment; and

  •
  professional service expenses.

        Our general and administrative expenses decreased from RMB42.6 million for the year ended December 31, 2007, to RMB36.5 million for the year ended December 31, 2008, and to RMB25.5 million for the year ended December 31, 2009. As a percentage of our total net revenues, our general and administrative expenses decreased from 26.4% for the year ended December 31, 2007 to 9.4% for the year ended December 31, 2009, as our revenues grew at a faster pace than our general and administrative expenses during these periods. Our general and administrative expenses were RMB36.4 million (US$5.4 million) for the nine months ended September 30, 2010, as compared to RMB18.3 million for the nine months ended September 30, 2009. As a percentage of our total net revenues, our general and administrative expenses increased from 9.1% for the nine months ended September 30, 2009 to 13.0% for the nine months ended September 30, 2010, primarily due to the increased share-based compensation expenses. We expect that our general and administrative expenses in absolute amount will increase from the 2009 level as we incur additional costs in connection with the growth of our business and our becoming a public company, including additional costs in connection with improvements to our internal control.

        Research and Development Expenses.    Our research and development expenses primarily consist of payroll and related personnel costs, including share-based compensation expenses. Research and development costs are expensed as incurred. Our research and development expenses increased by 147.1% from RMB6.8 million in 2007 to RMB16.8 million in 2008, primarily due to the increases in resources committed to research and development activities as we ramped up our business. Our research and development expenses decreased slightly by 1.2% from the 2008 level to RMB16.6 million (US$2.4 million) in 2009. Our research and development expenses were RMB22.1 million (US$3.3 million) for the nine months ended September 30, 2010, as compared to RMB12.8 million for the nine months ended September 30, 2009. We anticipate that our research and development expenses will increase as we devote more resources to developing and improving technologies to enhance our service offerings and improve operating efficiencies.

Acquisitions

        As part of our growth strategy, we have acquired, and may in the future acquire, companies that are complementary to our businesses. In January 2008, we completed the acquisition of JNet Holdings and obtained control over Shanghai JNet through contractual arrangements. Shanghai JNet is a PRC company principally engaged in the provision of telecommunications value-added services in China and was an affiliate entity of JNet Holdings prior to the acquisition. We refer to JNet Holdings and Shanghai JNet collectively as JNet Group. As consideration for the purchase, we paid JNet Holdings' shareholders a purchase consideration in installments consisting of 5,566,955 of our ordinary shares and US$6,823,334 in cash as of December 31, 2009. For subsequent events and current outstanding balance, see "Related Party Transactions—Transactions with Certain Directors, Shareholders, Affiliates and Key Management Personnel." In July 2008, we obtained control over Beijing Jingtian, a PRC company principally engaged in the provision of rich media streaming services, through a series of contractual arrangements, for a price of RMB100,000 (US$14,650).

        Shanghai JNet contributed 11.7% and 4.6% of our total net revenues in 2008 and 2009, respectively. Beijing Jingtian's contribution to our total net revenues in 2008 and 2009 was immaterial. We recorded an impairment charge of RMB75.1 million and RMB6.9 million (US$1.0 million) in Shanghai JNet in 2008 and 2009, respectively, as a result of the impairment assessment tests on our recorded goodwill and acquired intangible assets. In addition, we incurred additional expenses in the amount of RMB37.7 million (US$5.6 million) during the nine months ended September 30, 2010 associated with the supplementary agreement we entered into with the sellers of JNet Holdings. Furthermore, as part of the supplementary agreement, we issued 1,030,215 ordinary shares to the sellers of JNet Holdings in October 2010, based on an initial public offering price of US$13.90 per ADS, resulting in an additional charge in the amount of US$0.9 million which was recorded concurrently with our initial public offering. See "Risk Factors—Risks Related to Our Business and Industry—We may need to record additional impairment charges to earnings, incur additional post-acquisition settlement consideration or issue additional shares to the sellers in connection with our JNet Holdings acquisition, which may have a material and adverse effect on our results of operations."

Critical Accounting Policies

        We prepare our financial statements in accordance with U.S. GAAP, which requires us to make significant judgments, estimates and assumptions that effect (i) the reported amounts of assets and liabilities, (ii) disclosure of contingent assets and liabilities at the end of each reporting period, and (iii) the reported amounts of revenues and expenses during each reporting period. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experience and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates.

        Some of our accounting policies require higher degrees of judgment than others in their application. When reviewing our consolidated financial statements, you should consider (i) our selection of critical accounting policies, (ii) the judgment and other uncertainties affecting the application of such policies and (iii) the sensitivity of reported results to changes in conditions and assumptions. We consider the policies discussed below to be critical to an understanding of our consolidated financial statements as their application places significant demands on the judgment of our management. The following descriptions of our critical accounting policies, judgments and estimates should be read in conjunction with our consolidated financial statements, the risks and uncertainties described under "Risk Factors" and other disclosures included in this prospectus.

Revenue Recognition

        We provide a portfolio of content and application delivery services, including web page content services, file transfer services, rich media streaming services, guaranteed application delivery, managed Internet data services and value-added services to its customers to improve the performance, reliability and scalability of their online services and applications. Consistent with the criteria of Staff Accounting Bulletin No. 104, "Revenue Recognition", we recognize revenue from sales of these services when there is a signed sales agreement with fixed or determinable fees, services have been provided to the customer and collection of the resulting customer's receivable is reasonably assured.

        Our services are provided under the terms of a one-year master service agreement, which is typically accompanied with a one-year term renewal option with the same terms and conditions. Customers choose at the outset of the arrangement to either use our services through a monthly fixed bandwidth or traffic volume usage and fee arrangement or choose a plan based on actual bandwidth or traffic volume used during the period at fixed pre-set rates. We recognize and bill for revenue for excess usage, if any, in the month of its occurrence to the extent a customer's usage of the services exceeds their pre-set monthly fixed bandwidth usage and fee arrangements. The rates as specified in the master service agreements are fixed for the duration of the contract term and are not subject to adjustment.

        We may charge our customers an initial set-up fee prior to the commencement of their services. To date, these amounts have been insignificant; however, we record these initial set-up fees as deferred revenue and recognizes them as revenue ratably over the estimated life of the customer arrangement. Generally, all our customers' arrangements will require certain amount of initial set-up along with the selected service subscription and very few of the customers' arrangements have contracted to provide more than one type of monthly service.

Fair Value of Financial Instruments

        Financial instruments include cash and cash equivalents, accounts receivable, other receivables, accounts payable, short-term bank borrowings, balances with related parties and other payables, long-term bank borrowings, share-based compensation liability, convertible notes, preferred shares and warrants. The carrying values of these financial instruments, other than long-term bank borrowings, share-based compensation liability, convertible notes, redeemable convertible preferred shares, and warrants, approximate their fair values due to their short-term maturities.

        Long-term bank borrowings bear a stated interest rate, which approximates the market rate. Accordingly, the carrying value of long-term bank borrowings approximates its fair value. The share-based compensation liability is initially recognized at fair value on the date of grant and is subsequently remeasured at the end of each reporting period with an adjustment for fair value recorded to the current period expense. Subsequent to our initial public offering, the share-based liability will be reclassified to additional paid-in capital and no longer required for remeasurement. The convertible notes were initially recognized at the face value and subsequently accreted to the redemption value using the effective interest method. The redeemable convertible preferred shares are initially recognized based on residual proceeds after allocation to the detachable warrants at fair value, if applicable, and were subsequently accreted to their respective redemption values using the effective interest rate method. When a beneficial conversion feature exists as of the commitment date, its intrinsic value is allocated from the carrying value of the convertible notes or redeemable convertible preferred shares as a contribution to additional paid-in capital. The discount resulting from the beneficial conversion feature is amortized from the date of issuance to the stated redemption date (for convertible notes) or earliest conversion date (for preferred shares). The convertible notes and preferred shares are then accreted to their respective redemption values using the effective interest method. We, with the assistance of an independent third party valuation firm, determined the estimated fair value of the convertible notes, preferred shares, warrants, and share-based compensation awards recorded in the consolidated financial statements.

Business Combinations

        In 2009, we adopted ASC 805, Business Combinations, which revised the accounting guidance that we were required to apply for our acquisitions in prior fiscal years, FASB Statement No. 141, Business Combinations. We acquired JNet Group in January 2008 and may make further acquisitions in the future. We accounted for the JNet Group acquisition in accordance with FASB Statement No. 141 whereas future acquisitions will be accounted for pursuant to ASC 805. The underlying principles of ASC 805 and FASB Statement No. 141 are similar and both require us to recognize separately from goodwill the assets acquired and the liabilities assumed at their acquisition date fair values. Goodwill as of the acquisition date is measured as the excess of consideration transferred and the net of the acquisition date fair values of the assets acquired and the liabilities assumed. In addition, the share purchase agreements entered into may contain contingent consideration provisions obligating us to pay additional purchase consideration, upon the acquired business's achievement of certain operating performance based milestones. Historically, we were required to recognize contingent consideration as an additional element of the cost of the acquired business when the contingency was resolved beyond a reasonable doubt. Under ASC 805, these contingent consideration arrangements are required to be recognized and measured at fair value at the acquisition date as either a liability or equity instrument, with liability instruments being required to be remeasured at each reporting period through the results of our operations.

        In connection with the JNet Group acquisition, we determine the estimated fair values of identifiable intangible and tangible assets as well as assumed liabilities with assistance from a third-party valuation firm. We make estimates of the fair value of assets acquired and liabilities assumed using reasonable assumptions based on historical experience and information obtained from the management of the acquired company. For example, critical estimates in valuing certain of JNet Group's intangible assets included but were not limited to the following items: estimates of future expected cash flows from the acquired business, determination of an appropriate discount rate, assumptions regarding the period of time that the acquired supplier contracts and customer relationship arrangements would continue and measurement of pre-acquisition contingencies and contingent consideration arrangements. Unanticipated events may occur which may affect the accuracy or validity of such assumptions or estimates, as evidenced by the impairment charges we recorded with respect to goodwill and intangible assets resulting from the JNet acquisition.

Impairment of Goodwill

        Goodwill represents the excess of the purchase price over the amounts assigned to the fair value of the assets or business acquired, taking into account the liabilities assumed. Our goodwill at December 31, 2008 and 2009 was related to our acquisition of JNet Group. In accordance with ASC topic 350, "Goodwill and Other Intangible Assets" ("ASC 350"), recorded goodwill amounts are not amortized, but rather are tested for impairment annually or more frequently if there are indicators of impairment present.

        The performance of the impairment test involves a two-step process. The first step of the impairment test involves comparing the fair value of the reporting unit with its carrying amount, including goodwill. Fair value is primarily determined by computing the future discounted cash flows expected to be generated by the reporting unit. If the reporting unit's carrying value exceeds its fair value, goodwill may be impaired. If this occurs, we perform the second step of the goodwill impairment test to determine the amount of impairment loss.

        The fair value of the reporting unit is allocated to its assets and liabilities in a manner similar to a purchase price allocation in order to determine the implied fair value of the reporting unit's goodwill. If the implied goodwill fair value is less than its carrying value, the difference is recognized as impairment loss.

        In accordance with ASC 350, we assigned and assessed goodwill for impairment at the reporting unit level. A reporting unit is an operating segment or one level below the operating segment. We have determined that we have four reporting units, JNet Group, Beijing Blue I.T. (which includes Beijing Jingtian), ChinaCache Beijing and ChinaCache North America. Goodwill resides or is allocable to only one of our reporting units, which is JNet Group. As of December 31, 2008 and 2009, we performed impairment tests on goodwill in a two-step process. We determined the fair value of the reporting unit using the income approach based on the discounted expected future cash flows associated with the reporting unit. The discounted cash flows for the reporting unit were based on five-year projections. Cash flow projections were based on past experience, actual operating results and management's best estimates about future developments, as well as certain market assumptions. Cash flow after the fifth year were estimated using a terminal value calculation, which considered terminal value growth rate at 3%, considering long-term revenue growth rates for entities in the relevant industries in the PRC. The discount rate of approximately 25% were used in the valuations which reflect the market assessment of the risks specific to JNet Group's industry and is based on the weighted average cost of capital for that particular reporting unit. We base our fair value estimates as assumptions we believe to be reasonable but that are unpredictable and inherently uncertain and as such, actual future results may differ from these estimates.

        As of December 31, 2008 and 2009, we assessed impairment on our goodwill derived from our acquisition of JNet Group. We assessed certain indicators of impairment and their respective timings impacting JNet Group's revenue and cash flow forecasts which were primarily attributed to the resulting and continuing effects of the economic downturn coupled with declines in customer demand, intense pricing pressure and increasing competition. During the year ended December 31, 2009, there were also indicators of impairment such as the loss of key customers of JNet Group that resulted in the carrying value of the reporting unit exceeding its implied fair value. In the years ended December 31, 2008 and 2009 and the nine months ended September 30, 2009 and 2010, we recognized an impairment of goodwill derived from the acquisition of JNet Group of RMB53.2 million, RMB3.0 million (US$0.4 million), RMB3.0 million and nil, respectively.

Impairment of Long-lived Assets and Acquired Intangibles

        We evaluate its long-lived assets or asset group, including acquired intangible assets with finite lives, for impairment whenever events or changes in circumstances, such as a significant adverse change to market conditions that will impact the future use of the assets, indicate that the carrying amount of an asset or a group of long-lived assets may not be recoverable. When these events occur, we evaluate potential impairment by comparing the carrying amount of the assets to future undiscounted net cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, we would recognize an impairment loss based on the excess of the carrying amount of the asset group over its fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the assets, when the market prices are not readily available for the long-lived assets.

        During the years ended December 31, 2008 and 2009, we assessed certain indicators of impairment impacting JNet Group's revenue and cash flow forecasts which were primarily attributed to the resulting and continuing effects of the economic downturn coupled with declines in customer demand, intense pricing pressure and increasing competition. During the year ended December 31, 2009, there were also indicators of impairment such as the loss of key customers of JNet Group that resulted in our reassessing the recoverability of our intangible assets. We tested these intangible assets for impairment using valuation methodologies that were consistent with those used to value the intangible assets at the date of acquisition. Accordingly, we recorded impairment charges associated with our long-lived assets and acquired intangibles as follows:

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2008	2009		2009	2010
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Impairment of acquired intangible assets	21,991	3,874	568	3,874	—	—
Impairment of property and equipment	2,872	—	—	—	—	—

Post-Acquisition Settlement Consideration

        We entered into a supplementary agreement with JNet Holdings' selling shareholders on January 28, 2010. Pursuant to the supplementary agreement, ChinaCache Holdings will supplementally pay out quarterly all of Shanghai JNet's 2010, 2011 and 2012 pre-tax income ("earn-out liabilities") to JNet Holdings' selling shareholders. During the nine months ended September 30, 2010, we recorded RMB37.7 million (US$5.6 million) related to this settlement (see "—Key Factors Affecting Our Results of Operations—Acquisitions"), of which RMB19.3 million (US$2.9 million) was related to the estimation of the contingent payout obligation related to these earn-out liabilities.

        The fair value of the earn-out liabilities was obtained through the income approach whereby we derived pre-tax income of Shanghai JNet in 2010, 2011 and 2012. The forecast of pre-tax income of Shanghai JNet was derived from its historical operating results, coupled with estimate of future performance, which required us to make significant estimates and judgments. We applied a discount rate of approximately 18.5%, which was determined through the assessment of the company-specific and industry-specific risks.

        To estimate Shanghai JNet's pre-tax income in the following three years, we must make key assumptions concerning Shanghai JNet's revenue and cost of revenues. For example, we have estimated Shanghai JNet's revenue would grow at rates ranging from approximately 0% to 5% over the next three years as compared to approximately 21% and 65% declines that it previously experienced for 2008 and 2009, respectively. On the cost of revenues, Shanghai JNet's cost of revenues decreased as a percentage of revenue from approximately 23% and 26% for fiscal 2008 and 2009. Shanghai JNet's cost of revenues as a percentage of revenue decrease to approximately 20% in 2010 and we expect these costs of revenues to remain stable at the 20% level for 2011 and 2012. Estimating revenue growth rates or costs is inherently subjective. If we used different estimates or assumptions that reasonably could have been used, the post-acquisition settlement consideration we recorded for a historical period could be different. These earn-out liabilities will be remeasured at the end of each reporting period according to the actual results of operations and any revisions to the remaining forecasted period until final settlement occurs. Should Shanghai JNet generate significantly more pre-tax income than our original estimate in any of the three following fiscal years, then we will record additional post-acquisition settlement consideration expenses; likewise, any short-fall in actual pre-tax income as compared to estimate would result in a recovery of post-acquisition settlement consideration expenses.

Income Taxes

        In determining taxable income for financial statement reporting purposes, we must make certain estimates and judgments. These estimates and judgments are applied in the calculation of certain tax liabilities and in the determination of the recoverability of deferred tax assets, which arise from temporary differences between the recognition of assets and liabilities for tax and financial statement reporting purposes.

        We must assess the likelihood that we will be able to recover our deferred tax assets. If recovery is not likely, we must increase our provision for taxes by recording a charge to income tax expense, in the form of a valuation allowance, for the deferred tax assets that we estimate will not ultimately be recoverable. We consider past performance, future expected taxable income and prudent and feasible tax planning strategies in determining the need for a valuation allowance.

        In addition, the calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax rules and the potential for future adjustment of our uncertain tax positions by the various jurisdictional tax authorities. If our estimates of these taxes are greater or less than actual results, an additional tax benefit or charge will result.

Share-based Compensation

        We account for share options issued to employees in accordance with ASC topic 718, or ASC 718, "Compensation-Stock Compensation." In accordance with the fair value recognition provision of ASC 718, share-based compensation cost is measured at the grant date based on the fair value of the option and is recognized as an expense, net of estimated forfeitures, over the requisite service period, which is generally the vesting period. In accordance with ASC 718, we determine whether a share option should be classified and accounted for as a liability award or an equity award. Prior to our initial public offering, we accounted for our options as liability awards as the options are indexed to a foreign currency in addition to our share price. Under the liability awards approach, the share-based compensation liability is initially measured at fair value on the date of grant and is subsequently re-measured at the end of each reporting period with an adjustment for fair value recorded to the current period expense in order to properly reflect the cumulative expense based on the current fair value of the vested options over the vesting period. We recognize compensation expenses using the accelerated method for liability classified share options granted with service conditions that have a graded vesting schedule. Subsequent to our initial public offering, the share-based liability will be reclassified to additional paid-in capital and no longer required for remeasurement.

        We account for share options issued to non-employees in accordance with the provisions of ASC 718 and ASC sub-topic 505-50, or ASC 505-50, "Equity: Equity-Based Payment to Non-employees." We measure compensation expenses equal to the fair value of the share options at the measurement date, which is determined to be the earlier of the performance commitment date or the service completion date. The fair value of options granted to non-employees is re-measured at each vesting date to determine the appropriate charge to share-based compensation.

        In October 2008, we adopted our 2007 stock option plan, under which we may grant options to purchase up to an aggregate of 14,000,000 of our ordinary shares to our employees, directors and consultants. In May 2009, we adopted our 2008 stock option plan, under which we may grant options to purchase up to an aggregate of 8,600,000 of our ordinary shares to our employees, directors and consultants. In May 2010, we adopted our 2010 stock option plan, under which we may grant options to purchase up to an aggregate of 9,000,000 of our ordinary shares to our employees, directors and consultants. Our 2007, 2008 and 2010 stock option plans are collectively referred to as the "Stock Option Plans."

        As of December 31, 2009, options to purchase 18,928,910 of ordinary shares were outstanding and options to purchase 3,671,090 ordinary shares were available for future grant under the Stock Option Plans. As of the date of this prospectus, options to purchase 22,591,260 ordinary shares are outstanding and options to purchase 9,008,740 ordinary shares are available for future grant under the Stock Option Plans.

        The following table summarizes certain information regarding our outstanding share options:

	Ordinary Shares Underlying Options Granted			Fair Value per Ordinary Share at
Grant Date		Exercise Price per Share		Grant Date		December 31, 2008		December 29, 2009		September 30, 2010
October 16, 2008	6,741,125	US$	0.01	US$	0.170	US$	0.153	US$	0.304	US$	0.869
	4,604,475	US$	0.13	US$	0.170	US$	0.153	US$	0.304	US$	0.869
	2,575,250	US$	0.26	US$	0.170	US$	0.153	US$	0.304	US$	0.869
June 18, 2009	5,008,060	US$	0.26	US$	0.235		—	US$	0.304	US$	0.869
July 8, 2010	8,000	US$	0.01	US$	0.505		—		—	US$	0.869
	50,000	US$	0.13	US$	0.505		—		—	US$	0.869
	3,604,350	US$	0.26	US$	0.505		—		—	US$	0.869

        On April 20, 2007, in connection with the Series B Preferred Shares financing, the holders of Series B Preferred Shares granted to our founders, Mr. Song Wang and Ms. Jean Xiaohong Kou, options to acquire up to an aggregate of 3,400,000 ordinary shares, or the Founders' Options, if our audited 2007 revenue was at least RMB148,505,627. The exercise price of each option is US$0.0001. No options will be vested if the audited 2007 revenue reflected in the 2007 audited financial statements is less than the specified revenue milestone. A quarter of the Founders' Options will vest 12, 24, 36, and 48 months from the date on which the above performance condition has been met, subject to the founders' continuous service to us. On July 7, 2009, the holders of the Series B Preferred Shares confirmed that, based on the 2007 audited revenue reflected in the 2007 audited financial statements, the revenue milestone was achieved and confirmed that the vesting commencement date was April 1, 2008. During the year ended December 31, 2007, we had assessed that it was probable that the revenue milestone would be met. Accordingly, we commenced recognition of the related compensation expenses using the accelerated method. The founders attributed the achievement of the performance condition to the joint efforts of all the employees and believed it would be appropriate to recognize this by giving up their rights to 1,000,000 of the Founders' Options and contribute these Founders' Options to our employee share option scheme in the future. At the request of the founders, the number of ordinary shares under the Founders' Options was reduced from 3,400,000 to 2,400,000 and as a result we repurchased and cancelled 1,000,000 Series B convertible preferred shares from Series B convertible preferred share holders at par value of US$0.0001.

        We engaged Greater China Appraisal Limited, or GCA, an independent third-party appraiser, to determine the fair value of options granted to our employees and non-employees, although our management is ultimately responsible for the determination of all amounts related to share-based compensation recorded in our financial statements. GCA and we apply the binomial option pricing model in determining the fair value of the options granted to employees and non-employees. The inputs to the model and major assumptions include our ordinary share price, exercise price, life to expiration, risk free interest rate, volatility, dividend yield, suboptimal exercise multiple, number of steps and post-vesting forfeiture rate. Changes in these assumptions could significantly affect the fair value of stock options and hence the amount of compensation expense we recognized in our consolidated financial statements.

        In determining the grant date fair value of our ordinary shares for purposes of recording share-based compensation in connection with employee stock options and the issuance date fair value of our preferred shares, we have considered the guidance prescribed by the AICPA Audit and Accounting Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, or the Practice Aid. Specifically, paragraph 16 of the Practice Aid sets forth the preferred types of valuation that should be used. We have followed the "level B" recommendation, and established the fair value of our ordinary shares at the date of grant using a retrospective valuation performed by GCA.

        We obtained a retrospective valuation instead of a contemporaneous valuation by an unrelated valuation specialist because, at the time of the grant of shares in October 2008 and June 2009, our financial and limited human resources were principally focused on our new product development efforts.

        We, with the assistance of GCA, used the income approach to estimate the enterprise value at (i) each date on which options were granted and subsequently remeasured at the end of each reporting period, and (ii) at each date that our preferred shares were issued. We corroborated our overall equity value by comparing the trading multiples of publicly traded guideline companies to our implied multiples based on the similar income approaches. We applied the methodologies consistently for all valuation dates.

        The enterprise value was then allocated to our preferred shares and ordinary shares using the option pricing method. The option pricing method involves making estimates of the anticipated timing of a potential liquidity event such as a sale of our company or an initial public offering, and estimates of the volatility of our equity securities. Estimating the volatility of the share price of a privately held company is complex because prior to our initial public offering there was no readily available market for our shares. We estimated the volatility of our stock based on the comparable available information on volatility of stocks of publicly traded companies in the industry. Had we used different estimates of volatility, the allocations of value between preferred shares and ordinary shares would have been different.

  Income Approach

        The income approach involves applying appropriate discount rates to estimated cash flow forecasts ("discounted cash flows," or "DCF") that are based on forecasts of revenue and costs. Estimation of future cashflows requires us to make complex and subjective judgments regarding projected financial and operating results, our unique business risks, the liquidity of our shares and our limited operating history and future prospects at the time of grant or remeasurement. We also relied upon publicly available information about capital markets, including industry reports, various databases of publicly traded companies and news.

        Our five-year revenue forecasts were based on expected annual growth rates which were derived from a combination of our historical experience and growth rates published by an independent market research organization. The revenue and cost assumptions we used are consistent with our long-range business plan and market conditions in content and application delivery industry. Specifically, our operation was adversely affected by the financial crisis in late 2008 and our financial performance was worse than previously projected. With economic recovery, the success of our cost and expense reduction initiatives and new capital funding in 2009, our gross margin increased significantly from 2008 to mid-2010. As a result, the values of our ordinary shares increase throughout year 2009 to mid-2010. The value trend is consistent with what we observe in capital markets for the comparable companies.

        In addition to calculating the cash flows throughout the projection period, the terminal value was calculated by applying the Gordon Growth Model with a long term growth rate of 3%. Our cash flows were discounted to present value by the weighted average cost of capital, or WACC, of ranging from 22.50% to 18.50%, on each respective grant and remeasurement date, respectively. The WACCs were determined based on a consideration of the factors like risk-free rate, comparative industry risk, equity risk premium, our company size and other company-specific factors. The decrease in WACC from 22.50% to 18.50% was the combined results of the continuous improvement in our results of operations and the security of our financing channel. The risks associated with achieving our forecasts were appropriately assessed in our determination of the appropriate discount rates; if different discount rates had been used, the valuations could have been significantly different.

  Market Approach

        The Guideline Public Companies Method of the Market Approach provides an indication of value with reference to the market value of publicly traded guideline companies to various measures of their operating results, then applying such multiples to the business being valued. Shares of these companies are actively traded in a public market. A comparison was made between our company and the guideline companies on the basis of business nature, size, and projected growth rates.

        As explained previously, the market approach was applied in our analysis to corroborate the concluded value of the company by comparing the trading multiples of selected publicly traded guideline companies to the implied Enterprise Value ("EV") multiples of the company based on the results of the DCF methodology. The guideline companies used are the same as those used in the assessment and determination of an appropriate estimate of our WACC.

  Lack of Marketability Discount

        We also applied an additional discount for lack of marketability of 25.0% and more recently 8.5%. When determining the discount for lack of marketability, option-pricing method (put option), which can hedge the price change before the privately held shares can be sold, was applied to quantify the discount for lack of marketability. Such put option was used because it incorporates certain company-specific factors, including timing of expected initial public offering and the volatility of the share price of the guideline companies engaged in the same industry. Volatility of 57.5%, 68.5%, 82.5%, 50.0%, 40.2% and 43.3% was determined by using the mean of volatility of the guideline companies used in the market approach as of October 16, 2008, December 31, 2008, June 18, 2009, December 29, 2009, March 31, 2010 and June 30, 2010, respectively. From the results of this put option method and further qualitative analysis, marketability discount of 25%, 25%, 25%, 15%, 11% and 8.5% was adopted at the respective valuation dates.

  Option Pricing Model

        In determining the value of stock options granted to employees and non-employees, we have used the Binomial option pricing model. Under this option pricing model, certain assumptions, including the risk-free interest rate, the expected term of the options, the expected dividends on the underlying ordinary shares, and the expected volatility of the price of the underlying shares for the expected term of the options are required in order to determine the fair value of our options. In addition, the fair value of our ordinary shares on the grant date affects the fair value of the options. Changes in these assumptions could significantly affect the fair value of stock options and hence the amount of compensation expense we recognize in our consolidated financial statements. For the options granted, we used the following assumptions in determining the estimated fair value per option:

	2008	2009	3Q 2010
Suboptimal exercise factor	2.0	2.0	2.0
Average risk-free interest rate	4.11%	4.09%	2.97%
Average volatility	80.22%	78.54%	68.35%
Average dividend yield	0.00%	0.00%	0.00%
Average life of option (year end)	8.505	8.756	7.756
Turnover rate (staff)	10.00%	10.00%	10.00%
Turnover rate (director)	5.00%	5.00%	5.00%

        For the purpose of determining the estimated fair value of our stock options, we believe the expected volatility and the estimated fair value of our ordinary shares are the most critical assumptions. Since prior to our initial public offering we did not have a trading history and we did not have sufficient share price history to calculate our own historical volatility, expected volatility of our future ordinary share price was estimated based on the price volatility of the shares of the public companies in the content and application delivery industry, for which we refer to as guideline companies. We considered the following factors in determining comparable companies:

  •
  The comparable companies should operate in the same or similar businesses;

  •
  The comparable companies should have a trading history comparable to the remaining life of our stock options as of each valuation date; and

  •
  The comparable companies should either have operations in China, as we only operate in China, or be market players in the United States, as we planned to become a public company in the United States.

        We have selected companies which are in the content and application delivery and Internet Data Center business, with preference given to ones whose main business operations are in China. However, there is no such Chinese listed company with sufficient trading history and/or reliable projection data as of valuation dates. Alternatively, seven U.S.-based companies are included in our analysis as, prior to our initial public offering, we had plans to list our shares on a stock exchange in the United States, and thus a comparison of the risk and return profile is meaningful.

        The fair value of our ordinary shares decreased from US$0.170 per share as of October 16, 2008 to US$0.153 per share as of December 31, 2008. The decrease was principally due to the effects of the global financial crisis in late 2008, which adversely affected our operations and financial performance.

        The fair value of our ordinary shares increased from US$0.153 per share as of December 31, 2008 to US$0.304 per share as of December 29, 2009. The increase was primarily attributable to the growth of our business, which was a result of the improving economic conditions in late 2009, the increase of our gross margins due to our efficient usage of bandwidth, our cost and expense reduction initiatives which positively affected both our gross margins and overall operating income, as well as the new capital funding we received in December 2009.

        The fair value of our ordinary shares increased from US$0.304 per share as of December 29, 2009 to US$0.505 as of June 30, 2010. This increase was primarily attributable to the following factors:

  •
  We derived a lower estimated liquidity discount rate for the lack of the marketability of our ordinary shares because we made substantial progress towards the completion of this offering. Discounts for lack of marketability of 15% and 8.5% were used for the valuation of our ordinary shares based on the then estimated probability of the completion of an public offering of 50% and 80% as of December 29, 2009 and June 30, 2010, respectively.

  •
  The continuous growth and overall sustainability of our business enables us to use a lower discount rate to reflect improvements in overall market conditions and that of comparable companies' performance. These factors decreased our cost of capital and hence the estimated discount rate applied for valuing our ordinary shares from 20.5% as of December 29, 2009 to 18.5% as of June 30, 2010.

  •
  We used a higher probability of initial public offering in equity allocation between our ordinary shares and preferred shares.

  •
  We increased our projected operating earnings and cash flows to better reflect the recent improvement of our revenues and gross margins as sales to mobile Internet, media, enterprises and e-commerce customers exceeded our previous projections.

        We believe that the implied increase in the fair value of our ordinary shares from US$0.505 per share as of June 30, 2010 to the initial public offering price (after adjusting for the ADS to ordinary share ratio) is primarily attributable to the following factors:

  •
  The estimated increase of our projected operating earnings and cash flows as a result of the improvement in our business since June 30, 2010 as a result of the following recent developments:

  (i)
  During the third quarter of 2010, demands for our mobile Internet solutions grew at a rate higher than originally projected. In July and August 2010, we entered into new service agreements with China Mobile Hainan and China Mobile Taizhou, each of which has a one-year term with a renewal option. In addition, in August 2010, we renewed our existing service agreements with China Mobile Beijing and with China Mobile Yunnan, under which we expect to generate higher revenues than the previous agreements. Furthermore, in June and July 2010, we experienced higher than normal monthly demand for our services from China Mobile Beijing.

  (ii)
  We acquired new customers in the third quarter of 2010 from nearly all of the industry groups we serve and our customer renewal rate remained high. In July 2010, we acquired 21 new customers, which was more than our previous projection. We expect that the number of customers will continue to grow for all of our industry groups in the third quarter and for the remainder of the year.

  (iii)
  We have also seen growth within our media, enterprises and e-commerce industry groups during the period. The underlying customer base grew at a rate higher than expected within these three industry groups during the third quarter of 2010, resulting in more revenues to us. Also in July 2010, we secured a new service contract from a leading B2C website in China to provide content and application delivery services. In August 2010, we signed a new service agreement with a leading media website, an existing customer, to provide additional services.

  •
  The valuation difference between our preferred shares and ordinary shares decreases when we get closer to the consummation of this offering. For example, all of our preferred shares will be converted into ordinary shares and the related liquidation and other preferences will be eliminated concurrent with the consummation of this offering.

  •
  The completion of this offering will provide us with additional capital and enable us to access capital markets when needed.

        Immediately following the listing of our ADSs on the Nasdaq Global Market, we accounted for our share-based compensation as equity awards and will continue doing so going forward and accordingly, at the listing date, we remeasured our share-based compensation liabilities. As a result of the final remeasurement of our share-based compensation liabilities at the listing date, we have recorded an additional share-based compensation charge as compared to that recorded in the six months ended June 30, 2010, in an approximate amount of RMB76.6 million (US$11.4 million), based on an initial public offering price of US$13.90 per ADS and other inputs to the share option valuation model remained unchanged to that used as of June 30, 2010. Such share-based compensation expenses may materially and adversely affect our results of operations for the following reporting periods, depending on the term of the share option grants.

Internal Control Over Financial Reporting

        Prior to our initial public offering we were a private company with limited accounting personnel and other resources for addressing our internal controls over financial reporting. In connection with the audit of our consolidated financial statements included in this prospectus, we and our independent registered public accounting firm identified one "material weakness" and certain other deficiencies in our internal controls over financial reporting. As defined in the standards established by the Public Company Accounting Oversight Board of the United States, a "material weakness" is a deficiency, or a combination of deficiencies, in internal controls over financial reporting such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness identified related to our lack of adequate resources with the requisite U.S. GAAP and SEC financial accounting and reporting expertise to support the accurate and timely assembly and presentation of our consolidated financial statements and related disclosures.

        Following the identification of the material weakness and other control deficiencies, we have taken the following remedial measures to improve our internal control over financial reporting: (i) hiring additional accounting personnel with experience in U.S. GAAP and SEC reporting requirements; (ii) establishing an audit committee to assist our board of directors with its oversight responsibilities regarding the integrity of our financial statements; (iii) providing additional accounting and financial reporting training for our new and existing personnel; (iv) preparing a comprehensive set of written accounting policies and procedures manual to guide our financial personnel in addressing significant accounting issues and preparing our financial statements so that they are in compliance with U.S. GAAP and SEC requirements; (v) adopting formal policies to accommodate our planned accelerated financial reporting close-process that accelerates the timely reconciliations of the amounts recorded by us against the amounts recorded by our customers and suppliers; (vi) implementing formal approval and authorization policies and procedures for user account management to regulate user account creation, modification and deletion; (vii) formalizing our transfer pricing policy and maintain sufficient documentation with supportable basis, rationale and assumptions to substantiate our policy; and (viii) implementing a periodic review process to safeguard our property and equipment.

        We plan to take additional measures to improve our internal controls over financial reporting in 2011, including (i) hiring a director of internal audit with requisite experience in Section 404 of the Sarbanes-Oxley Act and U.S. GAAP; (ii) pursuing plans to build up an internal audit function; and (iii) continuing to develop and improve our internal policies relating to internal controls over financial reporting.

        However, we cannot assure you that we will be able to remediate our material weakness and other control deficiencies in a timely manner. We are not able to estimate with reasonable certainty the costs that we will need to incur to implement these and other measures designed to improve our internal controls over financial reporting. See "Risk Factors—Risks Related to Our Business and Industry—If we fail to establish or maintain an effective system of internal controls over our financing reporting, we may be unable to accurately report our financial results or prevent fraud, and investor confidence and the market price of our ADSs may, therefore, be adversely impacted."

Taxation

Cayman Islands

        We are a tax exempted company incorporated in the Cayman Islands and are not subject to tax in this jurisdiction.

United States of America

        ChinaCache North America, Inc. was incorporated in the State of California in the United States and is subject to both California State income tax and U.S. federal income tax on its income and capital gains under the current laws of the State of California and the United States. There have been no material tax expenses related to ChinaCache North America, Inc.

British Virgin Islands

        Our subsidiary in the British Virgin Islands, JNet Holdings, is not subject to income or capital gains tax under the current laws of the British Virgin Islands.

Hong Kong

        Our subsidiary in Hong Kong, ChinaCache Network (Hong Kong) Limited, is subject to a corporate income tax of 16.5% on the estimated assessable profit derived from its Hong Kong operation. ChinaCache Network (Hong Kong) Limited had no assessable profits during the years ended December 31, 2008 and 2009 and the nine months ended September 30, 2010, and accordingly we have made no provision for its income tax.

PRC

        ChinaCache Beijing, Beijing Blue I.T., Beijing Jingtian and Shanghai JNet are companies incorporated in the PRC and as such are subject to PRC enterprise income tax on their taxable income in accordance with the relevant PRC income tax laws.

        Prior to the effectiveness of the new PRC Enterprise Income Tax Law on January 1, 2008, Chinese companies were generally subject to PRC enterprise income tax at a statutory rate of 33%. On January 1, 2008, the new PRC Enterprise Income Tax Law took effect. The PRC Enterprise Income Tax Law applies a uniform 25% enterprise income tax rate to both foreign-invested enterprises and domestic enterprises, except where a special preferential rate applies. The PRC Enterprise Income Tax Law and related tax rules provide a five-year transitional period for those entities established before March 16, 2007, which enjoyed a favorable income tax rate of less than 25% under the previous income tax laws and rules, to gradually change their rates to 25%, and in the case of preferential tax exemption or reduction for a specified term, until the expiration of such term. Under the new PRC Enterprise Income Tax Law and related implementation rules, enterprises that are qualified as "high and new technology enterprises strongly supported by the State" are entitled to a reduced enterprise income tax rate of 15%.

        ChinaCache Beijing, Beijing Jingtian and Shanghai JNet are currently subject to the statutory tax rate of 25%.

        On December 18, 2008, Beijing Blue I.T. formally received the official approval for its "high and new technology enterprise" status from Beijing Science and Technology Commission, Beijing Municipal Bureau, Beijing State Tax Bureau and Beijing Local Tax Bureau. Accordingly, Beijing Blue I.T. was entitled to a lower tax rate of 15% as its corporate income tax from 2008 through 2010. Starting in 2011, its status of a "high and new technology enterprise" is subject to annual evaluation and review by the relevant government authorities in China every three years.

        The PRC Enterprise Income Tax Law provides that the "non-resident enterprises" shall be subject to the enterprise income tax rate of 20% (which was reduced by the implementation rules to 10%) on their income sourced from China, if such "non-resident enterprises" (i) do not have establishments or premises of business in China or (ii) have establishments or premises of business in China, but the relevant income does not have actual connection with their establishments or premises of business in China. Therefore dividends from our PRC subsidiary to non-PRC resident entities may be subject to a withholding tax of as high as 20% (although under the implementation rules, the withholding tax is currently 10%), if such dividends are regarded as income derived from sources within China.

        Under the PRC Enterprise Income Tax Law, enterprises that are established under the laws of foreign countries or regions and whose "de facto management bodies" are located within the PRC territory are considered PRC resident enterprises, and will be subject to the PRC enterprise income tax at the rate of 25% on their worldwide income. Under the implementation rules of the PRC Enterprise Income Tax Law, "de facto management bodies" are defined as the bodies that have material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and treasury, and acquisition and disposition of properties and other assets of an enterprise. We cannot assure you that our Cayman Islands holding company, ChinaCache Holdings will not be deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law and be subject to the PRC enterprise income tax at the rate of 25% on its worldwide income. It is also unclear whether the dividends ChinaCache Holdings receives from its PRC subsidiary, ChinaCache Beijing, will constitute dividends between "qualified resident enterprises" and therefore qualify for exemption from withholding tax, even if ChinaCache Holdings is deemed to be a "resident enterprise" for PRC enterprise income tax purposes. See "Risk Factors—Risks Related to Doing Business in China—Under China's Enterprise Income Tax Law, we may be classified as a 'resident enterprise' of China. Such classification could result in unfavorable tax consequences to us and our non-PRC resident shareholders."

Results of Operations

        The following table sets forth a summary of our consolidated results of operations for the periods indicated both in absolute amount and as a percentage of our total net revenues. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus.

	For the Year Ended December 31,							For the Nine Months Ended September 30,
	2007		2008		2009			2009	2010
	RMB	%	RMB	%	RMB	US$	%	RMB	RMB	US$	%
								(unaudited)
	(in thousands, except for percentages and per share data)
Revenues:
Net revenues	160,973	100.0%	291,404	100.0%	272,370	39,902	100.0%	201,256	279,407	41,762	100.0%

Cost of revenues(1)	(170,902)	(106.2)%	(273,262)	(93.8)%	(206,181)	(30,206)	(75.6)%	(153,296)	(195,726)	(29,254)	(70.1)%

Gross profit	(9,929)	(6.2)%	18,142	6.2%	66,189	9,696	24.4%	47,960	83,681	12,508	29.9%

Operating expenses:(1)
Sales and marketing expenses(1)	(13,387)	(8.3)%	(28,481)	(9.8)%	(36,775)	(5,387)	(13.5)%	(27,407)	(55,744)	(8,332)	(20.0)%
General and administrative expenses(1)	(42,551)	(26.4)%	(36,491)	(12.5)%	(25,469)	(3,731)	(9.4)%	(18,315)	(36,389)	(5,439)	(13.0)%
Research and development expenses(1)	(6,827)	(4.2)%	(16,807)	(5.8)%	(16,639)	(2,438)	(6.1)%	(12,777)	(22,051)	(3,296)	(7.9)%
Post-acquisition settlement consideration	—	—	—	—	—	—	—	—	(37,745)	(5,642)	(13.5)%

Total operating expenses	(62,765)	(39.0)%	(81,779)	(28.1)%	(78,883)	(11,556)	(29.0)%	(58,499)	(151,929)	(22,709)	(54.4)%

Operating loss	(72,694)	(45.2)%	(63,637)	(21.8)%	(12,694)	(1,860)	(4.7)%	(10,539)	(68,248)	(10,201)	(24.4)%

Interest income	1,843	1.1%	261	0.1%	110	16	—	77	188	28	0.0%
Interest expense	(1,139)	(0.7)%	(6,562)	(2.3)%	(16,187)	(2,371)	(5.9)%	(4,523)	(3,050)	(456)	(1.1)%
Other expense	(8)	(0.0)%	(4,567)	(1.6)%	(772)	(113)	(0.3)%	(1,012)	(205)	(31)	(0.0)%
Foreign exchange (loss)/gain, net	(1,711)	(1.1)%	3,787	1.3%	(661)	(97)	(0.2)%	(833)	1,713	256	0.6%
Changes in fair value of warrants	(4,286)	(2.7)%	—	0.0%	—	—	0.0%
Impairment of acquired intangible assets and goodwill	—	0.0%	(75,147)	(25.7)%	(6,920)	(1,014)	2.5%	(6,920)	—	—	—
Impairment of property and equipment	(9,912)	(6.2)%	(2,872)	(1.0)%	—	—	—	—	—	—	—

Loss before income tax expense	(87,907)	(54.6)%	(148,737)	(51.0)%	(37,124)	(5,439)	(13.6)%	(23,750)	(69,602)	(10,404)	(24.9)%
Income tax (expense)/benefit	(6)	(0.0)%	(3,063)	(1.1)%	(2,043)	(299)	(0.8)%	(1,522)	7,683	1,148	2.7%

Net loss	(87,913)	(54.6)%	(151,800)	(52.1)%	(39,167)	(5,738)	(14.4)%	(25,272)	(61,919)	(9,256)	(22.2)%

(1)
Includes share-based compensation expenses as follows:

	For the Year Ended December 31,				For the Nine Months Ended September 30,
	2007	2008	2009		2009	2010
	RMB	RMB	RMB	US$	RMB	RMB	US$
					(unaudited)
	(in thousands)
Allocation of share-based compensation expenses:
Cost of revenues	—	1,499	2,489	365	1,732	10,843	1,621

Sales and marketing expenses	—	3,223	5,352	784	4,137	25,903	3,871
General and administrative expenses	3,379	(156)	4,185	613	3,223	20,787	3,107
Research and development expenses	—	1,424	2,365	346	1,828	11,445	1,711

Total share-based compensation expense included in cost of revenues and operating expenses	3,379	5,990	14,391	2,108	10,920	68,978	10,310

Nine Months Ended September 30, 2010 Compared to Nine Months Ended September 30, 2009

  Net Revenues

        Our net revenues increased by 38.8% from RMB201.3 million for the nine months ended September 30, 2009 to RMB279.4 million (US$41.8 million) for the nine months ended September 30, 2010. The increase resulted primarily from the significant revenues growth in sales of our services to certain existing customers and to our new customers. In terms of revenues contributed by industry groups, we had significant growth from companies in the media and entertainment, mobile Internet and enterprises and e-commerce industries. The number of our active customers increased from 252 as of September 30, 2009 to 454 as of September 30, 2010.

  Cost of Revenues

        Our cost of revenues increased by 27.7% from RMB153.3 million for the nine months ended September 30, 2009 to RMB195.7 million (US$29.3 million) for the nine months ended September 30, 2010. The increase was primarily due to an increase in our bandwidth, co-location and storage fees reflecting our increased sales and an increase in our payroll, share-based compensation and other related costs of network operations personnel, partially offset by a decrease of depreciation of network equipment and amortization of acquired intangible assets in the amount of RMB7.8 million (US$1.2 million). Cost of revenues includes share-based compensation expenses of RMB10.8 million (US$1.6 million) for the nine months ended September 30, 2010, compared to RMB1.7 million for the nine months ended September 30, 2009.

        Cost of revenues was comprised of the following:

	For the Nine Months Ended September 30,
	2009	2010
	RMB	RMB	US$
	(unaudited)
	(in thousands)
Bandwidth, co-location and storage fees	86,027	122,999	18,384
Depreciation of network equipment and amortization of acquired intangible assets	50,432	42,664	6,377
Payroll and other compensation costs of network operations personnel	10,097	22,647	3,385
Other cost of revenues	6,740	7,416	1,108

Total cost of revenues	153,296	195,726	29,254

  Operating Expenses

        Our operating expenses increased significantly from RMB58.5 million for the nine months ended September 30, 2009 to RMB151.9 million (US$22.7 million) for the nine months ended September 30, 2010. This increase resulted from the increases in virtually all of our operating expense line items. In particular, the amount of share-based compensation expenses included in the operating expenses increased by RMB48.9 million (US$7.3 million) from RMB9.2 million for the nine months ended September 30, 2009 to RMB58.1 million (US$8.7 million) for the nine months ended September 30, 2010. The post-acquisition settlement consideration of RMB37.7 million (US$5.6 million) was recorded for the nine months ended September 30, 2010, compared to no post-acquisition settlement consideration for the nine months ended September 30, 2009.

        Sales and Marketing Expenses.    Our sales and marketing expenses increased by 103.3% from RMB27.4 million for the nine months ended September 30, 2009 to RMB55.7 million (US$8.3 million) for the nine months ended September 30, 2010, primarily due to increases in salary, share-based compensation expenses and other benefit related expenses associated with the increase in the headcount of our sales and marketing staff and, to a lesser degree, expenses associated with our increased marketing efforts.

        General and Administrative Expenses.    Our general and administrative expenses increased by 98.9% from RMB18.3 million for the nine months ended September 30, 2009 to RMB36.4 million (US$5.4 million) for the nine months ended September 30, 2010, primarily as a result of an increase of RMB 17.6 million (US$2.6 million) in share-based compensation and salary compensation expenses attributable to an increase in the headcount of our administrative staff.

        Research and Development Expenses.    Our research and development expenses increased by 72.7% from RMB12.8 million for the nine months ended September 30, 2009 to RMB22.1 million (US$3.3 million) for the nine months ended September 30, 2010. The increase was primarily due to an increase of RMB9.6 million (US$1.4 million) in share-based compensation expenses.

  Post-acquisition Settlement Consideration

        We incurred additional expenses associated with the supplementary agreement with the sellers of JNet Group in an amount of RMB37.7 million (US$5.6 million) in the nine months ended September 30, 2010, compared to no expenses associated with the supplementary agreement with the sellers of JNet Group for the nine months ended September 30, 2009. A major portion of this expense is estimated based on the projected audited pre-tax income for 2010 to 2012, which will be remeasured according to the actual results of operations until settlement. Actual results may differ, resulting in actual future payments significantly exceeding original estimates.

  Operating Loss

        As a result of the foregoing, our operating loss increased by 549.5% from RMB10.5 million for the nine months ended September 30, 2009 to RMB68.2 million (US$10.2 million) for the nine months ended September 30, 2010.

  Interest Income

        Our interest income increased from RMB77,000 for the nine months ended September 30, 2009 to RMB188,000 (US$28,000) for the nine months ended September 30, 2010, primarily due to an increase in average balance for our bank deposits for the period.

  Interest Expense

        Our interest expense decreased from RMB4.5 million for the nine months ended September 30, 2009 to RMB3.1 million (US$0.5 million) for the nine months ended September 30, 2010, primary as a result of decreased amount of capital lease contracts and related interest expenses.

  Other Expenses

        Our other expenses amounted to RMB0.2 million (US$31,000) for the nine months ended September 30, 2010, compared to RMB1.0 million for the nine months ended September 30, 2009. Our other expenses for both periods mainly included provisions for an accrued penalty for an uncertain tax position in connection with our JNet Group acquisition.

  Foreign Exchange Loss/Gain, Net

        We had a foreign exchange gain of RMB1.7 million (US$0.3 million) for the nine months ended September 30, 2010, compared to a foreign exchange loss of RMB0.8 million for the nine months ended September 30, 2009. Our foreign exchange gain was primarily due to the depreciation of U.S. dollar relative to the Renminbi for the net U.S. dollar denominated liabilities we held.

  Income Tax Expenses

        We had income tax benefit of RMB7.7 million (US$1.1 million) for the nine months ended September 30, 2010, as compared to income tax expense of RMB1.5 million for the nine months ended September 30, 2009. Our income tax benefit for the nine months ended September 30, 2010 was mainly due to the reversal of the deferred tax liabilities as a result of certain supplementary agreements entered into in May 2010 which allowed us to assert permanent reinvestment of our undistributed earnings in Shanghai JNet.

  Net Loss

        As a result of the above, our net loss increased by 144.7% from RMB25.3 million for the nine months ended September 30, 2009 to RMB61.9 million (US$9.3 million) for the nine months ended September 30, 2010.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

  Net Revenues

        Although we increased sales to new customers as well as certain existing customers, particularly in the mobile Internet industry and the online game industry, our net revenues decreased by 6.5% to RMB272.4 million (US$39.9 million) in 2009 from RMB291.4 million in January 2008. This decrease in our net revenues was primarily attributable to (i) the decrease in revenues of RMB21.0 million from Shanghai JNet, which we acquired controls over in 2008 as a variable interest entity, as a result of the loss of contracts due to the merger of one of its key customers with a major telecommunications carrier, (ii) the loss of several major customers in the Internet and software industry that purchased a significant amount of our Rich Media Streaming Services in 2008 and (iii) the fact that in 2008 we had non-recurring revenues in the amount of RMB11.6 million from services provided in connection with the Beijing 2008 Olympic Games.

  Cost of Revenues

        Our cost of revenues decreased by 24.5% from RMB273.3 million in 2008 to RMB206.2 million (US$30.2 million) in 2009, primarily due to the reduced bandwidth, co-location and storage fees which decreased by 30.4% from RMB166.8 million in 2008 to RMB116.0 million (US$17.0 million) in 2009 as a result of the improved efficiency of bandwidth usage and enhanced network optimization, and to a lesser degree, the decrease in our net revenue. Depreciation of network equipment and amortization of acquired intangibles assets also decreased by 16.5% from RMB80.4 million in 2008 to RMB67.1 million (US$9.8 million) in 2009 primarily because we had lower carrying value of network equipment and acquired intangibles as a result of the significant impairment incurred in 2008. The reduction in headcount in our network operation department also contributed to the decrease in our cost of revenues in 2009.

        Cost of revenues was comprised of the following:

	For the Year Ended December 31,
	2008	2009
	RMB	RMB	US$
	(unaudited)
	(in thousands)
Bandwidth, co-location and storage fees	166,765	116,024	16,998
Depreciation of network equipment and amortization of acquired intangibles assets	80,387	67,097	9,830
Payroll and other compensation costs of network operations personnel	17,548	14,007	2,052
Other cost of revenues	8,562	9,053	1,326

Total cost of revenues	273,262	206,181	30,206

  Operating Expenses

        Our operating expenses decreased by 3.5% to RMB78.9 million (US$11.6 million) in 2009 from RMB81.8 million in 2008, primary as a result of a decrease in our general and administrative expenses, partially offset by an increase in our sales and marketing expenses.

        Sales and Marketing Expenses.    Our sales and marketing expenses increased by 29.1% from RMB28.5 million in 2008 to RMB36.8 million (US$5.4 million) in 2009, primarily due to increases in salary and benefit expenses as a result of an increase in headcount of our sales and marketing staff and additional expenses associated with our marketing efforts in 2009.

        General and Administrative Expenses.    Our general and administrative expenses decreased by 30.2% from RMB36.5 million in 2008 to RMB25.5 million (US$3.7 million) in 2009, primarily due to a decrease in our headcount in the second half of 2008 and the results of our cost reductions in other general and administrative expenses, partially offset by an increase in share-based compensation expenses of RMB4.3 million.

        Research and Development Expenses.    Our research and development expenses decreased slightly by 1.2% from RMB16.8 million in 2008 to RMB16.6 million (US$2.4 million) in 2009, primarily due to a decrease in headcount of research and development personnel.

  Operating Loss

        As a result of the forgoing, our operating loss decreased by 80.0% from RMB63.6 million in 2008 to RMB12.7 million (US$1.9 million) in 2009.

  Interest Income

        Our interest income decreased by 57.9% from RMB261,000 in 2008 to RMB110,000 (US$16,000) in 2009, primarily due to a decrease in average balance for our bank deposits in 2009.

  Interest Expense

        Our interest expense increased by 145.5% from RMB6.6 million in 2008 to RMB16.2 million (US$2.4 million) in 2009, primarily due to the recognition of an interest expense in the amount of RMB9.7 million (US$1.4 million) due to the beneficial conversion feature associated with our Series C convertible preferred shares and accrued interest for uncertain tax position penalty in connection with JNet Group acquisition in the amount of RMB3.1 million (US$0.5 million).

  Other Expenses

        Our other expenses were RMB0.8 million (US$0.1 million) in 2009, compared to RMB4.6 million in 2008. Our other expenses in 2009 mainly included accrued penalty for uncertain tax position which was less than that of 2008 amounting to approximately RMB3.1 million.

  Foreign Exchange Losses/Gain, Net

        We had a foreign exchange loss of RMB661,000 (US$97,000) in 2009, compared to a foreign exchange gain of RMB3.8 million in 2008. Our foreign exchange gain in 2008 was primarily due to consideration payable in the U.S. dollars for our acquisition of JNet Group in 2008. Our foreign exchange loss in 2009 was insignificant as we had no material exposure to foreign currency exchange risk in 2009.

  Impairment of Acquired Intangible Assets and Goodwill

        We recognized an impairment on our acquired intangible assets and goodwill of RMB6.9 million (US$1.0 million) during 2009, as compared to an impairment loss of RMB75.1 million in 2008, which were both related to our acquisition of JNet Group in January 2008.

  Impairment Loss on Property and Equipment

        We also recognized an impairment loss on property and equipment of RMB2.9 million during 2008, as compared to nil during 2009. We recognized the impairment loss on property and equipment in 2008 based on our evaluation of indications of impairments associated with our property and equipment in light of the market condition in 2008.

  Income Tax Expenses

        Our income tax expense decreased by 33.3% from RMB3.1 million in 2008 to RMB2.0 million (US$0.3 million) in 2009, primarily due to a comparatively lower operating income of Shanghai JNet in 2009, an entity with a higher enterprise income tax rate.

  Net Loss

        As a result of the above, our net loss decreased by 74.2% from RMB151.8 million in 2008 to RMB39.2 million (US$5.7 million) in 2009.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

  Net Revenues

        Our net revenues increased by 81.0% from RMB161.0 million in 2007 to RMB291.4 million in 2008. This increase in our net revenues resulted primarily from the significant growth in sales of our services to new and existing customers, with the number of our active customers increased from 129 as of December 31, 2007 to 204 as of December 31, 2008. Also contributing to the increase of our net revenues in 2008 included revenues of RMB33.5 million that were contributed by Shanghai JNet, which we obtained control in January 2008. In addition, we provided content and application delivery services in connection with the 2008 Summer Olympic Games in Beijing, which contributed RMB11.6 million to our revenues in 2008.

  Cost of Revenues

        Our cost of revenues increased by 59.9% from RMB170.9 million in 2007 to RMB273.3 million in 2008. The increase was primarily due to the substantial increases in bandwidth, co-location and storage fees associated with the increase of our net revenues. Also contributing to the higher cost of revenues was an increase in depreciation of equipment associated with the significant capital expenditures we made during 2007 and the amortization of acquired intangible assets in 2008. In 2007, we had capital expenditures of RMB152.1 million, as compared to RMB74.7 million in 2008.

        Cost of revenues was comprised of the following:

	For the Year Ended December 31,
	2007	2008
	RMB	RMB
	(unaudited)
	(in thousands)
Bandwidth, co-location and storage fees	117,254	166,765
Depreciation of network equipment and amortization of acquired intangible assets	40,159	80,387
Payroll and other compensation costs of network operations personnel	10,363	17,548
Other cost of revenues	3,126	8,562

Total cost of revenues	170,902	273,262

  Operating Expenses

        Our operating expenses increased by 30.3% to RMB81.2 million in 2008 from RMB62.8 million in 2007, primary as a result of an decrease in our general and administrative expenses, partially offset by an increase in sales and marketing expenses.

        Sales and Marketing Expenses.    Our sales and marketing expenses increased by 112.8% from RMB13.4 million in 2007 to RMB28.5 million in 2008, primarily due to increases in salary and related benefit expenses associated with the increase in the headcount of our sales and marketing staff and expenses associated with our increased marketing efforts.

        General and Administrative Expenses.    Our general and administrative expenses decreased by 14.2% from RMB42.5 million in 2007 to RMB36.5 million in 2008, as a result of a decrease in our headcount when we implemented our cost reduction measures in 2008 in response to the financial crisis.

        Research and Development Expenses.    Our research and development expenses increased significantly by 146.2% from RMB6.8 million in 2007 to RMB16.8 million in 2008. The increase was primarily due to the measures we took in 2008 to enhance our research and development capacities, including an increase of RMB8.4 million in payroll and related employee costs associated with our hiring of additional network and product engineering personnel, RMB3.0 million in expenses associated with the establishment of the joint laboratory with Tsinghua University, and an increase of RMB1.4 million in share-based compensation.

  Operating Loss

        As a result of the forgoing, our operating loss decreased by 12.5% from RMB72.7 million in 2007 to RMB63.6 million in 2008.

  Interest Income

        Our interest income decreased by 85.8% from RMB1.8 million in 2007 to RMB261,000 in 2008, primarily due to a decrease in average balance for bank deposits in 2008 as we used the proceeds from our issuance of Series B preferred shares for our working capital and capital expenditure purposes.

  Interest Expense

        Our interest expense increased by 476.0% from RMB1.1 million in 2007 to RMB6.6 million in 2008, primary due to the interest related to the acquisition installments for JNet Group acquisition, certain interest associated with our uncertain tax positions, and, to a lesser degree, our increased capital leasing arrangements for servers.

  Other Expenses

        Our other expenses amounted to RMB8,000 in 2007, as compared to RMB4.6 million in 2008. Our other expenses in 2008 included accrued penalty for uncertain tax positions in the amount of approximately RMB3.1 million.

  Foreign Exchange Loss/Gain, Net

        We had a foreign exchange gain of RMB3.8 million in 2008, as compared to a foreign exchange loss of RMB1.7 million in 2007. Our foreign exchange loss in 2007 was primarily due to the depreciation of U.S. dollar relative to the Renminbi for our proceeds from issuance of Series B preferred shares. Our foreign exchange gain in 2008 was primarily due to depreciation of U.S. dollar relative to the Renminbi for consideration payable in the U.S. dollars for our acquisition of JNet Group in 2008.

  Changes in Fair Value of Warrants

        We recognized a changes in fair value of warrants charge in 2007 of RMB4.3 million, compared to nil in 2008, due to the changes in fair value of the warrants to purchase our Series A redeemable preferred shares in 2007.

  Impairment of Acquired Intangible Assets and Goodwill

        We recognized an impairment of acquired intangible assets and goodwill of RMB75.1 million in 2008 and nil in 2007. The impairment of acquired intangible assets and goodwill in 2008 was in connection with our acquisition of JNet Group in January 2008.

  Impairment Loss on Property and Equipment

        We had an impairment loss on property and equipment of RMB2.9 million in 2008, compared to RMB9.9 million in 2007. We recognized the impairment loss on property and equipment in both years based on our evaluation of our property and equipment in light of the market condition.

  Income Tax Expenses

        Our income tax expense increased substantially from RMB6,000 in 2007 to RMB3.1 million in 2008, primarily due to the increased operating income of our variable interest entities. The effective tax rate for 2008 was 2.1%, higher than 0.0% in 2007, as a result of consolidating Shanghai JNet as our variable interest entity.

  Net Loss

        As a result of the above, our net loss increased by 72.7% from RMB87.9 million in 2007 to RMB151.8 million in 2008.

Non-GAAP Measures

        In evaluating our business, we consider and use Adjusted EBITDA and Adjusted net income/(loss) as supplemental measures of our operating performance. We use EBITDA to assist in reconciliation to Adjusted EBITDA. We define EBITDA as net income (loss) before interest expense, interest income, income tax expense, penalty on tax uncertainties, depreciation and amortization. We define Adjusted EBITDA as EBITDA plus share-based compensation expenses and expenses that we do not consider reflective of our ongoing operations. We define Adjusted net income/(loss) as net income (loss) before share-based compensation expenses, foreign exchange loss or gain, penalties on uncertain tax positions, post acquisition settlement consideration and impairment of goodwill and acquired intangible assets. We believe use of Adjusted EBITDA and Adjusted net income/(loss) facilitates investors' use of operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in items such as capital structures (affecting relative interest expense and share-based compensation expense), the book amortization of intangibles (affecting relative amortization expense), the age and book value of facilities and equipment (affecting relative depreciation expense) and other non cash expenses. We also present both Adjusted EBITDA and Adjusted net income/(loss) because we believe they are frequently used by securities analysts, investors and other interested parties as measures of financial performance.

        The terms EBITDA, Adjusted EBITDA and Adjusted net income/(loss) are not defined under U.S. GAAP and are not measures of operating income, operating performance or liquidity presented in accordance with U.S. GAAP. Our EBITDA, Adjusted EBITDA and Adjusted net income/(loss) have limitations as analytical tools, and when assessing our operating performance, you should not consider EBITDA, Adjusted EBITDA and Adjusted net income/(loss) in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with U.S. GAAP. These limitations include, but are not limited to:

  •
  EBITDA, Adjusted EBITDA and Adjusted net income/(loss) do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

  •
  they do not reflect changes in, or cash requirements for, our working capital needs;

  •
  they do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

  •
  they do not reflect income taxes or the cash requirements for any tax payments;

  •
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and EBITDA, Adjusted EBITDA and Adjusted net income/(loss) do not reflect any cash requirements for such replacements;

  •
  while share-based compensation is a component of operating expenses, the impact on our financial statements compared to other companies can vary significantly due to such factors as assumed life of the options and assumed volatility of our ordinary shares; and

  •
  other companies may calculate EBITDA, Adjusted EBITDA and Adjusted net income/(loss) differently than we do, limiting their usefulness as comparative measures.

        We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA and Adjusted net income/(loss) only as supplemental measures. EBITDA and Adjusted EBITDA are calculated as follows for the periods presented:

	For the Year Ended December 31,				For the Nine Months Ended September 30,
	2007	2008	2009		2009	2010
	RMB	RMB	RMB	US$	RMB	RMB	US$
					(unaudited)
	(in thousands)
Net loss	(87,913)	(151,800)	(39,167)	(5,738)	(25,272)	(61,919)	(9,256)
Plus: depreciation	35,761	60,230	56,961	8,345	43,066	42,728	6,386
Plus: amortization	6,036	21,915	11,679	1,711	9,190	2,081	311
Plus: interest expense	1,139	6,562	16,187	2,371	4,523	3,050	456
Plus: penalty on tax uncertainties	—	3,126	1,086	159	873	356	53
Less: interest income	(1,843)	(261)	(110)	(16)	(77)	(188)	(28)
Plus: income tax expense/(benefit)	6	3,063	2,043	299	1,522	(7,683)	(1,148)
EBITDA	(46,814)	(57,165)	48,679	7,131	33,825	(21,575)	(3,226)
Plus: share-based compensation	3,379	5,990	14,391	2,108	10,920	68,978	10,310
Plus: foreign exchange loss/(gain)	1,711	(3,787)	661	97	833	(1,713)	(256)
Plus: post-acquisition settlement consideration	—	—	—	—	—	37,745	5,642
Plus: impairment of goodwill and acquired intangible assets	—	75,147	6,920	1,014	6,920	—	—
Plus: impairment of property and equipment	9,912	2,872	—	—	—	—	—
Adjusted EBITDA	(31,812)	23,057	70,651	10,350	52,498	83,435	12,470

        Adjusted net income/(loss) is calculated as follows for the periods presented:

	For the Year Ended December 31,				For the Nine Months Ended September 30,
	2007	2008	2009		2009	2010
	RMB	RMB	RMB	US$	RMB	RMB	US$
					(unaudited)
	(in thousands)
Net loss	(87,913)	(151,800)	(39,167)	(5,738)	(25,272)	(61,919)	(9,256)
Plus: share-based compensation	3,379	5,990	14,391	2,108	10,920	68,978	10,310
Plus: foreign exchange loss/(gain)	1,711	(3,787)	661	97	833	(1,713)	(256)
Plus: penalties on uncertain tax positions	—	3,126	1,086	159	873	356	53
Plus: post acquisition settlement consideration	—	—	—	—	—	37,745	5,642
Plus: impairment of goodwill and acquired intangible assets	—	75,147	6,920	1,014	6,920	—	—
Adjusted net income/(loss)	(82,823)	(71,324)	(16,109)	(2,360)	(5,726)	43,447	6,493

Our Selected Quarterly Results of Operations

        The following table sets forth our unaudited condensed consolidated quarterly results of operations for each of the seven quarters in the period from January 1, 2009 to September 30, 2010. You should read the following table in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. We have prepared the unaudited consolidated quarterly financial information on the same basis as our audited consolidated financial statements. The unaudited consolidated financial information includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented.

	For the Three Months Ended
	March 31, 2009		June 30, 2009		September 30, 2009		December 31, 2009		March 31, 2010		June 30, 2010		September 30, 2010
	RMB	% of Revenues	RMB	% of Revenues	RMB	% of Revenues	RMB	% of Revenues	RMB	% of Revenues	RMB	% of Revenues	RMB	% of Revenues
	(unaudited) (in thousands, except percentage)
Net revenues	64,431	100.0%	67,761	100.0%	69,064	100.0%	71,114	100.0%	75,923	100.0%	94,419	100.0%	109,065	100.0%
Cost of revenues(1)	(53,405)	(82.9%)	(47,798)	(70.5%)	(52,093)	(75.4%)	(52,885)	(74.4%)	(54,192)	(71.4%)	(64,284)	(68.1%)	(77,250)	(70.8%)

Gross profit	11,026	17.1%	19,963	29.5%	16,971	24.6%	18,229	25.6%	21,731	28.6%	30,135	31.9%	31,815	29.2%
Sales and marketing expenses(1)	(9,377)	(14.6%)	(9,732)	(14.4%)	(8,298)	(12.0%)	(9,368)	(13.2%)	(10,581)	(13.9%)	(17,073)	(18.1%)	(28,090)	(25.8%)
General and administrative expenses(1)	(6,758)	(10.5%)	(5,897)	(8.7%)	(5,660)	(8.2%)	(7,154)	(10.1%)	(8,298)	(10.9%)	(8,393)	(8.9%)	(19,698)	(18.1%)
Research and development expenses(1)	(4,355)	(6.8%)	(4,164)	(6.1%)	(4,258)	(6.2%)	(3,862)	(5.4%)	(4,522)	(6.0%)	(5,812)	(6.2%)	(11,717)	(10.7%)
Post-acquisition settlement consideration	—	—		—	—	—	—	—	(30,691)	(40.4%)	(20)	0.0%	(7,034)	(6.4%)

Operating income (loss)	(9,464)	(14.8%)	170	0.3%	(1,245)	(1.8%)	(2,155)	(3.1%)	(32,361)	(42.6%)	(1,163)	(1.3%)	(34,724)	(31.8%)
Interest income	20	0.0%	27	0.0%	30	0.0%	33	0.0%	33	0.0%	62	0.1%	93	0.1%
Interest expense	(1,352)	(2.1%)	(1,537)	(2.3%)	(1,634)	(2.4%)	(11,664)	(16.4%)	(1,080)	(1.4%)	(898)	(1.0%)	(1,072)	(1.0%)
Other (expenses)/income	(627)	(1.0%)	(550)	(0.8%)	165	0.2%	240	0.3%	(120)	(0.2%)	(265)	(0.3%)	180	0.2%
Foreign exchange (loss)/gain	(515)	(0.8%)	(161)	(0.2%)	(157)	(0.2%)	172	0.2%	(213)	(0.3%)	12	0.0%	1,914	1.8%
Impairment of acquired intangible assets and goodwill	—	—	(6,920)	(10.2%)	—	—	—	—	—	—	—	—	—	—

Loss before income taxes	(11,938)	(18.6%)	(8,971)	(13.2%)	(2,841)	(4.2%)	(13,374)	(19.0%)	(33,741)	(44.5%)	(2,252)	(2.5%)	(33,609)	(30.8%)
Income tax (expenses)/benefit	(3,093)	(4.8%)	1,869	2.8%	(298)	(0.4%)	(521)	(0.7%)	(1,156)	(1.5%)	12,948	13.7%	(4,109)	(3.8%)

Net (loss)/income	(15,031)	(23.4%)	(7,102)	(10.4%)	(3,139)	(4.6%)	(13,895)	(19.7%)	(34,897)	(46.0%)	10,696	11.2%	(37,718)	(34.6%)

(1)
Includes share-based compensation expenses as follows:

	For the Three Months Ended
	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009	March 31, 2010	June 30, 2010	September 30, 2010
	RMB	RMB	RMB	RMB	RMB	RMB	RMB
	(in thousands)
Allocation of Share-based Compensation Expenses:
Cost of revenues	543	708	481	757	1,236	2,415	7,192
Sales and marketing expenses	1,168	1,525	1,444	1,215	2,657	5,220	18,026
General and administrative expenses	1,313	1,573	337	962	2,250	4,255	14,282
Research and development expenses	516	673	639	537	1,174	2,294	7,977
Total share-based compensation expenses included in cost of revenues and operating expenses	3,540	4,479	2,901	3,471	7,317	14,184	47,477

        Our quarterly revenues have experienced continued growth for the seven quarters in the period from January 1, 2009 to September 30, 2010, as the number of our active customers has steadily grown during the period, from 204 as of December 31, 2008, to 281 as of December 31, 2009 and to 454 as of September 30, 2010.

        Seasonality has not been a significant factor affecting our historical quarterly results of operations. Other factors, however, may cause our quarterly operating results to fluctuate. For example, we recorded an impairment charge of RMB6.9 million (US$1.0 million) in Shanghai JNet in the second quarter in 2009, as a result of the impairment assessment tests on our recorded goodwill and acquired intangible assets, which had an adverse effect on our results of operations for that quarter. Our net loss in the first quarter of 2010 was substantially larger than any of the other five quarters presented, primarily because we recorded a charge for post-acquisition settlement consideration of RMB30.7 million (US$4.5 million) in the first quarter of 2010. We had income tax benefit of RMB12.9 million (US$1.9 million) for the second quarter in 2010 as a result of the reversal of the deferred tax liabilities previously recorded, which tax benefit helped us gain a net income of RMB10.7 million (US$1.6 million) in the second quarter in 2010. We may experience fluctuations in our quarterly results of operations after this offering, for the reasons given above or other reasons, which may be significant. See also "Risk Factors—Risks Related to Our Business and Industry—Our results of operations may fluctuate in the future. This may result in significant volatility in, and otherwise adversely affect, the market for our ADSs."

Liquidity and Capital Resources

Cash Flows and Working Capital

        To date, we have financed our operations primarily through cash flows from operations, private placements of preferred shares to investors and proceeds from our initial public offering. As of September 30, 2010, we had RMB90.4 million (US$13.5 million) in cash and cash equivalents and nil in outstanding short-term borrowings and nil in long-term borrowings. On October 1, 2010, we completed our initial public offering in which we issued and sold 5,923,247 ADSs representing 94,771,952 ordinary shares resulting in net proceeds to us of approximately US$72.8 million.

        The following table sets forth a summary of our cash flows for the periods indicated:

	For the Year Ended December 31,				For the Nine Months Ended September 30,
	2007	2008	2009		2009	2010
	RMB	RMB	RMB	US$	RMB	RMB	US$
					(unaudited)
	(in thousands)
Net cash (used in) provided by operating activities	(59,560)	55,293	54,279	7,952	35,851	56,988	8,516
Net cash used in investing activities	(114,501)	(129,181)	(47,768)	(6,998)	(43,755)	(34,359)	(5,135)
Net cash provided by financing activities	215,705	28,577	45,295	6,636	5,355	2,824	422
Net increase (decrease) in cash and cash equivalents	41,644	(45,311)	51,806	7,590	(2,549)	25,453	3,803
Effect of foreign exchange rate changes on cash	(2)	474	13	2	5	279	43
Cash and cash equivalents at beginning of the period	16,078	57,720	12,883	1,887	12,883	64,702	9,671
Cash and cash equivalents at end of the period	57,720	12,883	64,702	9,479	10,339	90,434	13,517

Operating Activities

        Net cash provided by operating activities was RMB57.0 million (US$8.5 million) for the nine months ended September 30, 2010, compared to RMB35.9 million for the nine months ended September 30, 2009. Net cash provided by operating activities for the nine months ended September 30, 2010 reflects a net loss of RMB61.9 million (US$9.3 million), adjusted by reconciling items in the total amount of RMB118.9 million (US$17.8 million), which primarily includes charges associated with the supplementary agreement on the acquisition of JNet Group of RMB37.7 million (US$5.6 million), depreciation of property and equipment of RMB42.7 million (US$6.4 million), share-based compensation expenses of RMB69.0 million (US$10.3 million) and deferred income tax benefit of RMB17.2 million (US$2.6 million). Additional major factors that affected operating cash flow for the nine months ended September 30, 2010 include: (i) an increase of RMB41.9 million (US$6.3 million) in accounts receivable primarily due to increased net revenue recognized; (ii) an increase of RMB28.4 million (US$4.2 million) in accounts payable in connection with accrued bandwidth, co-location and storage expenses to the carriers; (iii) an increase of RMB31.5 million (US$4.7 million) in prepaid expense and other current assets attributable to prepaid payments made to the carriers and other suppliers for bandwidth, co-location and storage; (iv) an increase of RMB8.4 million (US$1.3 million) in income tax payable; and (v) an increase of accrued expenses and other payables of RMB20.9 million (US$3.1 million).

        Net cash provided by operating activities for the nine months ended September 30, 2009 reflects a net loss of RMB25.3 million, adjusted by reconciling items in the total amount of RMB61.1 million, which primarily included depreciation of property and equipment of RMB43.1 million, share-based compensation expense of RMB10.9 million and amortization of acquired intangible assets of RMB9.2 million. Additional major factors that affected operating cash flow for the nine months ended September 30, 2009 include an increase of RMB11.9 million in accounts receivable primarily due to increased sales during the period, a decrease of RMB4.6 million in accounts payable in connection with our additional purchases of bandwidth, co-location and storage and an increase of RMB3.1 million in income tax payable.

        Net cash provided by operating activities was RMB54.3 million (US$8.0 million) in 2009, compared to RMB55.3 million in 2008. The net cash provided by operating activities in 2009 reflects a net loss of

RMB39.2 million (US$5.7 million), adjusted by non-cash and non-operating charges of RMB104.2 million (US$15.3 million), which primarily included depreciation of property and equipment of RMB57.0 million (US$8.3 million), amortization of acquired intangible assets of RMB11.7 million (US$1.7 million), interests expenses of RMB14.5 million (US$2.1 million) and share-based compensation expense of RMB14.4 million (US$2.1 million). Additional major factors that affected operating cash flow in 2009 include: (i) accounts payable decreased by RMB12.3 million (US$1.8 million) due to major payments made for 2008 invoices and decreased procurement costs in 2009; (ii) accounts receivable increased by RMB6.2 million (US$0.9 million) due to the high level of fourth quarter revenues and a delay in payment in the receipt of payment from one of our major customers; and (iii) accrued expenses and other payable increased by RMB4.0 million (US$0.6 million).

        Net cash provided by operating activities in 2008 reflects a net loss of RMB151.8 million, adjusted by non-cash and non-operating charges of RMB167.5 million, which primarily included depreciation of property and equipment of RMB60.2 million, amortization of intangible assets of RMB21.9 million, impairment of goodwill of RMB53.2 million, impairment of intangible assets of RMB22.0 million, impairment of property and equipment of RMB2.9 million and share-based compensation expense of RMB6.0 million. Additional major factors that affected operating cash flow in 2008 include: (i) accounts payable increased by RMB11.7 million due to significant increase in purchases of bandwidth sources and co-location services in 2008; (ii) accounts receivable decrease by RMB7.3 million due to the improvement of on time payments by our customers; and (iii) accrued expenses and other payable increased by RMB7.0 million.

        Net cash provided by operating activities was RMB55.3 million in 2008, compared to net cash used in operating activities of RMB59.6 million in 2007. Contributing to this shift to positive cash flow from operating activities in 2008 was primarily a 81.0% increase in net revenues from RMB161.0 million in 2007 to RMB291.4 million in 2008, compared to a 59.9% increase in cost of revenues from RMB170.9 million in 2007 to RMB273.3 million in 2008 and the following major adjustments in 2007: (i) accounts receivable increased by RMB41.4 million primary due to the significant increase in net revenues; (ii) depreciation of property and equipment of RMB35.8 million; (ii) impairment of property and equipment of RMB9.9 million; (iii) changes in fair value of warrants on Series A preferred shares of RMB4.3 million; and (vi) accrued employee benefits increased by RMB13.1 million.

Investing Activities

        Net cash used in investing activities was RMB34.4 million (US$5.1 million) for the nine months ended September 30, 2010, compared to RMB43.8 million for the nine months ended September 30, 2009. Net cash used in investing activities for the nine months ended September 30, 2010 resulted from a cash payment we made pursuant to the supplementary agreement in connection with the acquisition of JNet Group in an amount of RMB9.6 million (US$1.4 million) and other payments made in connection with the purchase of property, plant and equipment in the amount of RMB24.7 million (US$3.7 million). Net cash used in investing activities for the nine months ended September 30, 2009 primarily resulted from payments in connection with the purchase of property, plant and equipment in an amount of RMB34.4 million and an increase in amounts due from related parties in an amount of RMB13.1 million.

        Net cash used in investing activities decreased to RMB47.8 million (US$7.0 million) in 2009 from RMB129.2 million in 2008. Net cash used in investing activities in 2009 primarily resulted from payments for the purchase of property, plant and equipment in an amount of RMB37.5 million (US$5.5 million), increase in amounts due from related parties in an amount of RMB14.7 million (US$2.2 million), partially offset by proceeds from disposal of property and equipment in an amount of RMB4.5 million (US$0.7 million). Net cash used in investing activities in 2008 primarily resulted from payments for the purchase of property, plant and equipment in an amount of RMB75.0 million payment for acquisition of subsidiaries of RMB34.4 million and increase in amounts due from related parties in an amount of RMB20.3 million as a result.

        Net cash used in investing activities increased to RMB129.2 million in 2008 from RMB114.5 million in 2007. Net cash used in investing activities in 2007 primarily resulted from payments for the purchase of property, plant and equipment in an amount of RMB114.8 million, partially offset by proceeds from disposal of property and equipment in an amount of RMB0.3 million.

Financing Activities

        Our financing activities primarily consist of capital contributions, sale of our preferred shares, borrowings from commercial banks and dividends paid to ordinary shareholders.

        Net cash provided by financing activities was RMB2.8 million (US$0.4 million) for the nine months ended September 30, 2010, compared to RMB5.4 million for the nine months ended September 30, 2009. Net cash provided by financing activities for the nine months ended September 30, 2010 resulted from proceeds from issuance of Series C redeemable convertible preferred shares in an amount of RMB 34.6 million (US$5.2 million), partially offset by a payment for the repurchase of ordinary shares in an amount of RMB20.5 million (US$3.1 million) and repayment of bank borrowings in an amount of RMB11.3 million (US$1.7 million). Net cash provided by financing activities for the nine months ended September 30, 2009 resulted from proceeds from bank borrowings of RMB10.0 million partially offset by repayment of bank borrowings in an amount of RMB2.6 million and payment of dividend in an amount of RMB2.1 million.

        Net cash provided by financing activities was RMB45.3 million (US$6.6 million) in 2009, primarily due to our issuance and sale of Series C convertible preferred shares to a group of investors for a total capital contribution of RMB40.4 million (US$5.9 million) and our borrowings of bank loans in the amount of RMB12.0 million (US$1.8 million), offset by our payment of bank borrowings, dividends and interests.

        Net cash provided by financing activities was RMB28.6 million in 2008, primarily due to our issuance of convertible notes to a group of our convertible preferred share holders for a total amount of RMB24.6 million, and our borrowings of bank loans in the amount of approximately RMB7.8 million, partially offset by our repayment of bank borrowings of RMB3.5 million.

        Net cash provided by financing activities was RMB215.7 million in 2007, primarily due to our issuance and sale of Series B convertible preferred shares to a group of investors (net of issuance costs) for a total capital contribution of RMB201.7 million, loans from investors in the amount of RMB11.0 million and proceeds of RMB8.1 million from exercise of Series A warrants by JAFCO Asia Technology Fund II and Intel Capital (Cayman) Corporation in September 2007, partially offset by our repayment of bank borrowings of RMB5.0 million.

        We believe that our current cash and cash equivalents, anticipated cash flow from operations and the proceeds from our initial public offering will be sufficient to meet our anticipated cash needs, including our cash needs for working capital and capital expenditures for at least the next 12 months.

        We may, however, require additional cash due to changing business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our existing cash is insufficient to meet our requirements, we may seek to sell additional equity securities, debt securities or borrow from banks. We cannot assure you that financing will be available in the amounts we need or on terms acceptable to us, if at all. The sale of additional equity securities, including convertible debt securities, would dilute our shareholders. The incurrence of debt would divert cash from working capital and capital expenditures to service debt obligations and could result in operating and financial covenants that would restrict our operations and our ability to pay dividends to our shareholders. If we are unable to obtain additional equity or debt financing as required, our business, operations and prospects may suffer.

Capital Expenditures

        We had capital expenditures of RMB152.1 million, RMB74.7 million and RMB2.0 million in 2007, 2008 and 2009, respectively, representing 94.5%, 25.6% and 0.7% of our total net revenues in such year, respectively. Our capital expenditures were primarily for the purchase of servers and other property and equipment for our business. Our capital expenditures have been primarily funded by net cash provided by financing activities and cash generated from our operations. Our capital expenditures in the year ended December 31, 2010 were approximately RMB60.0 million (US$9.0 million), which will be used primarily to purchase servers and other equipment to expand our business. We estimate that our capital expenditures in the year ended December 31, 2011 will be approximately RMB100.0 million (US$14.9 million), which will be used primarily to purchase servers and other equipment to expand our business. We expect to fund these capital expenditures by cash generated from operating and financing activities as well as net proceeds from this offering.

Contractual Obligations and Commercial Commitments

        The following table sets forth our contractual obligations and commercial commitments as of September 30, 2010:

	Payment Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(in thousands of RMB)
Operating lease obligations(1)	5,566	3,535	2,031	—	—
Capital lease obligations(2)	7,522	4,502	3,020	—	—
Purchase commitments(3)	30,448	30,448	—	—	—
Post-acquisition settlement consideration(4)	22,487	13,146	9,341	—	—

Total	66,023	51,631	14,392	—	—

(1)
Our operating lease obligations consisted of our obligations under lease agreements with lessors of our corporate offices and an apartment used as a dormitory for our employees.

(2)
Our capital lease obligations consisted of our obligations under agreements for the leasing of network equipment.

(3)
Our purchase commitments were in relation to bandwidth.

(4)
This represents management's estimated fair value of the earn-outs associated with the post-acquisition supplementary agreement we entered into with the sellers of JNet Holdings. This estimated liability was derived through application of the income approach which included the estimation of Shanghai JNet's pre-tax income for each year from 2010 to 2012, based on historical operating results coupled with management's best estimate of future performance and certain market assumptions. We applied a discount rate of approximately 18.5%, which was determined through the assessment of the Company-specific and industry-specific risks. Actual results may differ from this original estimate resulting in actual future payments significantly exceeding this estimate.

Off-Balance Sheet Commitments and Arrangements

        Other than the operating lease obligations, the capital lease obligations and investment obligations set forth in the table above, we have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder's equity, or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. Moreover, we do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Inflation

        Inflation in China has not materially impacted our results of operations in recent years. According to the National Bureau of Statistics of China, the consumer price index in China rose 4.8% and 5.9% in 2007 and 2008, respectively, and decreased by 0.7% in 2009. Although we have not been materially affected by inflation in the recent past, we can provide no assurance that we will not be affected in the future by higher rates of inflation in China. For example, certain operating costs and expenses, such as personnel expenses, real estate leasing expenses, travel expenses and office operating expenses may increase as a result of higher inflation. As of December 31, 2009, cash and cash equivalents accounted for approximately 16.3% of our total assets. High inflation could significantly reduce the value and purchasing power of these assets. We are not able to hedge our exposures to higher inflation in China.

Holding Company Structure

        We are a holding company with no material operations of our own. We conduct our operations primarily through our subsidiary and consolidated variable interest entities in China. As a result, our ability to pay dividends and to finance any debt we may incur depends upon dividends paid by our subsidiaries. If our subsidiary or any newly formed subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our subsidiary is permitted to pay dividends to us only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, ChinaCache Beijing is required to set aside a portion of its after-tax profits each year to fund a statutory reserve and to further set aside a portion of its after-tax profits to fund the employee welfare fund at the discretion of the board or the enterprise itself. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation of these subsidiaries.

Quantitative and Qualitative Disclosure about Market Risk

Interest Rate Risk

        Our exposure to interest rate risk primarily relates to the interest income generated by excess cash, which is mostly held in interest-bearing bank deposits. As of December 31, 2009, approximately RMB25.0 million was held in major financial institutions located in China, RMB38.4 million was held in major financial institutions located in Hong Kong, and RMB1.3 million was held in major financial institutions in the U.S. We have not used derivative financial instruments in our investment portfolio. Interest earning instruments carry a degree of interest rate risk. We have not been exposed to, nor do we anticipate being exposed to, material risks due to changes in market interest rates. However, our future interest income may fall short of expectations due to changes in market interest rates.

Foreign Exchange Risk

        Our financial statements are expressed in RMB, which is our reporting currency. ChinaCache Holdings, ChinaCache Beijing, Beijing Blue I.T., Beijing Jingtian and Shanghai JNet determine their functional currency to be the RMB, while ChinaCache North America Inc., JNet Holdings and ChinaCache Network (Hong Kong) Limited determine their functional currency to be the U.S. dollar. However, substantially all of our businesses are transacted in RMB. We earn substantially all of our revenues and incur most of our expenses in RMB. Our exposure to foreign exchange risk primarily relates to cash and cash equivalents denominated in U.S. dollars as a result of our past issuances of preferred shares through private placements. We do not believe that we currently have any significant direct foreign exchange risk and have not used any derivative financial instruments to hedge our exposure to such risk. Although in general, our exposure to foreign exchange risks should be limited, the value of your investment in our ADSs will be affected by the exchange rate between the U.S. dollar and the RMB because the value of our business is denominated in RMB, while the ADSs will be traded in U.S. dollars.

        The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in China's political and economic conditions. The conversion of RMB into foreign currencies, including U.S. dollars, has been based on rates set by the People's Bank of China. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under the revised policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy resulted in a more than 20% appreciation of the RMB against the U.S. dollar in the following three years. Since July 2008, however, the RMB has traded within a narrow range against the U.S. dollar. As a consequence, the RMB has fluctuated significantly since July 2008 against other freely traded currencies, in tandem with the U.S. dollar. It is difficult to predict how long the current situation may last and when and how RMB exchange rates may change going forward. To the extent that we need to convert U.S. dollars we receive from this offering into RMB for our operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we receive from the conversion. Conversely, if we decide to convert RMB into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or ADSs or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amounts available to us.

        We estimate that we will receive net proceeds of approximately US$             million from this offering, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. Assuming that we convert the full amount of the net proceeds from this offering into RMB, a 10% appreciation of the RMB against the U.S. dollar will result in a decrease of RMB             million (US$             million) of the net proceeds from this offering. Conversely, a 10% depreciation of the RMB against the U.S. dollar will result in an increase of RMB             million (US$             million) of the net proceeds from this offering.

Recent Accounting Pronouncements

        In October 2009, the FASB issued ASU No. 2009-13 ("ASU 2009-13"), "Multiple-Deliverable Revenue Arrangements." ASU 2009-13 amends ASC sub-topic 605-25 ("ASC 605-25"), "Revenue Recognition: Multiple-Element Arrangements," regarding revenue arrangements with multiple deliverables. ASU 2009-13 addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting, and how the arrangement consideration should be allocated among the separate units of accounting. This ASU will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company does not expect the adoption of ASU 2009-13 will have a material impact on the consolidated financial statements.

        In April 2010, the FASB issued ASU 2010-13, "Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades," which provides amendments to ASC topic 718, "Compensation-Stock Compensation" to clarify that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity's equity securities trades should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity. ASU 2010-13 is effective for all interim and annual periods beginning on or after December 15, 2010. The adoption of ASU 2010-13 is not expected to have a material effect on our consolidated financial statements.

INDUSTRY BACKGROUND

The Growth of the Internet in China

        The Internet has become an important digital medium for communications entertainment and commerce, both in China and globally. For business, government and other enterprises, the Internet is crucial to the way that they conduct business and reach the public. The continuing development of Internet services, reduction in Internet access costs and increasing affordability of computers drive the rapid growth of Internet usage in China. In addition, the urbanization in China, coupled with the proliferation of a wide variety of Internet-enabled devices, has made the Internet an increasingly common channel accessible to end-users at any time and from more locations.

Increasing Internet usage and broadband penetration in China

        According to China Internet Network Information Center, or CNNIC, in June 2008, China surpassed the United States as the largest Internet market in the world in terms of the number of users. The International Data Corporation, or IDC, estimated that the Internet population in China is expected to increase from 275.1 million in 2008 to 416.4 million in 2012, representing a compound annual growth rate, or CAGR, of 10.9%. According to CNNIC, as of January 2010, the Chinese Internet population was relatively young with more than 60% of Internet users between the age of 10 and 29. In addition, China has a very high broadband penetration rate. CNNIC estimates that 97% of Internet households in China had a broadband connection. Furthermore, when compared with more mature markets such as the United States, China has relatively limited traditional media outlets, such as newspapers, television and movie theatres. The combination of the above factors has made the Internet the preferred medium for information, commerce and entertainment in China.

Growth of rich media content

        Demand for rich media content, including online videos, television and music, is growing rapidly in China. The emergence of user-generated video sharing sites, such as tudou.com and youku.com, which allow users to watch, upload and share their personal video clips, has been a strong catalyst for the popularity of online videos. According to iResearch, the size of online video audience in China is expected to increase from 234 million in 2008 to 527 million in 2012, representing a CAGR of 22.5%. Traditional media companies have also embraced the Internet as an important channel to deliver professionally created television and video content. A significant amount of the traditional television stations, including China Central Television, offer live and on-demand television programs to consumers through their websites. Online music is another popular form of digital entertainment in China, with an estimated 83.5% of Chinese Internet users listening to online music in 2009, according to CNNIC. Rich media consumption is very bandwidth intensive and can significantly slow network speed, as content is usually streamed to users as it is being consumed or the transport and download of large data files is required. The network congestion problem magnifies as rich media consumption grows and the industry moves to higher quality content standards, such as high-definition videos that require higher network bandwidth.

Growth of mobile Internet and mobile data services

        The number of mobile subscribers in China has grown rapidly over the past ten years. With the introduction of mobile Internet and the evolution of wireless networks and mobile phones, mobile subscribers have increased their demand for mobile content, including information, images, music and video, and for mobile applications, including games and productivity applications. According to MIIT, China is the largest mobile market in the world with an estimated 842 million mobile subscribers as of November 30, 2010. Consumers in China are increasingly embracing mobile devices as another way to access the Internet. According to a study conducted by CNNIC in December 2009, 60.8% of Internet users in China accessed the Internet using their mobile phones or other mobile devices. However, China's mobile Internet services and connection speed are relatively slow, as mobile operators in China have yet to introduce new high-speed 3G and other advanced mobile wireless broadband networks. As China's mobile market matures and more advanced standards and technologies are implemented, the mobile channel will be an increasingly important channel for consumer media, content and applications consumption.

Growth of online game industry

        The online game industry is a large and growing market in China. Compared with the United States, where video games are mostly placed through in-home gaming consoles that require the purchase of hardware and software, in China, video games are primarily played over the Internet at home or in Internet cafes. Online games is a highly popular form of entertainment for Chinese consumers. There has been a rapid growth in the number of online game players and the amount of time spent playing online games in recent years.

        The most popular form of online games in China is massively multiplayer online role playing games, or MMORPGs, which are typically action adventure-based games drawing upon themes including martial arts, combat, fantasy, adventure and historical events. Each MMORPG creates an evolving virtual world within which thousands of game players can play and interact with one another or with network-operated non-playing characters at the same time over the Internet. Due to the highly-interactive and graphic-intensive nature of MMORPGs and other online games, these applications are typically hosted online by the game operators and require significant bandwidth and processing power to ensure the best game playing experience for players.

        According to IDC, there were 49.5 million online game players in China in 2008, which is estimated to grow to 94.5 million in 2013, representing a CAGR of 13.9%. Moreover, according to CNNIC, MMORPG players in China spend an average of 3.1 hours online per session.

        With the number of online game players increasing, and game players playing more often and simultaneously, the bandwidth requirements for online games are increasing dramatically, thereby creating a strong demand for complex technology solutions to optimally deliver this service.

Growth of online advertising and e-commerce

        Online Advertising.    As China's Internet population grows, more companies are using the Internet as a medium to market their products and services. Leading global enterprises, including consumer, retail, technology, real estate and financial services companies, frequently use banner ads, search engines and online listings to promote their brands and business online. As the medium has gained popularity and technology has advanced, online advertising is increasingly moving to more dynamic forms of media and content, including rich media, in-game and video advertising formats. According to eMarketer, China's online advertising market was US$2.8 billion in 2009 and is projected to reach US$6.4 billion by 2012, representing a CAGR of 31.7%.

        E-Commerce.    E-commerce companies, including both customer-to-customer marketplaces such as taobao.com, business-to-consumer online retailers such as dangdang.com and 360buy.com, are expanding rapidly in China. According to IDC, total e-commerce spending in China was US$215 billion in 2007 and will reach US$771 billion by 2012, representing a CAGR of 29.1%. Continued improvement in the security and integrity of online transactions is a key driver for the adoption of consumer e-commerce in China, which requires sophisticated Internet delivery technology to facilitate transactions.

Growth of SaaS applications and cloud computing

        As a growing number of businesses start pursuing more efficient ways to manage enterprise data in China, there is a growing demand for flexible and efficient IT infrastructure. Rather than purchasing, installing and managing software on their own servers, companies are increasingly outsourcing elements of their application and platform infrastructure to third parties who can provide these services over the Internet. With the advantages of easy deployment, low up-front investment and predictable maintenance costs, companies in China are increasingly embracing Software-as-a-Service, or SaaS (which refers to licensed software deployed over the Internet), and cloud computing (pooled computing resources, delivered on-demand, over the Internet) platforms to access their mission-critical data and applications from any Internet connection, at any time. According to IDC, SaaS revenues in China (including only software vendors) are estimated to grow from US$88.6 million in 2009 to US$315.4 million in 2014, representing a CAGR of 28.9%. Because SaaS applications and cloud computing infrastructures must always be accessible and typically involve data-intensive content and applications, they require significant scale and network infrastructure expertise to be delivered adequately to end-users.

Internet Infrastructure Dynamics in China

Increasing need for networks with greater interconnectivity and efficiency

        With the growing prevalence of the Internet and the growing user demand for content and application access at any time from any location, the strain on the public Internet infrastructure in China is greater than ever. Basic Internet connectivity is capable of delivering low-bandwidth media content to users, but is not well suited for the effective delivery of today's bandwidth intensive content such as streaming high-definition videos and music and data-intensive applications such as online games and SaaS applications. In addition, a significant portion of the public Internet bandwidth in China is occupied by peer-to-peer, or P2P, traffic, which further adds to the Internet congestion problem. These factors have contributed to the slow speed and unreliability of the Internet.

China's Internet backbone

        China has three major telecommunications carriers: China Telecom, China Unicom and China Mobile. Each of these carriers has a nationwide telecommunications business license and operates nationwide networks that serve as common platforms for mobile, fixed-line telephone, broadband and data services. China Telecom operates CHINANET, China Unicom operates UNINET and China Mobile operates CMNET. The current UNINET was formed as a result of the telecommunications carrier consolidation in 2008, in which CNCNET, a network then operated by China Netcom, then the second largest fixed-line carrier in China, merged into UNINET. Five other non-carrier networks, namely CERNET, CSTNET, CIETNET, CHINAGBN and CGWNET, together with the three telecommunications carrier networks, form the Internet backbone in China. Among them, CHINANET and UNINET, are the largest networks in China with CHINANET operating predominantly in southern China while UNINET operating predominantly in northern China.

        Despite the growth of Internet services and applications, the public Internet infrastructure in China has some major limitations. China's telecommunications landscape and network infrastructure have structural challenges that inhibit the efficient delivery of content and applications to end users. China's public Internet infrastructure is not designed to handle the bandwidth requirements and large amounts of data and content consumed by today's Internet users. As Internet usage surges and demand for data intensive content and applications grows, we expect the strain on China's network infrastructure to also grow.

Inadequate interconnectivity between networks

        The Internet consists of many interconnected networks, or subnets. The transmission of data is generally fast within a subnet, but can be considerably slower and less reliable if the data is being transported along a path that requires an interface or "hop" between different subnets. This latency is amplified if the data is bandwidth-intensive data or content, such as streaming online videos, MP3 downloads or application data, and can result in a poor end-user experience as the end-to-end transmission of data is delayed. In order to enable fast delivery of data across the Internet, subnets must connect seamlessly to each other and data must be stored and routed across subnets in an efficient manner.

        Carrier backbone networks in China are predominantly interconnected through three national network access points, or NAPs, in Beijing, Shanghai and Guangzhou, and to a lesser extent, a limited number of local direct interconnections between the networks. Consequently, the vast amount of data and traffic that is transmitted between networks across China must go through these few interconnection points before they reach end-users. As the NAPs become overloaded with traffic, bottlenecks are created that slow data transmission on each of the networks and across China. This is different from the United States, where major backbone networks extensively connect to each other through "peering" to efficiently facilitate the transmission of data across networks. The inefficient connections between networks create latency and application performance issues whenever an Internet user on the CHINANET network tries to access servers located on the UNINET network, and vice versa. The problem is the limited nationwide reach resulting from the lack of interconnectivity between southern and northern China, where China Telecom and China Unicom, respectively, maintain their network coverage. Furthermore, inter-provincial network connections within the same network may also be slow. Local telecommunications carriers are often motivated to reserve their limited network bandwidth to meet demands generated by customers within their own province, from which they generate higher profits, while allocating fewer resources to facilitate inter- provincial connections.

Limited options for content and application providers

        Due to the challenges faced by the Internet infrastructure in China, Internet content and applications providers delivering their services over the public Internet face the problem of providing a poor experience for end-users. Poor network experience is unacceptable to certain online content businesses and application providers where fundamental value proposition is based on efficient content delivery and a good user experience. For example, online media companies offering consumers access to games, videos, music or other forms of digital content may be negatively affected by latency in content streaming, downloading or refreshing on their website. The same is true for providers of web-based business applications, whose services are relied upon by thousands of businesses to access time-sensitive business information and manage their day-to-day operations. Historically, in order to achieve the service performance that their end users demanded, these businesses had to build their own proprietary networks. This requires deploying and configuring hardware and software in hundreds of geographically dispersed locations in order to ensure consistent nationwide services. Further, substantial capital investment and the development of expertise and other technical resources are required to manage such a complex infrastructure. Except for the largest and best capitalized companies, building a proprietary network is generally prohibitively expensive and time consuming.

Market for Content and Application Delivery Services

        Due to the increasing importance of efficient delivery of content and applications to end-users and the challenges associated with the public Internet infrastructure in China, businesses are increasingly choosing to partner with third-party providers of content and application delivery services to enhance, optimize or outsource key elements of their IT and network infrastructure. Content and application delivery services appeal to businesses of different sizes in many different industries, and are important to several different business functions, including e-commerce, online content publishing, software distribution, security, communications, and enterprise computing.

        For most businesses, managing IT and network infrastructure is not a core competency, but merely a cost of doing business. As a result, it is highly inefficient and expensive for them to bear the upfront cost of building out, training and retaining the resources necessary to manage and maintain on an ongoing basis a large and complex network infrastructure. Content and application delivery service providers typically offer a wide range of managed infrastructure services that enable businesses to improve the quality and lower the costs and complexity of their IT operations, while increasing the performance and availability of their infrastructure for end-users. Furthermore, managed services provide businesses with greater flexibility and scalability, allowing customers to "pay-as-they-go" and to increase or decrease the scale of their IT infrastructure as their business requirements change.

        In recent years, numerous companies have emerged to offer managed content and application delivery services on a global or regional basis. Many of these managed service providers offer only certain elements of a hosted and delivery infrastructure, while others provide a more complete outsourced solution. When choosing a managed service provider, businesses typically value the following:

        Performance, Reliability, Security and Scalability.    Providing a positive end-user experience is critical to customers; therefore, high performance and fast delivery of data-intensive content and applications with a guaranteed minimum service level is absolutely necessary. In addition, as customers increasingly value the importance of website and data security, service providers must ensure that customer information will not be compromised and confidential data are protected in the delivery process. Furthermore, as customers grow their businesses and their traffic and bandwidth requirements increase, service providers must be able to support the required scaling of the IT and network infrastructure.

        Broad Service Offerings.    Customers seek managed service providers that have the capability to provide a wide range of content and application delivery services that range from basic services to fully outsourced and customized solutions. Customers want the flexibility to select the services and features that best meet their price, performance and business requirements.

        Turnkey, Vertical Solutions.    Customers increasingly require turnkey solutions that meet the needs of different verticals and are looking to service providers with a comprehensive platform and the ability to quickly and securely deploy integrated services.

        Extensive Network Coverage.    To reach end-users in geographically dispersed areas, customers rely on the networks of their content and application delivery partners. Content and application delivery service providers must be able to provide consistent coverage on a regional, nationwide and international basis and interconnectivity with different backbone networks, which requires substantial investment and well-established relationships with telecommunications carriers and ISPs.

        Local Market Knowledge.    Content and application delivery service providers must have deep local knowledge of Internet infrastructure and regulations in the regions in which they operate, as well as strong relationships with local network operators and ISPs in order to effectively develop solutions, anticipate problems and deliver quality customer service.

        Cost-effectiveness.    When evaluating managed service providers, customers evaluate the overall value of the services received, including level of customer service, service quality, technology innovation and cost savings, and ultimately focus on price-to-performance ratio rather than price only.

        The content and application delivery services market emerged in the late 1990s to address the problem of Internet traffic congestion that resulted from the surge of Internet usage, increasing broadband penetration and the growing amount of data and content delivered over the Internet.

Content and application delivery service providers offer an alternative to using the public Internet to deliver their services to end-users. Content and application delivery services utilize a proprietary system of geographically dispersed computer servers networked together to optimize the delivery of digital content (e.g., online video, music, games, software downloads), and applications (e.g., e-commerce, Software-as-a-Service, etc.) to end-users across the public Internet and private networks. Content and application delivery technology and services improve the performance and speed of digital content and applications delivery from the originating server to end-users. Its infrastructure is typically composed of hundreds or thousands of nodes deployed in multiple locations over multiple networks. These nodes cooperate with each other to satisfy requests for content by end-users, efficiently moving content between nodes to optimize the delivery process for performance or for cost. When optimizing for performance, content may be stored or moved through nodes with the highest availability in terms of server performance, or that are closest to the end-user, or using a route that requires the fewest number of interconnections between backbone networks. When optimizing for cost, the content is often routed through locations that have the least expensive bandwidth costs.

        Compared with basic Internet connectivity, the content and application delivery services offer significant benefits, including:

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  network-neutral platforms that allows content and applications to be delivered across multiple telecommunications networks consistently;

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  dedicated content and application delivery infrastructure with node roadmaps scientifically designed for the most efficient and fastest delivery;

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  lower costs compared with building and managing an in-house server and storage infrastructure; and

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  professionally managed infrastructure with products and services that can be quickly customized to meet content and application providers' unique and evolving needs.

        According to Frost & Sullivan, a market research firm, revenues from the global content and application delivery services market are estimated to be approximately US$1.3 billion in 2009, representing a CAGR of 36.3% from 2007, and estimate that the market will grow to US$2.8 billion in 2012, representing a CAGR of 28.3% from 2009.

        The content and application delivery services market in China began to develop around 2000 and has grown over the years alongside increasing broadband penetration and Internet usage in China. Content and application delivery services have played an important role in many historical milestones in the growth and development of the Internet in China, such as the online broadcast of the 2008 Olympic Games held in Beijing and the first live online chat by Premier Wen Jiabao.

        Multinational companies currently do not have a significant presence in the content and application delivery services market in China partially due to the regulatory barriers in China's telecommunications sector. The content and application delivery services market in China is highly regulated. The government's influence covers virtually every aspect of the industry and a special "Value-Added Telecommunications Business Operating License" is required to provide Internet data center services and content and application delivery services. At present, only a domestic PRC company is eligible to apply for such a license. See "Regulation—Regulations on Value-Added Telecommunications Business and Content and Application Delivery Business."

        According to iResearch, China's content and application delivery services market size was estimated to be approximately RMB501.0 million (US$73.4 million) in 2009, representing a CAGR of 58.3% from 2007, and will grow to RMB3.6 billion (US$520 million) in 2014, representing a CAGR of 48.2% from 2009, a much higher rate than the expected growth of the global market.

        The following table sets forth historical and projected revenues of the content and application delivery services market in China:

2006-2014 Content and Application Delivery Services Market in China

Source: iResearch Report

BUSINESS

Overview

        We are the leading provider of Internet content and application delivery services in China, accounting for 53% market share in terms of revenues in 2009, according to iResearch. We provide a portfolio of services and solutions to businesses, government agencies and other enterprises to enhance the reliability and scalability of their online services and applications and improve end-user experience. Our nationwide service platform which consists of our network, servers and intelligent software, is designed to handle planned and unplanned peaks without significant upfront and ongoing capital outlay and other investments on the part of our customers.

        We began providing content and application delivery services in China in 2000 and were the first company that is not a telecommunications carrier to obtain from the MIIT, a nationwide operating permit to provide content and application delivery services. As an early mover, we have expanded our business alongside the growth of the Internet in China and have acquired extensive local knowledge about the Internet infrastructure and telecommunications environment in China. Substantially all of our business operations are conducted in China and substantially all of our revenues are derived from sales in China. Building on our knowledge and experience, we have developed a portfolio of services and solutions designed to address complex and unique issues arising from China's Internet infrastructure and a wide range of turnkey solutions to meet customer- and industry-specific needs.

        As a carrier-neutral service provider, our network in China is interconnected with networks operated by all telecommunications carriers, major non-carriers and local Internet service providers in China. We deploy servers and nodes across networks throughout China and we use a private transmission backbone that connects our nodes and data centers, thereby optimizing our content and applications delivery performance and reliability. With servers widely deployed at strategic locations, we are able to provide services throughout China. Our wide range of services make us a top choice for customers requiring content and application delivery services to different regions in China. We believe that our robust nationwide service platform, which is the result of our significant investments in capital, time and human resources, is not easy to replicate and provides us with a competitive advantage.

        We have successfully established a strong brand and a reputation for the quality and cost effectiveness of our services, as evidenced by the numerous recognitions and awards we have received, including the "Chinese High-Growth and High-Tech Companies with the Best Investment Values" award granted by the China International Finance Forum in 2009 and the "China Internet Industry Innovator 50" award by the Internet Society of China in 2005. Our brand and reputation are significant assets in a relatively young industry where most of our potential customers are new to the content and application delivery services market and are strongly influenced by their peers' experience in selecting reliable service providers.

        We devote our market-oriented research and development efforts to focus on bringing innovative services and solutions to the market quickly. We currently have 9 patents, 21 patent applications and 14 software copyright registrations, all in China and related to different aspects of the content and application delivery technologies. We have established a joint laboratory with Tsinghua University to undertake leading edge research in content and application delivery technologies. We intend to expand our research and development efforts and offer innovative services and solutions to maintain our market leadership and meet the evolving needs of customers.

        We derive substantially all of our revenues from the sale of content and application delivery services. The number of our active customers has grown over the years, increasing from 129 as of December 31, 2007 to 454 as of September 30, 2010. Our net revenues were RMB161.0 million, RMB291.4 million and RMB272.4 million (US$39.9 million) in 2007, 2008 and 2009, respectively. We incurred net losses of RMB87.9 million, RMB151.8 million and RMB39.2 million (US$5.7 million), respectively, for the same periods. Our net revenues for the nine months ended September 30, 2010 were RMB279.4 million (US$41.8 million) and we incurred a net loss of RMB61.9 million (US$9.3 million) for the same period.

Our Strengths

        We believe that the following strengths contribute to our success and differentiate us from our competitors:

  Leading position and strong brand in China.

        We are the leading provider of Internet content and application delivery services in China, accounting for 53% market share in terms of revenue in 2009, according to iResearch. We have successfully established a strong brand and a reputation for the quality and cost effectiveness of our services, as evidenced by the numerous recognitions and awards we have received, including the "Chinese High-Growth and High-Tech Companies with the Best Investment Values" award granted by the China International Finance Forum in 2009, the "Editor's Choice for Technology and Services" award granted by the China Computer Daily in 2007, the "Outstanding Service Provider for China Online Game Industry" award granted by the China Game Industry Annual Conference in 2007 and the "China Internet Industry Innovator 50" award in 2005 by the Internet Society of China. Our brand and reputation are significant assets in a relatively young industry where most of our prospective customers are new to the content and application delivery services market and are strongly influenced by the experience of other customers in selecting service providers.

  Wide geographic coverage in China.

        As a carrier-neutral service provider, our network in China is interconnected with: (i) networks operated by all three telecommunications carriers in China, namely China Telecom, China Unicom and China Mobile; (ii) non-carrier networks operated by China Education and Research Network and China Science and Technology Network; and (iii) networks operated by major local ISPs, including Beijing Gehua CATV Networks and Shanghai Oriental Network. As of September 30, 2010, we had deployed over 7,800 servers and 260 nodes throughout China and in 13 cities outside China. In addition, we utilize dedicated optical fibers to serve as our private transmission backbone to optimize our content and applications delivery performance and reliability. With servers and nodes widely deployed at strategic locations in China, we are able to provide services for our customers to end-users throughout most areas of China. Our wide range of services make us a top choice for customers requiring content and application delivery services that cover different regions in China. We believe that our robust nationwide service platform, which is the product of major investments in capital, time and human resources, is not easy to replicate and provides us with a competitive advantage.

  Diversified customer base including market leaders in a variety of industries.

        We had 454 active customers as of September 30, 2010, including some of China's and the world's leading companies in a variety of industries. Currently, we have customers in five industry groups and our top customers in 2009 in terms of revenues included Tencent, China Mobile and Microsoft Corporation. Our experience in serving respective market leaders also provide us with the industry knowledge, operational expertise and credibility that we can leverage in cross-selling additional services to our existing and potential customers in each industry group and expanding beyond our existing industry groups to capture additional growth opportunities.

  Extensive local knowledge and expertise in developing customized turnkey solutions.

        We began providing content and application delivery services in China in 2000 and were the first company that is not a telecommunications carrier to obtain a nationwide operating permit from the MIIT to provide content and application delivery services. As an early mover, we have developed and expanded our business, taking advantage of the growth of the Internet in China. Our extensive local knowledge and experience dealing with China's Internet infrastructure as well as our understanding of local customer needs have allowed us to achieve the following:

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  Services and solutions adapted for the Chinese market.  We have developed content and application delivery services specifically designed to address unique issues arising from China's Internet infrastructure. For example, we developed our proprietary service routing technology to address load balancing and traffic congestion problems associated with the often-unreliable network environment in China. Our integrated solution for online game operators addresses the interconnectivity problems in the market that hinder online game operators from creating a simultaneous and interactive nationwide game network.

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  Turnkey solutions to address customer-specific and industry-specific requirements.  We categorize customers into eight industry groups based on their different needs and preferences for delivery of services and applications over the Internet. For each industry, we offer integrated solutions tailored to address customer-specific and industry-specific requirements. For example, we delivered tailored services to Industrial and Commercial Bank of China, one of the largest commercial banks in China, to help it address Internet-based security risks. We provided customized cloud computing services to 12530.com, a music website developed by China Mobile, to enhance end-users' experience in visiting the website, downloading music and ring tunes and watching online live concert broadcasting.

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  Innovative solutions for network convergence.  One of the most significant recent developments on the Internet in China is the network convergence of the "three nets" (i.e., the telecommunications network, the cable television network and the computer data network). We provide integrated network convergence solutions to meet the challenges of delivering content to end-users with high-quality experiences across multiple media formats, library sizes and device types.

  Strong research and development capabilities and proprietary technologies.

        We believe that we have one of the most experienced research and development teams in the content and application delivery services market in China. We devote significant resources to our research and development efforts, focusing on bringing innovative products and solutions to the market quickly. Our research and development team consisted of 61 engineers as of September 30, 2010, or 19% of our work force. Our research and development efforts have resulted in 9 patents, 21 patent applications and 14 software copyright registrations, all in China and related to different aspects of the content and application delivery services. We have established a joint laboratory with Tsinghua University to undertake leading edge research in content and application delivery. We believe that our commitment to research and development will help us continue to offer innovative services and solutions to maintain our market leadership and to meet the evolving needs of our customers.

        We have a highly scalable and reliable network. Most of our customers experience seasonal or unplanned demand for access to their websites, but it is expensive for them to fully prepare for such seasonal or unplanned traffic peaks and related storage needs. Our nationwide service platform is designed to be robust and flexible enough to handle planned and unplanned peaks, without significant upfront and ongoing capital outlay and other investments on the part of our customers. In addition, our system is designed to eliminate a single point of failure and reduce the impact of security attacks. In general, single server failure should not have a noticeable impact to user experience or prevent us from delivering our services and applications to our customers in a reliable and secured fashion.

  Experienced management team with strong execution capability.

        We benefit from the effective leadership of a management team with strong operational experience and execution capability. Our senior management team has diverse and complementary backgrounds in the Internet, telecommunications and content and application delivery services industries in various capacities, including research and development, network design and operations, and sales and marketing. In particular, our chairman, chief executive officer and co-founder, Mr. Song Wang, is recognized as a pioneer in the content and application delivery services industry in China, and our chief operating officer, Mr. Richard Siqing Xu, has over 17 years of experience in sales, marketing and business operations at several telecommunications and technology companies. We also have a team of seasoned mid-level managers, many of whom have extensive experience in the technology, media and telecommunications industries. We believe that our management team's in-depth knowledge of the Internet industry and content and application delivery services market in China and strong execution capabilities are critical to our future growth and strengthening market leadership position.

Our Strategy

        Our goal is to strengthen our position as China's leading content and application delivery services provider by leveraging our nationwide platform and our wide range of services and solutions that are specifically and uniquely designed for China's Internet infrastructure and telecommunications environment. We intend to achieve our goal by pursuing the following strategies:

  Further expand and diversify our customer base and retain existing customers.

        We plan to implement, among others, the following strategies to acquire new customers and retain existing ones:

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  Further pursue opportunities in fast-growing industries.  We have developed services and solutions to meet specific customer needs in a number of fast-growing industries, such as mobile Internet, online games, e-commerce and Internet and software. We plan to focus our marketing and sales efforts on continuing to attract other leading players in each of these industries. In addition, we intend to expand our marketing and sales efforts towards attracting market leading companies in additional industry groups and securing small and medium-sized enterprise customers.

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  Retain existing customers by satisfying changing customer demands and offering superior customer service.  To better anticipate and address our customers' needs, we intend to continue to foster collaboration among our sales team, product development team and research and development team to develop additional services and solutions that meet these needs. We also intend to continue actively marketing our suite of services and solutions and leverage our existing customer relationships to up-sell and cross-sell additional services.

  Expand and enhance our service and solution offerings.

        We intend to continue expanding our service and solution offerings by rolling out innovative new services within our existing service lines. We plan to introduce new service lines and solutions in new areas, such as cable modem Internet, high-definition media delivery and network storage. We also intend to enhance our services to financial and e-commerce service providers, by providing critical services to address their needs and preferences. We believe these initiatives will strengthen our leading market position and expand our opportunities for revenue growth. We intend to expand the geographic reach and capacity of our network domestically, thereby enabling us to maintain high-quality of service in a wider geographic area. We also plan to strategically expand our international coverage to support growing demand from our domestic customers to deliver Internet content and applications to end-users overseas and growing demand from our international customers for delivering Internet content and applications to end-users in China.

  Continue to improve our operating efficiency.

        We have been able to lower our unit cost of revenue in recent years through cost reduction measures and improved network efficiency. We plan to further improve our operating efficiency by increasing the scalability of our bandwidth usage, optimizing our networks and operations and prudent capital expenditures.

  Continue to focus on market-oriented research and development efforts.

        We will continue to focus our research and development efforts to sustain our technology leadership, raise our productivity and enhance the competitiveness of our services. Our research and development efforts will cover four major areas: network architecture and infrastructure design; business and operation support system; application software and tools; and services. Towards these goals, we plan to enhance our existing research and development capabilities by continuing to recruit experienced research personnel and train new research personnel and by collaborating with leading Chinese and international institutions.

  Establish new and expand existing strategic relationships and selectively pursue acquisitions.

        We intend to establish new and expand existing relationships with key players in related industries that complement our business and strengthen our market-leading position. We believe selective strategic cooperative relationships may benefit us by further increasing our market share, helping us to gain additional customers, acquire complementary technologies and expand our geographic presence across China. We also plan to selectively pursue acquisition targets to acquire assets that are complementary to our business and growth strategies, such as technologies that will enhance our current service offerings.

Our Services and Solutions

        We provide a portfolio of content and application delivery services and solutions tailored to our customers' needs to improve the performance and reliability of their online services and applications, without significant upfront and ongoing capital outlay and other investments on the part of our customers.

Our Services

        We provide the following services that are offered on a stand alone basis or combined as part of our integrated solutions:

  Web Page Content Services

        Our Web Page Content Services allow website operators to improve the performance and reliability of their websites. To ensure quality end-user experience when accessing a website, website operators must overcome several challenges, including network congestion and latency, server scalability and bandwidth constraints. Failure to address any of these can result in end-users experiencing delays or difficulties in accessing websites. Our Web Page Content Services primarily provide the following benefits:

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  By distributing our customers' website content through our delivery platform, enabling our customers and the end-users to bypass, as much as is necessary and possible, the often congested

    Internet, thereby alleviating the burden on the origin servers and improving the response speed of our customers' websites.

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  Preventing hacking and improving the security of our customers' websites by hiding their origin servers behind our servers.

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  Distributing our customers' website content through our delivery platform increases the reliability of our customers' websites. As end-users access cached content on our edge servers, a malfunction in the origin server will not affect the accessibility to end-users of our customers' websites.

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  Increasing scalability of our customers' websites by distributing their website content through our delivery platform. As we allocate additional bandwidth for our customers during peak loads, our customers do not need to make substantial investment in network infrastructure in order to meet peak demand.

  File Transfer Services

        As the Internet has developed and become more prevalent and broadband technology has become more advanced and widely accessible, there has also been an increase in the downloading of large-scale content, such as video and music files, game installation packages and software patches. In addition, social networking and media sharing websites that encourage end-users to upload user-generated content, such as short-form videos, onto websites have become increasingly popular. Leveraging our content delivery capabilities, our File Transfer Services increase the speed and reliability of our client's download and upload services.

        Our File Transfer Services primarily provide the following benefits:

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  Distributing the content to the edge servers to achieve optimal download performance after websites transfer their downloadable content to our platform. In general, end-users automatically obtain the required content from the most suitable node, thereby improving quality of service.

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  Increasing the upload speed of files from end-users by allowing end-users to connect to the most suitable edge servers to upload information through the exclusive high-speed network channels.

  Rich Media Streaming Services

        The live streaming of media files to end-users has become an important web application. When media files are streamed to an end-user, the files are not stored on the end-user's computer, but are played by the end-user's media player software. We offer a portfolio of rich media streaming services to improve the transmission efficiency of media files, significantly offloading the pressure at the origin server and improving the quality of end-user experience. We combine peer-to-peer technology with streaming technology by facilitating data sharing during the transmission of live streaming content. Through our Rich Media Streaming services, we are able to distribute nearly all major types of rich media content, including video, audio, image and other contents, in a variety of file formats, including Adobe Flash, MP3 audio, QuickTime, RealNetworks RealPlayer and Windows Media.

  Guaranteed Application Services

        Our Guaranteed Application Services are designed for websites that incorporate applications that have dynamic features, such as on-line booking and ordering, real-time stock quotes and on-line surveys. Utilizing our dedicated transmission backbone and widely deployed servers, our services enable interactions between end-users and the origin servers to bypass public network congestion. As a result, we ensure reliable and efficient application processing and significantly improve end-user experience.

  Managed Internet Data Services

        Our Managed Internet Data Services are a "one-stop-shop" services designed to meet customers' needs for content and application delivery, network infrastructure and network security. Managed Internet Data Services are based on a combination of the traditional Internet data center services and our high performance content and application delivery services. The offerings allow us to expand the reach of our content and application delivery services to customers who wish to take advantage of locating their content and applications in secure, high-performance facilities. To our best financial advantage, we primarily use third-party facilities for hosting customers' network and other equipment with redundant power, environmental controls and security protection. In addition, we distinguish ourselves from conventional Internet data services providers by bundling our high performance content and application delivery services and Internet data management services. Customers using our Managed Internet Data Services include enterprises, Internet companies, media and entertainment companies, government agencies and financial institution.

  ChinaCache Cloud Services

        ChinaCache Cloud Services are a recent addition to our portfolio of services, which are designed to meet customer needs for cloud computing and network storage. The services provide high performance computing environment and elastic network storage, supported by our established content and application delivery network. Customers using our ChinaCache Cloud Services include, but not limited to, companies that operate Internet social networks, online games, e-commerce or Internet media.

  Content Bridging Services

        Content Bridging Services are another recent addition to our portfolio of services. The services utilize our nationwide service platform interconnected with networks operated by all telecommunications carriers to "bridge" Internet content exchanges amongst networks. Content Bridging Services effectively reduce cross traffic amongst carriers and significantly help improve end-user experience. Our primary target customers for Content Bridging Services are mobile telecommunications carriers.

  Value-added Services

        We also offer a wide variety of value-added services, which include the following:

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  Geo-Content Acceleration service.  Geo-Content Acceleration service enables websites to automatically provide content to end-users corresponding to each end-user's specific geographic location.

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  Performance Evaluation Module.  Performance Evaluation Module allows our customers to monitor their own websites on a real-time basis and to measure the effect of our services.

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  Scalable Service Routing service.  Scalable Service Routing service provides domain name server resolution and global load balancing for multiple servers located across different regions to address the complex and often-unreliable network issues in China.

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  Link Anti-Hijack service.  Link Anti-Hijack service helps to prevent unauthorized links to content on our customers' websites.

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  NetStorage service.  NetStorage service provides high performance data storage over the Internet, supported by our network infrastructure with multi-level back-ups and security measures.

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  User Behavior Analysis service.  User Behavior Analysis service clusters and evaluates the targeted audiences' specific online behavior to assist our customers to better engage the visitors to their websites and improve the interactions between the websites and their visitors.

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  Website Performance Evaluation service.  Website Performance Evaluation service assists customers to identify popular web content and products and determine the geographical locations of their targeted audiences so as to improve the effectiveness of their online marketing.

Our Customer-tailored Integrated Solutions

        We divide our customer base into eight industry groups. Based on the needs and preferences of customers of each industry, we have developed a wide range of integrated solutions that are tailored to the characteristics of each industry.

        Media.    As more and more advertising spending is being shifted to online media, our customers in the media industry are adapting to this trend and investing significant resources in online content delivery. To capitalize on this opportunity, we customize our services aimed at media companies, enabling them to carry online broadcasting of major events, such as the CCTV Spring Festival Gala, and other rich media content to audiences. We customize our Rich Media Streaming Services and File Transfer Services to specifically address media companies' rich media delivery needs. In addition, our services for media companies typically include our Link Anti-Hijack and certain other value-added services.

        Mobile Internet.    Mobile Internet refers to access to the Internet from a mobile device, such as a smartphone. While mobile Internet is a fast growing industry in China, mainstream mobile service providers in China are confronted with two major problems in capitalizing this development: Internet interconnection bottlenecks with other networks operated by fixed-line operators and congestion within the mobile network. Leveraging our carrier-neutral network, our customized mobile Internet solutions effectively address the interconnectivity bottlenecks issues by facilitating the data exchanges between the networks operated by the mobile service providers and those operated by fix-line service providers.

        Online Games.    Online game operators seek to cost-effectively deliver large files to hundreds of thousands of game players simultaneously accessing the same online game through different networks. In addition, due to the unreliable interconnectivity among different telecommunications networks in China, players located in different regions often cannot simultaneously play in the same game zone. Our online game solution is designed to address these problems by enabling online game operators to bypass traditional server and bandwidth limitations to ensure reliable and efficient file downloading, handle peak traffic conditions and substantially increase the level of interconnectivity. Our online game solution typically includes our Guaranteed Application Services, Web Page Content Services and File Transfer Services and certain other value-added services.

        E-commerce.    Companies engaged in the fast-growing e-commerce sector in China face significant Internet-related problems specific to China's Internet infrastructure. Internet congestion may affect the performance of websites or otherwise reduce the operating efficiency, thereby frustrating consumers. In addition, e-commerce companies need to effectively control Internet security risks. To address the needs of our e-commerce customers, we have designed our e-commerce solution to allow proactive monitoring and rapid response to security-related incidents and anomalies. Our server network is designed to reduce the possibility of a single point of failure and reduce the impact of security attacks. Our e-commerce solution typically includes our Guaranteed Application Services and Web Page Content Services.

        Internet and Software Services.    Internet portals often provide geographic-specific advertisements or other information and contain rich media content and applications, which require Rich Media Streaming and Guaranteed Application Services. Software providers typically have significant download traffic. Surges in traffic due to new software launches or the distribution of security updates can overwhelm traditional delivery system, impacting website performance and causing end-user downloads to be disrupted or fail. Our Internet and software services solution helps these customers to address these needs. For instance, our Geo-Content Acceleration service enables customers' websites to automatically provide geographic-specific content to end-users corresponding to each end-user's specific geographic location. Our File Transfer Services can significantly increase the speed and reliability of software download.

        Enterprises.    Our enterprise customers place importance on having their website give visitors from around the world with uniform experience and thereby projecting a consistent brand image. They also want to minimize or avoid interruptions or delays when implementing major promotions or other major events over their websites. We tailor our content and application delivery solutions to address these needs, ensuring the same satisfactory Internet experience for end-users throughout different parts of the world. Our enterprise solution also includes our Web Page Content Services, Rich Media Streaming Services and additional value-added services.

        Financial Institutions.    Our financial institutions customers emphasize the importance of website and data security. Security threats, whether in the form of attacks, viruses, worms or other intrusions, can impact many aspects of a financial institution's Internet services, including information security, speed and reliability, which affects end-user confidence. To address such concerns, we have designed our financial institution solution to ensure that unauthorized visitors cannot access protected content, customers' information cannot be compromised and confidential data are protected in the delivery process. Our financial institution solution typically includes our Guaranteed Application Services and Webpage Content Services, as well as Link Anti-Hijack and additional value-added services.

        Government Agencies.    Our government agency customers regard website and data security as one of their top priorities. In addition, they have strong database processing needs due to the high volume of end-user requests for information from government agencies. We tailor our Guaranteed Application Services to specifically address government agencies' data security and data processing needs. In addition, our government agency solution includes our Managed Internet Data Services, as well as Web Page Content Services, Rich Media Streaming Services and additional value-added services.

Customers and Customer Support

        Our customer base has increased from 129 customers in 2007 to 454 active customers as of September 30, 2010 and includes some of China's and the world's leading companies in the areas of media, mobile Internet, online game, e-commerce, Internet and software, enterprises, financial institutions and government agencies. For the nine months ended September 30, 2010, our largest customers in terms of revenue by industry included the following:

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  Media: CCTV, People's Daily Online, China Radio International, Xinhua News Agency, Shanghai Media Group

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  Mobile Internet: China Mobile, Aspire Information Technology, Anhe Innovation Technology

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  Online games: 9 You, Kingsoft, Perfect World, Sohu/Changyou, Taomee

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  E-commerce: Alibaba, Pcpop, Joyo (Amazon.cn), BitAuto, 500 Wan

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  Internet and software: Oak Interactive, KaiXin, Microsoft, Tencent, Top100 Music

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  Enterprises: Air China, L'Oréal, Sony, GE, BMW (China)

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  Financial institutions: Industrial and Commercial Bank of China, China Securities Online, CITIC, Shanghai Stock Exchange, Grand Wise Stock Online

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  Government agencies: www.gov.cn (the PRC central government's Internet portal), State Council Information Office, China Federation of Trade Unions, Ministry of Commerce, Ministry of Culture

        In 2007, 2008, 2009 and for the nine months ended September 30, 2010, our five largest customers contributed 42.0%, 38.2%, 34.8% and 32.2% of our total net revenues, respectively. In 2007 and 2008, our largest customer, Weixu Network (Shanghai) Limited, a company that operates a video sharing website, contributed approximately 24.4% and 16.0% of our total net revenues, respectively. In 2009, our largest customer, Tencent, an Internet company that develops the popular instant messaging tool QQ, contributed approximately 14.8% of our total net revenue. Pursuant to our agreement with Tencent, we agreed to provide nationwide content and application delivery services to Tencent for one year from April 1, 2009 to March 31, 2010, which was subsequently extended to March 31, 2011 pursuant to a new agreement entered into with Tencent in April 2010. Tencent will pay for our services on a monthly basis based on its actual usage of bandwidth usage. In the nine months ended September 30, 2010, China Mobile, whose subsidiaries purchased a significant amount of our mobile Internet services, was our largest customer, contributed approximately 14.3% of our total net revenues during the period. We anticipate that our customer base will continue to grow and our customer concentration to decline as we acquire additional customers.

        Our customer contracts typically provide for a one-year service term, with automatic renewal provisions. For the years ended December 31, 2007, 2008 and 2009 and the nine months ended September 30, 2010, 75.3%, 66.1%, 73.0% and 85.0%, respectively, of our existing customers chose to renew their contract or enter into new contract with us.

        We devote significant resources to developing customers support and services. We have a dedicated customer service team. Our customers may directly contact the customer service team to seek assistance or enquire about the status of a reported issue. The team actively follows up with our operations team to ensure that the problem is addressed in an effective and timely manner. Each of our customer accounts is assigned a service manager who is responsible for ensuring that all our services are performed in a satisfactory manner. We offer a broad range of Internet-based customer-care tools. We operate, for example, an e-mail service center where our customers can contact and receive responses from our customer service representatives by e-mail.

        We also offer service level agreements on most of our services to our customers. Such agreements set the expectations on service level between us and our customers and drive our internal process to meet or exceed the customer's expectations.

Our Network and Technologies

        Inadequate interconnectivity within China's public Internet infrastructure between different regions of China, among competing telecommunications networks and across different areas within the same operator network is a significant problem in China. There are several telecommunications carriers that operate Internet backbone in China, including China Telecom, the predominant carrier in Southern China, and China Netcom, the predominant carrier in Northern China. Each of these companies runs its own independent network, which is constrained by respective networks' coverage. Different networks must connect to one another in order to allow the users to communicate. Due to inadequate cooperation among telecommunications carriers, interconnectivity bottlenecks remain major problem in China, contributing to a slow transmission speed across services and applications.

        As a carrier-neutral service provider, we have developed an extensive network and a series of innovative technologies to effectively address network complexity issues with respect to content and applications delivery. Through our highly scalable and intelligent network platform, with a dedicated private transmission backbone, widely distributed edge servers and advanced operating support system, we increase the level of interconnectivity and ensure the quality and reliability of our services.

        Our network has the following key elements:

Architecture

        Our network architecture consists of three layers: the data center layer, the edge server layer and the peer-assistance layer. The following diagram illustrates our network architecture:

Our Network Architecture
Origin Content
Data Center Layer
Using super nodes and storage systems and a private transmission backbone, this layer improves delivery quality from origin servers and increases the level of interconnectivity
Edge Server Layer
Using widely deployed edge servers, this layer distributes content and applications closer to end-users
Peer-Assistance Layer
Using peer-assistance technology, this layer utilizes public networks to facilitate data sharing among end-users
End-users

        The first layer of our network architecture is the data center layer, which is composed of super nodes, clusters of specially-configured servers and storage systems, interconnected with public networks and supported by our private transmission backbone. This layer ensures the delivery quality from origin servers to the super nodes residing at strategic locations throughout China and effectively addresses the issue of inadequate interconnectivity across different telecommunications carriers in China.

        The second layer of our network architecture is the edge server layer, which is composed of clusters of edge nodes connected to different telecommunications carriers and ISPs. Each edge node consists of edge servers programmed to answer domain name inquiries, replicate and refresh content, receive and forward uploads from end-users, record usage information for billing purposes and provide network performance data. The edge server layer allows end-users to connect to the appropriate ChinaCache edge servers to optimize the performance of the delivery process.

        The last layer of our network architecture is the peer-assistance layer, which is composed of multiple public Internet access networks belonging to different service providers. We do not own or operate any of these Internet access networks. Instead, we deploy our peer-assistance technology over this layer by installing our proprietary software on the operating systems of end-users. As a result, we are able to facilitate data sharing among network end-users, which significantly improves the user experience and enhances the scalability of our services.

Widely Deployed Servers and Dedicated Backbone

        As of September 30, 2010, we deployed over 7,800 servers and over 260 service nodes throughout China.

        In addition, we lease, through long-term contracts, dedicated optical fibers to serve as our private transmission backbone. Our private transmission backbone to connect directly to a significant portion of our nodes, designated as super nodes, each of which is interconnected with networks owned by different telecommunications carriers or ISPs. The private transmission backbone enhances the quality and scalability of our Internet services and applications delivery.

        The following map illustrates our network of servers in China as of September 30, 2010:

        As a carrier-neutral service provider, our networks in China are interconnected with: (i) networks operated by all three telecommunications carriers in China, namely China Telecom, China Unicom and China Mobile; (ii) non-carrier networks operated by China Education and Research Network and China Science and Technology Network; and (iii) networks operated by major local ISPs, including Beijing Gehua CATV Networks and Shanghai Oriental Network.

        We purchase bandwidth usage, co-location services and data storage from telecommunications carriers or ISPs. For the years ended December 31, 2007, 2008 and 2009 and for the nine months ended September 30, 2010, 98%, 99%, 99% and 99%, respectively, of our bandwidth, co-location and data storage fees were paid for services purchased from two major PRC telecommunications carriers, China Telecom and China Unicom, through their respective subsidiaries and sales agents. Our agreements with the telecommunication carriers typically use a standard form provided by the carriers, with pricing terms individually negotiated with the carriers' local subsidiaries or sales agents. The agreements are typically of a one-year term with renewal options. We pay monthly service fees based on the number of Internet gateways, bandwidth usage and the number of server clusters.

        We have deployed service nodes in 13 cities in Western Europe, North America, Middle East and other parts of Asia to allow our customers in China to distribute Internet services and applications to end-users in those regions and vice versa. We have also obtained access to networks operated by international ISPs through contractual arrangements to further extend our services to other countries.

Technologies

        Our key technologies include the following:

        Request routing technology.    Our request routing technology routes client requests to an appropriate server for the delivery of content. Utilizing our proprietary Scalable Service Routing technology, we are able to use a set of metrics, such as network proximity, client perceived latency, distance and replica server load, to direct users to the most suitable servers that can best serve the request.

        Content distribution and management technology.    Our content distribution and management technology includes content storage, content outsourcing, content delivery, and content management technologies. We have developed and deployed various software tools on our platform, such as Flexible Cache (FC), Purging, Configurations, and Log Configurations, to deliver caching, streaming and dynamic services.

        System management technology.    Our system management technology includes our Operational Support Systems, or OSS, and Business Support Systems, or BSS. OSS primarily deals with supporting processes such as maintaining inventory, providing services, configuring components, security, monitoring service quality and managing faults. BSS typically deals with customer supporting processes, such as taking orders, processing bills and collecting payments.

Research and Development

        We believe that the continual development of our technology will be vital to maintaining our long-term competitiveness. Therefore, we intend to continue to devote a significant amount of time and resources to carrying out our market-oriented research and development efforts.

        Our internal research and development team consisted of 61 engineers as of September 30, 2010, representing approximately 19% of our work force. Our senior management team leads our research and development efforts and sets strategic initiatives to improve our services and products, focusing on efforts to sustain our technology leadership, raise our productivity and enhance the competitiveness of our services.

        We instituted our ChinaCache Engineering Process to increase productivity and ensure a well-managed product lifecycle. Our ChinaCache Engineering Process is comprised of policies and procedures that facilitate the exchange of information, the collaboration of research and development activities and joint development of new services and solutions among our different divisions. With the implementation of these policies and procedures, we increase the marketability of new services and solutions, and lower the costs of developing new technologies by reducing duplicated research efforts.

        In addition to our own research and development efforts, we cooperate with leading universities and research institutes in China to develop technologies that enhance our solutions, services and network operation. For instance, we have established a joint laboratory with Tsinghua University to undertake leading edge research in the content and application delivery field. Under our framework agreement with Tsinghua University, we provide financial and other support to the university to co-develop technologies related to content and application delivery services. Any resulting intellectual property is jointly owned by Tsinghua University and us, but we have the exclusive right to commercially exploit such intellectual property.

Intellectual Property

        As of the date of this prospectus, we have 9 patents issued by, and 21 PRC patent applications pending with the State Intellectual Property Offices of China, all relating to different aspects of content and application delivery service technologies. In addition, we have 14 PRC software copyright registrations relating to media streaming services, operation support systems, caching services and dynamic content services. We also have two trademark registrations issued by the Trademark Bureau of the State Administration for Industry and Commerce covering our company name and logo.

        We rely on a combination of copyright, patent, trademark, trade secret and other intellectual property laws, nondisclosure agreements and other protective measures to protect our intellectual property rights. We generally control access to and use of our proprietary software and other confidential information through the use of internal and external controls, including physical and electronic security, contractual protections, and intellectual property law. We have implemented a strict security and information technology management system, including the prohibition of copying and transferring of codes. We educate our staff on the need to, and require them to, comply with such security procedures. We also promote protection through contractual prohibitions, such as requiring our employees to enter into confidentiality and non-compete agreements.

Sales and Marketing

        Our sales and marketing team is primarily based in three regions in China, namely, Beijing, Shanghai and Guangdong. We sell our services and solutions through our direct sales force. We up-sell and cross-sell our broad portfolio of services and solutions to our existing customer base. We actively market our portfolio of services and solutions through our sales personnel. In addition, in an effort to better anticipate and respond to our customers' needs, we require and foster the collaborations among our sales team, product development team and research and development team to develop additional services and solutions that meet the customers' needs.

        We also focus our marketing efforts on sponsoring seminars, conferences and special events to raise our profile with potential customers. Additionally, we collaborate with equipment vendors, software developers, Internet solution providers and other companies to market our services. We have a special marketing team responsible for generating demand for our services and solutions and work with our other teams to secure new customers.

        In August 2009, we granted DVS Networks Korea, Inc., a communication service provider in Korea, the right to use our logo and trademarks to establish a company and an exclusive right to market, resell and support our content and application delivery services and solutions in Korea.

        We established our U.S. subsidiary, ChinaCache North America, in August 2007 primarily to support our marketing efforts in North America.

Competition

        In China, we primarily compete with domestic content and application delivery service providers. Our primary domestic competitors include ChinaNetCenter, Dnion Technology and 21 Vianet. We believe that the principal competitive factors affecting the content and application delivery services market include:

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  performance, as measured by response time and end-user experience;

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  quality and reliability of services;

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  network coverage and scale;

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  price;

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  industry knowledge;

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  scope and range of service offering; and

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  scalability and flexibility of platforms.

        We believe that we compete favorably with our domestic competitors on the basis of these factors.

        We believe that there are no foreign competitors with a significant presence in the content and application delivery services market in China partly due to the regulatory barriers in China's telecommunications sector. As China represents a potentially lucrative market for foreign competitors, some foreign providers may seek to enter the China market. We believe we have accumulated a deep understanding of the requirements of China's content and application delivery services market through our extensive operational experience and have developed a comprehensive suite of services and solutions tailored to the unique characteristics of the Internet market in China.

Employees

        We had 252, 227 and 221 employees as of December 31, 2007, 2008 and 2009, respectively. The following table sets forth the number of our employees by function as of September 30, 2010:

Functional Area	Number of Employees	% of Total
Customer service	152	48%
Sales and marketing	74	23%
Research and development	61	19%
Management and administration	32	10%

Total	319	100.0%

        Of our total employees as of September 30, 2010, 276 were located in Beijing, 25 in other cities in China and 18 outside China. From time to time, we also employ part-time employees and engage independent consultants to support our research and development. We remunerate our employees with a base salary as well as performance-based bonus. We have also granted stock options to management and key employees in order to reward their performance and provide them with equity incentives. We believe that our employee relations are good.

        We plan to hire additional research and development staff and other employees as we expand. Our recruiting efforts include on-campus recruiting, online recruiting and the use of professional recruiters. We partner with leading national research institutions and employ other measures designed to bring us into contact with suitable candidates for employment.

        Our full time employees in the PRC participate in a government mandated defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require that our PRC subsidiaries make contributions to the government for these benefits based on a fixed percentage of the employees' salaries.

Facilities

        Our headquarters are located at 6/F, Block A, Galaxy Plaza, No. 10 Jiuixianqiao Road Middle, Chaoyang District, Beijing, PRC, where we lease approximately 2,489 square meters of office space. As of September 30, 2009, our offices outside of Beijing occupied an aggregate of 426 square meters of leased space in China and an aggregate of 2,170 square feet of leased space in the U.S.

Legal Proceedings

        We may become subject to legal proceedings, investigations and claims incidental to the conduct of our business from time to time. We are not currently a party to, nor are we aware of, any legal proceeding, investigation or claim which, in the opinion of our management, is likely to have a material adverse effect on our business, financial condition or results of operations.

        In December 2010, an Internet data service company in Beijing filed a lawsuit against Beijing Blue I.T. The plaintiff alleged that Beijing Blue I.T. breached the terms of a service agreement with it and sought damages of RMB2.3 million (US$0.3 million). Although we cannot predict with certainty the result of such lawsuit, we believe that the final outcome will not have a material adverse effect on our business and results of operations.

REGULATION

        This section sets forth a summary of the most significant regulations or requirements that affect our business activities in China or our shareholders' rights to receive dividends and other distributions from us.

        As the content and application delivery industry is at an early stage of development in China, new laws and regulations may be adopted from time to time that will require us to obtain additional licenses and permits in addition to those that we currently have, and address new issues that arise from time to time. As a result, substantial uncertainties exist regarding the interpretation and implementation of current and any future Chinese laws and regulations applicable to the content and application delivery services industry. See "Risk Factors—Risks Related to Doing Business in China."

Regulations on Value-Added Telecommunications Business and Content and Application Delivery Business

        Our content and application delivery business is regarded as telecommunications services, which are primarily regulated by the MIIT, the Ministry of Commerce, and the State Administration for Industry and Commerce. Pursuant to the applicable PRC laws and regulations, telecommunications businesses are defined as the activities of delivering, transmitting or receiving voice, text, data, graphics and other form of information via wired or wireless electromagnetic systems or optoelectronic systems. Telecommunications businesses are divided into two categories under the Telecommunications Regulations, namely (i) the "basic telecommunications business," which refers to the business of providing public network infrastructure, public data transmission and basic voice communications services, and (ii) "value-added telecommunications business," which refers to the telecommunications and information services provided through the public network infrastructure.

        In the Telecommunications Services Classification Catalogue, the Internet data service business is listed under the first category of the value-added telecommunications business. However, the Telecommunications Services Classification Catalogue does not specify which category the content and application delivery business shall fall into. Further, as of the date of this prospectus, there is no law or regulation in China specifically governing the content and application delivery business. Pursuant to the Value-Added Telecommunications Business Operating License, or the VAT license, issued to Beijing Blue I.T. by the MIIT in November 2009, Beijing Blue I.T. is permitted to carry out content and application delivery business and Internet data center business under the first category of "value-added telecommunications business." Based on this VAT license and our consultation with certain officials of the MIIT, we believe that in practice, our content and application delivery business falls under the category of value-added telecommunications business. Specifically, our content and application delivery business shall be covered by Beijing Blue I.T.'s VAT license.

        Pursuant to the Telecommunications Regulations, value-added telecommunications services covering two or more provinces, autonomous regions, and/or municipalities directly under the central government shall be approved by the MIIT, and the providers of such cross-regional value-added telecommunications services are required to obtain the Cross-Regional Value-Added Telecommunications Business Operating Licenses, or the Cross-Regional VAT licenses. Value-added telecommunications services covering certain area within one province, autonomous region, and/or municipality directly under the central government shall be approved by the local telecommunications administration authority of in such region and the providers of such value-added telecommunications services are required to obtain the VAT licenses. Pursuant to the Administrative Measures for Telecommunications Business Operating Licenses, Cross-Regional VAT licenses shall be approved and issued by the MIIT with five-year terms.

        Currently, Beijing Blue I.T. holds a Cross-Regional VAT license, issued by the MIIT with an effective term until October 8, 2012 under the first category of the "value-added telecommunications business." As specified in this Cross-Regional VAT license, Beijing Blue I.T. is permitted to carry out the content and application delivery services and Internet Data center services, across 80 cities in China. Shanghai JNet holds an ISP License with an effective term until July 15, 2012 and Beijing Jingtian holds an ICP License with an effective term until June 9, 2014.

Regulations on Internet Information Services

        Beijing Blue I.T. operates a website, www.chinacache.com, to provide information related to its business. Internet information services in China are primarily regulated by the MIIT. Pursuant to the applicable regulations, to engage in commercial Internet information services, the service providers shall obtain a VAT license for Internet information services, or an "ICP License." Beijing Blue I.T. obtained its ICP License issued by Beijing Telecommunications Administration Department, effective until December 18, 2012, which permits Beijing Blue I.T. to carry out commercial Internet information services. Beijing Jingtian also has an ICP License issued by Beijing Telecommunications Administration Department, effective until June 9, 2014.

        The PRC government regulates and restricts Internet content in China to protect state security and ensure the legality of the Internet content. The National People's Congress has enacted legislation that may subject to criminal punishment in China any person who: (1) gains improper entry into a computer or system of strategic importance; (2) disseminates politically disruptive information; (3) leaks state secrets; (4) spreads false commercial information; or (5) infringes intellectual property rights. The Ministry of Public Security has also promulgated measures that prohibit use of the Internet in ways that, among other things, result in a leakage of state secrets or a spread of socially destabilizing content. The Ministry of Public Security has supervision and inspection rights in this regard.

Regulations on Foreign Investment in Telecommunications Enterprises

        The PRC government imposes limitations on foreign ownership of PRC companies that engage in telecommunications-related business. Under the Administrative Rules for Foreign Investments in Telecommunications Enterprises, a foreign investor is currently prohibited from owning more than 50% of the equity interest in a PRC company that engages in value-added telecommunications business.

        The Circular on Strengthening the Administration of Foreign Investment in and Operation of Value-Added Telecommunications Business, among others, requires a foreign investor to set up a foreign-invested enterprise and obtain an operating permit in order to carry out any value-added telecommunications business in China. Under this circular, a domestic value-added telecommunications service operator that holds a VAT license is prohibited from leasing, transferring or selling such license to foreign investors, and from providing any assistance in the form of resources, sites or facilities to foreign investors that conduct value-added telecommunications business illegally in China. Furthermore, the relevant trademarks and domain names that are used in the value-added telecommunications business of domestic operators must be owned by such domestic operators or their shareholders. The circular further requires each VAT license holder to have the necessary facilities for its approved business operations and to maintain such facilities in the regions covered by its VAT license. In addition, all value-added telecommunications service operators are required to maintain network and information security in accordance with the standards set forth under relevant PRC regulations. Due to a lack of interpretations from the regulator, it remains unclear what impact this circular would have on us.

        We conduct our businesses in China primarily through three sets of contractual arrangements. ChinaCache Beijing has contractual arrangements with Beijing Blue I.T., Beijing Jingtian and Shanghai JNet, and their respective shareholders. Beijing Blue I.T. holds a Cross-Regional VAT license and currently owns all necessary trademarks and domain names in connection with our business covered by its VAT license. In the opinion of Han Kun Law Offices, our PRC legal counsel, each of the contracts under the contractual arrangements among our PRC subsidiary, PRC affiliated entities and its shareholders governed by PRC law are valid, binding and enforceable, and will not result in any violation of PRC laws or regulations currently in effect. However, there are substantial uncertainties regarding the interpretation and application of PRC laws and regulations. Accordingly, there can be no assurance that the PRC regulatory authorities may not in the future take a view that is contrary to the above opinion of our PRC legal counsel. If the PRC government finds that the arrangements that establish the structure for operating our business do not comply with PRC law and regulations restricting foreign investment in the telecommunications business, we could be subject to severe penalties.

        In addition, the Circular on Strengthening the Administration of Foreign Investment in and Operation of Value-Added Telecommunications Business provides that domestic telecommunications companies that intend to be listed overseas must obtain the approval from the MIIT for such overseas listing. Up to the date of this prospectus, the MIIT has not issued any definitive rule concerning whether offerings like ours would be deemed an indirect overseas listing of our PRC affiliates that engage in telecommunications business. Based on our oral consultation with certain officials of the MIIT, in practice, our offering should not be deemed an overseas listing of a domestic company. If the MIIT subsequently requires that we obtain its approval, it may create uncertainties for this offering and have a material adverse effect on the trading price of our ADSs.

Regulations on Foreign Exchange Registration of Overseas Investment by PRC Residents

        The Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents to Engage in Overseas Financing and Round Trip Investment via Overseas Special Purpose Vehicles, or Circular 75, issued by the State Administration of Foreign Exchange and effective on November 1, 2005, regulates the foreign exchange matters in relation to the use of a "special purpose vehicle" by PRC residents to seek offshore equity financing and conduct "round trip investment" in China. Under Circular 75, a "special purpose vehicle" refers to an offshore entity established or controlled, directly or indirectly, by PRC residents or PRC entities for the purpose of seeking offshore equity financing using assets or interests owned by such PRC residents or PRC entities in onshore companies, while "round trip investment" refers to the direct investment in China by the PRC residents through the "special purpose vehicles," including, without limitation, establishing foreign-invested enterprises and using such foreign-invested enterprises to purchase or control onshore assets through contractual arrangements. Circular 75 requires that, before establishing or controlling a "special purpose vehicle," PRC residents and PRC entities are required to complete foreign exchange registration with the local offices of the State Administration of Foreign Exchange for their overseas investments.

        Circular 75 applies retroactively. PRC residents who have established or acquired control of the "special purpose vehicles" which have completed "round-trip investment" before the implementation of Circular 75 shall register their ownership interests or control in such "special purpose vehicles" with the local offices of the State Administration of Foreign Exchange before March 31, 2006. An amendment to the registration is required if there is a material change in the "special purpose vehicle," such as increase or reduction of share capital and transfer of shares. Failure to comply with the registration procedures set forth in Circular 75 may result in restrictions on the foreign exchange activities of the relevant foreign-invested enterprises, including the payment of dividends and other distributions, such as proceeds from any reduction in capital, share transfer or liquidation, to its offshore parent or affiliate and the capital inflow from the offshore parent, and may also subject relevant PRC residents to penalties under PRC foreign exchange administration regulations.

        Our beneficial owners that are PRC residents have completed foreign exchange registration with the Beijing Office of the State Administration of Foreign Exchange with respect to their holding of ordinary shares in ChinaCache Holdings. Our founders, Song Wang and Jean Xiaohong Kou, recently established a trust to hold their shares in their offshore personal holding companies, which own our ordinary shares. As a result of this transaction, our founders need to amend their registrations under Circular 75 and are in the process of filing such amendment. We cannot assure you that our current and future beneficial owners who are PRC residents will comply with Circular 75; nor can we ensure you that there will not be further filing or registration requirements imposed by the PRC government concerning ownership in foreign companies of PRC residents. See "Risk Factors—Risks Related to Doing Business in China—PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident beneficial owners to personal liability and limit our ability to acquire PRC companies or to inject capital into our PRC subsidiary, limit our PRC subsidiary's ability to distribute profits to us, or otherwise materially and adversely affect us."

Regulations on Employee Stock Option Granted by Listed Companies

        The Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of Offshore Listed Companies, or Circular 78, regulate the foreign exchange matters associated with the employee stock option plans granted to PRC individuals by companies whose shares are listed on overseas stock exchanges. Domestic individuals who are granted shares or share options by companies listed on overseas stock exchanges based on the employee share option or share incentive plan are required to register with the State Administration of Foreign Exchange or its local counterparts. Pursuant to Circular 78, PRC individuals participating in the employee stock option plans of the overseas listed companies shall entrust their employers, including the overseas listed companies and the subsidiaries or branch offices of such offshore listed companies in China, or engage domestic agents to handle various foreign exchange matters associated with their employee stock options plans. The domestic agents or the employers shall, on behalf of the domestic individuals who have the right to exercise the employee stock options, apply annually to the State Administration of Foreign Exchange or its local offices for a quota for the conversion and/or payment of foreign currencies in connection with the domestic individuals' exercise of the employee stock options. The foreign exchange proceeds received by the domestic individuals from sale of shares under the stock option plans granted by the overseas listed companies must be remitted into the bank accounts in China opened by their employers or PRC agents.

        On October 16, 2008, May 22, 2009 and May 28, 2010, our board of directors adopted our 2007, 2008 and 2010 Stock Incentive Plans, respectively, pursuant to which, we issue employee stock options our qualified employees and directors on a regular basis. In the application documents filed with the Beijing office of the State Administration of Foreign Exchange in connection with the registration of Mr. Song Wang's and Ms. Jean Xiaohong Kou's overseas investment in ChinaCache Holdings, it was indicated that approximately 7% of the share capital of ChinaCache Holdings are reserved for the employee stock options and service incentive shares. As of the date of this prospectus, we have granted employee stock options and incentive shares within the scope noted in the application documents which were filed with the Beijing office of the State Administration of Foreign Exchange. After this offering, we plan to advise our employees and directors participating in the Stock Incentive Plan to handle foreign exchange matters in accordance with Circular 78. However, we cannot assure you that our PRC individual beneficiary owners and the stock options holders can successfully register with the State Administration of Foreign Exchange in full compliance with Circular 78. The failure of our PRC individual beneficiary owners and the stock options holders to complete their registration pursuant to Circular 78 and other foreign exchange requirements may subject these PRC individuals to fines and legal sanctions, and may also limit our ability to contribute additional capital into our PRC subsidiary, ChinaCache Beijing, limit ChinaCache Beijing's ability to distribute dividends to us or otherwise materially adversely affect our business.

        Further, a notice concerning the individual income tax on earnings from employee stock options, jointly issued by the Ministry of Finance and the State Administration of Taxation, provides that domestic companies that implement employee share option programs shall (1) file the employee share option plans and other relevant documents to the local tax authorities having jurisdiction over them before implementing such employee share option plans; and (2) file share option exercise notices and other relevant documents to the local tax authorities having jurisdiction over them before exercise by the employees of the share options, and clarify whether the shares issuable under the employee share options mentioned in the notice are the shares of publicly listed companies.

M&A Regulations and Overseas Listings

        The M&A Rules, effective on September 8, 2006 and as amended subsequently, include provisions that purport to require an offshore "special purpose vehicle" to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle's securities on an overseas stock exchange. Under the M&A Rules, "special purpose vehicle" is defined as an offshore company directly or indirectly controlled by PRC domestic companies or individuals for the purposes of listing the equity interest in PRC companies on overseas stock exchanges. On September 21, 2006, the CSRC published on its official website the procedures regarding its approval of overseas listings by special purpose vehicles. The approval procedures require the filing of a number of documents and would take several months. However, it remains unclear whether the M&A Rules and the requirement of the CSRC approval apply. Up to the date of this prospectus, the CSRC has not issued any rules or written interpretation clarifying whether offerings like ours under this prospectus are subject to this new procedure.

        Our PRC legal counsel, Han Kun Law Offices, has advised us that the M&A Rules do not require an application to be submitted to the CSRC for its approval of the listing and trading of the ordinary shares on the Nasdaq Global Market, given that we have completed our restructuring in all material respects prior to the effective date of the M&A Rules, and that ChinaCache Beijing was established in 2005 through new incorporation rather than acquisition of any equity or assets of a "PRC domestic company" as defined under the M&A Rules and no explicit provision in the M&A Rules classifies the contractual arrangements as a type of transaction falling under the M&A Rules.

Regulations on Foreign Currency Exchange

        Pursuant to applicable PRC regulations on foreign currency exchange, Renminbi is freely convertible only to the extent of current account items, such as trade-related receipts and payments, interest and dividends. Capital account items, such as direct equity investments, loans and repatriation of investment, require the prior approval from the State Administration for Foreign Exchange or its local branch for conversion of Renminbi into a foreign currency, such as U.S. dollars. Payments for transactions that take place within the PRC must be made in Renminbi. Domestic companies or individuals can repatriate foreign currency payments received from abroad, or deposit these payments abroad subject to the requirement that such payments by repatriated within a certain period of time. Foreign-invested enterprises may retain foreign exchange in accounts with designated foreign exchange banks. Foreign currencies received for current account items can be either retained or sold to financial institutions that have foreign exchange settlement or sales business without prior approval from the State Administration for Foreign Exchange, subject to certain regulations. Foreign exchange income under capital account can be retained or sold to financial institutions that have foreign exchange settlement and sales business, with prior approval from the State Administration for Foreign Exchange, unless otherwise provided.

        In addition, another notice issued by the State Administration for Foreign Exchange, or Circular 142, regulates the conversion by foreign-invested enterprises of foreign currency into Renminbi by restricting how the converted Renminbi may be used. Circular 142 requires that Renminbi converted from the foreign currency-dominated capital of a foreign-invested enterprise may only be used for purposes within the business scope approved by the relevant government authority and may not be used to make equity investments in PRC, unless specifically provided otherwise. The State Administration for Foreign Exchange further strengthened its oversight over the flow and use of Renminbi funds converted from the foreign currency-dominated capital of a foreign-invested enterprise. The use of such Renminbi may not be changed without approval from the State Administration for Foreign Exchange, and may not be used to repay Renminbi loans if the proceeds of such loans have not yet been used. Any violation of Circular 142 may result in severe penalties, including substantial fines.

Regulations on Dividend Distribution

        Under applicable PRC laws and regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, foreign-invested enterprises in China are required to allocate at least 10% of their respective accumulated profits each year, if any, to fund statutory reserve funds unless these reserves have reached 50% of the registered capital of the respective enterprises. These reserves are not distributable as cash dividends.

MANAGEMENT

Directors and Executive Officers

        The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Song Wang	46	Chairman and Chief Executive Officer
Jean Xiaohong Kou	48	Director and Senior Vice President
Yunjie Liu	67	Independent Director
Paul Jin-Hwee Choo	41	Director
Duane Ziping Kuang	47	Director
Ya-Qin Zhang	44	Independent Director
Kathleen Chien	40	Independent Director
Richard Siqing Xu	46	Chief Operating Officer
Robert Yong Sha	39	Chief Financial Officer
Hao Yin	35	Chief Scientist
Jie Zong	39	Vice President
Wei An	50	Vice President

        Mr. Song Wang is our co-founder, chairman of our board of directors and chief executive officer. He co-founded our company in 1998. Mr. Wang oversees the strategic direction of the company and has transformed the company from a small start-up to an established and leading content and application delivery service provider in China. Prior to co-founding our company, Mr. Wang served as the chief representative of Business 2000 Resources Beijing Office from 1996 to 1998. Prior to that, Mr. Wang served as Greater China senior counsel for Boston Technology, Inc. from 1995 to 1996. He worked for Northern China Computer Technologies Institute as a computer-aided design engineer from 1987 to 1995. Mr. Wang studied French at the China Foreign Affairs University and attended EMBA training courses on top manager management at the Guanghua School of Management, Peking University. Mr. Wang is the husband of Ms. Jean Xiaohong Kou, our co-founder, director and senior vice president.

        Ms. Jean Xiaohong Kou is our co-founder, director and senior vice president. She co-founded our company in 1998. Ms. Kou is in charge of developing human resources strategy, business development functionality and financial strategy development, and supervises day-to-day administrative matters. Prior to co-founding our company, Ms. Kou worked for seven years at Town Sky Technology Group, an information technology company based in Hong Kong, as senior sales manager for Greater China area. Ms. Kou studied computer applications at Beijing Jiaotong University and attended training courses on human resources and financial management at the Guanghua School of Management, Peking University. Ms. Kou is the wife of Mr. Song Wang, our co-founder, chairman of the board of directors and chief executive officer.

        Mr. Yunjie Liu has served as our independent director since October 2005. Mr. Liu has extensive experience in telecommunications technology and management, particularly in the area of data communications. He currently serves as chief scientist of the Technology Committee of China United Network Communications (Group) Limited, formerly known as China United Telecommunications Corporation (Group) Limited, or Unicom Group. From April 1999 to December 2003, Mr. Liu served as the Chief Engineer and later vice president of Unicom Group. From May 2000 to January 2004, Mr. Liu was vice president of China Unicom (Hong Kong) Limited (formerly known as China Unicom Limited), a company listed on the New York Stock Exchange. Unicom Group is an indirect controlling shareholder of China Unicom (Hong Kong) Limited. After he retired, Mr. Liu served as a non-executive director of China Unicom (Hong Kong) Limited from February 2004 to April 2006. Prior to joining Unicom Group, Mr. Liu held various high-ranking positions at the Ministry of Posts and Telecommunications, including director general of the Institute of Data Communication Research and president of the Institute of Postal. Mr. Liu received a bachelor's degree in physics from Peking University and is a member of the Chinese Academy of Engineering.

        Mr. Paul Jin-Hwee Choo has been our director since September 2005. Mr. Choo is the chief representative and vice president in charge of Greater China investments of Investor Growth Capital Asia Ltd., a private equity firm headquartered in Hong Kong and affiliated to one of our major shareholders. Prior to joining Investor Growth Capital Asia Ltd. in August 2005, Mr. Choo was a vice president of EDB Investments Pte Ltd., the investment arm of the Singapore Economic Development Board. Mr. Choo also serves on the board of various portfolio companies managed by Investor Growth Capital Asia Ltd., including Byecity International, CDG Holdings, CDP Holdings, Golferpass, Hightouch Media, LIBA Inc., 800 Teleservices and Yuan Chuan Ltd. Mr. Choo received a bachelor's degree in physics from the National University of Singapore, and an executive MBA degree, with distinction, from INSEAD. Mr. Choo is a Chartered Financial Analyst.

        Mr. Duane Ziping Kuang has served as our director since April 2007. Mr. Kuang founded Qiming Venture Partners, a private equity firm affiliated to one of our major shareholders, in 2006, and has been serving as its managing director and participating on its investment committee since then. Mr. Kuang also serves on the board of various portfolio companies invested by Qiming Venture Partners, including Convenient Power Ltd., Dolcn, Ether Precision Inc, Guokang Health Management Co., Ltd., Fangtek, Ltd. and 2DuNet.com. Mr. Kuang has over 20 years of operational and investment experience with technology companies. Prior to founding Qiming Venture Partners, Mr. Kuang was a director of Intel Capital China. Prior to that, Mr. Kuang spent over six years at Cisco Systems in China, holding various senior management positions in the sales and marketing organizations. Before returning to China in 1994, Mr. Kuang had an engineering and management career in both startups and large global companies in Silicon Valley. Mr. Kuang received a master's degree in computer science from Stanford University and an MBA degree from the University of California at Berkeley.

        Mr. Ya-Qin Zhang has served as our independent director since September 2010. Mr. Zhang has been serving as the chairman of Microsoft Asia-Pacific R&D Group since 2005 and is in charge of the research and development of Microsoft Corporation in the Asia-Pacific region. Mr. Zhang is one of the founding members of the Microsoft Research Asia lab, where he served as managing director and chief scientist, and he also founded the Advanced Technology Center in 2003. Before joining Microsoft in 1999, Mr. Zhang was a director for the Multimedia Technology Laboratory at Sarnoff Corp. and worked as a senior technical staff member for GTE Laboratories Inc. and Contel Corp. Mr. Zhang currently serves as an independent director of China Real Estate Information Corporation, a Nasdaq-listed provider of real estate information, consulting and online services in China. Mr. Zhang received his bachelor's and master's degrees in electrical engineering from the University of Science and Technology of China and a Ph.D. in electrical engineering from George Washington University.

        Ms. Kathleen Chien has served as our independent director since September 2010. Ms. Chien is currently the chief operating officer and acting chief financial officer of 51job, Inc., a Nasdaq-listed provider of integrated human resource services in China. Ms. Chien joined 51job, Inc. in 1999 and served as its chief financial officer from 2004 to March 2009. Prior to joining 51job, Inc., Ms. Chien worked in the financial services and management consulting industries, including three years with Bain & Company in Hong Kong and two years with Capital Securities Corp. in Taiwan. During her tenure at Bain & Company, Ms. Chien was a consultant to a number of companies on strategic and marketing issues, including entry into the Chinese market and achieving cost and operating efficiencies. While at Capital Securities Corp., Ms. Chien completed a number of equity and equity-linked transactions, enabling Taiwanese companies to raise significant capital from the international capital markets. Ms. Chien received her bachelor's degree in economics from the Massachusetts Institute of Technology and an MBA degree from the Walter A. Haas School of Business at University of California, Berkeley.

        Mr. Richard Siqing Xu has served as our chief operating officer since June 2007. Mr. Xu has over 17 years of experience in sales, marketing and business operations in China. Prior to joining us, Mr. Xu held various management positions in several high-technology companies, including chief sales and marketing officer at eLong, Inc. from 2006 to 2007, executive vice-president at Linktone Ltd. from 2005 to 2006, vice-president of CNC Broadband Corporation from 2004 to 2005, and general manager of Data Product and Enterprise Business and other management positions at China Netcom Co., Ltd. from 2001 to 2004. From 1996 to 2000, Mr. Xu was general manager for South China at Microsoft (China) Co., Ltd. Prior to that, Mr. Xu held senior management positions at Digital Equipment Corporation and Hewlett-Packard Company. Mr. Xu received a bachelor's degree in engineering thermal physics from the University of Science and Technology of China and a master's degree in engineering from the Chinese Academy of Sciences.

        Mr. Robert Yong Sha has served as our chief financial officer and vice president for finance and legal affairs since December 2008. Mr. Sha is in charge of our corporate finance and business development and supervising our day-to-day financial operation, reporting and internal controls system. He was our financial controller from July 2005 to December 2008. From September 2003 to March 2005, Mr. Sha worked for Beijing Zenith Investment Company Limited, a real estate investment company as a senior executive advisor. From June 1999 to June 2003, Mr. Sha served as the financial controller of Xin De Telecom International Ventures Company Limited, a China focused investment company jointly invested by Siemens AG and CITIC Group. Mr. Sha received his bachelor's and master's degrees in economics from Nankai University. He is a CPA qualified in PRC and a fellow member of the Charted Association of Certified Accountants.

        Dr. Hao Yin has served as our Chief Scientist since October 2006. In his capacity as Chief Scientist, Dr. Yin oversees our long term strategic technology development. Dr. Yin has been with the Department of Computer Science in Tsinghua University since 2003, where he is currently an associate professor and vice director of the MOE (Ministry of Education)-Microsoft Key Laboratory of Media and Networking. Dr. Yin received the First Prize of Natural Science Award from the Ministry of Education of the People's Republic of China and the Second Prize of Science and Technology Award from Beijing Municipality in 2007. Dr. Yin received his bachelor's degree in electrical engineering, master's degree in vehicle engineering and Ph.D. degree in information and communication engineering, all from Huazhong University of Science and Technology, China.

        Mr. Jie Zong has served as our vice president since July 2007. In his capacity as vice president, Mr. Zong oversees engineering development activities. Mr. Jie was our director of technology between July 1998 and July 2007. Prior to joining us, Mr. Zong held various technical positions at information technology companies. Mr. Zong worked at Shenzhen SEG Information Technology Co., Ltd. from 1996 to 1998, lastly as the technology support manager, and at Shenzhen SEG Computer Co., Ltd. from 1993 to 1996, lastly as a senior engineer. Mr. Zong received his bachelor's degree in electronic engineering from the University of Electronic Science and Technology of China and his master's degree in computer engineering from Tsinghua University.

        Mr. Wei An has served as our vice president since September 2006. In his capacity as our vice president, Mr. An is responsible for corporate strategic alliances and communications. Mr. An has over 25 years of professional management experience in the telecom and IT industry in China and the

Asia-Pacific region where he held various management positions at telecom and IT companies, including as a director of business development for Asia-Pacific region for Lucent Technologies' Excel Switching Division from 1996 to 1999, a vice president of sales with Asiainfo Technologies from 1999 to 2001, a senior advisor to the Ministry of Information Industry of China from 2001 to 2002, a managing director with Salira System (China) from 2003 to 2005 and a senior vice president with Fleishman-Hillard (HK) as a senior vice president of client services in the Asia-Pacific region from 2005 to 2006. Mr. An received his bachelor's degree in English language from Beijing Foreign Language Institute No. 2 and his master's degree in comparative government from University of Cincinnati.

Board of Directors

        Our board of directors consists of seven directors. A director is not required to hold any shares in the company by way of qualification. Under our memorandum and articles of association, subject to any separate requirement for audit committee approval or compensation committee approval or unless disqualified by the chairman of the relevant board meeting, so long as a director discloses the nature of his or her interest in any contract, proposal or arrangement (including arrangement with respect to compensation to himself or herself or any other members of the board) in which he or she is materially interested, such a director may vote in respect of such contract, proposal or arrangement and may be counted in the quorum at such a meeting. A director may exercise all the powers of the company to borrow money, mortgage its undertaking, property and uncalled capital, and issue debentures or other securities whenever money is borrowed or as security for any obligation of the company or of any third party.

Committees of the Board of Directors

        We have established three committees under the board of directors: the audit committee, the compensation committee and the nominating and corporate governance committee. We have adopted a charter for each of the three committees. Each committee's members and functions are described below.

        Audit Committee.    Our audit committee consists of Kathleen Chien, Yunjie Liu and Paul Jin-Hwee Choo. Ms. Chien and Mr. Liu satisfy the "independence" requirements of Rule 5605 of Nasdaq Stock Market Rules and Rule 10A-3 under the Securities Exchange Act of 1934. Ms. Chien is the chair of our audit committee. The purpose of the audit committee is to assist our board of directors with its oversight responsibilities regarding: (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor's qualifications and independence and (iv) the performance of our internal audit function and independent auditor. The audit committee will be responsible for, among other things:

  •
  appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

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  reviewing with the independent auditors any audit problems or difficulties and management's response;

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  discussing the annual audited financial statements with management and the independent auditors;

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  reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

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  reviewing and approving all proposed related party transactions;

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  meeting separately and periodically with management and the independent auditors; and

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  monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

        Compensation Committee.    Our compensation committee consists of Duane Ziping Kuang, Ya-Qin Zhang and Yunjie Liu. Mr. Zhang and Mr. Liu satisfy the "independence" requirements of Rule 5605 of Nasdaq Stock Market Rules. Mr. Kuang is the chair of our compensation committee. The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our Chief Executive Officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee is responsible for, among other things:

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  reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

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  reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors; and

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  reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements.

        Nominating and Corporate Governance Committee.    Our nominating and corporate governance committee consists of Song Wang, Ya-Qin Zhang and Yunjie Liu. Mr. Zhang and Mr. Liu satisfy the "independence" requirements of Rule 5605 of Nasdaq Stock Market Rules. Mr. Wang is the chair of our nominating and corporate governance committee. The nominating and corporate governance committee assists the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee is responsible for, among other things:

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  selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

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  reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience and diversity;

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  making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

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  advising the board periodically with regards to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Duties of Directors

        Under Cayman Islands law, our directors have a duty of loyalty to act honestly in good faith with a view to our best interests. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association. A shareholder has the right to seek damages if a duty owed by our directors is breached.

Terms of Directors and Officers

        Our officers are elected by and serve at the discretion of the board of directors. Our directors are not subject to a term of office and hold office until such time as they are removed from office by special resolution or the unanimous written resolution of all shareholders. We do not have a mandatory retirement age for directors. A director will be removed from office automatically if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; or (ii) dies or is found by our company to be or becomes of unsound mind.

Employment Agreements

        We have entered into employment agreements with each of our executive officers. Under these agreements, each of our senior executive officers is employed for a specified time period. We may terminate employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. In such case, the executive officer will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and the executive officer's right to all other benefits will terminate, except as required by any applicable law. We may also terminate an executive officer's employment without cause upon one-month advance written notice. In such case of termination by us, we are required to provide compensation to the executive officer, including severance pay, as expressly required by the applicable law of the jurisdiction where the executive officer is based. The executive officer may terminate the employment at any time with a one-month advance written notice, if there is any significant change in the executive officer's duties and responsibilities inconsistent in any material and adverse respect with his or her title and position or a material reduction in the executive officer's annual salary before the next annual salary review, or if otherwise approved by the board of directors.

        Each executive officer has agreed to hold, both during and after the termination or expiry of his or her employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment, any of our confidential information or trade secrets, any confidential information or trade secretes of our clients or prospective clients, or the confidential or proprietary information of any third party received by us and for which we have confidential obligations. The executive officers have also agreed to disclose in confidence to us all inventions, designs and trade secrets which they conceive, develop or reduce to practice and to assign all right, title and interest in them to us, and assist us in obtaining patents, copyrights and other legal rights for these inventions, designs and trade secrets.

        In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of his or her employment and for one year following the last date of employment. Specifically, each executive officer has agreed not to (i) approach our clients, customers or contacts or other persons or entities introduced to the executive officer for the purpose of doing business with such persons or entities that will harm our business relationships with these persons or entities; (ii) assume employment with or provide services to any of our competitors, or engage, whether as principal, partner, licensor or otherwise, any of our competitors; or (iii) seek directly or indirectly, to solicit the services of any of our employees who is employed by us on or after the date of the executive officer's termination, or in the year preceding such termination.

Compensation of Directors and Executive Officers

        For the fiscal year ended December 31, 2009 and for the nine months ended September 30, 2010, the aggregate compensation we paid to our executive officers was approximately RMB3.4 million and RMB4.8 million (US$0.7 million), respectively and the aggregate compensation we paid to our non-executive directors for the same periods was approximately RMB40,000 (US$6,000) and RMB30,000 (US$5,000), respectively. For the same periods, we paid RMB0.4 million and RMB0.2 million (US$32,000), respectively, for pension, retirement, medical insurance or other similar benefits for our executive officers. Other than the amounts stated above, no pension, retirement or similar benefits has been set aside or accrued for our executive officers or directors. None of our non-executive directors has a service contract with us that provides for benefits upon termination of employment.

Stock Incentive Plans

        In October 2008, May 2009 and May 2010, we adopted our 2007 Stock Incentive Plan, 2008 Stock Incentive Plan and 2010 Stock Incentive Plan, respectively, to attract and retain the best available personnel, provide additional incentives to employees, directors and consultants and promote the success of our business. The plans permit the grant of options to purchase our ordinary shares, share appreciation rights, restricted shares, restricted share units, dividend equivalent rights and other instruments as deemed appropriate by the administrator under the plans. The maximum aggregate number of ordinary shares that may be issued pursuant to all awards under the 2007, 2008 and 2010 plans is 14,000,000 shares, 8,600,000 shares and 9,000,000 shares, respectively. As of the date of this prospectus, we granted options to purchase 13,998,850 ordinary shares under our 2007 Stock Incentive Plan and options to purchase 8,592,410 ordinary shares under our 2008 Stock Incentive Plan.

        The following table summarizes, as of the date of this prospectus, the stock options granted under our stock incentive plans to our directors and executive officers and to other individuals as a group.

Name	Number of Ordinary Shares Underlying Options	Exercise Price (US$/Share)	Vesting Commencement Date	Date of Grant	Date of Expiration
Yunjie Liu	*	US$0.01	April 1, 2007	October 16, 2008	October 15, 2017
	*	US$0.01	October 1, 2007	October 16, 2008	October 15, 2017
Richard Siqing Xu	*	US$0.13	April 1, 2007	October 16, 2008	October 15, 2017
	*	US$0.13	October 1, 2007	October 16, 2008	October 15, 2017
	*	US$0.26	April 1, 2009	June 18, 2009	June 17, 2018
	*	US$0.26	April 1, 2010	July 8, 2010	July 7, 2019
Robert Yong Sha	*	US$0.01	April 1, 2007	October 16, 2008	October 15, 2017
	*	US$0.13	April 1, 2007	October 16, 2008	October 15, 2017
	*	US$0.26	April 1, 2008	June 18, 2009	June 17, 2018
	*	US$0.26	April 1, 2009	June 18, 2009	June 17, 2018
	*	US$0.26	April 1, 2010	July 8, 2010	July 7, 2019
Hao Yin	*	US$0.13	April 1, 2007	October 16, 2008	October 15, 2017
	*	US$0.26	April 1, 2007	October 16, 2008	October 15, 2017
	*	US$0.26	October 1, 2007	October 16, 2008	October 15, 2017
Jie Zong	*	US$0.01	April 1, 2007	October 16, 2008	October 15, 2017
	*	US$0.01	October 1, 2007	October 16, 2008	October 15, 2017
	*	US$0.26	April 1, 2008	June 18, 2009	June 17, 2018
	*	US$0.26	April 1, 2009	June 18, 2009	June 17, 2018
	*	US$0.26	April 1, 2010	July 8, 2010	July 7, 2019
Wei An	*	US$0.13	April 1, 2007	October 16, 2008	October 15, 2017
	*	US$0.26	April 1, 2007	October 16, 2008	October 15, 2017
	*	US$0.26	October 1, 2007	October 16, 2008	October 15, 2017
Directors and officers as a group	9,389,075	US$0.01 – US$0.26	—	—	—
Other individuals as a group	13,202,185	US$0.01 – US$0.26	—	—	—

*
Directors and executive officers as a group, each owning options to purchase less than 1% of our outstanding ordinary shares on an as-converted basis as of the date of this prospectus.

        The following paragraphs describe the principal terms of our stock incentive plans.

        Plan Administration.    Our board of directors or a committee designated by our board will administer our plans. The committee or our board of directors, as appropriate, will determine the provisions and terms and conditions of each award grant. It shall also have discretionary power to interpret the terms of our plans.

        Award Agreement.    Awards granted under our plans are evidenced by an award agreement that sets forth terms, conditions and limitations for each award. In addition, the award agreement may also provide that securities granted are subject to a 90-day lock-up period following the effective date of a registration statement filed by us under the Securities Act, if so requested by us or any representative of the underwriters in connection with any registration of the offering of any of our securities.

        Eligibility.    We may grant awards to our employees, directors and consultants, including those of our affiliates. However, we may grant options that are intended to qualify as incentive share options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, only to our employees.

        Acceleration of Awards upon Change in Control.    The outstanding awards will terminate and accelerate upon occurrence of a change-of-control corporate transaction, including amalgamations, mergers or consolidations, liquidations or dissolutions, sales of substantially all or all of the assets, reverse takeovers or acquisitions unless the successor entity assumes or replaces our outstanding awards under the plans. If the successor entity does not assume or replace our outstanding awards, each outstanding award will become fully vested and immediately exercisable and payable, and will be released from any repurchase or forfeiture rights immediately before the date of the change-of-control transaction, provided that the grantee's continuous service with us has not been terminated before that date.

        Exercise Price and Term of Awards.    The plan administrator shall determine the exercise price and the exercisable term for each option which shall be stated in the award document. For options that that are intended to qualify as incentive share options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, the per share exercise price must not be less than 85% of the fair market value per share on the date of grant, unless the administrator determines otherwise.

        Vesting Schedule.    The vesting periods of the options under our plans are specified in individual award agreements. Options granted under our stock incentive plans have two different vesting schedules: either vest immediately on the stated vesting commencement date in the grantee's option agreement, or are subject to a four-year vesting schedule with 50%, 25% and 25% vested on the second, third and fourth anniversary of the stated vesting commencement date in the grantee's option agreement.

        Termination of the Plans.    Unless terminated earlier, our stock incentives plans will continue in effect for nine years. Our board of directors has the authority to amend or terminate the plan subject to shareholder approval to the extent such approval is required by applicable law. Shareholder approval is required for any amendment to our plans, if the amendment would adversely affect the grantee's rights under an outstanding award without the grantee's written consent, or change the board's authority to amend the plans subject to shareholders' approval.

PRINCIPAL AND SELLING SHAREHOLDERS

        The following table sets forth information with respect to the beneficial ownership of our ordinary shares as of the date of this prospectus by:

  •
  each of our directors and executive officers;

  •
  each person known to us to own beneficially more than 5.0% of our ordinary shares; and

  •
  each selling shareholder.

        The calculations in the table below assume there are 385,843,484 ordinary shares outstanding as of the date of this prospectus and            ordinary shares outstanding immediately after the closing of this offering, assuming the underwriters do not exercise their over-allotment option and no other change to the number of ADSs offered by the selling shareholders as set forth in the cover page of this prospectus.

        Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days of this prospectus, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary Shares Beneficially Owned Prior to This Offering		Ordinary Shares Being Sold in This Offering		Shares Beneficially Owned After This Offering
	Number	%	Number	%	Number	%
Directors and Executive Officers:
Song Wang(1)	73,763,293	19.1%
Jean Xiaohong Kou(1)	73,763,293	19.1%
Yunjie Liu(2)	*	*
Paul Jin-Hwee Choo(3)	55,885,475	14.5%
Duane Ziping Kuang(4)	41,721,784	10.8%
Ya-Qin Zhang	—	—
Kathleen Chien	—	—
Richard Siqing Xu(5)	*	*
Robert Yong Sha(6)	*	*
Hao Yin(7)	6,145,644	1.6%
Jie Zong(8)	*	*
Wei An(9)	*	*
All Directors and Executive Officers as a Group	184,172,771	47.7%
Principal and Selling Shareholders:
Consolidated Capital Holdings Ltd.(10)	72,250,000	18.7%
IGC Asia(11)	55,885,475	14.5%
Funds affiliated with Qiming Venture Partners, L.P.(12)	41,561,784	10.8%
JAFCO Asia Technology Fund II(13)	21,887,458	5.7%
Funds affiliated with Intel Capital (Cayman) Corporation(14)	23,666,969	6.1%
SIG China Investments One, Ltd.(15)	21,443,215	5.6%
Sundream Holdings Limited(16)	5,937,451	1.5%

*
Less than 1%.

(1)
Consists of (i) 72,250,000 ordinary shares owned by Consolidated Capital Holdings Ltd., (ii) 313,293 ordinary shares owned by Harvest Century International Ltd., (iii) 660,000 ordinary shares that Mr. Song Wang has the right to acquire upon exercise of options granted by Series B investors within 60 days of date of this prospectus and (iv) 540,000 ordinary shares that Ms. Jean Xiaohong Kou has the right to acquire upon exercise of options granted by Series B investors within 60 days of date of this prospectus. Consolidated Capital Holdings Ltd. and Harvest Century International Ltd. are both incorporated in the British Virgin Islands. Each of Consolidated Capital Holdings Ltd. and Harvest Century International Ltd. is a wholly-owned subsidiary of Nice Mercy Holding Limited, a Bahamas incorporated company, which is in turn wholly owned by J.P. Morgan Trust Company (Bahamas) Limited, as trustee of the Hong Song Family Trust. The Hong Song Family Trust was established by Mr. Song Wang and Ms. Jean Xiaohong Kou for the benefits of their family members. In accordance with the SEC rules, Mr. Song Wang and Ms. Jean Xiaohong Kou may be deemed to have voting and investment power with respect to all of the shares held by Consolidated Capital Holdings Ltd. and Harvest Century International Ltd. Mr. Wang and Ms. Kou are husband and wife. The business address for Mr. Wang and Ms. Kou is 6/F Block A Galaxy Plaza, No. 10 Jiuxianqiao Road Middle, Chaoyang District, Beijing 100015, China.

(2)
The business address for Mr. Liu is c/o 6/F Block A Galaxy Plaza, No. 10 Jiuxianqiao Road Middle, Chaoyang District, Beijing 100015, China.

(3)
Consists of (i) 39,117,013 ordinary shares held by Investor Investments Asia Limited and (ii) 16,768,462 ordinary shares held by Investor Group Asia, L.P. Investor Investments Asia Limited and Investor Group Asia, L.P. are the proprietary investment vehicles for Investor AB. See also note (11) to this table below. Mr. Choo is the vice president of Investor Growth Capital Asia Ltd. and chief representative of the Beijing Representative Office. Mr. Choo disclaims beneficial ownership of the ordinary shares owned by Investor Investments Asia Limited and Investor Group Asia, L.P. except to the extent of his pecuniary interest therein. The business address for Mr. Choo is Unit 1603, Tower 2, China Central Place Office Building, No. 79 Jianguo Road, Chaoyang District, Beijing 100025, China.

(4)
Consists of (i) 160,000 ordinary shares represented by ADSs, (ii) 40,948,899 ordinary shares held by Qiming Venture Partners, L.P. and (iii) 612,885 ordinary shares held by Qiming Managing Directors Fund, L.P. The general partner of Qiming Venture Partners, L.P. is Qiming GP, L.P., a Cayman Islands exempted limited partnership. The general partner of both Qiming Managing Directors Fund, L.P. and Qiming GP, L.P. is Qiming Corporate GP, Ltd., a Cayman Islands limited company. See also note (12) to this table below. Mr. Duane Kuang is a managing director of and participates on the investment committee of Qiming Corporate GP, Ltd. Mr. Kuang disclaims beneficial ownership of the ordinary shares owned by Qiming Venture Partners, L.P. and Qiming Managing Directors Fund, L.P. and the ordinary shares issued on their conversion except to the extent of his pecuniary interest therein. The business address for Mr. Kuang is 11400 SE Sixth Street, Suite 100 Bellevue, Washington 98004, USA.

(5)
The business address for Mr. Xu is 6/F Block A Galaxy Plaza, No. 10 Jiuxianqiao Road Middle, Chaoyang District, Beijing 100015, China.

(6)
The business address for Mr. Sha is 6/F Block A Galaxy Plaza, No. 10 Jiuxianqiao Road Middle, Chaoyang District, Beijing 100015, China.

(7)
Consists of (i) 5,345,644 ordinary shares owned by Gems Lab Corporation Limited, which is controlled by Dr. Yin and Dr. Yin has the sole voting and dispositive power over all of the shares held by Gems Lab Corporation Limited, and (ii) 800,000 ordinary shares that Dr. Yin has the right to acquire pursuant to his options within 60 days of this prospectus. The business address for Dr. Yin is 6/F Block A Galaxy Plaza, No. 10 Jiuxianqiao Road Middle, Chaoyang District, Beijing 100015, China.

(8)
The business address for Mr. Zong is 6/F Block A Galaxy Plaza, No. 10 Jiuxianqiao Road Middle, Chaoyang District, Beijing 100015, China.

(9)
The business address for Mr. An is 6/F Block A Galaxy Plaza, No. 10 Jiuxianqiao Road Middle, Chaoyang District, Beijing 100015, China.

(10)
The registered address for Consolidated Capital Holdings Ltd. is Omar Hodge Building, Wickhams Cay I., P.O. Box 362, Road Town, Tortola, British Virgin Islands. See note (1) to this table above for information about the natural persons who hold voting and investment power over shares held by Consolidated Capital Holdings Ltd.

(11)
Consists of (i) 39,117,013 ordinary shares held by Investor Investments Asia Limited and (ii) 16,768,462 ordinary shares held by Investor Group Asia, L.P. Investor Investments Asia Limited and Investor Group Asia, L.P. are the proprietary investment vehicles for Investor AB and are collectively referred to as IGC Asia. Investor Growth Capital Asia Ltd. is the investment advisor to, and a wholly-owned subsidiary of, Investor AB, which is a Nordic-based industrial holding company listed on the Stockholm Stock Exchange. The business address for Investor Investments Asia Limited and Investor Group Asia, L.P. is Canada Court, Upland Road, St. Peter Port, GY1 3BQ, Channel Islands.

(12)
Consists of (i) 40,948,899 ordinary shares held by Qiming Venture Partners, L.P. and (ii) 612,885 ordinary shares held by Qiming Managing Directors Fund, L.P. Qiming Venture Partners, L.P. and Qiming Managing Directors Fund, L.P. are collectively referred to as the Qiming Funds. The general partner of Qiming Venture Partners, L.P. is Qiming GP, L.P., a Cayman Islands exempted limited partnership. The general partner of both Qiming Managing Directors Fund, L.P. and Qiming GP, L.P. is Qiming Corporate GP, Ltd., a Cayman Islands limited company. Voting and investment power of the shares held by the Qiming Funds is exercised by the investment committee of Qiming Corporate GP, Ltd., which consists of Duane Kuang, Gary Rieschel, JP Gan and Robert Headley, each of whom disclaims beneficial ownership of the ordinary shares owned by the Qiming Funds and the ordinary shares issued on their conversion except to the extent of his respective pecuniary interest therein. The registered address of the Qiming Funds, Qiming GP, L.P. and Qiming Corporate GP, Ltd. is M&C Corporate Services Limited, PO Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands.

(13)
JAFCO Asia Technology Fund II. JAFCO Asia Technology Fund II is wholly owned by JAFCO Asia Technology Fund II L.P., a limited partnership established in the Cayman Islands. JAFCO Asia Technology Holdings II Limited, a Cayman Islands company and a wholly-owned subsidiary of JAFCO Investment (Asia Pacific) Ltd., is the sole general partner of JAFCO Asia Technology Fund II L.P. and controls the voting and investment power over the shares owned by JAFCO Asia Technology Fund II. JAFCO Investment (Asia Pacific) Ltd. is wholly owned by JAFCO Co., Ltd., a public company listed on the Tokyo Stock Exchange. The address of JAFCO Asia Technology Fund II is 6 Battery Road #42-01 Singapore 049909.

(14)
Consists of (i) 20,473,996 ordinary shares held by Intel Capital (Cayman) Corporation and (ii) 3,193,973 ordinary shares held by Intel Capital Corporation. Both Intel Capital (Cayman) Corporation and Intel Capital Corporation are wholly owned by Intel Corporation, a public company listed on the NASDAQ. The registered office for Intel Capital (Cayman) Corporation, a company incorporated in the Cayman Islands, is Caledonian House, P.O. Box 1043, George Town, Grand Cayman, Cayman Islands. The registered office of Intel Capital Corporation, a Delaware corporation, is c/o Corporation Trust Company, 1209 Orange St., Wilmington, Delaware 19801, U.S.A.

(15)
SIG China Investments One, Ltd. SIG China Investments One, Ltd. is managed by SIG Asia Investment, LLLP, which has the discretionary authority to vote and dispose of the shares held by SIG China Investments One, Ltd. Mr. Arthur Dantchik, in his capacity of president of SIG Asia Investment, LLLP, may also be deemed to have the voting and investment power over the shares held by SIG China Investments One, Ltd. The business address of SIG China Investments One, Ltd. is 101 California Street, Suite 3250, San Francisco, CA 94111, U.S.A.

(16)
The business address of Sundream Holdings Limited is Room B, 3rd Floor, 838 Huaihai Middle Road Nong 816, Shanghai, China. Mr. Mei Yongkai, a PRC individual, controls the voting and investment power over the shares owned by Sundream Holdings Limited.

        Our preferred shares were converted into ordinary shares upon our initial public offering in September 2010. In addition, we issued ordinary shares to Sundream Holdings Limited and Smart Asia Holdings Limited. Each of the principal and selling shareholders named in the table above acquired its shares in offerings which were exempt from registration under the Securities Act because they involved either private placements or off-shore sales to non-U.S. persons. SIG China Investments One, Ltd. has informed us that it is affiliated to Susquehanna Financial Group LLLP and Susquehanna Capital Group, which are members of the Financial Industry Regulatory Authority, and that it has no arrangement to distribute the securities it has acquired from us. None of our other shareholders has informed us that it is affiliated with a registered broker-dealer, or is in the business of underwriting securities.

        As of December 31, 2010, approximately 161,529,664 ordinary shares, or 41.9% of our total outstanding shares, prior to this offering were held on behalf of shareholders domiciled in the United States.

        None of our existing shareholders has different voting rights from other shareholders after the closing of this offering. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

RELATED PARTY TRANSACTIONS

Transactions with Certain Directors, Shareholders, Affiliates and Key Management Personnel

Amounts Due to and from Two Beneficial Owners

        In January 2008, we acquired 100% of the equity interest in JNet Holdings from its shareholders, Sundream Holdings Limited and Smart Asia Holdings Limited, and entered into contractual arrangements with Shanghai JNet, an affiliate of JNet Holdings in China, and its shareholders. Sundream Holdings Limited is wholly owned by Mr. Yongkai Mei, and Smart Asia Holdings Limited is wholly owned by Ms. Xiurong Mei. In 2008 and 2009, we paid US$5,341,334 to Sundream Holdings Limited, and US$482,000 to Smart Asia Holdings Limited, respectively, representing cash consideration payment in connection with our acquisition of JNet Holdings. In February 2010, we paid an aggregate amount of US$1,000,000 to Sundream Holdings Limited and Smart Asia Holdings Limited.

        Instead of paying the cash consideration to Sundream Holdings Limited and Smart Asia Holdings Limited in accordance with the original installment schedule in connection with our acquisition of JNet Holdings, we agreed with Sundream Holdings Limited and Smart Asia Holdings Limited to allow Shanghai JNet to extend Renminbi loans to Mr. Yongkai Mei and Ms. Xiurong Mei in 2008 and 2009. As of December 31, 2009, the amounts due from Mr. Yongkai Mei and Ms. Xiurong Mei were RMB62.8 million and RMB2.8 million, respectively. On January 28, 2010, we entered into a supplementary agreement with Sundream Holdings Limited and Smart Asia Holdings Limited. Pursuant to the supplementary agreement, we have agreed with Sundream Holdings Limited and Smart Asia Holdings Limited that we will not request Mr. Yongkai Mei and Ms. Xiurong Mei to repay any of the outstanding loans they had taken out from Shanghai JNet, unless and until we make the full and final settlement payment for all of the outstanding consideration for the JNet Holdings acquisition. If we make full and final settlement for all of acquisition considerations, the outstanding balance of loans receivable will be immediately repaid by Mr. Yongkai Mei and Ms. Xiurong Mei to Shanghai JNet. We intend to make full payment for all of the acquisition consideration payables to Sundream Holdings Limited and Smart Asia Holdings Limited according to the terms of the supplementary agreement. As of September 30, 2010, the amounts due from Mr. Yongkai Mei and Ms. Xiurong Mei were RMB56.2 million and RMB2.8 million, respectively. Such outstanding balance of loans receivable was unsecured and interest-free.

        In addition, pursuant to the supplementary agreement, we agree to pay Sundream Holdings Limited and Smart Asia Holdings Limited the remaining acquisition consideration calculated based on the pre-tax operating earnings of Shanghai JNet earned each year from 2010 to 2012. Pursuant to the terms of the supplementary agreement, we issued 1,030,215 ordinary shares to Sundream Holdings Limted and Smart Asia Holdings Limited, based on our initial public offering price of US$13.90 per ADS, to reflect the difference between the our initial offering price and US$1.02952. An additional charge in the amount of US$0.9 million due to such issuance has been recorded in the nine months ended September 30, 2010.

        Sundream Holdings Limited, Smart Asia Holdings Limited, and their respective beneficial owners, Mr. Yongkai Mei and Ms. Xiurong Mei, were third parties unrelated to us prior to our acquisition of JNet Holdings. All transactions related to the acquisition of JNet Holdings were conducted on an arm's-length basis.

Transactions with Certain Directors and an Entity Controlled by Certain Director

        Historically, we advanced funds in company debit cards to our chief executive officer for travel and other business related expenses. As of December 31, 2009, we had a balance of RMB355,000 due from Mr. Song Wang, our co-founder, chairman and chief executive officer, representing such fund advances.

The largest amount outstanding since January 1, 2008 was RMB1.19 million as of September 30, 2009. All such advances were fully paid in June 2010.

        As of December 31, 2009, we had a balance of RMB5,000 due to Ms. Jean Xiaohong Kou, our co-founder and director, representing reimbursable expenses we owed to Ms. Kou for travel and other business related expenses. Such balance is unsecured, interest free and was fully paid in March 2010.

        As of December 31, 2009, we had a balance of RMB182,000 due to Blue I.T. Technologies Limited, an entity 100% owned by Ms. Jean Xiaohong Kou, representing payments made by Blue I.T. Technologies Limited on our behalf for certain expenses related to the initial registration and annual registration renewal of our offshore companies. Such balance is unsecured, interest free and was fully paid in June 2010.

Contractual Arrangements with Beijing Blue I.T., Beijing Jingtian, Shanghai JNet and their respective Shareholders

        See "Our Corporate History and Structure—Contractual Arrangements with Our Consolidated Variable Interest Entities."

Private Placement

        See "Description of Share Capital—History of Securities Issuances."

Employment Agreements

        See "Management—Employment Agreements."

Stock Incentive Plans

        See "Management—Stock Incentive Plans."

 DESCRIPTION OF SHARE CAPITAL

        We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association and the Companies Law (as amended) of the Cayman Islands, which is referred to as the Companies Law below.

        As of the date of this prospectus, our authorized share capital consists of 1,000,000,000 ordinary shares, with a par value of US$0.0001 each and 1,000,000,000 shares of such class or designation as our board of directors may determine in accordance with our articles of association. As of the date of this prospectus, there are        ordinary shares issued and outstanding. The following are summaries of material terms and provisions of our fifth amended and restated memorandum and articles of association, or our memorandum and articles of association, and the Companies Law insofar as they relate to the material terms of our ordinary shares.

Corporate Objects

        The objects for which our company is established are unrestricted, as set forth in our memorandum and articles of association.

Ordinary Shares

        General.    Certificates representing the ordinary shares are issued in registered form. Our shareholders who are nonresidents of the Cayman Islands may freely hold and vote their shares.

        Dividends.    The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to the Companies Law.

        Voting Rights.    Each ordinary share is entitled to one vote on all matters upon which the ordinary shares are entitled to vote. Voting at any shareholders' meeting is by show of hands unless a poll is demanded. A poll may be demanded by at least three shareholders entitled to vote at the meeting, or one or more shareholders holding at least 10% of the paid up voting share capital or 10% of the total voting rights entitled to vote at the meeting, present in person or by proxy.

        A quorum required for a meeting of shareholders consists of at least one shareholder present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative, who holds no less than one third of our voting share capital. Shareholders' meetings are held annually and may be convened by our board of directors on its own initiative or upon a request to the directors by shareholders holding in aggregate at least one-third of our voting share capital. Advance notice of at least 14 days is required for the convening of our annual general meeting and other shareholders' meetings.

        An ordinary resolution to be passed by the shareholders requires a simple majority of votes cast in a general meeting, while a special resolution requires no less than two-thirds of the votes cast. A special resolution is required for important matters such as a change of name. Our shareholders may effect certain changes by ordinary resolution, including increase the amount of our authorized share capital, consolidate and divide all or any of our share capital into shares of larger amount than our existing shares, and cancel any shares.

        Transfer of Shares.    Subject to the restrictions of our memorandum and articles of association, as applicable, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board.

        Our board of directors may, in its sole discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any share unless (a) the instrument of transfer is lodged with us, accompanied by the certificate for the shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer; (b) the instrument of transfer is in respect of only one class of shares; (c) the instrument of transfer is properly stamped, if required; (d) in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four; (e) the shares conceded are free of any lien in favor of us; or (f) a fee of such maximum sum as the Nasdaq Global Market may determine to be payable, or such lesser sum as our board of directors may from time to time require, is paid to us in respect thereof.

        If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, on 14 days' notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

        Liquidation.    On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

        Calls on Shares and Forfeiture of Shares.    Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time of payment. The shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

        Redemption of Shares.    Subject to the provisions of the Companies Law, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by our board of directors.

        Variations of Rights of Shares.    All or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied either with the written consent of the holders of a majority of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking in priority to or pari passu with such previously existing shares.

        Inspection of Books and Records.    Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See "Additional Information."

        Anti-Takeover Provisions.    Some provisions of our memorandum and articles of association are designed to discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

  •
  authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders; and

  •
  limit the ability of shareholders to requisition and convene general meetings of shareholders.

        However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

History of Securities Issuances

        The following is a summary of our securities issuances since the inception of ChinaCache Holdings:

Ordinary Shares

        In June 2005, in connection with our corporate restructuring and the incorporation of our offshore holding company, we issued 99 and 1 ordinary shares to Business 2000 Resource Inc. and Offshore Incorporation (Cayman) Limited, respectively, at par value of US$1.00 per share. Offshore Incorporation (Cayman) Limited subsequently transferred the one share it purchased from us to Obert Felix Warren Law, our then acting chief financial officer, who later transferred the one share to China OperVestors Inc.

        In August 2005, Business 2000 Resource Inc. transferred all of its 99 shares of our ordinary shares to Consolidated Capital Holdings Ltd. As of the date of this prospectus, Mr. Song Wang and Ms. Jean Xiaohong Kou hold 64.7% and 35.3% of the equity interest in Consolidated Capital Holdings Ltd., respectively.

        As of September 2005, Consolidated Capital Holdings Ltd. and China OperVestors Inc. held 99 and 1 shares of our ordinary shares, respectively. We then issued an additional 8,401 and 99 of our ordinary shares to Consolidated Capital Holdings Ltd. and China OperVestors Inc., respectively, at par value of US$1.00 per share. Immediately thereafter, we effected a 10,000-for-1 share split. As a result, Consolidated Capital Holdings Ltd. and China OperVestors Inc. held 85,000,000 and 1,000,000 shares of our ordinary shares, respectively. In February 2007, Consolidated Capital Holdings Ltd. transferred 12,750,000 shares of our ordinary shares to Harvest Century International Limited, of which Ms. Jean Xiaohong Kou is the sole shareholder.

        In October 2006, we entered into an asset transfer agreement with Beijing Jingtian and its offshore controlling company, GEMS Lab Corporation Limited, to acquire Beijing Jingtian's developed technology. In connection with this transaction and upon the achievement of certain standard post-closing representations and warranties, we issued an aggregate of 5,345,644 shares of our ordinary shares to GEMS Lab Corporation Limited in three tranches: 2,203,667 shares in October 2006; 785,494 shares in August 2007; and 2,356,483 shares in November 2007.

        In January 2008, we acquired 100% of the equity interest in JNet Holdings, a company registered in the British Virgin Islands. In connection with this transaction and as part of the consideration for the acquisition: (i) in January 2008, we issued 2,168,000 and 240,890 shares of our ordinary shares to Sundream Holdings Ltd. and Smart Asia Holdings Ltd., respectively; and (ii) in June 2008, we issued 2,842,258 and 315,807 shares of our ordinary shares to Sundream Holdings Ltd. and SmartAsia Holdings Ltd., respectively.

        On October 1, 2010, our ADSs started trading on the Nasdaq Global Market under the symbol "CCIH". We and the selling shareholders raised US$96.9 million in gross proceeds from the initial public offering of 6,970,127 ADSs, representing 111,522,032 ordinary shares.

        In addition, all of our preferred shares were converted into 205,565,427 ordinary shares upon the completion of our initial public offering. Following the completion of our initial public offering, we also issued 1,030,215 ordinary shares to Sundream Holdings Limited and Smart Asia Holdings Limited pursuant to a supplementary agreement we entered into with them in connection with our acquisition of JNet Holdings.

Preferred Shares, Warrants and Notes

        In September 2005, we issued and sold a total of 65,384,615 Series A preferred shares to JAFCO Asia Technology Fund II, Intel Capital (Cayman) Corporation, Investor Investments Asia Limited, and Investor Group Asia, L.P. for an aggregate consideration of US$8.5 million.

        In connection with the Series A preferred share investment in September 2005, we issued a warrant to each of JAFCO Asia Technology Fund II and Intel Capital (Cayman) Corporation for purchasing up to an aggregate of 7,692,306 Series A preferred shares. Both JAFCO Asia Technology Fund II and Intel Capital (Cayman) Corporation exercised their warrants in full in September 2007 to purchase a total of 7,692,306 Series A preferred shares.

        In December 2006, we issued and sold convertible notes in the aggregate principal amount of US$1.05 million and US$450,000 to Investor Investments Asia Limited and Investor Group Asia, L.P., respectively.

        In February 2007, we issued and sold convertible notes in the aggregate principal amount of US$1.5 million to Starr International Cayman Inc.

        On April 20, 2007, we issued warrants with a contractual life of 24 months to our financial advisor to purchase 892,112 of our ordinary shares at an exercise price of US$0.3587 per ordinary share in consideration for services provided to us in respect of the private placement of our Series B convertible preferred shares. Such warrants expired unexercised on April 20, 2009.

        In April 2007, we issued and sold a total of 80,765,142 Series B preferred shares to a group of investors, consisting of Qiming Venture Partners, L.P., Qiming Managing Directors Fund, L.P., Ignition Venture Partners III, L.P., Ignition Managing Directors Fund III, LLC, Starr International Cayman, Inc., SIG China Investments One, Ltd., JAFCO Asia Technology Fund II, Intel Capital Corporation, Investor Investments Asia Limited, and Investor Group Asia, L.P. for an aggregate consideration of approximately US$28.5 million in cash and approximately US$3.0 million in debt cancellation regarding the convertible notes we issued to Investor Investments Asia Limited and Investor Group Asia, L.P. in December 2006 and Starr International Cayman, Inc. in February 2007.

        In April 2007, in connection with the Series B preferred shares financing, the holders of Series B preferred shares granted to our founders, Mr. Song Wang and Ms. Jean Xiaohong Kou, options to acquire up to an aggregate of 3,400,000 ordinary shares, or the Founders' Options, from the holders of Series B preferred shares, if our 2007 audited revenues total at least RMB148,505,627. The exercise price of each option is US$0.0001, with 25% of the Founders' Options vesting in 12, 24, 36, and 48 months, respectively, from the date of the above performance condition being met, subject to the founders' continuous service to us. In July 2009, the holders of the Series B preferred shares confirmed that the revenue milestone had been achieved and confirmed April 1, 2008 as the vesting commencement date. The founders attributed the achievement of the performance condition to the joint effort of all the employees and believed it appropriate to recognize this by way of giving up their rights to 1,000,000 of the Founders' Options to fund a portion of our employee share option scheme in the future. At the request of the founders, the number of ordinary shares under the Founders' Options was reduced from 3,400,000 to 2,400,000 and as a result we repurchased and cancelled 1,000,000 Series B convertible preferred shares from Series B convertible preferred share holders at par value of US$0.0001.

        In June 2008, Intel Capital Corporation transferred 5,123,213 Series B convertible preferred shares to Qiming Venture Partners, L.P., Qiming Managing Directors Fund L.P., Ignition Venture Partners III, L.P. and Ignition Managing Directors Fund III, LLC.

        In July and September 2008, we issued and sold convertible notes in the aggregate principal amount of US$3,605,000 to our existing investors, consisting of Qiming Venture Partners, L.P., Qiming

Managing Directors Fund, L.P., Ignition Venture Partners III, L.P., Ignition Managing Directors Fund III, LLC, Starr International Cayman, Inc., SIG China Investments One, Ltd., JAFCO Asia Technology Fund II, Intel Capital Corporation, Investor Investments Asia Limited, and Investor Group Asia, L.P.

        In December 2009, we issued and sold a total of 20,512,821 Series C-1 convertible preferred shares to Qiming Venture Partners, L.P., Qiming Managing Directors Fund, L.P., Ignition Venture Partners III, L.P., Ignition Managing Directors Fund III, LLC, SIG China Investments One, Ltd., Intel Capital Corporation, Investor Investments Asia Limited, and Investor Group Asia, L.P. for an aggregate purchase price of US$8.0 million.

        At the same time in December 2009, we issued and sold 11,831,308 Series C-2 convertible preferred shares to Qiming Venture Partners, L.P., Qiming Managing Directors Fund, L.P., Ignition Venture Partners III, L.P., Ignition Managing Directors Fund III, LLC, Starr International Cayman, Inc., SIG China Investments One, Ltd., JAFCO Asia Technology Fund II, Intel Capital Corporation, Investor Investments Asia Limited, and Investor Group Asia, L.P., for retirement of the existing convertible notes held by such investors in the principal amount of US$3.6 million.

        Also at the same time in December 2009, we repurchased at approximately US$0.24 per ordinary share and cancelled 12,436,707 ordinary shares from Harvest Century International Ltd. and issued the same number of Series C-3 preferred shares to Qiming Venture Partners, L.P., Qiming Managing Directors Fund, L.P., Ignition Venture Partners III, L.P., Ignition Managing Directors Fund III, LLC, SIG China Investments One, Ltd., Intel Capital Corporation, Investor Investments Asia Limited, and Investor Group Asia, L.P. for an aggregate consideration of US$3.0 million. As of December 31, 2009, we had an amount of approximately US$3.0 million due to Harvest Century International Ltd., representing the price to be paid for the repurchase of 12,436,707 ordinary shares from Harvest Century International Ltd. in December 2009 in connection with our issuance of Series C-3 convertible preferred shares. Such amount was fully paid on January 21, 2010.

        As of December 31, 2009, we had an aggregate amount of approximately US$5,067,000 due from Qiming Venture Partners, L.P., Qiming Managing Directors Fund, L.P., Ignition Venture Partners III, L.P., Ignition Managing Directors Fund III, LLC, SIG China Investments One, Ltd., Intel Capital Corporation, representing consideration yet to be paid for our issuance of series C preferred shares pursuant to the Series C preferred share purchase agreement dated December 11, 2009. Such amount was fully paid on January 2 and 6, 2010.

        Effective on December 31, 2009, we adjusted the conversion prices for our Series B, C-1 and C-2 preferred shares according to a performance-based price adjustment provision in our third amended and restated articles of association. As a result of these adjustments, our Series B, C-1 and series C-2 preferred shares that are outstanding will be convertible into 81,943,990, 24,242,425 and 13,865,382 ordinary shares, respectively upon completion of this offering.

        In May 2010, Starr International Cayman, Inc. sold all its 25,298,900 Series B convertible preferred shares and 2,372,825 Series C-2 convertible preferred shares to Qiming Venture Partners, L.P., Qiming Managing Directors Fund, L.P., Ignition Venture Partners III, L.P., Ignition Managing Directors Fund III, LLC, Investor Investments Asia Limited, Investor Group Asia, L.P., SIG China Investments One, Ltd. and Tiger Partners, L.P.

        All of our preferred shares were converted into 205,565,427 ordinary shares upon completion of our initial public offering.

Options

        We have granted options to certain of our directors, officers, employees and consultants. As of the date of this prospectus, options to purchase an aggregate of 22,591,260 ordinary shares of our company were outstanding. See "Management—Stock Incentive Plans."

Differences in Corporate Law

        The Companies Law is modeled after that of the United Kingdom but does not follow recent United Kingdom statutory enactments. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

        Mergers and Similar Arrangements.    The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) "merger" means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a "consolidation" means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by either (a) a special resolution of the shareholders of each constituent company voting together as one class if the shares to be issued to each shareholder in the consolidated or surviving company will have the same rights and economic value as the shares held in the relevant constituent company, or (b) a shareholder resolution of each constituent company passed by a majority in number representing 75% in value of the shareholders voting together as one class. The plan must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

        In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

  •
  the statutory provisions as to majority vote have been met;

  •
  the shareholders have been fairly represented at the meeting in question;

  •
  the arrangement is such that a businessman would reasonably approve; and

  •
  the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

        When a take-over offer is made and accepted by holders of 90.0% of the shares within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

        If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

        Shareholders' Suits.    In principle, we will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder. However, based on English authority, which would in all likelihood be of persuasive authority in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

  •
  a company is acting or proposing to act illegally or ultra vires;

  •
  the act complained of, although not ultra vires, could be effected duly if authorized by more than a simple majority vote which has not been obtained; and

  •
  those who control the company are perpetrating a "fraud on the minority."

        Transactions with Directors.    Under the Delaware General Corporation Law, or the DGCL, transactions with directors must be approved by disinterested directors or by the shareholders, or otherwise proven to be fair to the company as of the time it is approved. Such transaction will be void or voidable, unless (i) the material facts of any interested directors' interests are disclosed or are known to the board of directors and the transaction is approved by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (ii) the material facts of any interested directors' interests are disclosed or are known to the shareholders entitled to vote thereon, and the transaction is specifically approved in good faith by vote of the shareholders; or (iii) the transaction is fair to the company as of the time it is approved.

        Cayman Islands laws do not restrict transactions with directors, requiring only that directors exercise a duty of care and owe a fiduciary duty to the companies for which they serve. Under our articles of association, subject to any separate requirement for audit committee approval under the Nasdaq Global Market rule or unless disqualified by the chairman of the relevant board meeting, so long as a director discloses the nature of his or her interest in any contract, proposal or arrangement in which he or she is materially interested, such a director may vote in respect of such contract, proposal or arrangement and may be counted in the quorum at such a meeting.

        Directors' Fiduciary Duties.    Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care generally requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, but subject to certain exceptions, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties.

        Under Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company, and therefore it is considered that he or she owes the following duties to the company: a duty to act bona fide in the best interests of the company; a duty not to make a profit out of his or her position as director (unless the company permits him or her to do so); and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interests or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, there are indications that the courts are moving towards an objective standard with regard to the required skill and care.

        Under our articles of association, directors who are in any way, whether directly or indirectly, interested in a contract or proposed contract with our company shall declare the nature of their interest at a meeting of the board of directors. Following such declaration, a director may vote in respect of any contract or proposed contract notwithstanding his interest.

        Majority Independent Board.    A domestic U.S. company listed on the Nasdaq Global Market must comply with the requirement that a majority of the board of directors must consist of independent directors as defined in NASDAQ corporate governance rules. As a Cayman Islands corporation, we are allowed to follow home country practices in lieu of certain corporate governance requirements under the NASDAQ rules where there is no similar requirement under the laws of the Cayman Islands. However, since our initial public offering we have not, nor do we have a present intention to rely on home country practice in the future with respect to our corporate governance matters, and we intend to continue to comply with the NASDAQ rules after the completion of this offering and in accordance with the phase-in schedules set forth in the NASDAQ Marketplace Rule 5615(b). Accordingly, we will comply with the majority independent board requirement within twelve months from October 1, 2010, the listing date of our ADSs on the Nasdaq Global Market.

        Shareholder Action by Written Consent.    Under the DGCL, a corporation may eliminate the right of shareholders to act by written consent by inclusion of such a restriction in its certificate of incorporation. Cayman Islands law and our post-offering articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

        Shareholder Proposals.    The DGCL does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the certificate of incorporation or bylaws, but shareholders may be precluded from calling special meetings.

        Cayman Islands law does not provide shareholders any right to bring business before a meeting or requisition a general meeting. However, these rights may be provided in articles of association. Our post-offering articles of association allow our shareholders holding not less than one-third of our paid-up voting share capital to requisition a shareholder's meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders' annual general meetings.

        Cumulative Voting.    Under the DGCL, cumulative voting for elections of directors is not permitted unless the corporation's certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder's voting power with respect to electing such director.

        There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands, but our articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

        Removal of Directors.    Under the DGCL, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our articles of association, directors can be removed by an ordinary resolution of shareholders.

        Transactions with Interested Shareholders.    The DGCL contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by an amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an "interested shareholder" for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns 15% or more of the corporation's outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation's outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among others, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target's board of directors.

        Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

        Amendment of Governing Documents.    Under the DGCL, a corporation's certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. As permitted by Cayman Islands law, our memorandum and articles of association may be amended with a special resolution.

        Rights of Non-resident or Foreign Shareholders.    There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

        Indemnification.    Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

        Under our articles of association, we may indemnify our directors, secretary and other officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons in connection with actions, suits or proceedings to which they are party or are threatened to be made a party incurred in their capacities as such unless such losses or damages arise from dishonesty or fraud which may attach to such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

        We intend to enter into indemnification agreements with our directors and executive officers to indemnify them to the fullest extent permitted by applicable law and our articles of association, from and against all costs, charges, expenses, liabilities and losses incurred in connection with any litigation, suit or proceeding to which such director is or is threatened to be made a party, witness or other participant.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

Registration Rights

        Pursuant to an amended and restated investors' rights agreement we entered into with our then preferred shareholders in December 2009, we have granted certain registration rights to holders of our registrable securities, which include our preferred shares and ordinary shares converted or derived from our preferred shares. Set forth below is a description of the registration rights granted under the agreement.

        Demand Registration Rights.    Holders of at least 10% of registrable securities have the right to demand that we use the best efforts to file a registration statement covering the offer and sale of their registrable securities. We, however, are not obligated to effect a demand registration if, among other things, we had effected a registration statement within the six months prior to the requested demand registration, or if we have already effected three demand registrations. We have the right to defer filing of a registration statement for up to 90 days if our board of directors determines in good faith that filing of a registration statement will be seriously detrimental to us, but we cannot exercise the deferral right more than once in any 12 month period.

        Piggyback Registration Rights.    If we propose to file a registration statement with respect to an offering of securities of our company other than, among other things, registration statement pursuant to the demand registration rights or a Form F-3 or relating to any employee benefits plan or a corporate reorganization, then we must offer each holder of the registrable securities the opportunity to include their shares in the registration statement. Such requests for registrations are not counted as demand registrations.

        Form F-3 Registration Rights.    When we are eligible for use of Form F-3, the holders of registrable securities then outstanding have the right to request that we file a registration statement under Form F-3. We may defer filing of a registration statement on Form F-3 for up to 90 days if our board of directors determines in good faith that filing such a registration statement will be seriously detrimental to us and our shareholders, but we cannot exercise the deferral right more than once in any 12 month period. We are not obligated to file a registration statement on Form F-3, if, among other things, we had effected a registration statement within the six months prior to the requested demand registration, or if the aggregate price of the securities to be offered and sold under the requested registration is less than US$1 million.

        Expenses of Registration.    We will pay all expenses relating to any demand, piggyback or Form F-3 registration, except for underwriting discounts and commissions relating to registration and sale of their shares.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

        Citibank, N.A. acts as the depositary bank for the American Depositary Shares. Citibank's depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are frequently referred to as "ADSs" and represent ownership interests in securities that are on deposit with the depositary bank. ADSs may be represented by certificates that are commonly known as "American Depositary Receipts" or "ADRs." The depositary bank typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A.— Hong Kong, located at 10/F, Harbour Front (II), 22, Tak Fung Street, Hong Hum, Kowloon, Hong Kong.

        We have appointed Citibank as depositary bank pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC's website (www.sec.gov).

        We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety.

        Each ADS represents the right to receive 16 ordinary shares on deposit with the custodian. An ADS also represents the right to receive any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.

        If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary bank. As an ADS holder you appoint the depositary bank to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by the laws of the Cayman Islands, which may be different from the laws in the United States.

        In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary bank, the custodian, we nor any of their or our respective agents or affiliates shall be required to take any actions whatsoever on behalf of you to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

        As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary bank in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary bank (commonly referred to as the "direct registration system" or "DRS"). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary bank. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary bank to the holders of the ADSs. The direct registration system includes automated transfers between the depositary bank and The Depository Trust Company ("DTC"), the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as an ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as

DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the "holder." When we refer to "you," we assume the reader owns ADSs and will own ADSs at the relevant time.

Dividends and Distributions

        As a holder, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of a specified record date.

Distributions of Cash

        Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary bank will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of the Cayman Islands.

        The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary bank will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

        The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement.

Distributions of Shares

        Whenever we make a free distribution of ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary share ratio, in which case each ADS you hold will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

        The distribution of new ADSs or the modification of the ADS-to-ordinary share ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new ordinary shares so distributed.

        No such distribution of new ADSs will be made if it would violate a law (i.e., the U.S. securities laws) or if it is not operationally practicable. If the depositary bank does not distribute new ADSs as described above, it may sell the ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

        Whenever we intend to distribute rights to purchase additional ordinary shares, we will give prior notice to the depositary bank and we will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.

        The depositary bank will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new ordinary shares other than in the form of ADSs.

        The depositary bank will not distribute the rights to you if:

  •
  we do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

  •
  we fail to deliver satisfactory documents to the depositary bank; or

  •
  it is not reasonably practicable to distribute the rights.

        The depositary bank will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

        Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary bank and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary bank in determining whether such distribution is lawful and reasonably practicable.

        The depositary bank will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary bank will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

        If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in the Cayman Islands would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

        Whenever we intend to distribute property other than cash, ordinary shares or rights to purchase additional ordinary shares, we will notify the depositary bank in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably practicable.

        If it is reasonably practicable to distribute such property to you and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will distribute the property to the holders in a manner it deems practicable.

        The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.

        The depositary bank will not distribute the property to you and will sell the property if:

  •
  we do not request that the property be distributed to you or if we ask that the property not be distributed to you; or

  •
  we do not deliver satisfactory documents to the depositary bank; or

  •
  the depositary bank determines that all or a portion of the distribution to you is not reasonably practicable.

        The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

        Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary bank in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will provide notice of the redemption to the holders.

        The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary bank will convert the redemption funds received into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary bank. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine.

Changes Affecting Ordinary Shares

        The ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

        If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary bank may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the shares. If the depositary bank may not lawfully distribute such property to you, the depositary bank may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Ordinary Shares

        The depositary bank may create ADSs on your behalf if you or your broker deposit ordinary shares with the custodian. The depositary bank will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian. Your ability to deposit ordinary shares and receive ADSs may be limited by U.S. and Cayman Islands legal considerations applicable at the time of deposit.

        The issuance of ADSs may be delayed until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The depositary bank will only issue ADSs in whole numbers.

        When you make a deposit of ordinary shares, you will be responsible for transferring good and valid title to the depositary bank. As such, you will be deemed to represent and warrant that:

  •
  The ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

  •
  All preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived or exercised.

  •
  You are duly authorized to deposit the ordinary shares.

  •
  The ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, "restricted securities" (as defined in the deposit agreement).

  •
  The ordinary shares presented for deposit have not been stripped of any rights or entitlements.

        If any of the representations or warranties are incorrect in any way, we and the depositary bank may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

        As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary bank and also must:

  •
  ensure that the surrendered ADR certificate is properly endorsed or otherwise in proper form for transfer;

  •
  provide such proof of identity and genuineness of signatures as the depositary bank deems appropriate;

  •
  provide any transfer stamps required by the State of New York or the United States; and

  •
  pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

        To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary bank with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Shares Upon Cancellation of ADSs

        As a holder, you will be entitled to present your ADSs to the depositary bank for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian's offices. Your ability to withdraw the ordinary shares may be limited by U.S. and Cayman Islands legal considerations applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by your ADSs, you will be required to pay to the depositary bank the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

        If you hold ADSs registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary bank may deem appropriate before it will cancel your ADSs. The withdrawal of the ordinary shares represented by your ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.

        You will have the right to withdraw the securities represented by your ADSs at any time except for:

  •
  temporary delays that may arise because (i) the transfer books for the ordinary shares or ADSs are closed, or (ii) ordinary shares are immobilized on account of a shareholders' meeting or a payment of dividends;

  •
  obligations to pay fees, taxes and similar charges; and

  •
  restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

        The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

        As a holder, you generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the ordinary shares represented by your ADSs. The voting rights of holders of ordinary shares are described in Description of Share Capital.

        At our request, the depositary bank will distribute to you any notice of shareholders' meeting received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by ADSs.

        Voting at our shareholders' meetings is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such shareholder meeting or any shareholder present in person or by proxy. If the depositary bank timely receives voting instructions from a holder of ADSs, the depositary bank will endeavor to cause the ordinary shares on deposit to be voted as follows: (a) in the event voting takes place at a shareholders' meeting by show of hands, the depositary bank will instruct the custodian to vote all ordinary shares on deposit in accordance with the voting instructions received from a majority of the holders of ADSs who provided voting instructions; or (b) in the event voting takes place at a shareholders' meeting by poll, the depositary bank will instruct the custodian to vote the ordinary shares on deposit in accordance with the voting instructions received from holders of ADSs. In the event of voting by poll, ordinary shares in respect of which no timely voting instructions have been received from ADS holders will not be voted.

        Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner. Securities for which no voting instructions have been received will not be voted.

Fees and Charges

        As an ADS holder, you will be required to pay the following service fees to the depositary bank:

Service	Fees
• Issuance of ADSs	Up to U.S. 5¢ per ADS issued
• Cancellation of ADSs	Up to U.S. 5¢ per ADS canceled
• Distribution of cash dividends or other cash distributions	Up to U.S. 5¢ per ADS held
• Distribution of ADSs pursuant to stock dividends, free stock distributions or exercise of rights.	Up to U.S. 5¢ per ADS held
• Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to U.S. 5¢ per ADS held
• Depositary Services	Up to U.S. 5¢ per ADS held on the applicable record date(s) established by the depositary bank
• Transfer of ADRs	U.S. $1.50 per certificate presented for transfer

        As an ADS holder you will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges such as:

  •
  fees for the transfer and registration of ordinary shares charged by the registrar and transfer agent for the ordinary shares in the Cayman Islands (i.e., upon deposit and withdrawal of ordinary shares);

  •
  expenses incurred for converting foreign currency into U.S. dollars;

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  expenses for cable, telex and fax transmissions and for delivery of securities;

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  taxes and duties upon the transfer of securities (i.e., when ordinary shares are deposited or withdrawn from deposit); and

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  fees and expenses incurred in connection with the delivery or servicing of ordinary shares on deposit.

        Depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date.

        The depositary fees payable for cash distributions are generally deducted from the cash being distributed. In the case of distributions other than cash (i.e., stock dividend, rights), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients' ADSs in DTC accounts in turn charge their clients' accounts the amount of the fees paid to the depositary banks.

        In the event of refusal to pay the depositary fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

        Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary bank. You will receive prior notice of such changes.

        The depositary bank may reimburse us for certain expenses incurred by us in respect of the ADR program established pursuant to the deposit agreement, by making available a portion of the depositary fees charged in respect of the ADR program or otherwise, upon such terms and conditions as the Company and the depositary bank may agree from time to time.

Amendments and Termination

        We may agree with the depositary bank to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days' prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

        You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares represented by your ADSs (except as permitted by law).

        We have the right to direct the depositary bank to terminate the deposit agreement. Similarly, the depositary bank may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary bank must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

        After termination, the depositary bank will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary bank will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

Books of Depositary Bank

        The depositary bank will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

        The depositary bank will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

        The deposit agreement limits our obligations and the depositary bank's obligations to you. Please note the following:

  •
  We and the depositary bank are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

  •
  The depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

  •
  The depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

  •
  We and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

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  We and the depositary bank disclaim any liability if we or the depositary bank are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our Articles of Association, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

  •
  We and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for the deposit agreement or in our Articles of Association or in any provisions of or governing the securities on deposit.

  •
  We and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

  •
  We and the depositary bank also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to you.

  •
  We and the depositary bank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

  •
  We and the depositary bank also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

        The deposit agreement specifically states that no disclaimer of liability under the Securities Act is intended by any provision of the deposit agreement.

Pre-Release Transactions

        Subject to the terms and conditions of the deposit agreement, the depositary bank may issue to broker/dealers ADSs before receiving a deposit of ordinary shares or release ordinary shares to broker/dealers before receiving ADSs for cancellation. These transactions are commonly referred to as "pre-release transactions" and are entered into between the depositary bank and the applicable broker/dealer. The deposit agreement limits the aggregate size of pre-release transactions (not to exceed 30% of the shares on deposit in the aggregate) and imposes a number of conditions on such transactions (i.e., the need to receive full collateral, the type of collateral required, the representations required from brokers, etc.). The depositary bank may retain the compensation received from the pre-release transactions.

Taxes

        You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary bank and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

        The depositary bank may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the depositary bank and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary bank and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

        The depositary bank will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

        If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

  •
  convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical;

  •
  distribute the foreign currency to holders for whom the distribution is lawful and practical; and

  •
  hold the foreign currency (without liability for interest) for the applicable holders.

SHARES ELIGIBLE FOR FUTURE SALE

        Upon completion of this offering, we will have outstanding            ADSs representing approximately            % of our ordinary shares in issue. All of the ADSs sold in this offering will be freely transferable by persons other than our "affiliates" without restriction or further registration under the Securities Act. Sales of substantial amounts of our ADSs in the public market could adversely affect prevailing market prices of our ADSs. Prior to our initial public offering, there was no public market for our ordinary shares or the ADSs. Although our ADSs have been listed on the Nasdaq Global Market, we cannot assure you that a regular trading market will continue to exist in the ADSs. We do not expect that a trading market will develop for our ordinary shares not represented by the ADSs.

Lock-Up Agreements

        In connection with our initial public offering, we agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any ADSs or shares of ordinary shares, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the representatives for a period of 180 days from September 30, 2010, except issuances pursuant to the exercise of employee stock options outstanding on the date hereof.

        In connection with our initial public offering, our executive officers, directors and principal shareholders agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any ADSs or shares of ordinary shares or securities convertible into or exchangeable or exercisable for any ADSs or shares of ordinary shares, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our ADSs, whether any of these transactions are to be settled by delivery of our ADSs or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap or other arrangement, without, in each case, the prior written consent of the representatives for a period of 180 days from September 30, 2010.

        In connection with this offering, the representatives have waived those lock-up provisions with respect to the shares being sold by us and the selling shareholders in this offering.

        Additionally, we and certain of our executive officers, directors and principal shareholders have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of any ADSs, ordinary shares or similar securities for a period of 90 days after the date of this prospectus. After the expiration of the 90-day period, the ordinary shares or ADSs held by our officers, directors or selling shareholders may be sold subject to the restrictions under Rule 144 under the Securities Act or by means of registered public offerings.

        The 90-day lock-up period is subject to adjustment under certain circumstances. If in the event that either (1) during the last 17 days of the "lock-up" period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the "lock-up" period, we announce that we will release earnings results during the 16-day period beginning on the last day of the "lock-up" period, then in either case the expiration of the "lock-up" will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless the representatives waive, in writing, such an extension.

        The restrictions described in the preceding paragraphs will be automatically extended under certain circumstances. See "Underwriting."

Rule 144

        All of our ordinary shares outstanding prior to this offering are "restricted securities" as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of us and has beneficially owned our restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates and have beneficially owned our restricted securities for at least six months may sell within any three-month period a number of restricted securities that does not exceed the greater of the following:

  •
  1% of the number of our ordinary shares then outstanding, in the form of ADSs or otherwise, which will equal approximately              million shares immediately after this offering, assuming the underwriters do not exercise their over-allotment option; and

  •
  the average weekly trading volume of our ADSs on the Nasdaq Global Market during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

        Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

Rule 701

        In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell such ordinary shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Registration Rights

        Certain holders of our ordinary shares or their transferees have the rights to request that we register their shares under the Securities Act, following the expiration of the lock-up agreements described above. See "Description of Share Capital—Registration Rights."

 TAXATION

        The following summary of the material Cayman Islands and United States federal income tax consequences of an investment in our ADSs or ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this registration statement, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ADSs or ordinary shares, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it is the opinion of Conyers, Dill & Pearman, our special Cayman Islands counsel, to the extent it relates to PRC tax law, it is the opinion of Han Kun Law Offices.

Cayman Islands Taxation

        The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us or an investor in ADSs or ordinary shares levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

People's Republic of China Taxation

        Under the PRC enterprise income tax law, an enterprise established outside the PRC with "de facto management bodies" within the PRC is considered a "resident enterprise" of the PRC. A circular issued by the State Administration of Taxation on April 22, 2009 clarified that dividends and other income paid by certain offshore enterprises controlled by a PRC company or a PRC company group established outside of the PRC will be considered PRC-source income and subject to PRC withholding tax, currently at a rate of 10%, when paid to non-PRC enterprise shareholders. Under the implementation regulations to the enterprise income tax law, a "de facto management body" is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise. In addition, the recent circular mentioned above specifies that certain offshore enterprises controlled by a PRC company or a PRC company group will be classified as PRC resident enterprises if the following are located or resident in the PRC: senior management personnel and departments that are responsible for daily production, operation and management; financial and personnel decision making bodies; key properties, accounting books, the company seal, and minutes of board meetings and shareholders' meetings; and half or more of the senior management or directors having voting rights. Although the circular only applies to offshore enterprises controlled by PRC enterprises and not those controlled by PRC individuals, the determining criteria set forth in the circular may reflect the State Administration of Taxation's general position on how the "de facto management body" test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises or individuals. We are incorporated in the Cayman Islands. We believe that we are not a PRC resident enterprise. However, if the PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders, including the holders of our ADSs. In addition, non-PRC shareholders may be subject to PRC tax on gains realized on the sale or other disposition of ADSs or ordinary shares, if such income is treated as sourced from within the PRC. It is unclear whether our non-PRC shareholders would be able to claim the benefits of any tax treaties between their tax residence and the PRC in the event that we are treated as a PRC resident enterprise. See "Risk Factors—Risks Related to Doing Business in China—Under China's Enterprise Income Tax Law, we

may be classified as a 'resident enterprise' of China. Such classification could result in unfavorable tax consequences to us and our non-PRC resident shareholders."

Material United States Federal Income Tax Considerations

        The following is a summary of the material United States federal income tax consequences of the ownership and disposition of our ADSs or ordinary shares by a U.S. Holder described below that acquires ADSs in this offering and will hold our ADSs or ordinary shares as "capital assets" (generally, property held for investment) under the United States Internal Revenue Code. This summary is based upon existing United States federal tax law, which is subject to differing interpretations or change, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation that may be important to particular investors in light of their individual investment circumstances, including investors subject to special tax rules (for example, financial institutions, insurance companies, broker-dealers, traders in securities that elect mark-to-market treatment, partnerships and their partners, and tax-exempt organizations (including private foundations)), investors who are not U.S. Holders, investors who own (directly, indirectly, or constructively) 10% or more of our voting stock, investors that will hold their ADSs or ordinary shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes, or investors that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any non-United States, state, or local tax considerations. Each potential investor is urged to consult its tax advisor regarding the United States federal, state, local, and non-United States income and other tax considerations of an investment in our ADSs or ordinary shares.

  General

        For purposes of this summary, a "U.S. Holder" is a beneficial owner of our ADSs or ordinary shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the law of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under the United States Internal Revenue Code.

        If a partnership is a beneficial owner of our ADSs or ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partners of a partnership holding our ADSs or ordinary shares are urged to consult their tax advisors regarding an investment in our ADSs or ordinary shares.

        Based in part on certain representations we have received from the depositary bank, for United States federal income tax purposes, a U.S. Holder of ADSs will be treated as the beneficial owner of the underlying shares represented by the ADSs. The U.S. Treasury has expressed concerns that parties to whom American depositary shares are released before shares are delivered to the depositary, or intermediaries in the chain of ownership between holders of American depositary shares and the issuer of the security underlying the American depositary shares, may be taking actions that are inconsistent with the claiming of foreign tax credits by holders of American depositary shares. These actions would also be inconsistent with the claiming of the reduced rate of tax, described below, applicable to dividends received by certain non-corporate holders. Accordingly, the creditability of any PRC taxes, and the availability of the reduced tax rate for dividends received by certain non-corporate

U.S. Holders, each described below, could be affected by actions taken by such parties or intermediaries.

  Passive Foreign Investment Company Considerations

        A non-United States corporation, such as our company, will be classified as a "passive foreign investment company", or PFIC, for United States federal income tax purposes for any taxable year, if either (i) at least 75% of its gross income for such year consists of certain types of "passive" income or (ii) at least 50% of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. For this purpose, cash is categorized as a passive asset and the company's unbooked intangibles are taken into account for determining the value of its assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

        Although the law in this regard is unclear, we treat Beijing Blue I.T., Beijing Jingtian and Shanghai JNet as being owned by us for United States federal income tax purposes, because we control their management decisions and are entitled to substantially all of the economic benefits associated with these entities, and, as a result, we consolidate these entities' results of operations in our consolidated, U.S. GAAP financial statements. If it were determined, however, that we are not the owner of Beijing Blue I.T., Beijing Jingtian and Shanghai JNet for United States federal income tax purposes, we would likely be treated as a PFIC for our current taxable year and any subsequent taxable year.

        Assuming that we are the owner of Beijing Blue I.T., Beijing Jingtian and Shanghai JNet for United States federal income tax purposes, we believe that we primarily operate as an active provider of content and application delivery services in China. Based on our current income and assets and projections as to the value of our assets based on the market value of our ADSs and outstanding ordinary shares following this offering, we do not expect to be classified as a PFIC for the current taxable year or in the foreseeable future. In estimating the value of our goodwill and other unbooked intangibles, we have taken into account our anticipated market capitalization following the close of this offering. Among other matters, if our market capitalization is less than anticipated or subsequently declines, we may be classified as a PFIC for the current or one or more future taxable years.

        The composition of our income and our assets will also be affected by how, and how quickly, we spend our liquid assets and the cash raised in this offering. Under circumstances where revenues from activities that produce passive royalty income significantly increase relative to our revenues from activities that produce nonpassive income or where we determine not to deploy significant amounts of cash for working capital or other purposes, our risk of becoming classified as a PFIC may substantially increase.

        Furthermore, because there are uncertainties in the application of the relevant rules, it is possible that the Internal Revenue Service may challenge our classification of certain income and assets as non-passive or our valuation of our tangible and intangible assets, each of which may result in our becoming classified as a PFIC for the current or subsequent taxable years. Because PFIC status is a fact-intensive determination made on an annual basis and will depend upon the composition of our assets and income and the value of our tangible and intangible assets from time to time, no assurance can be given that we are not or will not become classified as a PFIC. If we are classified as a PFIC for any year during which a U.S. Holder holds our ADSs or ordinary shares, we generally would continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds our ADSs or ordinary shares.

        The discussion below under "Dividends" and "Sale or Other Disposition of ADSs or ordinary shares" assumes that we will not be classified as a PFIC for United States federal income tax purposes. The U.S. federal income tax rules that apply if we are classified as a PFIC for the current or any subsequent taxable year are generally discussed below under "Passive Foreign Investment Company Rules."

  Dividends

        Any cash distributions (including the amount of any PRC tax withheld) paid on our ADSs or ordinary shares out of our current or accumulated earnings and profits, as determined under United States federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder, in the case of ordinary shares, or by the depositary bank, in the case of ADSs. Because we do not intend to determine our earnings and profits on the basis of United States federal income tax principles, any distribution paid will generally be treated as a "dividend" for United States federal income tax purposes. Subject to the discussion above regarding concerns expressed by the U.S. Treasury, for taxable years beginning before January 1, 2013, a non-corporate recipient of dividend income generally will be subject to tax on dividend income from a "qualified foreign corporation" at a maximum United States federal tax rate of 15% rather than the marginal tax rates generally applicable to ordinary income provided that certain holding period and other requirements are met. U.S. Holders should consult their tax advisors regarding the availability of the reduced tax rate on dividends in their particular circumstances. Dividends received on our ADSs or ordinary shares will not be eligible for the dividends received deduction allowed to corporations.

        Dividends generally will be treated as income from foreign sources for United States foreign tax credit purposes and generally will constitute passive category income. In the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law, a U.S. Holder may be subject to PRC withholding taxes on dividends paid, if any, on our ADSs or ordinary shares. A U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on our ADSs or ordinary shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld, may instead claim a deduction, for United States federal income tax purposes, in respect of such withholdings, but only for a year in which such holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex. U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

  Sale or Other Disposition of ADSs or Ordinary Shares

        A U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of ADSs or ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the holder's adjusted tax basis in such ADSs or ordinary shares. Any capital gain or loss will be long-term if the ADSs or ordinary shares have been held for more than one year and will generally be United States source gain or loss for United States foreign tax credit purposes. Long-term capital gain recognized by non-corporate U.S. Holders is generally subject to U.S. federal income tax at favorable rates. In the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law and gain from the disposition of the ADSs or ordinary shares is subject to tax in the PRC, such gain may be treated as PRC source gain for foreign tax credit purposes under the United States-PRC income tax treaty. The deductibility of a capital loss may be subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our ADSs or ordinary shares, including the availability of the foreign tax credit under their particular circumstances.

  Passive Foreign Investment Company Rules

        If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our ADSs or ordinary shares, unless the U.S. Holder makes a mark-to-market election (as described below), the

U.S. Holder will generally be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125% of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder's holding period for the ADSs or ordinary shares), and (ii) any gain realized on the sale or other disposition, including, under certain circumstances, a pledge, of ADSs or ordinary shares. Under the PFIC rules the:

  •
  excess distribution and/or gain will be allocated ratably over the U.S. Holder's holding period for the ADSs or ordinary shares;

  •
  amount allocated to the current taxable year and any taxable years in the U.S. Holder's holding period prior to the first taxable year in which we are classified as a PFIC, or a pre-PFIC year, will be taxable as ordinary income;

  •
  amount allocated to each prior taxable year, other than the current taxable year or a pre-PFIC year, will be subject to tax at the highest tax rate in effect applicable to you for that year; and

  •
  interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than the current taxable year or a pre-PFIC year.

        If we are a PFIC for any taxable year during which a U.S. Holder holds our ADSs or ordinary shares and any of our non-United States subsidiaries is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC and would be subject to the rules described above on certain distributions by a lower-tier PFIC and a disposition of shares of a lower-tier PFIC even though such U.S. holder would not receive the proceeds of those distributions or dispositions. U.S. Holders should consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

        As an alternative to the foregoing rules, a U.S. Holder of "marketable stock" in a PFIC may make a mark-to-market election with respect to our ADSs, but not our ordinary shares, provided that the ADSs continue to be listed on the Nasdaq Global Market and that the ADSs are regularly traded. We believe that our ADSs should qualify as being regularly traded, but no assurances may be given in this regard. If a U.S. Holder makes this election, the holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ADSs held at the end of the taxable year over the adjusted tax basis of such ADSs and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the ADSs over the fair market value of such ADSs held at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. Holder's adjusted tax basis in the ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the holder will not be required to take into account the mark-to-market gain or loss described above during any period that such corporation is not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our ADSs in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election.

        Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder's indirect interest in any investments held by us that are treated as an equity interest in a PFIC for United States federal income tax purposes.

        We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections, which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

        If a U.S. Holder owns our ADSs or ordinary shares during any taxable year that we are a PFIC, the holder must file an annual report with the U.S. Internal Revenue Service. In the case of a U.S. Holder who has held ADSs or ordinary shares during any taxable year in respect of which we were classified as a PFIC and continues to hold such ADSs or ordinary shares (or any portion thereof) and has not previously determined to make a mark-to-market election, and who is now considering making a mark-to-market election, special tax rules may apply relating to purging the PFIC taint of such ADSs or ordinary shares. Each U.S. Holder is urged to consult its tax advisor concerning the United States federal income tax consequences of purchasing, holding, and disposing ADSs or ordinary shares if we are or become classified as a PFIC, including the possibility of making a mark-to-market election.

  Information Reporting and Backup Withholding

        Pursuant to the Hiring Incentives to Restore Employment Act enacted on March 18, 2010, in tax years beginning after the date of enactment, an individual U.S. Holder and certain entities may be required to submit to the Internal Revenue Service certain information with respect to his or her beneficial ownership of the ADSs or ordinary shares, if such ADSs or ordinary shares are not held on his or her behalf by a U.S. financial institution. This new law also imposes penalties if an individual U.S. Holder is required to submit such information to the Internal Revenue Service and fails to do so.

        In addition, dividend payments with respect to the ADSs or ordinary shares and proceeds from the sale, exchange or redemption of the ADSs or ordinary shares may be subject to information reporting to the Internal Revenue Service and United States backup withholding at a rate of 28%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification, or who is otherwise exempt from backup withholding. U.S. Holders should consult their tax advisors regarding the application of the United States information reporting and backup withholding rules. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder's United States federal income tax liability, and a U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the Internal Revenue Service and furnishing any required information.

UNDERWRITING

        Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, the selling shareholders and the underwriters, we and the selling shareholders have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us and the selling shareholders, the number of ADSs set forth opposite its name below. The address of Merrill Lynch, Pierce, Fenner & Smith Incorporated is One Bryant Park, New York, NY 10036. The address of Deutsche Bank Securities Inc. is 60 Wall Street, New York, NY 10005.

Underwriter	Number of ADSs
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Deutsche Bank Securities Inc.

Total

        Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the ADSs sold under the underwriting agreement if any of these ADSs are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

        We and the selling shareholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

        The underwriters are offering the ADSs, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the underlying ordinary shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

        Some of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC.

Commissions and Discounts

        The representatives have advised us and the selling shareholders that the underwriters propose initially to offer the ADSs to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of US$            per ADS. The underwriters may allow, and the dealers may reallow, a discount not in excess of US$            per ADS to other dealers. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

        The following table shows the public offering price, underwriting discount and proceeds before expenses to us and the selling shareholders. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per ADS	Without option	With option
Public offering price
Underwriting discount
Proceeds, before expenses, to us
Proceeds, before expenses, to the selling shareholders

Over-allotment Option

        We have granted an option to the underwriters to purchase up to 684,795 additional ADSs at the public offering price, less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any over-allotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional ADSs proportionate to that underwriter's initial amount reflected in the above table.

No Sales of Similar Securities

        In connection with this offering, we and certain of our executive officers, directors and principal shareholders have agreed not to sell or transfer any ordinary shares, ADSs or securities convertible into, exchangeable for, exercisable for, or repayable with our ordinary shares or ADSs, for 90 days after the date of this prospectus without first obtaining the written consent of the representatives on behalf of the underwriters. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

  •
  offer, pledge, sell or contract to sell any ordinary shares or ADSs;

  •
  sell any option or contract to purchase any ordinary shares or ADSs;

  •
  purchase any option or contract to sell any ordinary shares or ADSs;

  •
  grant any option, right or warrant for the sale of any ordinary shares or ADSs;

  •
  lend or otherwise dispose of or transfer any ordinary shares or ADSs;

  •
  request or demand that we file a registration statement related to our ordinary shares or ADSs; or

  •
  enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any ordinary shares or ADSs whether any such swap or transaction is to be settled by delivery of ordinary shares or ADSs or other securities, in cash or otherwise.

        This lock-up provision applies to our ordinary shares and ADSs and to securities convertible into or exchangeable or exercisable for or repayable with our ordinary shares and ADSs. It also applies to our ordinary shares and ADSs owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Price Stabilization, Short Positions and Penalty Bids

        Until the distribution of the ADSs is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our ADSs. However, the representatives may engage in transactions that stabilize the price of the ADSs, such as bids or purchases to peg, fix or maintain that price.

        In connection with the offering, the underwriters may purchase and sell our ADSs in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of ADSs than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' over-allotment option described above. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing ADSs in the open market. In determining the source of ADSs to close out the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through the over-allotment option. "Naked" short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of ADSs made by the underwriters in the open market prior to the completion of the offering.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased ADSs sold by or for the account of such underwriter in stabilizing or short covering transactions.

        Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our ADSs or preventing or retarding a decline in the market price of our ADSs. As a result, the price of our ADSs may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the Nasdaq Global Market, in the over-the-counter market or otherwise.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our ADSs. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of ADSs

        In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. may facilitate Internet distribution for this offering to certain of their Internet subscription customers. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. may allocate a limited number of ADSs for sale to their online brokerage customers. An electronic prospectus is available on the Internet websites maintained by Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. Other than the prospectus in electronic format, the information on the websites of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. is not part of this prospectus.

Other Relationships

        Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

Selling Restrictions

        No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the ADSs, or the possession, circulation or distribution of this prospectus or any other material relating to us or the ADSs in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material relating to the ADSs may be distributed or published, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof.

  European Economic Area

        In relation to each Member State of the European Economic Area (EEA) which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of any ADSs which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any ADSs may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  (a)
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  (c)
  by the underwriters to fewer than 100 natural or legal persons (other than "qualified investors" as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

  (d)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of ADSs shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive.

        Any person making or intending to make any offer of ADSs within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of ADSs through any financial intermediary, other than offers made by the underwriters which constitute the final offering of ADSs contemplated in this prospectus.

        For the purposes of this provision, and your representation below, the expression an "offer to the public" in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase any ADSs, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        Each person in a Relevant Member State who receives any communication in respect of, or who acquires any ADSs under, the offer of ADSs contemplated by this prospectus will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

  (A)
  it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

  (B)
  in the case of any ADSs acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the ADSs acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than "qualified investors" (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where ADSs have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those ADSs to it is not treated under the Prospectus Directive as having been made to such persons.

  Switzerland

        This document, as well as any other material relating to the ADSs which are the subject of the offering contemplated by this prospectus, do not constitute an issue prospectus pursuant to Article 652a and/or 1156 of the Swiss Code of Obligations. The ADSs will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the ADSs, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange. The ADSs are being offered in Switzerland by way of a private placement, i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the ADSs with the intention to distribute them to the public. The investors will be individually approached by the issuer from time to time. This document, as well as any other material relating to the ADSs, is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the issuer. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

  United Kingdom

        No offer of ADSs has been made or will be made to the public in the United Kingdom within the meaning of Section 102B of the Financial Services and Markets Act 2000, as amended, or FSMA, except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority, or FSA. The underwriters: (i) have only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which Section 21 of FSMA does not apply to us; and (ii) have complied with, and will comply with all applicable provisions of FSMA with respect to anything done by them in relation to the ADSs in, from or otherwise involving the United Kingdom.

  Hong Kong

        The ADSs may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

  Japan

        The ADSs have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, and ADSs will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to any exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

  Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our ADSs may not be circulated or distributed, nor may our ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or SFA, (ii) to a relevant person or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

        Where our ADSs are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor; shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs under Section 275 of the SFA, except: (1) to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

  Korea

        The ADSs may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The ADSs have not been registered with the Financial Supervisory Commission of Korea for public offering in Korea. Furthermore, our ADSs may not be resold to Korean residents unless the purchaser of our ADSs complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of our ADSs.

  Dubai International Financial Centre

        This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The ADSs which are the subject of the offering contemplated by this prospectus may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ADSs offered should conduct their own due diligence on the ADSs. If you do not understand the contents of this document you should consult an authorized financial adviser.

 EXPENSES RELATING TO THIS OFFERING

        Set forth below is an itemization of the total expenses, excluding underwriting discount, which are expected to be incurred in connection with the offer and sale of the ADSs by us and the selling shareholders. With the exception of the Securities and Exchange Commission registration fee, NASDAQ listing fee and the Financial Industry Regulatory Authority, Inc. filing fee, all amounts are estimates.

Securities and Exchange Commission Registration Fee
NASDAQ Listing Fee
Financial Industry Regulatory Authority, Inc. Filing Fee
Printing Expenses
Legal Fees and Expenses
Accounting Fees and Expenses
Miscellaneous

Total

LEGAL MATTERS

        We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities and New York State law. The underwriters are being represented by Davis Polk & Wardwell LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the ordinary shares represented by the ADSs offered in this offering will be passed upon for us by Conyers Dill & Pearman. Certain legal matters as to PRC law will be passed upon for us by Han Kun Law Offices and for the underwriters by Commerce & Finance Law Offices. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Conyers Dill & Pearman with respect to matters governed by Cayman Islands law and Han Kun Law Offices with respect to matters governed by PRC law. Davis Polk & Wardwell LLP may rely upon Commerce & Finance Law Offices with respect to matters governed by PRC law.

 EXPERTS

        The consolidated financial statements of ChinaCache International Holdings Ltd. at December 31, 2008 and 2009, and for each of the three years in the period ended December 31, 2009, appearing in this prospectus and registration statement have been audited by Ernst & Young Hua Ming, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The offices of Ernst & Young Hua Ming are located at 50/F, Shanghai World Financial Center, 100 Century Avenue, Shanghai, China, 200120.

 ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and securities under the Securities Act with respect to underlying ordinary shares represented by the ADSs, to be sold in this offering. We have also filed with the SEC a related registration statement on F-6 to register the ADSs. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement on Form F-1 and its exhibits and schedules for further information with respect to us and our ADSs.

        We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. For the fiscal year ending December 31, 2010, our annual report on Form 20-F will be due within six months following the end of that year. For the fiscal years ending on or after December 15, 2011, we will be required to file our annual report on Form 20-F within 120 days after the end of each fiscal year. All information filed with the SEC can be obtained over the Internet at the SEC's website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 or visit the SEC website for further information on the operation of the public reference rooms.

        As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders' meeting and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and, upon our written request, will mail to all record holders of ADSs the information contained in any notice of a shareholders' meeting received by the depositary from us.

CHINACACHE INTERNATIONAL HOLDINGS LTD.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2008 and 2009	F-3 – F-4
Consolidated Statements of Operations for the Years Ended December 31, 2007, 2008 and 2009	F-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 2007, 2008 and 2009	F-6 – F-7
Consolidated Statements of Shareholders' Deficit for the Years Ended December 31, 2007, 2008 and 2009	F-8
Notes to the Consolidated Financial Statements	F-9 – F-64
Unaudited Interim Condensed Consolidated Financial Statements
Unaudited Interim Condensed Consolidated Balance Sheet as of December 31, 2009 and September 30, 2010	F-66 – F-67
Unaudited Interim Condensed Consolidated Statements of Operations for the Nine Months Ended September 30, 2009 and 2010	F-68
Unaudited Interim Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2009 and 2010	F-69 – F-70
Unaudited Interim Condensed Consolidated Statements of Changes in Shareholders' Deficit for the year ended December 31, 2009 and the Nine Months Ended September 30, 2009 and 2010	F-71
Notes to the Unaudited Interim Condensed Consolidated Financial Statements	F-72 – F-89

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
    ChinaCache International Holdings Ltd.

        We have audited the accompanying consolidated balance sheets of ChinaCache International Holdings Ltd. (the "Company") as of December 31, 2008 and 2009, and the related consolidated statements of operations, shareholders' deficit and cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2008 and 2009 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young Hua Ming
Shanghai, the People's Republic of China

May 19, 2010

CHINACACHE INTERNATIONAL HOLDINGS LTD.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$"))

		As of December 31,			Pro Forma as of December 31,
	Note	2008	2009		2009
		RMB	RMB	US$	RMB	US$
					(unaudited) (Note 2(y))
ASSETS:
Current assets:
Cash and cash equivalents		12,883	64,702	9,479	—	—
Accounts receivable (net of allowance for doubtful accounts of RMB3,920 and RMB3,905 as of December 31, 2008 and 2009, respectively)	5	48,327	54,520	7,987	—	—
Prepaid expenses and other current assets	6	3,282	5,368	786	—	—
Amounts due from related parties	22	52,147	100,530	14,728	—	—

Total current assets		116,639	225,120	32,980	—	—

Non-current assets:
Property and equipment, net	7	210,531	151,009	22,123	—	—
Acquired intangible assets, net	8	18,883	3,330	488	—	—
Goodwill	9	20,035	16,989	2,489	—	—
Long-term deposits		3,405	1,179	173	—	—

Total non-current assets		252,854	172,507	25,273	—	—

TOTAL ASSETS		369,493	397,627	58,253	—	—

LIABILITIES AND SHAREHOLDERS' DEFICIT (EQUITY):
Current liabilities:
Short-term bank borrowings	10	—	10,000	1,465	—	—
Accounts payable		29,198	16,936	2,481	—	—
Accrued employee benefits		22,778	23,675	3,468	—	—
Accrued expenses and other payables	11	50,460	36,102	5,291	—	—
Income tax payable	21	11,977	16,048	2,351	—	—
Liabilities for uncertain tax positions	21	19,773	22,587	3,309	—	—
Deferred tax liabilities	21	1,458	694	102	—	—
Dividend payable	12	2,200	130	19	—	—
Amounts due to related parties	22	57,486	79,690	11,673	—	—
Share-based compensation liability	18	5,082	17,515	2,566	—	—
Current portion of capital lease obligations	13	19,032	6,700	982	—	—
Current portion of long-term bank borrowings	14	3,062	1,276	187	—	—
Convertible promissory notes	15	24,639	—	—	—	—

Total current liabilities		247,145	231,353	33,894	—	—
Non-current liabilities:
Long-term bank borrowings	14	1,276	—	—	—	—
Deferred tax liabilities	21	17,081	16,822	2,464	—	—
Non-current portion of capital lease obligations	13	6,805	576	84	—	—

Total non-current liabilities		25,162	17,398	2,548	—	—

Total liabilities		272,307	248,751	36,442	—	—

Commitments and contingencies	27

The accompanying notes are an integral part of the consolidated financial statements

CHINACACHE INTERNATIONAL HOLDINGS LTD.

CONSOLIDATED BALANCE SHEETS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$"), except for number of shares and per share data)

		As of December 31,			Pro Forma as of December 31,
	Note	2008	2009		2009
		RMB	RMB	US$	RMB	US$
					(unaudited) (Note 2(y))
Mezzanine equity:
Series A redeemable convertible preferred shares (US$0.0001 par value; 73,100,000 shares authorized; 73,076,921 shares issued and outstanding with aggregate liquidation preference of US$9,575 as of December 31, 2008 and 2009, respectively)	17	102,732	110,678	16,214	—	—
Series B redeemable convertible preferred shares (US$0.0001 par value; 80,800,000 and 79,800,000 shares authorized; 80,765,142 and 79,765,142 shares issued and outstanding with aggregate liquidation preference of US$31,529 and US$31,139 as of December 31, 2008 and 2009, respectively)	17	258,605	277,722	40,687	—	—
Series C redeemable convertible preferred shares (US$0.0001 par value; nil and 45,000,000 shares authorized; nil and 44,780,836 shares issued and outstanding with aggregate liquidation preference of nil and US$14,605 as of December 31, 2008 and 2009, respectively)	17	—	99,726	14,610	—	—

Total mezzanine equity		361,337	488,126	71,511	—	—

Shareholders' (deficit) equity:
Ordinary shares (US$0.0001 par value; 260,200,000 and 310,000,000 shares authorized; 96,912,599 and 84,475,892 shares issued and outstanding as of December 31, 2008 and 2009; 290,041,317 shares for pro forma (unaudited))		78	69	10	209	31
Additional paid-in capital		39,536	60,154	8,813	548,140	80,303
Statutory reserves	19	1,326	1,326	194	1,326	194
Accumulated deficit		(305,563)	(401,284)	(58,788)	(401,284)	(58,788)
Accumulated other comprehensive income		472	485	71	485	71

Total shareholders' (deficit) equity		(264,151)	(339,250)	(49,700)	148,876	21,811

TOTAL LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS' DEFICIT		369,493	397,627	58,253

The accompanying notes are an integral part of the consolidated financial statements

CHINACACHE INTERNATIONAL HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

	Note	2007	2008	2009
		RMB	RMB	RMB	US$
Net revenues		160,973	291,404	272,370	39,902
Cost of revenues		(170,902)	(273,262)	(206,181)	(30,206)

Gross (loss) profit		(9,929)	18,142	66,189	9,696
Sales and marketing expenses		(13,387)	(28,481)	(36,775)	(5,387)
General and administrative expenses		(42,551)	(36,491)	(25,469)	(3,731)
Research and development expenses		(6,827)	(16,807)	(16,639)	(2,438)

Operating loss		(72,694)	(63,637)	(12,694)	(1,860)
Interest income		1,843	261	110	16
Interest expense		(1,139)	(6,562)	(16,187)	(2,371)
Other expenses		(8)	(4,567)	(772)	(113)
Foreign exchange (loss) gain		(1,711)	3,787	(661)	(97)
Changes in fair value of warrants	16	(4,286)	—	—	—
Impairment of acquired intangible assets and goodwill	8,9	—	(75,147)	(6,920)	(1,014)
Impairment of property and equipment	7	(9,912)	(2,872)	—	—

Loss before income taxes		(87,907)	(148,737)	(37,124)	(5,439)
Income tax expense	21	(6)	(3,063)	(2,043)	(299)

Net loss		(87,913)	(151,800)	(39,167)	(5,738)

Accretion of Series A redeemable convertible preferred shares to redemption value	17	(9,587)	(9,998)	(8,046)	(1,179)
Accretion of Series B redeemable convertible preferred shares to redemption value	17	(16,944)	(24,161)	(22,726)	(3,329)
Accretion of Series C redeemable convertible preferred shares to redemption value	17	—	—	(5,655)	(828)
Effect of foreign exchange rate movement on Series A redeemable convertible preferred shares	17	5,519	6,517	100	15
Effect of foreign exchange rate movement on Series B redeemable convertible preferred shares	17	9,710	16,461	250	37

Net loss attributable to ordinary shareholders		(99,215)	(162,981)	(75,244)	(11,022)

Loss per share:
Basic	25	(1.12)	(1.73)	(0.78)	(0.11)
Diluted	25	(1.12)	(1.73)	(0.78)	(0.11)
Shares used in loss per share computation:
Basic	25	88,791,173	94,441,786	96,844,453	96,844,453
Diluted	25	88,791,173	94,441,786	96,844,453	96,844,453
Pro forma earnings per share (unaudited):
Basic	25			(0.13)	(0.02)
Diluted	25			(0.13)	(0.02)
Weighted average number of ordinary shares outstanding used in pro forma earnings per share computation (unaudited) :
Basic	25			302,409,878	302,409,878
Diluted	25			302,409,878	302,409,878

The accompanying notes are an integral part of the consolidated financial statements

CHINACACHE INTERNATIONAL HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$"))

	2007	2008	2009
	RMB	RMB	RMB	US$
Cash flows from operating activities:
Net loss	(87,913)	(151,800)	(39,167)	(5,738)
Adjustments to reconcile net loss to net cash generated from operating activities:
Depreciation of property and equipment	35,761	60,230	56,961	8,345
Amortization of acquired intangible assets	6,036	21,915	11,679	1,711
Provision for (recovery of) doubtful debts	1,740	1,370	(15)	(2)
Impairment of acquired intangible assets and goodwill	—	75,147	6,920	1,014
Impairment of property and equipment	9,912	2,872	—	—
Loss from disposal of property and equipment	21	2,339	67	10
Changes in fair value of warrants	4,286	—		—
Deferred tax expense	—	(3,578)	(1,023)	(150)
Interest expense	1,139	4,959	14,538	2,129
Foreign exchange loss (gain)	1,711	(3,787)	661	97
Share-based compensation	3,379	5,990	14,391	2,108
Changes in operating assets and liabilities excluding the impact arising from acquisition of subsidiaries and interests in variable interest entities:
Accounts receivable	(41,422)	7,281	(6,178)	(905)
Prepaid expense and other current assets	(11,048)	5,566	(2,086)	(306)
Amounts due from related parties	170	(218)	840	124
Accounts payable	2,415	11,747	(12,262)	(1,796)
Accrued employee benefits	13,058	528	897	131
Accrued expenses and other payables	(3,484)	6,988	3,980	583
Amounts due to related parties	(306)	(326)	5	1
Income tax payable	4,985	8,070	4,071	596

Net cash (used in) provided by operating activities	(59,560)	55,293	54,279	7,952

Cash flows from investing activities:
Purchases of property and equipment	(114,770)	(75,015)	(37,542)	(5,500)
Acquisition of subsidiaries, net of cash acquired (Note 4)	—	(34,361)	—	—
Increase in amounts due from related parties (Note 22)	—	(20,274)	(14,681)	(2,151)
Proceeds from disposal of property and equipment	269	469	4,455	653

Net cash used in investing activities	(114,501)	(129,181)	(47,768)	(6,998)

CHINACACHE INTERNATIONAL HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$"))

	2007	2008	2009
	RMB	RMB	RMB	US$
Cash flows from financing activities:
Proceeds from issuance of Series B redeemable convertible preferred shares (net of paid issuance costs of RMB6,501)	201,680	—	—	—
Proceeds from issuance of Series C redeemable convertible preferred shares	—	—	40,427	5,923
Proceeds from issuance of convertible notes	10,957	24,639	—	—
Proceeds from bank borrowings	—	7,794	12,000	1,758
Proceeds from exercise of Series A redeemable convertible preferred shares warrants	8,068	—	—	—
Repayment of bank borrowings	(5,000)	(3,456)	(5,062)	(742)
Payment of dividend	—	(400)	(2,070)	(303)

Net cash provided by financing activities	215,705	28,577	45,295	6,636

Net increase (decrease) in cash and cash equivalents	41,644	(45,311)	51,806	7,590
Cash and cash equivalents at beginning of the year	16,078	57,720	12,883	1,887

Effect of foreign exchange rate changes on cash	(2)	474	13	2

Cash and cash equivalents at end of the year	57,720	12,883	64,702	9,479

Supplemental disclosures of cash flow information:

	2007	2008	2009
	RMB	RMB	RMB	US$
Income taxes paid	158	1,697	390	57
Interest paid	—	1,603	1,649	242
Interest received	1,843	261	110	16
Acquisition of property and equipment through capital leases	9,281	17,442	1,498	219
Issuance of ordinary shares for the acquisition of software	6,318	—	—	—
Issuance of Series A redeemable convertible preferred share warrant for services	834	—	—	—
Conversion of 2006 and 2007 convertible notes into Series B redeemable convertible preferred shares	22,126	—	—	—
Conversion of 2008 convertible notes into Series C redeemable convertible preferred shares	—	—	24,639	3,610
Acquisition of subsidiaries (Note 4)	—	77,004	—	—
Imputed interest for amount due to related party	—	3,051	1,769	259
Acquisition of property and equipment included in accrued expenses and other payables	33,233	(16,286)	(19,247)	(2,820)

The accompanying notes are an integral part of the consolidated financial statements

CHINACACHE INTERNATIONAL HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$") except for number of shares)

	Number of ordinary shares	Ordinary shares	Additional paid-in capital	Statutory reserves	Accumulated deficit	Accumulated other comprehensive (losses) income	Total shareholders' deficit
		RMB	RMB	RMB	RMB	RMB	RMB
Balance as of January 1, 2007	88,203,667	72	15,430	1,686	(43,727)	—	(26,539)
Net loss	—	—	—	—	(87,913)	—	(87,913)
Foreign currency translation adjustment	—	—	—	—	—	(2)	(2)

Comprehensive loss	—	—	—	—	—	—	(87,915)
Issuance of ordinary shares for the acquisition of software (Note 23 (a))	3,141,977	2	6,316	—	—	—	6,318
Issuance of warrants (Note 16)	—	—	834	—	—	—	834
Accretion of Series A redeemable convertible preferred shares to redemption value	—	—	—	—	(9,587)	—	(9,587)
Effect of foreign exchange rate movement on Series A redeemable convertible preferred shares	—	—	—	—	5,519	—	5,519
Issuance of Series B redeemable convertible preferred shares	—	—	(12,023)	—	—	—	(12,023)
Accretion of Series B redeemable convertible preferred shares to redemption value	—	—	—	—	(16,944)	—	(16,944)
Effect of foreign exchange rate movement on Series B redeemable convertible preferred shares	—	—	—	—	9,710	—	9,710
Founder's option (Note 18 (c))	—	—	3,379	—	—	—	3,379
Movement of reserves	—	—	—	(360)	360	—	—

Balance as of December 31, 2007	91,345,644	74	13,936	1,326	(142,582)	(2)	(127,248)
Net loss	—	—	—	—	(151,800)	—	(151,800)
Foreign currency translation adjustment	—	—	—	—	—	474	474

Comprehensive loss	—	—	—	—	—	—	(151,326)
Issuance of ordinary shares for the acquisition of a subsidiary	5,566,955	4	24,692	—	—	—	24,696
Accretion of Series A redeemable convertible preferred shares to redemption value	—	—	—	—	(9,998)	—	(9,998)
Effect of foreign exchange rate movement on Series A redeemable convertible preferred shares	—	—	—	—	6,517	—	6,517
Accretion of Series B redeemable convertible preferred shares to redemption value	—	—	—	—	(24,161)	—	(24,161)
Effect of foreign exchange rate movement on Series B redeemable convertible preferred shares	—	—	—	—	16,461	—	16,461
Share options granted to non-employees (Note 18 (b))	—	—	2,099	—	—	—	2,099
Founder's option (Note 18 (c))	—	—	(1,191)	—	—	—	(1,191)

Balance at December 31, 2008	96,912,599	78	39,536	1,326	(305,563)	472	(264,151)
Net loss	—	—	—	—	(39,167)	—	(39,167)
Foreign currency translation adjustment	—	—	—	—	—	13	13

Comprehensive loss	—	—	—	—	—	—	(39,154)
Repurchase of ordinary shares (Note 23 (b))	(12,436,707)	(9)	—	—	(20,477)	—	(20,486)
Beneficial conversion feature of 2008 convertible promissory notes (Note 15 (c))	—	—	9,646	—	—	—	9,646
Beneficial conversion feature of Series C redeemable convertible preferred shares	—	—	5,655	—	—	—	5,655
Accretion of Series A redeemable convertible redeemable preferred shares to redemption value	—	—	—	—	(8,046)	—	(8,046)
Effect of foreign exchange rate movement on Series A redeemable convertible preferred shares	—	—	—	—	100	—	100
Accretion of Series B redeemable convertible preferred shares to redemption value	—	—	—	—	(22,726)	—	(22,726)
Effect of foreign exchange rate movement on Series B redeemable convertible preferred shares	—	—	—	—	250	—	250
Accretion of Series C redeemable convertible preferred shares to redemption value	—	—	—	—	(5,655)	—	(5,655)
Repurchase of Series B redeemable convertible preferred shares	—	—	3,359	—	—	—	3,359
Founder's option (Note 18 (c))	—	—	1,958	—	—	—	1,958

Balance at December 31, 2009	84,475,892	69	60,154	1,326	(401,284)	485	(339,250)

Balance at December 31, 2009 (US$)	84,475,892	10	8,813	194	(58,788)	71	(49,700)

The accompanying notes are an integral part of the consolidated financial statements

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION

        ChinaCache International Holdings Ltd. (the "Company") was incorporated under the laws of the Cayman Islands on June 29, 2005. Upon incorporation, the Company was 99% owned by Consolidated Capital Holdings Ltd ("CCH") which was under the control of Mr. Wang Song and his spouse Kou Xiaohong, (collectively known as the "Founders"). Subsequently on April 12, 2007, CCH transferred 15% of its interest in the Company to Harvest Century International Limited ("HCI"), a company which is 100% owned by Ms. Kou Xiaohong. On September 23, 2005, April 20, 2007 and December 29, 2009, the Company issued redeemable convertible preferred shares to third party investors (Note 17).

        The Company through its subsidiaries and variable interest entities noted below is principally engaged in the provision of Content and Application Delivery services in the People's Republic of China (the "PRC").

        As of December 31, 2009, subsidiaries of the Company and variable interest entities where the Company is the primary beneficiary include the following:

	Date of incorporation	Place of incorporation	Percentage of ownership	Principal activities
Subsidiaries
ChinaCache Network Technology (Beijing) Ltd. ("ChinaCache Beijing")	August 25, 2005	The PRC	100%	Provision of Technical Consultation services
ChinaCache North America Inc. ("ChinaCache US")	August 16, 2007	United States of America	100%	Provision of Content and Application Delivery services
ChinaCache Networks Hong Kong Ltd. ("ChinaCache HK")	April 7, 2008	Hong Kong	100%	Provision of Content and Application Delivery services
JNET Holdings Limited ("JNet Holdings")*	September 27, 2007	British Virgin Islands	100%	Investment holding
Variable Interest Entities (the "VIEs")
Beijing Blue I.T. Technologies Co., Ltd. ("Beijing Blue IT")	June 7, 1998	The PRC	—	Provision of Content and Application Delivery services
Shanghai JNet Telecom Co., Ltd. ("Shanghai JNet")*	January 22, 2007	The PRC	—	Provision of Content and Application Delivery services
Beijing Jingtian Technology Limited ("Beijing Jingtian")**	September 1, 2005	The PRC	—	Provision of Content and Application Delivery services

*
Acquired on January 11, 2008

**
Acquired on July 31, 2008

        The above organization structure reflects the following transactions which were undertaken by the Company to restructure the Company in contemplation of its initial public offering ("IPO"):

  (a)
  ChinaCache Beijing was established by the Company on August 25, 2005, as a wholly-owned foreign enterprise.

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. ORGANIZATION (Continued)

  (b)
  Beijing Blue IT was under the control of the Founders since its establishment on June 7, 1998. On September 23, 2005, the Company, ChinaCache Beijing and the Founders ("Nominee Shareholders") entered into a series of contractual arrangements with Beijing Blue IT (the "Reorganization"), including the Exclusive Option Agreement, the Exclusive Business Cooperative Agreement, Technology Support and Services Agreement, Exclusive Technical Consultation and Training Agreement, Equipment Leasing Agreement, the Loan Agreement, the Power of Attorney Agreement and the Share Pledge Agreement (collectively, the "VIE Agreements"), which collectively obligated the Company as the primary beneficiary of Beijing Blue IT, a variable interest entity to the Company. Since the Company, ChinaCache Beijing and Beijing Blue IT were under common control by the Founders immediately before and after the Reorganization, the transaction was accounted for as a legal reorganization of entities under common control, using historical cost. Accordingly, the accompanying consolidated financial statements have been prepared as if the current corporate structure had been in existence throughout the periods presented.

  (c)
  ChinaCache US was established by the Company in the United States as a 100% owned subsidiary of the Company on August 16, 2007.

  (d)
  JNet Holdings was incorporated under the laws of the British Virgin Islands as a limited liability company on September 27, 2007. JNet Holdings Ltd. operates through Shanghai JNet, its consolidated variable interest entity which is principally engaged in the provision of telecom value added services in the PRC. JNet Holdings and Shanghai JNet are collectively referred as JNet Group.

    On January 11, 2008, the Company completed its share purchase and sale agreement (Note 4) with Sundream Holdings Ltd. and Smart Asia Holdings Ltd. (collectively referred as "JNet Group Shareholders") to acquire 100% equity interest of JNet Holdings. As an integral part of this transaction, ChinaCache Beijing and two of its employees ("Nominee Shareholders") entered into a series of contractual arrangements with Shanghai JNet, including the Exclusive Option Agreement, the Exclusive Business Cooperative Agreement, the Loan Agreement, the Power of Attorney Agreement and the Share Pledge Agreement (collectively, the "VIE Agreements"), which collectively obligated ChinaCache Beijing as the primary beneficiary of Shanghai JNet, a variable interest entity to the Company.

  (e)
  ChinaCache HK was established by the Company in Hong Kong as a fully owned subsidiary on April 7, 2008.

  (f)
  Beijing Jingtian was established by a third party on September 1, 2005. On July 31, 2008, ChinaCache Beijing through two of its employees completed the acquisition (Note 4) of a 100% interest in Beijing Jingtian, and entered into a series of contractual arrangements with the nominee employees ("Nominee Shareholders") and Beijing Jingtian, including the Exclusive Option Agreement, the Exclusive Business Cooperative Agreement, the Loan Agreement, the Power of Attorney Agreement and the Share Pledge Agreement (collectively, the "VIE Agreements"), which collectively obligated ChinaCache Beijing as the primary beneficiary of Beijing Jingtian, a variable interest entity to the Company.

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. ORGANIZATION (Continued)

        The following is a summary of the various VIE agreements:

Exclusive option agreement

        Pursuant to the exclusive option agreement amongst the Company and the Nominee Shareholders of Beijing Blue IT, the Nominee Shareholders irrevocably granted the Company or its designated party, an exclusive option to purchase all or part of the equity interests held by the Nominee Shareholders in Beijing Blue IT, when and to the extent permitted under PRC law, at an amount equal to either a) the outstanding loan amount pursuant to the loan agreement owed by the Nominee Shareholders or b) the lowest permissible purchase price as set by PRC law. Such consideration, if in excess of the outstanding loan amount, when received by the Nominee Shareholders upon the exercise of the exclusive option is required to be remitted in full to ChinaCache Beijing. Beijing Blue IT cannot declare any profit distributions or grant loans in any form without the prior written consent of the Company. The Nominee Shareholders must remit in full any funds received from Beijing Blue IT to ChinaCache Beijing, in the event any distributions are made by the VIEs pursuant to any written consents of the Company.

        Similar exclusive option agreements were signed by ChinaCache Beijing with the VIEs, Shanghai JNet and Beijing Jingtian, respectively.

Exclusive business cooperation agreement

        Pursuant to the exclusive business cooperation agreement between ChinaCache Beijing and the VIEs, ChinaCache Beijing is to provide exclusive business support, technical and consulting services including technical services, business consultations, intellectual property licenses, equipment or property leasing, marketing consultancy, system integration, product research and development and system maintenance in return for fees based on of a percentage of the VIEs' profit before tax, which is adjustable at the sole discretion of ChinaCache Beijing.

        ChinaCache Beijing also agreed to provide unlimited financial support to Shanghai JNET and Beijing Jingtian for their operations and agree to forego the right to seek repayment in the event Shanghai JNet and Beijing Jingtian are unable to repay such funding.

Exclusive technology support and services agreement/Exclusive technical consultation and training agreement/Equipment Leasing agreement

        Pursuant to the technology support and services agreement between ChinaCache Beijing and Beijing Blue IT, ChinaCache Beijing is to provide research and development, technical support, consulting and training services in return for fees, which is adjustable at the sole discretion of ChinaCache Beijing.

Loan agreement

        The Company provided a loan facility of RMB10,000,000 to the Nominee Shareholders of Beijing Blue IT for the purpose of providing capital to Beijing Blue IT to develop its business. In addition, the Company also agreed to provide unlimited financial support to Beijing Blue IT for its operations and agree to forego the right to seek repayment in the event Beijing Blue IT is unable to repay such funding

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. ORGANIZATION (Continued)

        ChinaCache Beijing provided a loan facility of RMB1,000,000 to the Nominee Shareholders of Shanghai JNet for the purpose of providing capital to Shanghai JNET to develop its business. In addition, ChinaCache Beijing also provided a loan of RMB100,000 to the Nominee Shareholders of Beijing Jingtian for their investment in the registered share capital.

Power of attorney agreement

        The Nominee Shareholders entered into the power of attorney agreement whereby they granted an irrevocable proxy of the voting rights underlying their respective equity interests in the VIEs to ChinaCache Beijing, which includes, but are not limited to, all the shareholders' rights and voting rights empowered to the Nominee Shareholders by the company law and the Company's Article of Association.

Share pledge agreement

        Pursuant to the share pledge agreement between ChinaCache Beijing and the Nominee Shareholders, the Nominee Shareholders have pledged all their equity interests in the VIEs to guarantee the performance of the VIEs' obligations under the exclusive business cooperation agreements.

        If the VIEs breach their respective contractual obligations under the business cooperation agreements, ChinaCache Beijing, as pledgee, will be entitled to certain rights, including the right to sell the pledged equity interests. The Nominee Shareholders agreed not to transfer, sell, pledge, dispose of or otherwise create any new encumbrance on their equity interests in the VIEs without the prior written consent of ChinaCache Beijing.

        Despite the lack of technical majority ownership, there exists a parent-subsidiary relationship between the Company and the VIEs through the irrevocable power of attorney agreement, whereby the Nominee Shareholders effectively assigned all of their voting rights underlying their equity interest in the VIEs to ChinaCache Beijing. In addition, through the other aforementioned VIE agreements, the Company demonstrates its ability and intention to continue to exercise the ability to absorb substantially all of the expected losses and majority of the profits of the VIEs either directly or through ChinaCache Beijing. Thus, the Company is also considered the primary beneficiary of the VIEs either directly or through ChinaCache Beijing. As a result of the above, the Company consolidates the VIEs under by Accounting Standards Codification ("ASC") Subtopic 810-10 ("ASC 810-10") "Consolidation: Overall".

        Subsequently, in May 2010, the following supplementary agreements were entered into:

        The Company, through ChinaCache Beijing, agreed to provide unlimited financial support to Shanghai JNet and Beijing Jingtian for their operations and agree to forego the right to seek repayment in the event these two VIEs are unable to repay such funding. Concurrently, the agreement by ChinaCache Beijing through the exclusive business cooperation agreements to provide unlimited financial support to these two VIEs were cancelled.

        ChinaCache Beijing also assigned the power of attorney agreement to ChinaCache Beijing's shareholders or a party designated by ChinaCache Beijing's shareholders, to whom it granted an irrevocable proxy of the voting rights underlying their respective equity interests in the VIEs, which

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. ORGANIZATION (Continued)

includes, but are not limited to, all the shareholders' rights and voting rights empowered to the Nominee Shareholders by the company law and the Company's Article of Association.

        Accordingly, as a result of the power to direct the activities of Shanghai JNet and Beijing Jingtian pursuant to the power of attorney agreement and the obligation to absorb the expected losses of Shanghai JNet and Beijing Jingtian through the unlimited financial support, ChinaCache Beijing ceased to be the primary beneficiary and the Company became the primary beneficiary of these two VIEs in May, 2010. Similarly, the Company, which now has both the power to direct the activities of Beijing Blue I.T. pursuant to the power of attorney agreement, as well as its continuing obligation to absorb the expected losses of Beijing Blue I.T., the Company continued to be the primary beneficiary of Beijing Blue I.T.

        In April 2010, one of the original Nominee Shareholders of Shanghai JNet transferred 9% of their equity interests in Shanghai JNet to three additional individual persons. Accordingly, these three new Nominee Shareholders also became parties to the above applicable agreements.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of presentation

        The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles ("US GAAP").

(b) Principles of consolidation

        The consolidated financial statements include the financial statements of the Company, its subsidiaries and the VIEs for which the Company or a subsidiary of the Company is the primary beneficiary. All significant inter-company transactions and balances between the Company, its subsidiaries and the VIEs are eliminated upon consolidation. Results of acquired subsidiaries or VIEs are consolidated from the date on which control is transferred to the Company.

(c) Use of estimates

        The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Areas where management uses subjective judgment include, but are not limited to, estimating the useful lives of long-lived assets and acquired intangible assets, assessing the initial valuation of and subsequent impairment of long-lived assets, acquired intangible assets and related goodwill, determining the provision for accounts receivable, accounting for deferred income taxes, and accounting for share-based compensation arrangements. The valuation of and accounting for the Company's financial instruments (Note 15, 16, 17 and 18) also requires significant estimates and judgments provided by management. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the financial statements.

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(d) Foreign currency

        The functional currency of the Company and each of its subsidiaries is the Renminbi ("RMB"), except for ChinaCache US, which is the United States dollar ("US$"), as determined based on the criteria of Accounting Standards Codification ("ASC") 830 ("ASC 830") "Foreign Currency Matters". The reporting currency of the Company is also the RMB. Transactions denominated in foreign currencies are re-measured into the functional currency at the exchange rates prevailing on the transaction dates. Foreign currency denominated financial assets and liabilities are re-measured at the balance sheet date exchange rate. Exchange gains and losses are included in foreign exchange gains and losses in the consolidated statements of operations.

        Assets and liabilities of ChinaCache US are translated into RMB at fiscal year-end exchange rates. Income and expense items are translated at average exchange rates prevailing during the fiscal year. The resulting translation adjustments are recorded in other comprehensive loss as a component of shareholders' deficit.

(e) Convenience translation

        Amounts in United States dollars ("US$") are presented for the convenience of the reader and are translated at the noon buying rate of US$1.00 to RMB6.8259 on December 31, 2009 in the City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York. No representation is made that the RMB amounts could have been, or could be, converted into US$ at such rate.

(f) Cash and cash equivalents

        Cash and cash equivalents consist of cash on hand and demand deposits placed with banks or other financial institutions which are unrestricted as to withdrawal and use and have original maturities less than three months.

(g) Accounts receivable and allowance for doubtful accounts

        Accounts receivable are carried at net realizable value. An allowance for doubtful accounts is recorded in the period when loss is probable based on an assessment of specific evidence indicating troubled collection, historical experience, accounts aging and other factors. An accounts receivable is written off after all collection effort has ceased.

(h) Property and equipment

        Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, as follows:

Optical fibers	20 years
Computer equipment	3 - 5 years
Furniture, fixtures and office equipment	5 years
Motor vehicles	10 years
Leasehold improvements	Over the shorter of lease term or the estimated useful lives of the assets

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Repair and maintenance costs are charged to expense when incurred, whereas the cost of betterments that extend the useful life of property and equipment are capitalized as additions to the related assets. Retirement, sale and disposals of assets are recorded by removing the cost and related accumulated depreciation with any resulting gain or loss reflected in the consolidated statements of operations.

        Property and equipment that are purchased or constructed which require a period of time before the assets are ready for their intended use are accounted for as construction-in-progress. Construction-in-progress is recorded at acquisition cost, including installation costs. Construction-in-progress is transferred to specific property and equipment accounts and commences depreciation when these assets are ready for their intended use. The Company did not recognize any capitalized interest during the years ended December 31, 2007, 2008 and 2009.

(i) Goodwill

        Goodwill represents the excess of the purchase price over the amounts assigned to the fair value of the assets acquired and the liabilities assumed of an acquired business. The Company's goodwill at December 31, 2008 and 2009 were related to its acquisition of JNet Group (Note 4). In accordance with ASC topic 350, "Goodwill and Other Intangible Assets" ("ASC 350"), recorded goodwill amounts are not amortized, but rather are tested for impairment annually or more frequently if there are indicators of impairment present.

        The performance of the impairment test involves a two-step process. The first step of the impairment test involves comparing the fair value of the reporting unit with its carrying amount, including goodwill. Fair value is primarily determined by computing the future discounted cash flows expected to be generated by the reporting unit. If the reporting unit's carrying value exceeds its fair value, goodwill may be impaired. If this occurs, the Company performs the second step of the goodwill impairment test to determine the amount of impairment loss.

        The fair value of the reporting unit is allocated to its assets and liabilities in a manner similar to a purchase price allocation in order to determine the implied fair value of the reporting unit's goodwill. If the implied goodwill fair value is less than its carrying value, the difference is recognized as impairment loss.

        In accordance with ASC 350, the Company assigned and assessed goodwill for impairment at the reporting unit level. A reporting unit is an operating segment or one level below the operating segment. The Company has determined that it has four reporting units, JNet Group, Beijing Blue IT (which includes Beijing Jingtian), ChinaCache Beijing and ChinaCache US. Goodwill resides or is allocable to only one of the Company's reporting units, which is JNet Group. As of December 31, 2008 and 2009, the Company performed impairment tests on goodwill in a two-step process. The Company determined the fair value of the reporting unit using the income approach based on the discounted expected future cash flows associated with the reporting unit. The discounted cash flows for the reporting unit were based on five year projections. Cash flow projections were based on past experience, actual operating results and management best estimates about future developments as well as certain market assumptions. Cash flow after the fifth year were estimated using a terminal value calculation, which considered terminal value growth rate at 3%, considering long term revenue growth rates for entities in the relevant industries in the PRC. The discount rate of approximately 25% was

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

derived and used in the valuations which reflect the market assessment of the risks specific to JNet Group and its industry and is based on the weighted average cost of capital for that particular reporting unit.

        In the years ended December 31, 2008 and 2009, the Company recognized an impairment of goodwill derived from the acquisition JNet Group of approximately RMB53,156,000 and RMB3,046,000 (US$446,000), respectively.

(j) Acquired intangible assets

        Acquired intangible assets are carried at cost less accumulated amortization and any impairment. Intangible assets acquired in a business combination are recognized initially at fair value at the date of acquisition. Intangible assets with a finite useful life are amortized using the straight-line method over the estimated economic life of the acquired intangible assets. The estimated useful life for the acquired intangible assets is as follows:

Purchased software	3 years
Supplier contracts*	3.5 years
VAS license*	4.5 years
Customer relationship*	3 years
Non-compete agreement*	4 years

*
Acquired in the JNet Group acquisition (Note 4)

(k) Impairment of long-lived assets and acquired intangibles

        The Company evaluates its long-lived assets or asset group, including acquired intangible assets with finite lives, for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying amount of an asset or a group of long-lived assets may not be recoverable. When these events occur, the Company evaluates for impairment by comparing the carrying amount of the assets to future undiscounted net cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company would recognize an impairment loss based on the excess of the carrying amount of the asset group over its fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the assets, when the market prices are not readily available for the long-lived assets. The Company recorded impairment charges associated with its long-lived assets and acquired intangibles as follows:

	Years ended December 31,
	2007	2008	2009	2009
	RMB'000	RMB'000	RMB'000	US$'000
Impairment of acquired intangible assets	—	21,991	3,874	568
Impairment of property and equipment	9,912	2,872	—	—

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(l) Fair value of financial instruments

        The carrying amounts of financial assets and liabilities, such as cash and cash equivalents, accounts receivable, other receivables, short-term bank borrowings, accounts payable, balances with related parties and other payables, approximate their fair values because of the short maturity of these instruments. The carrying amount of our long-term bank borrowings approximates its fair value, which was estimated based on quoted market interest rates. The share-based compensation liability is initially recognized at fair value on the date of grant and is subsequently remeasured at the end of each reporting period with an adjustment for fair value recorded to the current period expense in order to properly reflect the cumulative expense based on the current fair value of the vested options over the vesting period. The convertible promissory notes were initially recognized at the face value and subsequently accreted to the redemption value using the effective interest method. The redeemable convertible preferred shares are initially recognized based on residual proceeds after allocation to the detachable redeemable convertible preferred shares warrants (Note 17) at fair value, if applicable. The redeemable convertible preferred shares were then subsequently accreted to their respective redemption values using the effective interest rate method. When a beneficial conversion feature exists as of the commitment date, its intrinsic value is allocated from the carrying value of the convertible promissory notes or redeemable convertible preferred shares as a contribution to additional paid-in capital. The discount resulting from the beneficial conversion feature is amortized from the date of issuance to the stated redemption date (for convertible promissory notes) or earliest conversion date (for redeemable convertible preferred shares). The Company, with the assistance of an independent third party valuation firm, determined the estimated fair value of its convertible promissory notes, redeemable convertible preferred shares, redeemable convertible preferred stock warrants, and share-based compensation awards that are recognized in the consolidated financial statements.

(m) Revenue recognition

        The Company provides a suite of content and application delivery services and solutions within its one class of services such as, web page content services; file transfer services; rich media streaming services; guaranteed application delivery; managed internet data services; and value-added services to its customers that in turn improve the performance, reliability and scalability of their internet services and applications.

        Consistent with the criteria of Staff Accounting Bulletin No. 104, "Revenue Recognition", the Company recognizes revenue from sales of these services when there is a signed sales agreement with fixed or determinable fees, services have been provided to the customer and collection of the resulting customer's receivable is reasonably assured.

        The Company's services are provided under the terms of a one-year master service agreement, which will typically accompany a one-year term renewal option with the same terms and conditions. Customers can choose at the outset of the arrangement to either use the Company's services through a monthly fixed bandwidth or traffic volume usage and fee arrangement or choose a plan based on actual bandwidth or traffic volume used during the month at fixed pre-set rates. The Company recognizes and bills for revenue for excess usage, if any, in the month of its occurrence to the extent a customer's usage of the services exceeds their pre-set monthly fixed bandwidth usage and fee arrangements. The rates as specified in the master service agreements are fixed for the duration of the contract term and are not subject to adjustment.

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The Company may charge its customers an initial set-up fee prior to the commencement of their services. To date these amounts have been insignificant, however, the Company's policy is to record these initial set-up fees as deferred revenue (Note 11) and recognizes them as revenue ratably over the estimated life of the customer arrangement. Generally, all the Company's customers' arrangements will require some amount of initial set-up along with the selected service subscription and very few of the customers' arrangements have contracted to provide more than one type of monthly service.

        The Company's PRC subsidiaries and VIEs are subject to business tax on revenues related to certain types of services at various rate as below:

	Before February 2008 (inclusive) %	After March 2008 (inclusive) %
ChinaCache Beijing	5%	5%
Beijing Blue IT	5.5%	3.3%
Shanghai JNet	3.27%	3.27%
Beijing Jingtian	5.5%	5.5%

        Business tax on revenues earned from provision of services to customers is recorded as a deduction from gross revenue to derive net revenue in the same period in which the related revenue is recognized. The business tax expenses for the years ended December 31, 2007, 2008 and 2009 amounted to approximately RMB11,028,000, RMB14,178,000 and RMB13,756,000 (US$2,015,000), respectively.

(n) Non-monetary transactions

        The Company entered into business cooperation agreements with internet service providers ("ISPs"), in which the Company's services were exchanged for internet data center ("IDC") services from ISPs. ISPs generally provide storage facilities in their IDC engine rooms to the Company and provide IP addresses and independent exchange ports for the Company's nodes and connection with the ISP's network. Revenue from non-monetary transactions was recorded at the fair value of the services received in accordance with ASC 845, "Accounting for Non-monetary Transactions", as the fair value of the services received is more clearly evident than the fair value of the services surrendered. The corresponding cost of providing services to ISPs of the same amount is included in the cost of services. The Company recorded total non-monetary revenue and service transactions for the years ended December 31, 2007, 2008 and 2009 of approximately RMB5,905,000, RMB6,494,000 and RMB1,038,000 (US$152,000), respectively.

(o) Cost of revenues

        Cost of revenue consists primarily of depreciation of the Company's long-lived assets, amortization of acquired intangible assets, maintenance, purchase of bandwidth and other overhead expenses directly attributable to the provision of Content and Application Delivery services.

        ChinaCache BJ is subject to business tax and other surcharges on the revenues earned for exclusive business support, technical and consulting services provided to the Company's VIEs, pursuant to the VIE agreements (Note 1). Such business tax and other surcharges are accrued and charged to cost of revenues as the related exclusive business support, technical and consulting services are rendered.

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(p) Advertising expenditures

        Advertising expenditures are expensed as incurred. Advertising expenditures, included in sales and marketing expenses, amounted to approximately RMB1,041,000, RMB2,177,000 and RMB2,535,000 (US$371,000), for the years ended December 31, 2007, 2008 and 2009, respectively.

(q) Research and development costs

        Research and development costs consist primarily of payroll and related personnel costs for minor routine upgrades and related enhancements of the Company's services and network. Costs incurred in the development of the Company's services are expensed as incurred. The amount of costs qualifying for capitalization has been insignificant.

(r) Leases

        Leases are classified at the inception date as either a capital lease or an operating lease. The Company did not enter into any leases whereby it is the lessor for any of the periods presented. As the lessee, a lease is a capital lease if any of the following conditions exists: a) ownership is transferred to the lessee by the end of the lease term, b) there is a bargain purchase option, c) the lease term is at least 75% of the property's estimated remaining economic life, or d) the present value of the minimum lease payments at the beginning of the lease term is 90% or more of the fair value of the leased property to the lessor at the inception date. A lease involving integral equipment is a capital lease only if condition (a) or (b) exists. A capital lease is accounted for as if there was an acquisition of an asset and an incurrence of an obligation at the inception of the lease.

        All other leases are accounted for as operating leases wherein rental payments are expensed on a straight-line basis over the periods of their respective leases. The Company leases office space and employee accommodation under operating lease agreements. Certain of the lease agreements contain rent holidays. Rent holidays are considered in determining the straight-line rent expense to be recorded over the lease term. The lease term begins on the date of initial possession of the lease property for purposes of recognizing lease expense on a straight-line basis over the term of the lease. The excess of rent expense and rent paid, as the case may be for respective leases, is recorded as deferred rental included in the prepaid expenses and other current assets in the consolidated balance sheets.

(s) Income taxes

        The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Company records a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

        Effective January 1, 2007, the Company adopted ASC topic 740 ("ASC 740"), "Accounting for Income Taxes", to account for uncertainty in income taxes. ASC 740 clarifies the accounting for uncertainty in income taxes by prescribing the recognition threshold a tax position is required to meet before being recognized in the financial statements. The cumulative effects of applying ASC 740, if any,

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

is recorded as an adjustment to retained earnings as of the beginning of the period of adoption. The Company's adoption of ASC 740 did not result in any adjustment to the opening balance of the Company's accumulated deficit as of January 1, 2007.

        The Company has elected to classify interest and penalties related to unrecognized tax benefits, if and when required, as part of "interest expense" and "other expenses," respectively, in the consolidated statements of operations. The Company's estimated liability for unrecognized tax benefits and the related interests and penalties are periodically assessed for adequacy and may be affected by changing interpretations of laws, rulings by tax authorities, changes and/or developments with respect to tax audits, and expiration of the statute of limitations.

(t) Share-based compensation

        Share options granted to employees and non-employees are accounted for under ASC 718, "Share-Based Payment". In accordance with ASC 718, the Company determines whether a share option should be classified and accounted for as a liability award or an equity award. All grants of share options to employees classified as equity awards are recognized in the financial statements based on their grant date fair values. All grants of share options to employees classified as liability awards are remeasured at the end of each reporting period with an adjustment for fair value recorded to the current period expense in order to properly reflect the cumulative expense based on the current fair value of the vested options over the vesting period. The Company has elected to recognize compensation expenses using the accelerated method for share options granted.

        ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in the subsequent period if actual forfeitures differ from initial estimates. Forfeiture rate is estimated based on historical and future expectation of employee turnover rate and are adjusted to reflect future change in circumstances and facts, if any. Share-based compensation expense is recorded net of estimated forfeitures such that expense was recorded only for those share-based awards that are expected to vest. To the extent the Company revises this estimate in the future, the share-based payments could be materially impacted in the period of revision, as well as in following periods. During the years ended December 31, 2008 and 2009, the Company estimated that the forfeiture rate for both the management group and the non-management group was zero.

        The Company, with the assistance of Greater China Appraisal Limited ("GCA") determined the fair values of the share options related to share-based compensation recognized in the consolidated financial statements. The binomial option pricing model is applied in determining the estimated fair value of the options granted to employees and non-employees.

        The Company records share-based compensation expense for awards granted to non-employees in exchange for services at fair value in accordance with the provisions of ASC 505-50, "Equity based" payment to non-employees. For the awards granted to non-employees, the Company will record compensation expenses equal to the fair value of the share options at the measurement date, which is determined to be the earlier of the performance commitment date or the service completion date.

(u) Net loss per share

        In accordance with ASC 260, "Earnings per Share", basic loss per share is computed by dividing net loss attributable to ordinary shareholders by the weighted average number of unrestricted ordinary

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

shares outstanding during the year using the two-class method. Under the two-class method, net income is allocated between ordinary shares and other participating securities based on their participating rights. The Company's redeemable convertible preferred shares (Note 17) are participating securities. Diluted loss per share is calculated by dividing net loss attributable to ordinary shareholders as adjusted for the effect of dilutive ordinary equivalent shares, if any, by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the period. For the periods presented herein, the computation of basic loss per share using the two-class method is not applicable as the participating securities do not have contractual rights and obligations to share in the losses of the Company. Ordinary equivalent shares consist of the ordinary shares issuable upon the conversion of the Company's redeemable convertible preferred shares and convertible promissory notes, using the if-converted method, and ordinary shares issuable upon the conversion of the share options (Note 18), using the treasury stock method. Ordinary share equivalents are excluded from the computation of diluted per share if their effects would be anti-dilutive. Pro forma basic and diluted net loss per share is computed assuming the conversion of all redeemable convertible preferred shares outstanding.

(v) Comprehensive loss

        Comprehensive loss is defined as the decrease in equity of the Company during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners. Comprehensive loss is reported in the statements of changes of shareholders' deficit. Accumulated other comprehensive loss of the Company includes foreign currency translation adjustments related to ChinaCache US, whose functional currency is US$.

(w) Segment reporting

        The Company follows ASC 280, "Segment Reporting". The Company's chief operating decision-maker, who has been identified as the Chief Executive Officer, reviews the consolidated results when making decisions about allocating resources and assessing performance of the Company as a whole and hence, the Company has only one reportable segment. The Company operates and manages its business as a single segment through the provision of a single class of global services for accelerating and improving the delivery of content and applications over the Internet. As the Company's long-lived assets are substantially all located in the PRC and substantially all the Company's revenues are derived from within the PRC, no geographical segments are presented.

(x) Employee benefits

        The full-time employees of the Company's PRC subsidiaries are entitled to staff welfare benefits including medical care, housing fund, unemployment insurance and pension benefits, which are governmental mandated defined contribution plans. These entities are required to accrue for these benefits based on certain percentages of the employees' respective salaries, subject to certain ceilings, in accordance with the relevant PRC regulations, and make cash contributions to the state-sponsored plans out of the amounts accrued. The total amounts for such employee benefits, which were expensed as incurred, were RMB8,746,000, RMB7,893,000 and RMB8,053,000 (US$ 1,180,000) for the years ended December 31, 2007, 2008 and 2009, respectively.

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(y) Unaudited Pro Forma Shareholders' Equity

        If an initial public offering is completed, all of the Series A, Series B and Series C redeemable convertible preferred shares outstanding will automatically convert into ordinary shares of the Company. Unaudited pro forma shareholders' equity as of December 31, 2009, as adjusted, for the assumed conversion of the redeemable convertible preferred shares, is set forth on the consolidated balance sheets. Unaudited pro forma loss per share for year ended December 31, 2009, as adjusted, for the assumed conversion of the redeemable convertible preferred shares as of January 1, 2009, is also set forth on the consolidated statements of operations (Note 25).

(z) Recently adopted accounting pronouncements

        In June 2009, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Updates ("ASU") No. 2009-01, which amends ASC topic 105, "Generally Accepted Accounting Principles", which establishes the FASB Accounting Standards Codification ("Codification") as the source of authoritative generally accepted accounting principles in the United States ("GAAP") for nongovernmental entities. The Codification does not change GAAP. Instead, it takes the thousands of individual pronouncements that currently comprise GAAP and reorganizes them into approximately 90 accounting Topics, and displays all Topics using a consistent structure. Contents in each Topic are further organized first by Subtopic, then Section and finally Paragraph. The Paragraph level is the only level that contains substantive content. Citing particular content in the Codification involves specifying the unique numeric path to the content through the Topic, Subtopic, Section and Paragraph structure. FASB suggests that all citations begin with "ASC". Changes to the ASCs subsequent to June 30, 2009 are referred to as Accounting Standards Updates. The Company has implemented the Codification in the consolidated financial statements by providing references to the ASC topics.

        In June 2009, the FASB issued SFAS No. 167, "Amendments to FASB Interpretation No. 46(R)", as codified in ASC 810, "Consolidation" ("ASC 810"). ASC 810 eliminates FASB Interpretation 46(R)'s exceptions to consolidating qualifying special-purpose entities, contains new criteria for determining the primary beneficiary of a variable interest entity, and increases the frequency of required reassessments to determine whether a company is the primary beneficiary of a variable interest entity. ASC 810 is effective for annual reporting periods beginning after November 15, 2009. The adoption of ASC 810 did not have a material impact on the Company's consolidated financial statements.

        In October 2009, the FASB issued ASU No. 2009-13 ("ASU 2009-13"), "Multiple-Deliverable Revenue Arrangements". ASU 2009-13 amends ASC sub-topic 605-25 ("ASC 605-25"), "Revenue Recognition: Multiple-Element Arrangements", regarding revenue arrangements with multiple deliverables. ASU 2009-13 addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting, and how the arrangement consideration should be allocated among the separate units of accounting. This ASU will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company does not expect the adoption of ASU 2009-13 will have a material impact on the consolidated financial statements.

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        In January 2010, the FASB issued ASU No. 2010-06, "Disclosures about Fair Value Measurements". ASU 2010-06, which amends ASC 820, provides for disclosure of the amount of significant transfers in or out of Level 1 and Level 2, the reasons for those transfers, as well as information in the Level 3 rollforward about purchases, sales, issuances and settlements on a gross basis. ASU 2010-06 is effective for interim and annual periods beginning after December 15, 2009, except for the requirement to provide Level 3 activity on a gross basis, which is effective for all interim and annual periods beginning after December 15, 2010. The adoption of ASU 2010-06 is not expected to have a material effect on the Company's consolidated financial statements.

3. CONCENTRATION OF RISK

(a) Credit risk

        Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents, accounts receivable, other receivables and amounts due from related parties. As of December 31, 2008 and 2009, RMB11,820,000 and RMB24,700,000 (US$3,619,000), respectively, were deposited with major financial institutions located in the PRC, and RMB853,000 and RMB38,374,000 (US$5,622,000), respectively, were deposited with in the major financial institutions located in the Hong Kong Special Administration Region, and RMB125,000 and RMB1,342,000 (US$197,000), respectively held in the major financial institutions in United States of America. Management believes that these financial institutions are of high credit quality and continually monitors the credit worthiness of these financial institutions. Historically, deposits in Chinese banks are secure due to the state policy on protecting depositors' interests. However, China promulgated a new Bankruptcy Law in August 2006 that came into effect on June 1, 2007, which contains a separate article expressly stating that the State Council may promulgate implementation measures for the bankruptcy of Chinese banks based on the Bankruptcy Law. Under the new Bankruptcy Law, a Chinese bank may go into bankruptcy. In addition, since China's concession to the World Trade Organization, foreign banks have been gradually permitted to operate in China and have been significant competitors against Chinese banks in many aspects, especially since the opening of the Renminbi business to foreign banks in late 2006. Therefore, the risk of bankruptcy of those Chinese banks in which the Company has deposits has increased. In the event of bankruptcy of one of the banks which holds the Company's deposits, it is unlikely to claim its deposits back in full since it is unlikely to be classified as a secured creditor based on PRC laws.

(b) Business, supplier, customer, and economic risks

        The Company participates in a relatively young and dynamic industry that is heavily reliant and also susceptible to complementary and/or competitive technological advancements. The Company believes that changes in any of the following areas could have a material adverse effect on the Company's future financial position, result of operations or cash flows:

  (i)
  Business Risk—Third parties may develop technological or business model innovations that address content delivery requirements in a manner that is, or is perceived to be, equivalent or superior to the Company's services. If competitors introduce new products or services that compete with, or surpass the quality, price or performance of the Company's services, the Company may be unable to renew its agreements with existing customers or attract new

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. CONCENTRATION OF RISK (Continued)

    customers at the prices and levels that allow the Company to generate reasonable rates of return on its investment.

  (ii)
  Supplier Risk—Changes in key telecommunications resources suppliers and certain strategic relationships with telecom carriers. The Company's operations are dependent upon communications capacity provided by the third-party telecom carriers and third-party controlled end-user access network. There can be no assurance that the Company are adequately prepared for unexpected increases in bandwidth demands by its customers. The communications capacity the Company has leased may become unavailable for a variety of reasons, such as physical interruption, technical difficulties, contractual disputes, or the financial health of its third-party providers. Any failure of these network providers to provide the capacity the Company requires may result in a reduction in, or interruption of, service to its customers. For the years ended on December 31, 2007, 2008 and 2009, 98%, 99% and 99% of bandwidth resources in term of costs were leased from the two major PRC telecom carriers, China Telecom and China Unicom.

  (iii)
  Customer Risk—Revenue concentration on certain customers. The success of the Company's business going forward will rely in part on Company's ability to continue to obtain and expand business from existing customers while also attracting new customers. Although the Company has a diversified base of customers covering its one class of services, such as, webpage content services, file transfer services, rich media streaming service, guaranteed application services and managed internet data services, the Company does depend on a limited number of customers for a substantial portion of their revenue, and the loss of, or a significant shortfall in demand from, these customers could significantly harm the Company's results of operations. Details of the revenues for customers accounting for 10% or more of total revenues are as follows:

	Years as of December 31,
	2007	2008	2009
	RMB'000	RMB'000	RMB'000	US$'000
Customer A	41,593	48,334	*	*
Customer B	*	*	41,725	6,113

*
indicates the revenue from these customers was less than 10% in the stated periods.

            Details of the accounts receivables for customers accounting for 10% or more of total accounts receivable are as follows:

	Years as of December 31,
	2008	2009
	RMB'000	RMB'000	US$'000
Customer B	4,915	9,607	1,407
Customer C	6,400	*	*

*
indicates the accounts receivable from these customers was less than 10% of the stated year-end balance.
  (iv)
  Emerging or unproven business models of customers. Many of the Company's existing and potential customers are pursuing emerging or unproven business models which, if unsuccessful,

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. CONCENTRATION OF RISK (Continued)

    could lead to a substantial decline in demand for the Company's services, and the Company's growth and prospects may be materially and adversely affected.

  (v)
  Political, economic and social uncertainties. The Company's operations could be adversely affected by significant political, economic and social uncertainties in the PRC. Although the PRC government has been pursuing economic reform policies for more than 20 years, no assurance can be given that the PRC government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affecting the PRC political, economic and social conditions. There is also no guarantee that the PRC government's pursuit of economic reforms will be consistent or effective.

  (vi)
  Regulatory restrictions. The applicable PRC laws, rules and regulations currently prohibit foreign ownership of companies that provide content and application delivery services. Accordingly, the Company's subsidiary, ChinaCache BJ is currently ineligible to apply for the required licenses for providing content and application delivery services in China. As a result, the Company operates its business in the PRC through its VIEs, which holds the licenses and permits required to provide content and application delivery services in the PRC. The PRC Government may also choose at anytime to block access to the Company's customers' content which could also materially impact the Company's ability to generate revenue.

(c) Currency convertibility risk

        Substantially all of the Company's businesses are transacted in RMB, which is not freely convertible into foreign currencies. On January 1, 1994, the PRC government abolished the dual rate system and introduced a single rate of exchange as quoted daily by the People's Bank of China. However, the unification of the exchange rates does not imply the convertibility of RMB into US$ or other foreign currencies. All foreign exchange transactions continue to take place either through the People's Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People's Bank of China. Approval of foreign currency payments by the People's Bank of China or other institutions requires submitting a payment application form together with suppliers' invoices, shipping documents and signed contracts.

(d) Foreign currency exchange rate risk

        From July 21, 2005, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. The appreciation of the RMB against US$ was approximately 6.5%, 6.4% and 0.1% in the years ended December 31, 2007, 2008 and 2009 respectively. While the international reaction to the appreciation of the RMB has generally been positive, there remains significant international pressure on the PRC Government to adopt an even more flexible currency policy, which could result in a further and potentially more significant appreciation of the RMB against the US$.

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. ACQUISITION OF SUBSIDIARIES AND INTERESTS IN VARIABLE INTEREST ENTITIES

        As part of the Company's business expansion strategy to develop its business in the PRC, the Company acquired the following subsidiaries and interests in VIEs during the year ended December 31, 2008:

Name of subsidiaries/VIEs acquired	Date of acquisition	Percentage of equity interests acquired
JNet Holdings	January 11, 2008	100%
Shanghai JNet	January 11, 2008	—
Beijing Jingtian	July 31, 2008	—

        The results of operations of the acquired entities have been included in the consolidated statements of operations from the date of acquisition.

(a) JNet Group

        As described in Note 1, the Company acquired JNet Group on January 11, 2008 for total purchase consideration of RMB126,308,000 broken down as follows:

Purchase consideration:	RMB'000
Payment of cash	100,049
Issuance of the Company's ordinary shares*	26,259

Total fair value of purchase price consideration	126,308

*
The Company determined the fair value of the ordinary share consideration with the assistance of an independent valuation firm.

        The agreement also included certain earn-out provisions that would be paid to the sellers. As the outcome of these contingent payments was not determinable beyond a reasonable doubt, no such amounts were included as purchase consideration as of and subsequent to the acquisition date.

        The above cash and share consideration was to be paid in four installments by the Company in January 2008, May 2008, May 2009 and January 2010. As of December 31, 2008 and 2009, the unpaid consideration, mainly consisted of outstanding cash consideration, amounting to approximately RMB57,304,000 and RMB59,018,000 (US$8,645,000) (Note 22), respectively. The Company did not pay the cash consideration in accordance with the installment schedule since the Company did not have sufficient US$ funds and were unable to remit RMB to the sellers due to the foreign currency restrictions imposed by the PRC government. Therefore, the Company agreed to allow Shanghai JNet to provide RMB loans to the sellers subsequent to the acquisition date. As of December 31, 2008 and 2009, loan receivables due from the sellers amounted to approximately RMB50,909,000 and RMB65,590,000 (US$9,609,000), respectively.

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. ACQUISITION OF SUBSIDIARIES AND INTERESTS IN VARIABLE INTEREST ENTITIES (Continued)

        The following table summarizes the estimated fair values of the assets acquired and liabilities assumed as at the date of acquisition:

RMB'000
Current assets	45,155
Property and equipment, net	3,679
Supplier contracts (Note 8)	22,580
VAS license (Note 8)	170
Customer relationship (Note 8)	24,650
Non-compete agreements (Note 8)	3,110

Total assets acquired	99,344

Accounts and other payables	(1,757)
Other current liabilities	(22,353)
Deferred tax liability, non-current	(22,117)

Total liabilities assumed	(46,227)

Net assets acquired	53,117
Goodwill (Note 9)	73,191

Total fair value of purchase price consideration	126,308

        On January 28, 2010, the Company and the sellers entered into a Supplementary Agreement that:

  i)
  memorialized the above arrangement regarding the purchase consideration payable and the loans to the sellers;

  ii)
  codified that the outstanding balance of loans receivable from the sellers was an effective full and final settlement for all outstanding consideration payable by the Company for the acquisition of JNet Group and that all cash payments if and when made by the Company, to the sellers in settlement of the outstanding consideration liability will be immediately remitted back by the sellers to Shanghai JNet in settlement of the loan receivable;

  iii)
  agreed to pay the sellers an additional RMB6,827,000 (US$1,000,000);

  iv)
  agreed to pay the sellers 100% of the Shanghai JNet's pre-tax profits earned each year from 2010 to 2012 on a quarterly basis;

  v)
  agreed to issue additional ordinary shares of the Company to the sellers to the extent the Company's qualified public offering price is less than US$1.02952 per ordinary share; and

        The Company had no obligation on the acquisition date to provide these additional consideration arrangements, which were separately negotiated and not directly linked to the original acquisition transaction. The Company will complete its assessment of and account for the above arrangements based on the nature and terms of each respective arrangement during its year ended December 31, 2010.

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. ACQUISITION OF SUBSIDIARIES AND INTERESTS IN VARIABLE INTEREST ENTITIES (Continued)

Unaudited pro forma consolidated financial information

        The following unaudited pro forma consolidated financial information for the year ended December 31, 2007 is presented as if the acquisition had occurred at the beginning of the period presented. Pro forma consolidated financial information for the year ended December 31, 2008 have not been presented below given acquired business has already been reflected in the Company's results of operations since January 11, 2008, the date of acquisition. These pro forma results have been prepared for comparative purpose only and do not purport to be indicative of what operating results would have been had the acquisition actually taken place on the date indicated. The pro forma adjustments are based on available information and certain assumptions the management believes are reasonable.

For the year ended December 31, 2007
Pro Forma (Unaudited)
RMB'000
Net revenue	205,486
Net loss before tax	60,892
Loss per share-basic (RMB)	(0.95)

        These amounts have been computed after applying the Company's accounting policies.

(b) Beijing Jingtian

        As described in Note 1, the Company acquired Beijing Jingtian on July 31, 2008. The total purchase price cash consideration was RMB100,000.

        The following table summarized the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition:

RMB'000
Current assets	270
Property and equipment, net	28

Total assets acquired	298

Other current liabilities	(198)

Net assets acquired	100

Total fair value of purchase price consideration	100

        Pro forma results of operation for this acquisition have not been presented because the effects of the acquisition were insignificant to the Company's consolidated financial results.

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. ACCOUNTS RECEIVABLE, NET

        Accounts receivable and allowance for doubtful accounts consist of the following:

	December 31,
	2008	2009
	RMB'000	RMB'000	US$'000
Accounts receivable	52,247	58,425	8,559
Less: allowance for doubtful accounts	(3,920)	(3,905)	(572)

	48,327	54,520	7,987

        As of December 31, 2008 and 2009, all accounts receivable were due from third party customers.

        An analysis of the allowance for doubtful accounts is as follows:

	December 31,
	2008	2009
	RMB'000	RMB'000	US$'000
Balance, beginning of year	2,550	3,920	574
Additions for the current year	1,766	—	—
Deductions for the current year—Recovery	(396)	(15)	(2)

Balance, end of year	3,920	3,905	572

        Any additions, deductions and amounts recovered of the Company's allowance for doubtful accounts was recorded within general and administration expenses for the years ended December 31, 2008 and 2009.

6. PREPAID EXPENSES AND OTHER CURRENT ASSETS

        Prepaid expenses and other current assets consist of the following:

	December 31,
	2008	2009
	RMB'000	RMB'000	US$'000
Prepaid expense for bandwidth and servers(i)	2,033	3,508	514
Staff field advances	400	670	98
Other prepaid expenses	849	1,190	174

	3,282	5,368	786

(i)
Prepaid expense for bandwidth and servers represents the unamortized portion of prepaid payments made to the Company's telecom operators and certain technology companies, who provide the Company with access to bandwidth and network servers.

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. PROPERTY AND EQUIPMENT, NET

        Property and equipment, including those held under capital leases, consists of the following:

	December 31,
	2008	2009
	RMB'000	RMB'000	US$'000
At cost:
Optical fibers	13,100	13,100	1,919
Computer equipment	302,866	285,096	41,767
Furniture and fixtures	6,620	6,451	945
Leasehold improvements	3,836	3,838	562
Motor vehicles	1,906	2,004	294

	328,328	310,489	45,487
Less: accumulated depreciation	(113,774)	(159,416)	(23,355)
Less: impairment	(12,983)	(199)	(29)

	201,571	150,874	22,103
Construction-in-progress	8,960	135	20

	210,531	151,009	22,123

        During the years ended December 31, 2007, 2008 and 2009, the Company identified and assessed the recoverability (Note 2(k)) of certain obsolete pieces of computer equipment and recorded an impairment loss of RMB9,912,000, RMB2,872,000 and nil, respectively.

        For the years ended December 31, 2007, 2008 and 2009, depreciation expenses were RMB35,761,000, RMB60,230,000 and RMB56,961,000 (US$8,345,000), respectively, and were included in the following captions:

	For the years ended December 31,
	2007	2008	2009
	RMB'000	RMB'000	RMB'000	US$'000
Cost of revenue	34,256	58,584	55,500	8,131
Sales and marketing expenses	105	109	204	30
General and administrative expenses	1,400	1,497	1,082	158
Research and development expenses	—	40	175	26

	35,761	60,230	56,961	8,345

        The Company accounted for the leases of certain computer equipment and optical fibers as capital leases as the respective lease contracts included a bargain purchase option. The carrying amounts of

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. PROPERTY AND EQUIPMENT, NET (Continued)

the Company's property and equipment held under capital leases at respective balance sheet dates were as follows:

	December 31,
	2008	2009
	RMB'000	RMB'000	US$'000
Optical fibers	13,100	13,100	1,919
Computer equipment	35,903	37,401	5,479

	49,003	50,501	7,398
Less: accumulated depreciation	(8,947)	(16,783)	(2,459)

	40,056	33,718	4,939

        Depreciation of computer equipment and optical fibers under capital leases was RMB2,145,000, RMB6,458,000 and RMB7,836,000 (US$1,148,000), for the years ended December 31, 2007, 2008 and 2009, respectively.

        The carrying amounts of property and equipment pledged by the Company to secure banking borrowings (Note 10) granted to the Company at respective balance sheet dates were as follows:

	December 31,
	2008	2009
	RMB'000	RMB'000	US$'000
Computer equipment	—	15,983	2,342

8. ACQUIRED INTANGIBLE ASSETS

        During the years ended December 31, 2008, and 2009, the Company assessed certain indicators of impairment impacting JNet Group's revenue and cash flow forecasts which were primarily attributed to the resulting and continuing effects of the economic downturn (Note 3 (b)) coupled with declines in customer demand, intense pricing pressure and increasing competition. During the year ended December 31, 2009, there were new indicators of impairment such as the loss of key customers that resulted in the Company reassessing the recoverability of its intangible assets (Note 2(k)). The Company tested these intangible assets for impairment using valuation methodologies that were consistent with those used to value the intangible assets at the date of acquisition. This impairment test was performed prior to performing the goodwill impairment test (Note 9). The Company recorded an impairment charge of approximately RMB21,991,000 and RMB3,874,000 (US$568,000) for the years ended December 31, 2008 and 2009 respectively, which are included in the line "Impairment of acquired intangible assets and goodwill" in the consolidated statements of operations.

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. ACQUIRED INTANGIBLE ASSETS (Continued)

        The following table presents the Company's acquired intangible assets as of the respective balance sheet dates:

	Supplier contracts*	VAS license*	Customer relationship*	Non-compete agreements*	Purchased software	Total
	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000
Intangible assets, net
January 1, 2008	—	—	—	—	12,271	12,271
Additions	22,580	170	24,650	3,110	8	50,518
Amortization expense	(6,451)	(38)	(8,217)	(778)	(6,431)	(21,915)
Impairment	(11,596)	—	(9,293)	(1,102)	—	(21,991)

Intangible assets, net December 31, 2008	4,533	132	7,140	1,230	5,848	18,883
Amortization expense	(1,813)	(38)	(3,570)	(410)	(5,848)	(11,679)
Impairment	(1,567)	—	(1,715)	(592)	—	(3,874)

Intangible assets, net December 31, 2009	1,153	94	1,855	228	—	3,330

Intangible assets, net December 31, 2009 (US$)	169	14	272	33	—	488

*
Acquired in the JNet Group acquisition (Note 4)

        Supplier contracts relates to the favorable binding bandwidth supply agreements with certain network operators determined based on net cash flow that is expected to be derived from these arrangements. Customer relationship relates to the customer agreements acquired and is derived from the estimated net cash flows that are expected to be derived from these agreements and the estimated expected renewals and are estimated to have average useful life of 3 years. Non-compete agreements relate to the non-compete obligations of the JNet Group shareholders and will be amortized over the non-compete contractual period of 48 months from the date of acquisition.

        The intangible assets are amortized using the straight-line method, which is the Company's best estimate of how these assets will be economically consumed over their estimated useful lives ranging from 3 to 4.5 years. Amortization expenses were RMB6,036,000, RMB21,915,000 and RMB11,679,000 (US$1,711,000) for the years ended December 31, 2007, 2008 and 2009, respectively.

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. ACQUIRED INTANGIBLE ASSETS (Continued)

        The annual estimated amortization expenses of the acquired intangible assets for each of the next three years are as follows:

	2010	2011	2012
	RMB'000	RMB'000	RMB'000
Supplier Contracts	769	384	—
VAS license	38	38	18
Customer relationship	1,855	—	—
Non-compete agreements	114	114	—

	2,776	536	18

9. GOODWILL

        The changes in the carrying amount of goodwill as of December 31, 2008 and 2009 are as follows:

	December 31
	2008	2009
	RMB'000	RMB'000	US$'000
Beginning balance	—	20,035	2,935
Goodwill acquired during the year	73,191	—	—
Less: impairment of goodwill	(53,156)	(3,046)	(446)

	20,035	16,989	2,489

        As of December 31, 2008 and 2009, the Company assessed impairment on its goodwill derived from its acquisition of JNet Group (Note 4). As such, the Company had determined that the carrying value of the reporting unit exceeded its implied fair value, estimated using a discounted cash flow methodology (Note 2(i)) and recorded impairment losses of approximately RMB53,156,000 and RMB3,046,000 (US$446,000), for the years ended December 31, 2008 and 2009, respectively, which is included in "Impairment of acquired intangible assets and goodwill" in the consolidated statements of operations.

10. SHORT-TERM BANK BORROWINGS

        On March 23, 2009, Beijing Blue IT entered into a one year revolving line of credit with the Bank of Beijing amounting to RMB10,000,000. Amounts can be drawn down under this facility through March 22, 2010, and are due 12 months after the drawdown date. Amounts drawn down as of December 31, 2009 were RMB10,000,000 (US$1,465,000), of which RMB8,000,000 is due on March 22, 2010 and RMB2,000,000 is due on September 27, 2010. Amounts drawn down bear interest at 5.31% per annum and are secured by a guarantee granted by a third party. The Company's computer equipment with net book value amounting to RMB15,983,000 (US$2,342,000) was pledged as collateral to the third party guarantor. The Company's Founders, who are also directors and shareholders of the Company, provided personal guarantees to that third party guarantor. Fees paid to the third party guarantor were insignificant.

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. ACCRUED EXPENSES AND OTHER PAYABLES

        Accrued expenses and other payables consisted of the following:

	December 31,
	2008	2009
	RMB'000	RMB'000	US$'000
Business tax and other tax payables	13,195	14,475	2,121
Payables for purchase of property and equipment	26,700	7,453	1,092
Accrued professional service fee	1,516	1,847	271
Advance from customers	4,406	6,803	997
Accrued expenses	476	776	114
Other	4,167	4,748	696

	50,460	36,102	5,291

12. DIVIDENDS

        In April 2005, Beijing Blue IT, the Company's variable interest entity, declared a cash dividend of RMB2,600,000 to its then equity owners. RMB400,000 and RMB2,070,000 were subsequently paid during the year ended December 31, 2008 and 2009, respectively.

13. CAPITAL LEASE OBLIGATIONS

        Certain computer equipment and optical fibers were acquired through capital leases entered into by the Company. Future minimum lease payments under non-cancellable capital lease arrangements are as follows:

	December 31,
	2008	2009
	RMB'000	RMB'000	US$'000
2009	19,619	—	—
2010	6,858	6,812	998
2011	—	596	87

Total minimum lease payments	26,477	7,408	1,085
Less: amount representing interest	(640)	(132)	(19)

Present value of remains minimum lease payments	25,837	7,276	1,066

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. LONG-TERM BANK BORROWINGS

        On June 2, 2008, Beijing Blue IT entered into borrowing facility amounting to RMB7,795,000 maturing on May 2, 2010 that bears interest rate as 7.34% per annum with repayments of 24 equal installments before May 2, 2010.

	31 December 2008		31 December 2009
	Effective interest rate (%)	RMB'000	Effective interest rate (%)	RMB'000	US$'000
Bank borrowings
Secured	7.34%	4,338	7.34%	1,276	187
Less: Long term bank borrowing due within one year		(3,062)		(1,276)	(187)

Non-current bank borrowings		1,276		—	—

15. CONVERTIBLE PROMISSORY NOTES

(a) 2006 Convertible Promissory Notes

        On December 10, 2006, the Company issued two convertible promissory notes for an aggregate principal amount of US$1,500,000 (the "2006 Convertible Notes") to certain Series A redeemable convertible preferred share shareholders (the "Note Holders") at an interest rate of 6% per annum. The 2006 Convertible Notes, together with accrued but unpaid interest, mature six months from the issuance date. However, the interest would be waived by the Note Holders in its entirety if the Series B Redeemable Convertible Preferred Shares ("Series B Preferred Shares") are issued before the maturity date at a pre-money valuation of the Company of US$75,000,000 or above.

        At the Notes Holders' option, the 2006 Convertible Notes can be convertible into such number of the redeemable convertible preferred securities to be issued at the next round of a qualified equity financing determined using the greater of (1) the principal amount and accrued interest on the 2006 Notes divided by the conversion price which is computed based on (i) a valuation of the Company of US$70 million plus the principal amount and interest on the 2006 Notes divided by (ii) the fully diluted share capital of the Company; and (2) principal amount and accrued interest on the 2006 Convertible Notes divided by the price per Series B Preferred Shares to be issued, if such financing took place before the maturity date ("Conversion Option"). Should no qualified equity financing occur on or before the maturity date of the 2006 Convertible Notes, the Note Holders could, at their discretion, (1) require payment by the Company of all or part of the outstanding principal amount plus accrued but unpaid interest, at any time after the maturity date; (2) convert all or part of the outstanding principal amount together with all accrued but unpaid interest into such number of Series B Preferred Shares to be issued by signing a definitive sales and purchase agreement for the closing of the Series B Preferred Shares or (3) a combination of both. In the event that the Note Holders demand payment, the Company shall repay such outstanding amounts within six months according to a then-agreed repayment schedule or on the expiry of the six month period if no such agreed repayment schedule exists. In addition, if a Trade Sale, which is defined as an offer for the sale of all or more than 50% of the equity or assets of the Company, occurs before the 2006 Convertible Notes was converted into Series B Preferred Shares, the Note Holders would have the right to convert the 2006 Convertible Notes in its entirety immediately prior to the consummation of the Trade Sale

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. CONVERTIBLE PROMISSORY NOTES (Continued)

into such number of Series A Redeemable Convertible Preferred Shares ("Series A Preferred Shares") determined using based on the principal amount and accrued interest on the 2006 Convertible Notes divided by the conversion price which is computed based on (i) the lower of a valuation of the Company of US$70 million or the valuation of the Company agreed for purposes of the Trade Sale, divided by (ii) the fully diluted share capital of the Company. In certain events of default or liquidity as defined in detailed in the 2006 Convertible Notes agreement, the unpaid principal amount of the 2006 Convertible Notes and any accrued but unpaid interest will be immediately due and payable ("Contingent Redemption Option").

        The initial carrying value of the 2006 Convertible Notes is the consideration received from the Note Holders. The Company evaluated and determined if there were any embedded derivatives requiring bifurcation and to determine if there were any BCF.

        The Conversion Option of the 2006 Convertible Notes did not qualify for derivative accounting as the underlying redeemable convertible preferred shares into which the 2006 Convertible Notes can be converted into are not publicly traded nor can they be readily convertible into cash. The Contingent Redemption Option did not qualify for derivative accounting because it is clearly and closely related to the host instrument. There are no other significant embedded derivatives that are required to be bifurcated.

        The embedded Conversion Option on the 2006 Convertible Notes did not contain a BCF at the commitment date as the Trade Sale has not occurred nor the shares into which it is convertible were yet issued. The conversion into Series B Preferred Shares represents a contingent conversion option, from which the BCF, if any, would be computed if and when the Series B Preferred Shares are issued.

        On April 20, 2007, the Company issued the Series B Preferred Shares, which is convertible into ordinary shares on a one-for-one basis. Accordingly, the 2006 Convertible Notes were converted into Series B Preferred Shares. The Company computed the BCF into Series B Preferred Shares as the contingent conversion option was triggered. In order to determine BCF of the 2006 Convertible Notes at the commitment date, BCF is computed for (i) the conversion option to convert the 2006 Convertible Notes into Series B Preferred Shares based on the effective conversion price of the 2006 Convertible Notes and the fair value per Series B Preferred Share on the commitment date of the Series B Preferred Shares and (ii) the conversion option to convert the Series B Preferred Shares into ordinary shares based on the effective conversion price of the 2006 Convertible Notes, which is computed using (a) the sum of the proceeds of the 2006 Convertible Notes and any BCF recognized in step (i) divided by the number of ordinary shares to be received and (b) the fair value of the ordinary share as of commitment date of the 2006 Convertible Notes. No BCF was recognized on the 2006 Convertible Notes as a result of step (i) as the effective conversion price of US$ 0.41 was equal to the fair value per Series B Preferred Share of the Company at April 20, 2007, the Series B Preferred Shares commitment date. No incremental BCF from step (ii) was recognized as the effective conversion price of US$0.41 was higher than the fair value per ordinary share at December 10, 2006, the 2006 Convertible Notes commitment date, which was US$0.32.

(b) 2007 Convertible Promissory Notes

        On February 28, 2007, the Company issued convertible promissory notes in an aggregate principal amount of US$1,500,000 (the "2007 Convertible Notes") to a new third party investor (the "Note Holders") at an interest rate of 12% per annum. The 2007 Convertible Notes, including the principal

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. CONVERTIBLE PROMISSORY NOTES (Continued)

and the accrued but unpaid interest, matures 90 days from the issuance date. The interest would be waived by the Note Holders in its entirety if the Series B Preferred Shares were issued within 60 days.

        At the Note Holder's option, the 2007 Convertible Notes can be convertible into the preferred securities to be issued at the next round of qualified equity financing at the then subscription price of the Series B Preferred Shares ("Conversion Option"). Should no qualified equity financing occur on or before the maturity date of the 2007 Convertible Notes, the Note Holders could, at their discretion, require payment by the Company of all or part of the outstanding principal amount together with all accrued interest, at any time after the maturity date. In certain events of default as defined in the 2007 Convertible Notes agreement, the unpaid principal amount of the 2007 Convertible Notes and any accrued but unpaid interest will be immediately due and payable ("Contingent Redemption Option").

        The initial carrying value of the 2007 Convertible Notes is the consideration received from the Note Holders. The Company evaluated and determined if there were any embedded derivatives requiring bifurcation and to determine if there were any beneficial conversion features.

        The Conversion Option of the 2007 Convertible Notes did not qualify for derivative accounting as the underlying redeemable convertible preferred shares into which the 2007 Convertible Notes can be converted into are not publicly traded nor are they readily convertible into cash. The Contingent Redemption Option did not qualify for derivative accounting because it is clearly and closely related to the host instrument. There are no other significant embedded derivatives that are required to be bifurcated.

        The embedded Conversion Option on the 2007 Convertible Notes did not contain a BCF at the commitment date as the shares into which it is convertible were not yet issued. The conversion into Series B Preferred Shares represents a contingent conversion option, from which the BCF, if any, would be computed if and when the Series B Preferred Shares are issued.

        On April 20, 2007, the Company issued the Series B Preferred Shares, which is convertible into ordinary shares on a one-for-one basis. Accordingly, the 2007 Convertible Notes were converted into Series B Preferred Shares. The Company computed the BCF into Series B Preferred Shares as the contingent conversion option was triggered using the same two-step process as described in Note 15(a). No BCF was recognized on the 2007 Convertible Notes as a result of step (i) as the effective conversion price of US$0.41 was equal to the fair value per Series B Preferred Share of the Company at April 20, 2007, the Series B Preferred Shares commitment date. No incremental BCF from step (ii) was recognized as the effective conversion price of US$0.41 was higher than the fair value per ordinary share at February 28, 2007, the 2007 Convertible Notes commitment date, which was US$0.32.

(c) 2008 Convertible Promissory Notes

        On July 29, 2008, the Company issued nine zero interest convertible promissory notes in an aggregate principal amount of US$3,208,000 ("2008 First Convertible Notes) to certain of the Company's redeemable convertible preferred share shareholders (the "Note Holders"). The principal amount matures six months following the issuance date and may be extended for a further 90 days with the prior written consent of the Note Holders. The Company also granted an option to one of the Company's Series A Preferred Share investors to purchase additional 2008 convertible promissory notes subject to the same terms and conditions of up to US$793,000 for within 60 days from July 29, 2008 ("Second 2008 Convertible Note Option").

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. CONVERTIBLE PROMISSORY NOTES (Continued)

        On September 25, 2008, the Company issued another zero interest convertible promissory note of an aggregate principal amount of US$397,000 ("2008 Second Convertible Note") upon the exercise of the Second 2008 Convertible Note Option. The principal amount has the same maturity date as the 2008 First Convertible Notes. The maturity date may be extended for a further 90 days with the prior consent of the Note Holder.

        The ten convertible promissory notes will be collectively referred to as the "2008 Convertible Notes" hereafter.

        At the Notes Holders' option, the 2008 Convertible Notes can be convertible into the convertible preferred securities to be issued at the next round of qualified equity financing at (i) 85% of the then subscription price of the Series C Redeemable Convertible Preferred Shares ("Series C Preferred Shares"), if such financing took place before the maturity date or (ii) the lower of (1) the average purchase price for a Series C Preferred Share using a pre-money valuation of the Company of US$150,000,000 or (2) the average purchase price for a Series C Preferred Share using the 75% of the pre-money valuation of the Company as set out in the Series C Preferred Shares Sales and Purchase agreement, if the term extension option is exercised and such financing took place before the expiry of the term extension ("Conversion Option"). Should no qualified equity financing occur on or before the maturity date, or the expiry of the term extension of the 2008 Convertible Notes in the event that such option is exercised, the Note Holders could, at their discretion, convert all the outstanding principal amount into such number of Series B Preferred Shares at the subscription price per Series B Preferred Share determined based on the pre-money valuation of the Company of US$150,000,000. In certain events of default as defined in the 2008 Convertible Notes agreement, the unpaid principal amount of the 2008 Convertible Notes will be immediately due and payable ("Contingent Redemption Option").

        On April 29, 2009, the 2008 Convertible Notes were modified to extend the maturity date to December 29, 2009, which did not meet any of the three conditions required under ASC subtopic 470-50 ("ASC 470-50") "Modifications and Extinguishments" to qualify as a substantial modification.

        The initial carrying value of the 2008 Convertible Notes is the consideration received from the Note. The Second 2008 Convertible Note Option is insignificant in value as the option only has a term of two months and exercisable into Notes with the same terms and conditions as the 2008 First Convertible Notes. The Company evaluated and determined if there were any embedded derivatives requiring bifurcation and to determine if there were any beneficial conversion features.

        The Conversion Option of the 2008 Convertible Notes did not qualify for derivative accounting as the underlying redeemable convertible preferred shares into which the 2008 Convertible Notes can be converted into are not publicly traded nor are they readily convertible into cash. The Contingent Redemption Option did not qualify for derivative accounting because it is clearly and closely related to the host instrument. There are no other significant embedded derivatives that are required to be bifurcated.

        As of the respective issuance dates, which are also the commitment dates, the effective conversion price used to calculate the amount of the BCF was US$0.55, which is the effective conversion price into Series B Preferred Shares, the only available conversion option available at the commitment date. No BCF was recognized as the effective conversion price of US$0.55 was higher than the fair value per Series B Preferred Shares and per ordinary share of the Company of US$0.35 and US$0.17, respectively. The conversion into Series C Preferred Shares represents a contingent conversion option,

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. CONVERTIBLE PROMISSORY NOTES (Continued)

from which the BCF, if any, would be re-computed if and when the Series C Preferred Shares are issued.

        On December 29, 2009, the Company issued Series C Preferred Shares (Note 17), which is convertible into ordinary shares on a one-for-one basis. Accordingly, the 2008 Convertible Notes were converted into Series C Preferred Shares. The Company re-computed the BCF into Series C Preferred Shares as the Contingent Conversion Option was triggered using the same two-step process. An incremental BCF on the 2008 Convertible Notes of US$1,412,658 was recognized as a result of step (i) as the effective conversion price of US$0.30 was lower than the fair value per Series C Preferred Share at December 29, 2009, the Series C Preferred Shares commitment date, which was US$0.42. The discount from recording such BCF was then accreted immediately prior to conversion as interest expense in the consolidated statement of operations. No incremental BCF from step (ii) was recognized as the effective conversion price (including the BCF recognized in step (i)) of US$0.42 was higher than the fair value per ordinary share at July 29, 2008 and September 25, 2008, the respective 2008 Convertible Notes commitment dates, which was US$0.17.

16. WARRANTS

(a) Warrants on Series A Redeemable convertible preferred shares

        On September 23, 2005, in conjunction with issuance of Series A redeemable convertible preferred shares (Note 17), the Company granted detachable warrants to certain of its Series A convertible preferred shareholders to purchase up to 7,692,306 Series A redeemable convertible preferred shares at the exercise price of US$0.13 per share, subject to foreign currency adjustments and anti-dilution adjustments ("Series A Warrants"). The Series A Warrants could be converted at the earlier of the consummation of a qualified IPO as defined in the Series A redeemable convertible preferred shares agreement or within 24 months of the issuance of the Series A Warrants.

        During the period from September 14 to September 21, 2007, the Company issued in aggregate 7,692,306 Series A redeemable convertible preferred shares ("PS-A Tranche III") (Note 17) upon the exercise of detachable warrants for total cash proceeds of US$1,075,000.

        The Company accounted for the Series A Warrants as a liability instrument under ASC subtopic 480-10 ("ASC 480-10") "Distinguishing Liabilities from Equity", as the underlying Series A redeemable convertible preferred shares are contingently redeemable for cash at a future date. The Series A Warrants were initially carried at fair value, with changes in the fair value included in the consolidated statement of operations. The aggregate fair value of the Series A Warrants as of the respective dates of conversion totaled US$2,383,789, which together with the exercise price, are reclassified to PS-A Tranche III upon conversion. The Company derived the estimated fair values with the assistance of an independent third party valuation firm.

        The effective conversion price used to measure the BCF of the Series A Warrants was US$0.44, which is determined on the exercise date. No BCF was recognized as the effective conversion price of US$0.44 was higher than the fair value per ordinary share of US$0.39 at the exercise dates.

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. WARRANTS (Continued)

(b) Warrants on ordinary shares

        On April 20, 2007, the Company issued warrants with a contractual life of 24 months to its financial advisor to purchase 892,112 of the Company's ordinary shares at an exercise price of US$0.3587 per ordinary share in consideration for services provided to the Company in respect of the private placement of its Series B redeemable convertible preferred shares ("FA Warrants").

        The Company accounted for the FA Warrants as equity instruments as they require physical settlement. The Company measured the fair value of the FA Warrants in accordance with ASC subtopic 505-50 ("ASC 505-50") "Equity-Based Payments to Non-Employees". ASC 505-50 requires the Company to measure the fair value of the equity instruments as of the earlier of either of the performance commitment date or the date at which the counterparty's performance is complete. The Company determined that there was no performance commitment before the completion of the performance and hence measured the estimated fair-value of the warrants when the Series B Redeemable convertible preferred shares were issued in April 20, 2007. The Company determined the fair value of the FA Warrants, with the assistance of an independent appraisal firm.

        The estimated fair value of the FA Warrants amounting to US$108,000 was charged against the gross proceeds of the Series B Preferred Shares as such costs were incremental and specifically and directly attributable to the issuance of the Series B Preferred Shares.

        No FA Warrants were exercised during the years ended December 31, 2007 and 2008, and on April 20, 2009, the FA Warrants expired unexercised.

17. PREFERRED SHARES

Series A Redeemable Convertible Preferred Shares

        On September 23, 2005, the Company issued in aggregate 65,384,615 Series A Redeemable Convertible Preferred Shares ("Series A Preferred Shares") as follows:

  (i)
  46,153,846 Series A Preferred Shares ("PS-A Tranche I") with 7,692,306 detachable warrants (Note 16) which were exercised into Series A Preferred Shares, to a group of third party investors for total gross cash proceeds of US$6,000,000

  (ii)
  19,230,769 Series A Preferred Shares ("PS-A Tranche II") were issued to another third party investor for total gross cash proceeds of US$2,500,000

        During the period from September 14 to 21, 2007, the Company issued in aggregate 7,692,306 Series A Preferred Shares ("PS-A Tranche III") upon the exercise of detachable warrants for deemed proceeds comprised of the fair value of the warrants at the date of exercise and the related exercise proceeds totaling US$1,075,000.

Series B Redeemable Convertible Preferred Shares

        On April 20, 2007, the Company issued in aggregate 80,765,142 Series B Redeemable Convertible Preferred Shares ("Series B Preferred Shares") as follows:

  (i)
  73,005,789 Series B Preferred Shares ("PS-B Tranche I") were issued to the Series A Preferred Shares investors and a group of new third party investors for total gross cash proceeds of US$28,500,000

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. PREFERRED SHARES (Continued)

  (ii)
  7,759,353 Series B Preferred Shares ("PS-B Tranche II") were issued to the 2006 and 2007 Convertible Note Holders upon the conversion of the 2006 and 2007 Convertible Notes with total deemed proceeds of US$3,029,096 (Note 15)

        On July 7, 2009, 1,000,000 Series B Preferred Shares were repurchased by the Company at a purchase consideration equivalent to the par value of the Series B Preferred Shares.

Series C Redeemable Convertible Preferred Shares

        On December 29, 2009, the Company issued in aggregate 44,780,836 Series C Redeemable Convertible Preferred Shares ("Series C Preferred Shares") as follows:

  (i)
  20,512,821 Series C Preferred Shares ("PS-C Tranche I") were issued to certain Series A and Series B Preferred Share investors for total gross cash proceeds of US$8,000,000

  (ii)
  11,831,308 Series C Preferred Shares ("PS-C Tranche II") were issued to the 2008 Convertible Note Holders upon the conversion of the 2008 Convertible Notes with deemed proceeds of US$3,605,000 (Note 15)

  (iii)
  12,436,707 Series C Preferred Shares ("PS-C Tranche III") were issued to the same PS-C Tranche I Series C Preferred Share investors on a pro rata basis for total gross cash proceeds of US$3,000,000

        The key features of the Series A, Series B and Series C Preferred Shares are as follows:

Voting

        The holder of each class of Series A, Series B and Series C Preferred Share is entitled to the number of votes into which such Series A, Series B and Series C Preferred Share could be converted into ordinary shares. Preferred shareholders are entitled to vote on all matters submitted to a vote of shareholders.

Dividends

        The holders of the Series B and Series C Preferred Shares are entitled to receive dividend when and if declared by the Board of Directors, on an as-converted basis prior to payment of any dividend with respect to Series A Preferred Shares and any ordinary shares of the Company. The holders of the Series A Preferred Shares are entitled to receive dividends, when and if declared by the Board of Directors, on an as-converted basis prior to payment of any dividend with respect any ordinary shares of the Company. No dividends will be paid to ordinary share holders of the Company, until a dividend (if declared) is paid in full to holders of the Series A, Series B and Series C Preferred Shares on an if-converted basis.

Liquidation

        In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary or the occurrence of a Deemed Liquidation Event defined as (a) there is a consolidation, amalgamation, merger, sale, transfer or disposition or other change of control transactions of the Company with another entity such that the existing shareholders cease to retain a majority of the voting power; (b) there is a sale, transfer or disposition of all or substantially all of the assets of the Company;

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. PREFERRED SHARES (Continued)

(c) the exclusive licensing of all or substantially all of the assets of the Company (unless waived by the holders of at least a majority of the outstanding Preferred Shares, voting together as a single group on an if-converted basis), the holders of Series B and Series C Preferred Shares, are entitled to receive, on parity with each other, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of Series A Preferred Shares and ordinary shareholders of the Company, 100% of the respective original issue price plus any declared but unpaid dividends. After such payment has been made to holders of the Series B and Series C Preferred Shares, the holders of Series A Preferred Shares, are entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the ordinary shareholders of the Company, 100% of the original issue price plus any declared but unpaid dividends. After such payment has been made to holders of the Series A Preferred Shares, any remaining assets or proceeds of the Company will be distributed pro rata to holders of ordinary shares, Series A, Series B and Series C Preferred Shares on an if-converted basis.

Redemption

        At any time after September 23, 2009, each Series A Preferred Share is redeemable at the option of each holder of the Series A Preferred Shares, at a redemption price equal to 150% of the original price per share, plus all declared but unpaid dividends, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations, or mergers.

        At any time after four years from the Series B Preferred Shares issuance date (April 20, 2007), each Series B or Series C Preferred Shares is redeemable at the option of each holder of the Series B or Series C Preferred Shares, at a redemption price equal to 150% of the original price per share, plus all declared but unpaid dividends, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations, or mergers.

Conversion

        Each class of Series A, B, C Convertible Preferred Share is convertible, at the option of the holder, at any time into an ordinary share as determined by the quotient of the original issuance price and the then-effective conversion price. The initial conversion price and conversion ratio is the original issuance price of each class of Series A, B, C Preferred Shares and one-for-one, respectively.

        The above conversion prices are subject to adjustments in the event that the Company issues additional ordinary shares or additional deemed ordinary shares through options or convertible instruments for a consideration per share received by the Company (net of any selling concessions, discounts or commissions) less than the original Series A, Series B or Series C Preferred Shares conversion prices, as the case may be, in effect on the date of and immediately prior to such issue. In such event, the Series A, Series B or Series C conversion price is reduced, concurrently with such issue, to a price as adjusted according to an agreed-upon formula. The above conversion prices are also subject to adjustments on a proportional basis upon other dilution events.

        The Company's Series B Preferred Share agreement contained a "2007 Performance Ratchet" whereby if the Company's revenue for the financial year ending on December 31, 2007 is lower than RMB115,504,000, then the Series B Conversion Price would be immediately reduced to US$0.33461 (as adjusted for any subdivision, or combination or consolidated of the ordinary shares that may occur prior to the reduction of the Series B Conversion Price).

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. PREFERRED SHARES (Continued)

        Similarly, the Company's Series C Preferred Share agreement contained a "2009 Performance Ratchet" whereby if the earnings before income tax, depreciation and amortization ("EBITDA") for the financial year ending December 31, 2009 is less than RMB113,500,000, then the Series C conversion price for Tranches I and II would be immediately reduced to an amount computed based on the product of (i) the PS-C Tranche I and II's original issuance price and (ii) a fraction where the numerator is (a) the higher of a pre-money valuation of US$95,000,000 or the adjusted pre-money valuation computed using the quotient of the 2009 EBITDA and RMB113,500,000, multiplied by the old pre-money valuation of RMB112,210,000 and (b) the denominator is pre-money valuation of RMB112,210,000.

        All Series A, Series B and Series C Preferred Shares will be automatically converted into ordinary shares of the Company at the then-effective conversion price upon to the closing of the Company's qualified IPO.

Registration rights

        The Series A, Series B and Series C Preferred Shares also contain registration rights which: (1) allow the holders to demand the Company to file a registration statement covering the offer and sale of Series A, Series B and Series C Preferred Shares after a qualified IPO; (2) require the Company to offer preferred shareholders an opportunity to include in a registration if the Company proposes to file a registration statement for a public offering of other securities; (3) allow the preferred shareholders to request the Company to file a registration statement on Form F-3 when the Company is eligible to use Form F-3. The Company is required to use its best effort to effect the registration if requested by the Preferred Shares holders, but there is no requirement to pay cash damages in the event that Company fails to register its shares.

Drag-along sale

        If at any time there is an offer to purchase all the equity in the Company, to merge or consolidate the Company with or into another corporation in which the Company is not the surviving entity; or a sale or transfer of all or substantially all the Company's properties and assets, and in each case, the transaction is at arm's length for an aggregate consideration of not less than US$300,000,000, then each preferred shareholder (except for the two preferred shareholders as discussed below) shall sell, transfer, convey or assign the Series A, Series B and Series C Preferred Shares pursuant to, and so as to give effect to, such offer to purchase, merger or consolidation, sale or transfer.

        Two preferred shareholders, Intel Capital (Cayman) Corporation and Intel Capital Corporation, have obtained a buy-out right ("Buy-Out Right") pursuant to which the holders can elect to participate in a Drag-Along Sale as described above or if otherwise, the Company has the obligation to purchase all their holdings of 26,923,076 Series A and 2,800,367 Series C Preferred Shares, respectively, or ordinary shares resulting from the conversion of such Preferred Shares. The price payable for each Preferred Share purchased upon the exercise of the Buy-Out Right is the price per share payable to other holders of Series A, Series B and Series C Preferred Shares in the Drag-Along Sale.

Accounting for Series A, Series B and Series C Preferred Shares

        The Series A, Series B and Series C Preferred Shares have been classified as mezzanine equity as these preferred shares may be redeemed at the option of the holders on or after an agreed upon date.

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. PREFERRED SHARES (Continued)

        The initial carrying value of the PS-A Tranche I was based on the total consideration less the estimated fair value of the detachable Series A Warrants and transaction costs that were directly attributable to the issuance. The initial carrying value of the PS-A Tranche II was based on the total consideration less transaction costs. The initial carrying value of the PS-A Tranche III was based on the total deemed proceeds less transaction costs that were directly attributable to the issuance. Deemed proceeds consist of the exercise price and the fair value of the Series A Warrants immediately before exercise (Note 16(a)).

        The initial carrying value of the PS-B Tranche I was the total consideration less the transaction costs directly attributable to the issuance. The initial carrying value of the PS-B Tranche II was recorded at the carrying value of the 2006 and 2007 Convertible Notes immediately prior to conversion (Note 15(a) and (b)). In addition, an amount of RMB 12,023,000, representing the fair value of the Series B Preferred Shares investors' obligation to finance the Founders' options, was recognized as part of the initial carrying value of the PS-B Tranche I and II with a debit to Additional Paid-in Capital (Note 18(c)).

        The initial carrying value of the PS-C Tranche I and III was based on the total consideration received for both tranches, since each tranche was issued to the same investors in the same proportion, and then allocated based on relative fair values of each respective tranche (due to the 2009 Performance Ratchet contained in Tranche I but not Tranche III). The initial carrying value of the PS-C Tranche II was recorded at the carrying value of the 2008 Convertible Notes immediately prior to conversion (Note 15(c)).

        The holders of Series A, Series B and Series C Preferred Shares have the ability to convert the instrument into the Company's ordinary shares. The Company evaluated the embedded conversion option in these convertible preferred shares to determine if there were any embedded derivatives requiring bifurcation and to determine if there were any beneficial conversion features.

        The conversion options and the contingent redemption options of the Series A, Series B and Series C Preferred Shares do not qualify for bifurcation accounting because the underlying ordinary shares are not publicly traded nor are they readily convertible into cash. There are no other significant embedded derivatives that are required to be bifurcated.

        Beneficial conversion features exist when the conversion price of the redeemable convertible preferred shares is lower than the fair value of the ordinary share at the commitment date. Since the redeemable convertible preferred shares are convertible from inception but contains conversion terms that change upon the occurrence of a future event, the contingent beneficial conversion feature is measured at the commitment date but not recognized until the contingency is resolved. The Company determined the estimated fair values of the ordinary and preferred shares with the assistance from an independent appraisal firm.

        On September 23, 2005, the commitment date, the effective conversion price used to measure the BCF for PS-A Tranche I and II was US$0.11 and US$0.13, respectively. No BCF was recognized as the estimated fair-value per ordinary share at the commitment date was US$0.08, which was less than the respective effective conversion prices. No BCF was recognized for PS-A Tranche III upon the exercise of the Series A Warrants (Note 16(a)).

        On April 20, 2007, the commitment date, the effective conversion price used to measure the BCF for PS-B Tranche I and II was US$0.41. No BCF was recognized as the estimated fair value per

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. PREFERRED SHARES (Continued)

ordinary share at the commitment date was US$0.30, which was less than the effective conversion price. No incremental BCF on PS-B Tranche II was recognized as the effective conversion price based on the deemed proceeds of the conversion of 2006 and 2007 Convertible Notes was higher than the fair value of the ordinary shares (Note 15 (a) and (b)). No contingent BCF was recognized when the contingency of the 2007 Performance Ratchet was resolved.

        On December 29, 2009, the commitment date, the effective conversion prices used to measure the BCF for PS-C Tranche I and III are determined on a relative fair value method (due to the existence of the 2009 Performance Ratchet on tranche I but not tranche III) and were US$0.35 and US$0.31, respectively. No BCF was recognized as the fair value per ordinary share at the commitment date was US$0.30, which was less than the effective conversion prices. No incremental BCF on PS-C Trance II was recognized as the effective conversion price based on the deemed proceeds of the conversion of 2008 Convertible Notes was higher than the fair value of the ordinary shares (Note 15 (c)). On December 31, 2009, when the contingency of the 2009 Performance Ratchet was resolved, the adjusted effective conversion prices used to measure contingent BCF for PS-C Tranche I and II were US$0.29 and US$0.26, respectively. The Company subsequently recorded a contingent BCF of US$177,085 and US$651,136 for PS-C Tranche I and II, as the fair value per ordinary share on December 29, 2009, the commitment date, was US$0.30. The discount from recording such BCF was immediately accreted in full as to the earliest conversion date is also the issuance date, and was treated as a return to the Series C Preferred Shareholders.

        As a result of the resolution of the Series C Preferred Share 2009 Performance Contingency Ratchet, the Series C Preferred Shares Tranche I and II's conversion prices were adjusted in accordance with the terms of the Tranche I and II Preferred Shares. Accordingly, the conversion ratio for each Series C Preferred Share within Tranche I and II was adjusted from 1 to 1.182 and 1 to 1.172, respectively. Concurrently, the revised Series C Preferred Share conversion prices triggered an anti-dilution provision contained in the Series B Preferred Share agreement with an adjustment to Series B's conversion price ratio from 1 to 1.027. No contingent BCF was required to be recognized as a result.

        The initial carrying values of the Series A, Series B and Series C Preferred Shares were accreted to the redemption value from the respective issuance dates to the earliest redemption date using the effective interest method. As a result, deemed dividends of RMB26,531,000, RMB34,159,000 and RMB30,772,000 (US$4,508,000) were recorded for the years ended December 31, 2007, 2008 and 2009, respectively.

        On July 7, 2009, the Company repurchased 1,000,000 of its Series B Preferred Shares at the equivalent of the par value of these Series B Preferred Shares from each Series B Preferred Shareholders on a pro rata basis with an aggregate purchase consideration of US$100. Accordingly, the difference between the purchase consideration and the carrying amount of the corresponding Series B Preferred Shares of US$491,705 was recognized as a credit in Additional Paid-in Capital.

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. PREFERRED SHARES (Continued)

        The movements in the carrying value of the Company's Series A Preferred Shares are summarized as follows:

	PS-A Tranche I	PS-A Tranche II	PS-A Tranche III	Total
	RMB'000	RMB'000	RMB'000	RMB'000
Balance as of January 1, 2007	47,578	21,646	—	69,224
Issuance of PS-A Tranche III	—	—	25,959	25,959
Accretion	6,589	2,998	—	9,587
Foreign currency translation adjustments	(2,854)	(1,298)	(1,367)	(5,519)

Balance as of December 31, 2007 and January 1, 2008	51,313	23,346	24,592	99,251
Accretion	6,872	3,126	—	9,998
Foreign currency translation adjustments	(3,471)	(1,579)	(1,467)	(6,517)

Balance as of December 31, 2008 and January 1, 2009	54,714	24,893	23,125	102,732
Accretion	5,530	2,516	—	8,046
Foreign currency translation adjustments	(54)	(25)	(21)	(100)

Balance as of December 31, 2009	60,190	27,384	23,104	110,678

Balance as of December 31, 2009 (US$'000)	8,818	4,012	3,384	16,214

        The movements in the carrying value of the Company's Series B Preferred Shares are summarized as follows:

	PS-B Tranche I	PS-B Tranche II	Total
	RMB'000	RMB'000	RMB'000
Balance as of January 1, 2007	—	—	—
Issuance of PS-B	220,261	23,410	243,671
Accretion	15,316	1,628	16,944
Foreign currency translation adjustments	(8,777)	(933)	(9,710)

Balance as of December 31, 2007 and January 1, 2008	226,800	24,105	250,905
Accretion	21,840	2,321	24,161
Foreign currency translation adjustments	(14,880)	(1,581)	(16,461)

Balance as of December 31, 2008 and January 1, 2009	233,760	24,845	258,605
Repurchase	(3,359)	—	(3,359)
Accretion	20,543	2,183	22,726
Foreign currency translation adjustments	(226)	(24)	(250)
Balance as of December 31, 2009	250,718	27,004	277,722

Balance as if December 31, 2009 (US$'000)	36,730	3,957	40,687

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. PREFERRED SHARES (Continued)

        The movements in the carrying value of the Company's Series C Preferred Shares are summarized as following:

	PS-C Tranche I	PS-C Tranche II	PS-C Tranche III	Total
	RMB'000	RMB'000	RMB'000	RMB'000
Balance as of January 1, 2009	—	—	—	—
Issuance of PS-C	54,626	24,616	20,484	99,726
BCF recognized	(1,209)	(4,446)	—	(5,655)
Accretion	1,209	4,446	—	5,655

Balance as of December 31, 2009	54,626	24,616	20,484	99,726

Balance as of December 31, 2009 (US$'000)	8,003	3,606	3,001	14,610

18. SHARE-BASED COMPENSATION

        In order to attract and retain the best available personnel, provide additional incentives to employees, directors and consultants and promote the success of the Company's business, the Company adopted a stock option plan in 2007 (the "2007 Plan"). Under the 2007 Plan, the Company may grant options to its employees, directors and consultants to purchase an aggregate of no more than 14,000,000 ordinary shares of the Company, subject to different vesting requirements. The 2007 Plan was approved by the Board of Directors and shareholders of the Company on October 16, 2008. On May 28, 2009, the Company adopted a new stock option plan (the "2008 Plan") which allows the Company to grant options to its employees, directors and consultants to purchase an aggregate of no more than 8,600,000 ordinary shares of the Company, subject to different vesting requirements.

        The 2007 Plan and 2008 Plan (collectively, the "Option Plans") will be administered by the Compensation Committee as set forth in the Option Plans (the "Plan Administrator"). The officers of the Company have been authorized and directed by the Plan Administrator to execute Option Agreements with those persons selected by the Plan Administrator and issue ordinary shares of the Company upon exercise of any options so granted pursuant to the terms of an Option Agreement.

        The Option Plans each contain the same terms and conditions. All options granted under the Option Plans have a term of ten years from the option grant date and have two different vesting schedules: 1) vest 100% on the stated vesting commencement date in the grantee's option agreement; or 2) vest 50% on the second anniversary of the stated vesting commencement date, 25% on the third anniversary of the stated vesting commencement date and the remaining 25% vesting on the fourth anniversary of the stated vesting commencement date. During the years ended December 31, 2007, 2008 and 2009, the Company granted nil, 13,920,850 and 5,008,060 options, respectively, to a combination of employees, consultants and directors of the Company at exercise prices ranging from RMB0.07 to RMB1.77 (US$0.01 to US$0.26). As of December 31, 2009, options to purchase 18,928,910 of ordinary shares were outstanding and options to purchase 3,671,090 ordinary shares were available for future grant under the Option Plans.

        The binomial option pricing model was applied in determining the estimated fair value of the options granted to employees and non-employees. The model requires the input of highly subjective assumptions including the estimated expected stock price volatility, the expected price multiple at which employees are likely to exercise share options. For expected volatilities, the Company has made

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. SHARE-BASED COMPENSATION (Continued)

reference to the historical price volatilities of ordinary shares of several comparable companies in the same industry as the Company. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury Bills yield in effect at the time of grant. The estimated fair value of the ordinary shares, at the option grant dates, was determined with assistance from GCA. The Company's management is ultimately responsible for the determination of the estimated fair value of its ordinary shares.

(a) Options Granted to Employees

        The following table summarized the Company's employee share option activity under the Option Plans:

	Number of options	Weighted average exercise price	Weighted average remaining contractual term	Aggregate intrinsic value
		(US$)	(Years)	(US$'000)
Outstanding, January 1, 2008	—	—		—
Granted	11,992,850	0.11
Exercised	—	—
Forfeited	—	—

Outstanding, December 31, 2008	11,992,850	0.11	8.38	523

Vested and expected to vest at December 31, 2008	11,992,850	0.11	8.38	523

Exercisable at December 31, 2008	5,550,850	0.08

Granted	5,008,060	0.26
Exercised	—	—
Forfeited	—	—

Outstanding, December 31, 2009	17,000,910	0.15	7.88	2,564

Vested and expected to vest at December 31, 2009	17,000,910	0.15	7.88	2,564

Exercisable at December 31, 2009	9,317,000	0.11

        The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the estimated fair value of the underlying stock at each reporting date, for those awards that have an exercise price below the estimated fair value of the Company's shares. As of December 31, 2009, the Company has options outstanding to purchase an aggregate of 17,000,910 shares with an exercise price below the estimated fair value of the Company's shares, resulting in an aggregate intrinsic value of RMB17,502,000 (US$2,564,000).

        The Company has accounted for its options granted to employees as liability awards as the options are indexed to a foreign currency in addition to the Company's share price as the exercise price is denominated in US$ while the functional currency of the Company is RMB. The share-based compensation liability is initially recognized at estimated fair-value on the date of grant and is subsequently remeasured at the end of each reporting period with an adjustment for the estimated fair-value recorded to the current period expense in order to properly reflect the cumulative expense based on the current estimated fair value of the vested options over the vesting period. The Company

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. SHARE-BASED COMPENSATION (Continued)

has recognized share-based compensation expenses using the accelerated method for liability classified share options granted with service conditions that have a graded vesting schedule. RMB5,082,000 and RMB12,433,000 (US$1,821,000) were recorded as share-based compensation expenses in captions consistent with the payroll cost classification of the grantees, with a corresponding credit to share-based compensation liability during the years ended December 31, 2008 and 2009, respectively. No share based compensation liabilities have been paid through December 31, 2009. As of December 31, 2009, there was RMB24,208,000 (US$3,546,000) of unrecognized share-based compensation cost related to share options issued to employees, which are expected to be recognized following the accelerated method over the remaining vesting periods of different tranches, ranging from 1.25 years to 3.75 years.

        If and when the Company successfully completes an IPO in the U.S., the Company will account for its options granted to employees as equity awards, given that the Company's shares are publicly traded in the U.S. and therefore, the options are no longer considered dual-indexed. The fair value of the unvested options granted to employees will be re-measured on the IPO date, with the fair value of the options reclassified to equity and the fair value of the unvested options to be recognized over the remaining requisite service period as compensation expenses using the accelerated method.

        The Company calculated the estimated fair value of the options on the respective grant dates using the binomial option pricing model with the following assumptions:

	October 16, 2008	June 18, 2009
Suboptimal exercise factor	2	2
Risk-free interest rates	4.74%	4.17%
Expected volatility	78%	81.1%
Expected dividend yield	0%	0%
Weighted average fair value of share option	0.117	0.140

        The Company calculated the estimated fair value of the options at each reporting date using the binomial option pricing model with the following assumptions:

	December 31, 2008	December 31, 2009
Suboptimal exercise factor	2	2
Risk-free interest rates	3.45%	3.57%
Expected volatility	80.8%	67.8%
Expected dividend yield	0%	0%

(b) Share options issued to non-employees

        The Company granted 1,928,000 options to non-employees on October 16, 2008, which were immediately vested upon grant. The weighted average exercise price of each option was US$0.01. As of December 31, 2009, there were 1,928,000 options outstanding and exercisable.

        The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the estimated fair value of the underlying stock at each reporting date, for those awards that have an exercise price below the fair value of the Company's ordinary shares. As of December 31, 2009, the Company has options outstanding to purchase an aggregate of 1,928,000 shares with an exercise price below the estimated fair value of the Company's shares, resulting in an aggregate intrinsic value of RMB3,876,000 (US$568,000).

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. SHARE-BASED COMPENSATION (Continued)

        The Company records share-based compensation expenses on the grant date equal to the estimated fair-value of the share options at the measurement date. The estimated fair-value of the options granted to non-employees at grant date was determined to be RMB2,099,000 (US$308,000) which was recorded in sales and marketing expenses.

        The Company calculated the estimated fair value of the options on the grant date using the binomial option pricing model with the following assumptions:

October 16, 2008
Risk-free interest rates	2
Expected term	4.74%
Expected volatility	78%
Expected dividend yield	0%
Fair value of share option	US$0.16

(c) Founders' Options

        On April 20, 2007, in connection to the Series B Preferred Shares financing (Note 17), the holders of Series B Preferred Shares, on a pro rata basis, granted the Founders options to acquire up to an aggregate of 3,400,000 ordinary shares ("Founders' Options") from holders of Series B Preferred shares which had a vesting commencement date that was contingent on the Company meeting a performance condition of 2007 revenues ("Revenue Milestone"). The exercise price of each option is US$0.0001. No options will be vested if the 2007 revenues is less than the Revenue Milestone. 25% of the Founders' Options will vest 12, 24, 36, and 48 months from the date of the above performance condition has been met, subject to the Founders' continuous service to the Company.

        Upon the exercise of the Founders' Options, the holders of Series B Preferred Shares shall convert such number of Series B Preferred Shares into such number of ordinary shares and transfer such ordinary shares to the Founders in exchange for the exercise price.

        On July 7, 2009, a supplementary agreement was entered into between the holders of the Series B Preferred Shares and the Founders to confirm that the Revenue Milestone was achieved and that the vesting commencement date was April 1, 2008. The founders attributed the achievement of the performance condition to the joint effort of all the employees and believed it appropriate to recognize this by way of giving up their rights to 1,000,000 of the Founders' Options to fund a portion of the employee share option scheme in the future. At the request of the founders, the number of ordinary shares under the Founders' Options was reduced from 3,400,000 to 2,400,000 and as a result we repurchased and cancelled 1,000,000 Series B convertible preferred shares from Series B convertible preferred share holders at par value of US $0.0001. (Note 17).

        The Founders' Options have been awarded by the holders of Series B Preferred Shares for the Founders' continuing services to the Company. Accordingly, such Founders' Options are recorded as share-based compensation expenses in the Company with an offsetting credit to additional paid-in capital, reflecting a pushdown of such expenses as incurred by the holders of Series B Preferred Shares. As the Founders' Options are indexed to a foreign currency in addition to the Company's share price, the Founders' Options is initially recognized at fair value on the date of grant and is subsequently remeasured at the end of each reporting period with an adjustment for fair value recorded to the current period expense in order to properly reflect the cumulative expense based on the current fair

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. SHARE-BASED COMPENSATION (Continued)

value of the vested options over the vesting period. During the year ended December 31, 2007, the Company has assessed that it is probable that the Revenue Milestone would be met, accordingly the Company commenced recognition of the related compensation expenses using the accelerated method. RMB3,379,000, RMB(1,191,000) and RMB1,958,000 (US$287,000) (net of the reversal of the 1,000,000 Founders' Options cancelled of RMB1,127,132 (US$165,125) on the cancellation date) were recorded as compensation expense, with a corresponding credit to additional paid-in capital during the year ended December 31, 2007, 2008 and 2009, respectively.

        The Company calculated the estimated fair value of the options on the grant date and cancellation date (for the above-mentioned 1,000,000 Founders' Options) using the binomial option pricing model with the following assumptions:

	April 20, 2007	July 7, 2009
Suboptimal exercise factor	2	2
Risk-free interest rates	4.78%	3.77%
Expected volatility	76.7%	80.8%
Expected dividend yield	0%	0%

        The Company calculated the estimated fair value of the options at each reporting date using the binomial option pricing model with the following assumptions:

	December 31, 2008	December 31, 2009
Suboptimal exercise factor	2	2
Risk-free interest rates	3.48%	3.81%
Expected volatility	82.9%	72.9%
Expected dividend yield	0%	0%

        A total compensation expense relating to options granted to employees, non-employees and Founders' options recognized for the years ended December 31, 2007, 2008 and 2009 is as follows:

	2007	2008	2009
	RMB'000	RMB'000	RMB'000	US$'000
Cost of revenues	—	1,499	2,489	365
Sales and marketing expenses	—	3,223	5,352	784
General and administration expenses	3,379	(156)	4,185	613
Research and development expenses	—	1,424	2,365	346

	3,379	5,990	14,391	2,108

19. STATUTORY RESERVES

        Under PRC law, ChinaCache Beijing, Beijing Blue IT, Beijing Jingtian and Shanghai JNet are required to provide for certain statutory reserves, namely a general reserve, an enterprise expansion fund and a staff welfare and bonus fund. The entities are required to allocate at least 10% of their after tax profits on individual company basis as determined under PRC GAAP to the general reserve and have the right to discontinue allocations to the general reserve if such reserve has reached 50% of registered capital. Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the Board of Directors of the entity. These reserves can only be used for

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. STATUTORY RESERVES (Continued)

specific purposes and are not transferable to the Company in the form of loans, advances, or cash dividends.

        As of December 31, 2008 and 2009, the Company had appropriated RMB1,326,000 and RMB1,326,000 (US$194,000), respectively in its statutory reserves.

20. MAINLAND CHINA EMPLOYEE CONTRIBUTION PLAN

        As stipulated by the regulations of the PRC, full-time employees of the Company in the PRC participate in a government-mandated multiemployer defined contribution plan organized by municipal and provincial governments. Under the plan, certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. The Company is required to make contributions to the plan based on certain percentages of employees' salaries. The total expenses for the plan were RMB8,746,000, RMB7,893,000 and RMB8,053,000 (US$1,180,000), respectively, for the years ended December 31, 2007, 2008 and 2009.

21. INCOME TAXES

Enterprise income tax

Cayman Islands

        The Company is a tax exempt company incorporated in the Cayman Islands and conducts substantially all of its business through its subsidiaries and VIEs.

United States of America

        ChinaCache North America, Inc. was registered in California, United States of America in 2007. The entity is subject to both California State Income Tax (8.84%) and Federal Income Tax (graduated income tax rate up to 35%) on its taxable income under the current laws of the state of California and United States of America. For the years ended December 31, 2007, 2008, and 2009, due to losses generated in the period, ChinaCache North America, Inc. has incurred only minimum tax expense.

Hong Kong

        ChinaCache Networks (Hong Kong) Limited, the Company's wholly owned subsidiary incorporated in Hong Kong, is subject to Hong Kong corporate income tax at a rate of 16.5% on the estimated assessable profits arising in Hong Kong. For the years ended December 31, 2007, 2008 and 2009, ChinaCache Networks (Hong Kong) Limited had no provision for income taxes, as it had no assessable profits during these years.

The PRC

        ChinaCache Beijing, Beijing Blue IT, Beijing Jingtian and Shanghai JNet are registered in the PRC and subject to PRC enterprise income tax ("EIT") on the taxable income in accordance with the relevant PRC income tax laws.

        Prior to January 1, 2008, both ChinaCache Beijing and Beijing Blue IT, located in the Beijing Zhongguancun Science Park, were certified as High and New Technology Enterprises ("HNTE"),

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21. INCOME TAXES (Continued)

eligible for a tax holiday and 15% preferential tax rate. The tax holiday provided each entity a 100% exemption from EIT beginning from its first year of cumulative profit, and a 50% exemption of EIT for the next three years. The entities were entitled to these tax benefits so long as they continued to qualify as HNTE. As such, Beijing Blue IT was entitled to a 15% tax rate and ChinaCache Beijing was exempt from income taxes during the year ended December 31, 2007.

        On March 16, 2007, the National People's Congress enacted the Enterprise Income Tax Law ("the New EIT Law"), effective on January 1, 2008. The New EIT Law unified the previously-existing separate income tax laws for domestic enterprises and foreign invested enterprises ("FIEs") and adopted a unified 25% enterprise income tax rate applicable to all resident enterprises in China, except for certain entities eligible for preferential tax rates and grandfather rules stipulated by the New EIT Law. In accordance with the implementation rules of the New EIT Law, entities that previously qualified for HNTE do not automatically qualify for similar preferential tax treatments under the New EIT Law.

        On December 18, 2008, Beijing Blue IT received official approval for its HNTE status under the New EIT Law. The HNTE status is valid for three years commencing in 2008 and ending in 2010. The Company's other PRC subsidiaries were subject to EIT at a rate of 25% for the years ended December 31, 2008 and 2009.

        Under the New EIT Law, dividends paid by PRC enterprises out of profits earned post-2007 to non-PRC tax resident investors are subject to PRC withholding tax of 10%. A lower withholding tax rate may be applied based on applicable tax treaty with certain countries.

        The New EIT Law also provides that enterprises established under the laws of foreign countries or regions and whose "place of effective management" is located within the PRC are considered PRC tax resident enterprises and subject to PRC income tax at the rate of 25% on worldwide income. The definition of "place of effective management" refers to an establishment that exercises, in substance, overall management and control over the production and business, personnel, accounting, properties, etc. of an enterprise. As of December 31, 2009, no applicable detailed interpretation or guidance has been issued to define "place of effective management" for non Chinese-Source-Fund controlled enterprises. Furthermore, as of December 31, 2009, the administrative practice associated with interpreting and applying the concept of "place of effective management" is unclear. The Company has analyzed the applicability of this law and considered that the Company and non-PRC subsidiaries do not have a place of effective management in the PRC. However, the Company will continue to monitor the related development and application.

        Loss before income tax expense consists of:

	For the Years Ended December 31,
	2007	2008	2009
	RMB'000	RMB'000	RMB'000	US$'000
Non-PRC	(18,355)	(27,283)	(36,989)	(5,419)
PRC	(69,552)	(121,454)	(135)	(20)

	(87,907)	(148,737)	(37,124)	(5,439)

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21. INCOME TAXES (Continued)

        The income tax expense comprises:

	For the Years Ended December 31,
	2007	2008	2009
	RMB'000	RMB'000	RMB'000	US$'000
Current	6	6,641	3,066	449
Deferred	—	(3,578)	(1,023)	(150)

	6	3,063	2,043	299

        The reconciliation of tax computed by applying the statutory income tax rate of 33% for the year ended December 31, 2007 and 25% for the years ended December 31, 2008 and 2009 applicable to the PRC operations to income tax expense is as follows:

	For the Years Ended December 31,
	2007	2008	2009
	RMB'000	RMB'000	RMB'000	US$'000
Loss before income tax expense	(87,907)	(148,737)	(37,124)	(5,439)

Income tax computed at PRC statutory tax rate of 33% or 25%	(29,009)	(37,184)	(9,281)	(1,360)
Preferential tax rates	934	585	(187)	(27)
Tax holiday	1,300	—	—	—
International rate differences	5,861	3,963	8,159	1,195
Research and development expenses	—	(1,414)	(1,264)	(185)
Non-deductible expenses	16,023	25,164	5,117	750
Deferred tax on outside basis differences	—	5,791	1,403	206
Tax on deemed profit	—	(4,330)	(1,321)	(194)
Changes in unrecognized tax benefits	—	5,488	2,814	412
Changes in the valuation allowance	4,897	5,000	(3,397)	(498)

Income tax expense	6	3,063	2,043	299

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21. INCOME TAXES (Continued)

        Deferred tax assets and liabilities reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of deferred tax assets and liabilities are as follows:

	As of December 31,
	2007	2008	2009
	(RMB'000)	(RMB'000)	(RMB'000)	(US$'000)
Deferred tax assets:
Current:
—Allowance for doubtful accounts	383	588	586	86
—Accruals	461	1,891	1,878	275
Valuation allowance	(844)	(2,479)	(2,464)	(361)

Net current deferred tax assets	—	—	—	—

Non-current:
—Tax losses	2,736	5,007	4,532	664
—Property and equipment	3,553	4,647	1,740	255
Valuation allowance	(6,289)	(9,654)	(6,272)	(919)

Net non-current deferred tax assets	—	—	—	—

Total Deferred tax assets	—	—	—	—

Deferred tax liabilities:
Current:
—Intangible assets	—	1,458	694	102

Current deferred tax liabilities	—	1,458	694	102

Non-current:
—Intangible assets	—	1,801	139	20
—Outside basis of domestic VIEs	—	15,280	16,683	2,444

Non-current deferred tax liabilities	—	17,081	16,822	2,464

Total deferred tax liabilities	—	18,539	17,516	2,566

        As of December 31, 2008 and 2009, the Company has net tax operating losses from its PRC subsidiaries, as per filed tax returns, of RMB84,994,000 and RMB145,308,000 (US$21,288,000), respectively, which start to expire in 2012. As of December 31, 2008 and 2009, the Company has net tax operating losses from its non-PRC subsidiaries, as per filed tax returns, of RMB5,887,000 and RMB8,380,000 (US$1,228,000), respectively, which start to expire in 2029.

        The benefit of the tax holiday per basic and diluted loss per share is not disclosed, as none of the entities within the Company enjoyed any benefits from tax holiday during the years ended December 31, 2007, 2008 and 2009, because of their accumulated loss position during the tax holiday.

        ASC740 requires the Company to consider deferred taxes on the book-tax difference of investments in subsidiaries on an entity-by-entity basis; however, ASC740-30 provides an exception for foreign subsidiaries if sufficient evidence shows that the subsidiary has invested or will invest the undistributed earnings indefinitely or that the earnings will be remitted in a tax-free liquidation.

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21. INCOME TAXES (Continued)

However, Shanghai JNet, with primary beneficiary being ChinaCache Beijing, cannot apply such exemption, and the Company provided the outside basis taxes on its undistributed earnings correspondingly.

        As of December 31, 2009, the Company intends to permanently reinvest the undistributed earnings from other foreign subsidiaries to fund future operations. The amount of unrecognized deferred tax liabilities for temporary differences related to investments in foreign subsidiaries is not determined because such a determination is not practicable.

Unrecognized Tax Positions

        As of December 31, 2008 and 2009, the Company recorded liabilities of RMB39,051,000 and RMB42,847,000 (US$6,277,000) for unrecognized tax positions related to under-reported income, a difference between tax on deemed profit and statutory tax income, and transfer pricing for certain subsidiaries and VIEs. It is possible that the amount of unrecognized tax positions will change in the next 12 months, however, an estimate of the range of the possible change cannot be made at this time. Unrecognized tax benefits of RMB19,773,000 and RMB22,587,000 (US$3,309,000) as at December 31, 2008 and 2009, respectively, if recognized, will impact the effective tax rate.

        A roll-forward of accrued unrecognized tax benefits is as follows:

	December 31,
	2008	2009
	RMB'000	RMB'000	US$'000
Balance—beginning	9,080	39,051	5,721
Additions based on tax positions related to the current year	16,451	4,027	590
Acquisition of JNet Group (Note 4)	13,520	—	—
Reversal based on tax positions related to the current year	—	(231)	(34)

Balance—end	39,051	42,847	6,277

        In each of the years ended December 31, 2007, 2008 and 2009, the Company recorded interest expense of nil, RMB1,908,000, and RMB3,122,000 (US$457,000), respectively. In each of the years ended December 31, 2007, 2008, and 2009, the Company recorded penalties of nil, RMB3,126,000, and RMB1,086,000 (US$159,000), respectively.

        As of December 31, 2009, the tax years ended December 31, 2004 through 2009 for the PRC entities remain open for statutory examination by the PRC tax authorities.

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22. RELATED PARTY BALANCES AND TRANSACTIONS

        The principal related parties with which the Company had transactions during the periods presented are as follows:

Name of Related Parties	Relationship with the Company
Mr. Wang Song	The Co-Founder and Director of the Company
Ms. Kou Xiaohong	The Co-Founder and Director of the Company
Blue I.T. Technologies Limited ("Blue IT")	A company 100% owned by Ms. Kou Xiaohong
Harvest Century International Ltd. ("HCI")	A company 100% owned by Ms. Kou Xiaohong
Sundream Holdings Ltd.(i)	A shareholder of the Company
SmartAsia Holdings Ltd.(i)	A shareholder of the Company
JAFCO Asia Technology Fund II(ii)	A shareholder of the Company
Investor Investments Asia Limited(ii)	A shareholder of the Company
Investor Group Asia LP(ii)	A shareholder of the Company
Starr International Cayman, Inc.(ii)	A shareholder of the Company
Qiming Venture Partners, L.P.(ii)(iii)	A shareholder of the Company
Qiming Managing Directors Fund, L.P.(ii)(iii)	A shareholder of the Company
Ignition Venture Partners III, L.P.(ii)(iii)	A shareholder of the Company
Ignition Managing Directors Fund III, LLC(ii)(iii)	A shareholder of the Company
SIG China Investments One,Ltd(ii)(iii)	A shareholder of the Company
Intel Capital (Cayman) Corporation(ii)	A shareholder of the Company
Intel Capital Corporation(ii)(iii)	A shareholder of the Company
Mr. Mei Yongkai	The shareholder of Sundream Holdings Ltd.
Ms. Mei Xiurong	The shareholder of SmartAsia Holdings Ltd.

(i)
Collectively referred as "Former JNet Group Shareholders"

(ii)
Collectively referred as preferred shareholders (Notes 15 and 17)

(iii)
Collectively referred as "Series C Preferred Shareholders"

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22. RELATED PARTY BALANCES AND TRANSACTIONS (Continued)

        The Company had the following related party balances as of December 31, 2008 and 2009:

	Mr. Wang Song	Ms. Kou Xiaohong	Blue IT	HCI	Former JNet Group Shareholders	Series C Preferred shareholders	Mr. Mei Yongkai	Ms. Mei Xiurong	Total
Balance as of January 1, 2008	590	(312)	430	—	—	—	—	—	708
Acquisition of JNet Group	—	—	—	—	—	—	27,828	2,807	30,635
Loans to a related party	—	—	—	—	—	—	20,274	—	20,274
Expenses paid on behalf of related parties	619	341		—	—	—	—	—	960
Expenses paid by related parties on behalf of the Company	—	—	(612)	—	—	—	—	—	(612)
Consideration payable for JNet Group acquisition	—	—	—	—	(54,293)	—	—	—	(54,293)
Imputed interest for amount due to related party	—	—	—	—	(3,051)	—	—	—	(3,051)
Exchange gain	—	—	—	—	40	—	—	—	40

Balance as of December 31, 2008	1,209	29	(182)	—	(57,304)	—	48,102	2,807	(5,339)

Expenses paid by related parties on behalf of the Company	(854)	(34)	—	—	—	—	—	—	(888)
Repurchase of ordinary shares	—	—	—	(20,486)	—	—	—	—	(20,486)
Issuance of Series C Preferred shares	—	—	—	—	—	34,586	—	—	34,586
Loans to a related party	—	—	—	—	—	—	14,681	—	14,681
Imputed interest for amount due to related party	—	—	—	—	(1,769)	—	—	—	(1,769)
Exchange gain	—	—	—	—	55	—	—	—	55

Balance as of December 31, 2009	355	(5)	(182)	(20,486)	(59,018)	34,586	62,783	2,807	20,840

Balance as of December 31, 2009 (US$'000)	52	(1)	(27)	(3,001)	(8,645)	5,067	9,198	412	3,055

        The amounts due from Series C Preferred Shareholders were received on January 2 and January 6, 2010. The amount due to HCI was repaid on January 21, 2010. The corresponding amounts due from Mr. Mei Yongkai and Ms. Mei Xiurong will be settled in accordance with the Supplemental Agreement signed on January 28, 2010 (Note 4(a)).

        Other balances with related parties are unsecured, interest-free and repayable on demand.

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

23. ISSUANCE AND REPURCHASE OF ORDINARY SHARES

(a) Issuance of ordinary shares for the acquisition of software

        During fiscal year 2006, the Company acquired certain developed software from a third party. The total consideration for the purchase was RMB17,407,000 which consists of: (1) a total cash payment of RMB6,110,000; and (2) issuance of a total of 5,345,644 ordinary shares of the Company by installments upon the achievement of certain post-closing standard representations and warranties. The Company determined the fair value of the ordinary share consideration which amounted to RMB11,297,000 with the assistance of an independent valuation performed by an independent valuation firm. As a result, 2,203,667, 785,494 and 2,356,483 ordinary shares of the Company were issued on October 31, 2006, August 15, 2007 and November 16, 2007, respectively.

(b) Repurchase of ordinary shares

        On December 29, 2009, the Company repurchased 12,436,707 ordinary shares from one of its shareholders, Harvest Century International Limited, at a purchase consideration of US$0.2412 per share for total purchase consideration of RMB20,486,000. The shares were cancelled immediately after the repurchase. The excess of purchase consideration over the par value of these ordinary shares of RMB20,477,000 recognized as an increase to accumulated deficit.

24. RESTRICTED NET ASSETS

        The Company's ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by the Company's PRC subsidiaries only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the consolidated financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of the Company's subsidiaries.

        In accordance with the PRC Regulations on Enterprises with Foreign Investment and the articles of association of the Company's PRC subsidiaries, a foreign-invested enterprise established in the PRC is required to provide certain statutory reserves, namely general reserve fund, the enterprise expansion fund and staff welfare and bonus fund which are appropriated from net profit as reported in the enterprise's PRC statutory accounts. A foreign-invested enterprise is required to allocate at least 10% of its annual after-tax profit to the general reserve until such reserve has reached 50% of its respective registered capital based on the enterprise's PRC statutory accounts. Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the board of directors for all foreign-invested enterprises. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends. ChinaCache BJ were established as foreign-invested enterprises and, therefore, are subject to the above mandated restrictions on distributable profits.

        As a result of these PRC laws and regulations subject to the limit discussed above that require annual appropriations of 10% of after-tax income to be set aside, prior to payment of dividends as general reserve fund, the Company's PRC subsidiaries are restricted in their ability to transfer a portion of their net assets to the Company.

        Amounts restricted include paid-in capital and statutory reserve funds of the Company's PRC subsidiaries, as determined pursuant to PRC generally accepted accounting principles, totaling an aggregate of RMB19,826,499 (US$2,905,000) as of December 31, 2009.

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

25. LOSS PER SHARE

        Basic and diluted loss per share for each of the periods presented is calculated as follows:

	For the years ended December 31,
	2007	2008	2009
	RMB'000	RMB'000	RMB'000	US$'000
Numerator:
Net Loss	(87,913)	(151,800)	(39,167)		(5,738)
Accretion of redeemable convertible preferred shares:
—Series A	(9,587)	(9,998)	(8,046)		(1,179)
—Series B	(16,944)	(24,161)	(22,726)		(3,329)
—Series C	—	—	(5,655)		(828)
Effect of foreign exchange rate movement on redeemable convertible preferred shares
—Series A	5,519	6,517	100		15
—Series B	9,710	16,461	250		37

Net loss attributable to ordinary shareholders:	(99,215)	(162,981)	(75,244)		(11,022)

Denominator:
Number of shares outstanding, opening	88,203,667	91,345,644	96,912,599		96,912,599
Weighted average number of shares issued	587,506	3,096,142	—		—
Weighted average number of shares repurchased	—	—	(68,146)		(68,146)

Weighted-average number of shares outstanding—Basic	88,791,173	94,441,786	96,844,453		96,844,453

Weighted-average number of shares outstanding—diluted	88,791,173	94,441,786	96,844,453		96,844,453

Loss per share
—basic	RMB (1.12)	RMB (1.73)	RMB (0.78)	US$	(0.11)

—diluted	RMB (1.12)	RMB (1.73)	RMB (0.78)	US$	(0.11)

        The effects of share options and Series A, Series B and Series C Preferred Shares and 2008 Convertible Notes have been excluded from the computation of diluted loss per share for the years ended December 31, 2007, 2008 and 2009 as their effects would be anti-dilutive.

        The Company issued redeemable convertible preferred shares (Note 17) that will convert automatically into common shares upon the completion of a qualified IPO. Assuming the conversion

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

25. LOSS PER SHARE (Continued)

had occurred "on a hypothetical basis" on January 1, 2009, the pro forma basic and diluted net loss per share for the year ended December 31, 2009 is calculated as follows:

	For the year ended December 31, 2009
	RMB'000 (unaudited)	US$'000 (unaudited)
Numerator:
Net loss attributable to ordinary shareholders	(75,244)		(11,022)
Pro forma effects of Preferred Shares
Accretion of redeemable convertible preferred shares:
—Series A	8,046		1,179
—Series B	22,726		3,329
—Series C	5,655		828
Effect of foreign exchange rate movement on redeemable convertible preferred shares
—Series A	(100)		(15)
—Series B	(250)		(37)

Numerator for pro forma basic and diluted net loss per share	(39,167)		(5,738)

Denominator:
Number of shares outstanding, opening	96,912,599		96,912,599
Weighted average number of shares repurchased	(68,146)		(68,146)
Conversion of Preferred Share to ordinary shares (205,565,425 shares)	205,565,425		205,565,425

Denominator for pro forma basic net loss per share	302,409,878		302,409,878

Denominator for pro forma diluted net income per share	302,409,878		302,409,878

Pro forma basic net loss per share (unaudited)	RMB (0.13)	US$	(0.02)

Pro forma diluted net loss per share (unaudited)	RMB (0.13)	US$	(0.02)

26. FAIR VALUE MEASUREMENT

        The Company applies ASC topic 820, Fair Value Measurements and Disclosures. ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. ASC 820 requires disclosures to be provided on fair value measurement.

        ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

        Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

        Level 2—Include other inputs that are directly or indirectly observable in the marketplace.

        Level 3—Unobservable inputs which are supported by little or no market activity.

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

26. FAIR VALUE MEASUREMENT (Continued)

        ASC 820 describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

        In accordance with ASC 820, the Company measures the share-based compensation liability at fair value. The share-based compensation liability are classified within Level 3 because they are valued using the binomial option pricing model that utilizes unobservable inputs, such as the stock price, expected stock price volatility, the expected price multiple at which employees are likely to exercise share options and the expected employee forfeiture rate.

        Liabilities measured at fair value on a recurring basis are summarized below:

	Fair value at December 31, 2008	Fair value at December 31, 2009
	RMB'000	RMB'000
Share-based compensation liability	5,082	17,515

        The following table presents a reconciliation of all liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3):

Share-based compensation liability
RMB'000
Fair value at January 1, 2008	—
Issuances
—Vested (Note 18)	4,942
—Unvested (Note 18)	—
Changes in fair value	140
Transfers in and/or out of Level 3	—

Fair value at December 31, 2008	5,082
Issuances
—Vested (Note 18)	389
—Unvested (Note 18)	—
Changes in fair value	12,044
Transfers in and/or out of Level 3	—

Fair value at December 31, 2009	17,515

        Changes in fair value of the share-based compensation liability were recorded as compensation expense in captions consistent with the payroll cost classification in the accompanying consolidated statements of operations. The Company's valuation techniques used to measure the fair values of the share-based compensation liability were derived from management's assumptions or estimations and are discussed in Note 18—Share-based compensation, respectively.

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

26. FAIR VALUE MEASUREMENT (Continued)

        In accordance with ASC 820, the Company measures the acquired intangible assets and goodwill at fair value. These assets are classified within Level 3 because they are valued using an income approach using discounted cash flows derived based on management's assumptions and estimates as further discussed in Note 2(i) and (k).

        Assets measured at fair value on a non-recurring basis are summarized below:

	Fair value at December 31, 2008	Fair value at December 31, 2009	Total losses recognized for the year ended December 31, 2008	Total losses recognized for the year ended December 31, 2009
	RMB'000	RMB'000	RMB'000	RMB'000
Acquired intangible assets
—Supplier contracts	4,533	1,153	11,596	1,567
—Customer relationships	7,140	1,855	9,293	1,715
—Noncompete agreements	1,230	228	1,102	592
Goodwill	20,035	16,989	53,156	3,046

        The above resulting impairment charges were included in "Impairment of acquired intangible assets and goodwill" in the consolidated statements of operations.

27. COMMITMENTS AND CONTINGENCIES

(a) Variable Interest Entity Structure

        The Company has three VIEs as of December 31, 2009. In the opinion of management, (i) the ownership structure of the Company, and the VIEs are in compliance with existing PRC laws and regulations; (ii) the contractual arrangements with the VIEs and its shareholder are valid and binding, and will not result in any violation of PRC laws or regulations currently in effect; and (iii) the Company's business operations are in compliance with existing PRC laws and regulations in all material respects.

        However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Accordingly, the Company cannot be assured that PRC regulatory authorities will not ultimately take a contrary view to its opinion. If the current ownership structure of the Company and its contractual arrangements with VIEs are found to be in violation of any existing or future PRC laws and regulations, the Company may be required to restructure its ownership structure and operations in the PRC to comply with the changing and new PRC laws and regulations. In the opinion of management, the likelihood of loss in respect of the Company's current ownership structure or the contractual arrangements with VIEs is remote based on current facts and circumstances.

(b) Operating Leases

        The Company leases facilities in the PRC under non-cancelable operating leases expiring on different dates. Total rental expense under all operating leases was RMB2,551,000, RMB3,716,000 and RMB3,116,000 (US$457,000) for the years ended December 31, 2007, 2008 and 2009, respectively.

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

27. COMMITMENTS AND CONTINGENCIES (Continued)

        As of December 31, 2009, the Company had future minimum lease payments under non-cancelable operating leases with initial terms of one-year or more in relation to office premises consist of the following:

December 31, 2009
RMB'000
2010	3,975
2011	3,353
2012	1,174

8,502

(c) Purchase Commitments

        As of December 31, 2009, the Company had outstanding purchase commitments in relation to bandwidth of RMB48,422,000 (US$7,094,000).

28. SUBSEQUENT EVENTS

(a) Supplementary VIE agreements

        Certain supplementary VIE agreements were entered into by the Company, ChinaCache BJ, the VIEs and the Nominee Shareholders, in May, 2010. Details are discussed in detail in Note 1.

(b) Acquisition of JNet Group

        A supplementary agreement was entered into between the Company and the Sellers on January 28, 2010. Details are discussed in detail in Note 4.

CHINACACHE INTERNATIONAL HOLDINGS LTD.

INDEX TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Page
Unaudited Interim Condensed Consolidated Financial Statements
Unaudited Interim Condensed Consolidated Balance Sheets as of December 31, 2009 and September 30, 2010	F-66 – F-67
Unaudited Interim Condensed Consolidated Statements of Operations for the Nine Months Ended September 30, 2009 and 2010	F-68
Unaudited Interim Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2009 and 2010	F-69 – F-70
Unaudited Interim Condensed Consolidated Statements of Changes in Shareholders' Deficit for the year ended December 31, 2009 and the Nine Months Ended September 30, 2009 and 2010	F-71
Notes to the Unaudited Interim Condensed Consolidated Financial Statements	F-72 – F-89

CHINACACHE INTERNATIONAL HOLDINGS LTD.

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$"))

		As of December 31,	As of September 30,		Pro Forma as of September 30,
	Note	2009	2010		2010
		RMB	RMB	US$	RMB	US$
					(Note 2(b))
ASSETS:
Current assets:
Cash and cash equivalents		64,702	90,434	13,517
Accounts receivable (net of allowance for doubtful accounts of RMB3,905 and RMB2,651 as of December 31, 2009 and September 30, 2010, respectively)		54,520	97,711	14,604
Prepaid expenses and other current assets		5,368	36,858	5,507
Amounts due from related parties	12	100,530	59,002	8,819

Total current assets		225,120	284,005	42,447
Non-current assets:
Property and equipment, net	4	151,009	127,983	19,129
Acquired intangible assets, net	5	3,330	1,249	187
Goodwill	6	16,989	16,989	2,539
Long-term deposits		1,179	1,759	263

Total non-current assets		172,507	147,980	22,118

TOTAL ASSETS		397,627	431,985	64,565

LIABILITIES AND SHAREHOLDERS' DEFICIT:
Current liabilities:
Short-term bank borrowings		10,000	—	—
Accounts payable		16,936	45,340	6,777
Accrued employee benefits		23,675	24,093	3,601
Accrued expenses and other payables	7	36,102	52,508	7,848
Income tax payable	11	16,048	24,490	3,660
Liabilities for uncertain tax positions	11	22,587	26,133	3,906
Deferred tax liabilities		694	207	31
Dividend payable		130	130	19
Amounts due to related parties	12	79,690	70,862	10,591
Share-based compensation liability	9	17,515	76,666	11,459
Current portion of capital lease obligations		6,700	4,502	673
Current portion of long-term bank borrowings		1,276	—	—

Total current liabilities		231,353	324,931	48,565
Non-current liabilities:
Deferred tax liabilities	11	16,822	105	16
Non-current portion of capital lease obligations		576	3,020	451
Amounts due to related parties	12	—	9,013	1,347

Total non-current liabilities		17,398	12,138	1,814

Total liabilities		248,751	337,069	50,379

Commitments and contingencies	15

CHINACACHE INTERNATIONAL HOLDINGS LTD.

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

		As of December 31,	As of September 30,		Pro Forma as of September 30,
	Note	2009	2010		2010
		RMB	RMB	US$	RMB	US$
					(Note 2(b))
Mezzanine equity:
Series A redeemable convertible preferred shares (US$0.0001 par value; 73,100,000 shares authorized; 73,076,921 shares issued and outstanding with aggregate liquidation preference of US$9,575 as of December 31, 2009 and September 30, 2010)	8	110,678	108,446	16,209	—	—
Series B redeemable convertible preferred shares (US$0.0001 par value; 79,800,000 shares authorized; 79,765,142 shares issued and outstanding with aggregate liquidation preference of US$31,139 as of December 31, 2009 and September 30, 2010)	8	277,722	292,845	43,770	—	—
Series C redeemable convertible preferred shares (US$0.0001 par value; 45,000,000 shares authorized; 44,780,836 shares issued and outstanding with aggregate liquidation preference of US$14,605 as of December 31, 2009 and September 30, 2010)	8	99,726	123,308	18,430	—	—

Total mezzanine equity		488,126	524,599	78,409	—	—

Shareholders' (deficit) equity:
Ordinary shares (US$0.0001 par value; 310,000,000 shares authorized; 84,475,892 shares issued and outstanding as of December 31, 2009 and September 30, 2010; 290,041,317 shares for pro forma (unaudited))		69	69	10	209	31
Additional paid-in capital		60,154	67,834	10,139	592,293	88,527
Statutory reserves		1,326	1,326	198	1,326	198
Accumulated deficit		(401,284)	(499,676)	(74,684)	(499,676)	(74,684)
Accumulated other comprehensive income		485	764	114	764	114

Total shareholders' (deficit) equity		(339,250)	(429,683)	(64,223)	94,916	14,186

TOTAL LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS' DEFICIT		397,627	431,985	64,565

*
The amounts as of December 31, 2009 were derived from the December 31, 2009 audited consolidated financial statements

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements

CHINACACHE INTERNATIONAL HOLDINGS LTD.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

		For the nine-months ended September 30,
	Note	2009	2010
		RMB	RMB	US$
Net revenues		201,256	279,407	41,762
Cost of revenues		(153,296)	(195,726)	(29,254)

Gross profit		47,960	83,681	12,508
Sales and marketing expenses		(27,407)	(55,744)	(8,332)
General and administrative expenses		(18,315)	(36,389)	(5,439)
Research and development expenses		(12,777)	(22,051)	(3,296)
Post-acquisition settlement consideration	3	—	(37,745)	(5,642)

Operating loss		(10,539)	(68,248)	(10,201)
Interest income		77	188	28
Interest expense		(4,523)	(3,050)	(456)
Other expenses		(1,012)	(205)	(31)
Foreign exchange (loss) gain		(833)	1,713	256
Impairment of acquired intangible assets and goodwill		(6,920)	—	—

Loss before income taxes		(23,750)	(69,602)	(10,404)
Income tax (expense) benefit	11	(1,522)	7,683	1,148

Net loss		(25,272)	(61,919)	(9,256)

Accretion of Series A redeemable convertible preferred shares to redemption value	8	(8,046)	—	—
Accretion of Series B redeemable convertible preferred shares to redemption value	8	(17,377)	(21,055)	(3,147)
Accretion of Series C redeemable convertible preferred shares to redemption value	8	—	(26,003)	(3,887)
Effect of foreign exchange rate movement on Series A redeemable convertible preferred shares	8	88	2,232	334
Effect of foreign exchange rate movement on Series B redeemable convertible preferred shares	8	218	5,932	887
Effect of foreign exchange rate movement on Series C redeemable convertible preferred shares	8	—	2,421	362

Net loss attributable to ordinary shareholders		(50,389)	(98,392)	(14,707)
Loss per share:
Basic	13	(0.52)	(1.16)	(0.17)
Diluted	13	(0.52)	(1.16)	(0.17)
Shares used in loss per share computation:
Basic	13	96,912,599	84,475,892	84,475,892
Diluted	13	96,912,599	84,475,892	84,475,892
Pro forma loss per share (unaudited):
Basic	13		(0.21)	(0.03)
Diluted	13		(0.21)	(0.03)
Weighted Average Number of Ordinary Shares Outstanding used in pro forma loss per share computation (unaudited):
Basic	13		290,041,317	290,041,317
Diluted	13		290,041,317	290,041,317

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements

CHINACACHE INTERNATIONAL HOLDINGS LTD.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF
CASH FLOWS

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$"))

	For the nine-months ended September 30,
	2009	2010
	RMB	RMB	US$
Cash flows from operating activities:
Net loss	(25,272)	(61,919)	(9,256)
Adjustments to reconcile net loss to net cash generated from operating activities:
Depreciation of property and equipment	43,066	42,728	6,386
Amortization of acquired intangible assets	9,190	2,081	311
Recovery of doubtful debts	(15)	(1,254)	(187)
Impairment of goodwill	3,046	—	—
Impairment of acquired intangible assets	3,874	—	—
Loss from disposal of property and equipment	57	2	—
Deferred tax benefit	(673)	(17,204)	(2,571)
Interest expense	3,433	2,579	385
Foreign exchange loss (gain)	833	(1,713)	(256)
Share-based compensation	10,920	68,978	10,310
Post-acquisition settlement consideration (Note 3)	—	37,745	5,642
Changes in operating assets and liabilities excluding the impact arising from the acquisition of subsidiaries and interests in variable interest entities:
Accounts receivable	(11,861)	(41,937)	(6,268)
Prepaid expense and other current assets	1,069	(31,490)	(4,707)
Amounts due from related parties	(88)	369	55
Accounts payable	(4,614)	28,404	4,245
Accrued employee benefits	831	418	62
Accrued expenses and other payables	(1,030)	20,941	3,130
Amounts due to related parties	—	(182)	(27)
Income tax payable	3,085	8,442	1,262

Net cash provided by operating activities	35,851	56,988	8,516

Cash flows from investing activities:
Purchases of property and equipment	(34,392)	(24,734)	(3,697)
Increase in amounts due from related parties (Note 12)	(13,098)	—	—
Cash paid pursuant to post-acquisition settlement consideration agreement (Note 3)	—	(9,629)	(1,439)
Proceeds from disposal of property and equipment	3,735	4	1

Net cash used in investing activities	(43,755)	(34,359)	(5,135)

CHINACACHE INTERNATIONAL HOLDINGS LTD.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF
CASH FLOWS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$"))

	For the nine-months ended September 30,
	2009	2010
	RMB	RMB	US$
Cash flows from financing activities:
Proceeds from issuance of Series C redeemable convertible preferred shares	—	34,586	5,169
Proceeds from bank borrowings	10,000	—	—
Repayment of bank borrowings	(2,575)	(11,276)	(1,685)
Payment for repurchase of ordinary shares	—	(20,486)	(3,062)
Payment of dividend	(2,070)	—	—

Net cash provided by financing activities	5,355	2,824	422

Net (decrease)/increase in cash and cash equivalents	(2,549)	25,453	3,803
Cash and cash equivalents at beginning of the year	12,883	64,702	9,671

Effect of foreign exchange rate changes on cash	5	279	43

Cash and cash equivalents at end of the year	10,339	90,434	13,517

Supplemental unaudited disclosures of cash flow information:

	For the nine-months ended September 30,
	2009	2010
	RMB	RMB	US$
Income taxes paid	354	469	70
Interest paid	1,090	470	70
Interest received	77	188	28
Acquisition of property and equipment through capital leases	—	7,481	1,118
Imputed interest for amount due to related party	1,224	—	—
Acquisition of property and equipment included in accrued expenses and other payables	(19,158)	(3,692)	(552)

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements

CHINACACHE INTERNATIONAL HOLDINGS LTD.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIT

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$") except for number of shares)

	Number of ordinary shares	Ordinary shares	Additional paid-in capital	Statutory reserves	Accumulated deficit	Accumulated other comprehensive loss	Total shareholders' deficit
		RMB	RMB	RMB	RMB	RMB	RMB
Balance at January 1, 2009	96,912,599	78	39,536	1,326	(305,563)	472	(264,151)
Net loss	—	—	—	—	(25,272)	—	(25,272)
Foreign currency translation adjustment	—	—	—	—	—	4	4

Comprehensive loss	—	—	—	—	—	—	(25,268)
Accretion of Series A redeemable convertible preferred shares to redemption value	—	—	—	—	(8,046)	—	(8,046)
Effect of foreign exchange rate movement on Series A redeemable convertible preferred shares	—	—	—	—	88	—	88
Accretion of Series B redeemable convertible preferred shares to redemption value	—	—	—	—	(17,377)	—	(17,377)
Effect of foreign exchange rate movement on Series B redeemable convertible preferred shares	—	—	—	—	218	—	218
Repurchase of Series B redeemable convertible preferred shares	—	—	3,359	—	—	—	3,359
Founder's option (Note 9 (b))	—	—	1,300	—	—	—	1,300

Balance at September 30, 2009	96,912,599	78	44,195	1,326	(355,952)	476	(309,877)

Net loss	—	—	—	—	(13,895)	—	(13,895)
Foreign currency translation adjustment	—	—	—	—	—	9	9

Comprehensive loss	—	—	—	—	—	—	(13,886)
Repurchase of ordinary shares	(12,436,707)	(9)	—	—	(20,477)	—	(20,486)
Beneficial conversion feature of 2008 convertible promissory notes	—	—	9,646	—	—	—	9,646
Beneficial conversion feature of Series C redeemable convertible preferred shares	—	—	5,655	—	—	—	5,655
Effect of foreign exchange rate movement on Series A redeemable convertible preferred shares	—	—	—	—	12	—	12
Accretion of Series B redeemable convertible preferred shares to redemption value	—	—	—	—	(5,349)	—	(5,349)
Effect of foreign exchange rate movement on Series B redeemable convertible preferred shares	—	—	—	—	32	—	32
Accretion of Series C redeemable convertible preferred shares to redemption value	—	—	—	—	(5,655)	—	(5,655)
Founder's option	—	—	658	—	—	—	658

Balance at December 31, 2009	84,475,892	69	60,154	1,326	(401,284)	485	(339,250)

Net loss	—	—	—	—	(61,919)	—	(61,919)
Foreign currency translation adjustment	—	—	—	—	—	279	279

Comprehensive loss	—	—	—	—	—	—	(61,640)
Effect of foreign exchange rate movement on Series A redeemable convertible preferred shares	—	—	—	—	2,232	—	2,232
Accretion of Series B redeemable convertible preferred shares to redemption value	—	—	—	—	(21,055)	—	(21,055)
Effect of foreign exchange rate movement on Series B redeemable convertible preferred shares	—	—	—	—	5,932	—	5,932
Accretion of Series C redeemable convertible preferred shares to redemption value	—	—	—	—	(26,003)	—	(26,003)
Effect of foreign exchange rate movement on Series C redeemable convertible preferred shares	—	—	—	—	2,421	—	2,421
Founder's option (Note 9 (b))	—	—	8,639	—	—	—	8,639
Effective repurchase of shares	—	—	(959)	—	—	—	(959)

Balance at September 30, 2010	84,475,892	69	67,834	1,326	(499,676)	764	(429,683)

Balance at September 30, 2010 (US$)	84,475,892	10	10,139	198	(74,684)	114	(64,223)

The accompanying notes are an integral part of these unaudited interim consolidated financial statements

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

        These unaudited interim condensed consolidated financial statements of ChinaCache International Holdings LTD. (the "Company"), its subsidiaries and variable interest entities ("VIEs") have been prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") for interim financial information using accounting policies that are consistent with those used in the preparation of the Company's audited consolidated financial statements for the year ended December 31, 2009. Accordingly, these unaudited interim condensed consolidated financial statements do not include all of the information and footnotes required by U.S. GAAP for annual financial statements.

        In the opinion of the Company's management, the accompanying unaudited interim condensed consolidated financial statements contain all normal recurring adjustments necessary to present fairly the financial position, operating results and cash flows of the Company for each of the periods presented. The results of operations for the nine-months ended September 30, 2010 are not necessarily indicative of results to be expected for any other interim period or for the year ending December 31, 2010. The consolidated balance sheet as of December 31, 2009 was derived from the audited consolidated financial statements at that date but does not include all of the disclosures required by U.S. GAAP for annual financial statements. These unaudited condensed consolidated financial statements should be read in conjunction with the Company's consolidated financial statements for the year ended December 31, 2009.

        The preparation of unaudited interim condensed consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the unaudited interim condensed consolidated financial statements and the reported amounts of revenues and expenses during the period. Areas where management uses subjective judgment include, but are not limited to, estimating the useful lives of long-lived assets and acquired intangible assets, assessing the initial valuation of and subsequent impairment of long-lived assets, acquired intangible assets and related goodwill, determining the provision for accounts receivable, accounting for deferred income taxes, accounting for share-based compensation arrangements and accounting for the Company's post-acquisition settlement consideration and subsequent changes in this estimated forecasted liability amount (Note 3). The valuation of and the accounting for the Company's financial instruments also requires significant estimates and judgments provided by management. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the financial statements.

        The Company through its subsidiaries and variable interest entities are principally engaged in the provision of Content and Application Delivery services in the People's Republic of China (the "PRC").

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Principles of consolidation

        The unaudited interim condensed consolidated financial statements include the financial statements of the Company, its subsidiaries and the VIEs for which the Company or a subsidiary of the Company is the primary beneficiary. All significant inter-company transactions and balances between the Company, its subsidiaries and the VIEs are eliminated upon consolidation. Results of acquired subsidiaries or VIEs are consolidated from the date on which control is transferred to the Company.

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(b) Unaudited Pro Forma Shareholders' Equity

        If an initial public offering is completed, all of the Series A, Series B and Series C redeemable convertible preferred shares outstanding will automatically convert into ordinary shares of the Company. Unaudited pro forma shareholders' equity as of September 30, 2010, as adjusted, for the assumed conversion of the Company's issued and outstanding redeemable convertible preferred shares, is set forth on the unaudited interim condensed consolidated balance sheets. Unaudited pro forma loss per share for the nine-months ended September 30, 2010, as adjusted, for the assumed conversion of the Company's redeemable convertible preferred shares as of January 1, 2010, is also set forth on the unaudited interim condensed consolidated statements of operations (Note 13).

(c) Convenience translation

        Amounts in United States dollars ("US$") are presented for the convenience of the reader and are translated at the noon buying rate of US$1.00 to RMB6.6905 on September 30, 2010 in the City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York. No representation is made that the RMB amounts could have been, or could be, converted into US$ at such rate.

(d) Recently accounting pronouncements

        In October 2009, the FASB issued ASU No. 2009-13 ("ASU 2009-13"), "Multiple-Deliverable Revenue Arrangements." ASU 2009-13 amends ASC sub-topic 605-25 ("ASC 605-25"), "Revenue Recognition: Multiple-Element Arrangements," regarding revenue arrangements with multiple deliverables. ASU 2009-13 addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting, and how the arrangement consideration should be allocated among the separate units of accounting. This ASU will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company does not expect the adoption of ASU 2009-13 will have a material impact on the consolidated financial statements.

        In April 2010, the FASB issued ASU 2010-13, Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades, which provides amendments to ASC topic 718, Compensation—Stock Compensation, to clarify that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity's equity securities trades should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity. ASU 2010-13 is effective for all interim and annual periods beginning on or after December 15, 2010. The adoption of ASU 2010-13 is not expected to have a material effect on the Company's consolidated financial statements.

3. POST-ACQUISITION SETTLEMENT CONSIDERATION

        On January 28, 2010, concurrent with the Company's planned initial public offering, the Company agreed to provide certain requested settlement amounts pursuant to a supplementary agreement entered into with the original JNet sellers. Historically, in lieu of the Company not paying the cash consideration in accordance with the original installment schedule due to the Company not having

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. POST-ACQUISITION SETTLEMENT CONSIDERATION (Continued)

sufficient US$ funds nor were they able to remit RMB to the sellers due to the foreign currency restrictions imposed by the PRC government, the Company agreed to allow Shanghai JNet to provide RMB loans to the sellers subsequent to the original acquisition date of January 11, 2008. As of December 31, 2009, the outstanding cash consideration and the loan receivables due from the sellers amounted to approximately RMB59,018,000 and RMB65,590,000, respectively.

        The following key terms and conditions were agreed to on January 28, 2010:

  i)
  codified that the outstanding balance of loans receivable from the sellers was an effective full and final settlement for all outstanding consideration payable by the Company for the acquisition of JNet Group and that all cash payments, if and when made by the Company, to the sellers in settlement of the outstanding consideration liability will be immediately remitted back by the sellers to Shanghai JNet in settlement of the loans receivable;

  ii)
  agreed to pay the sellers an additional RMB6,829,000 (US$1,000,000) in other consideration;

  iii)
  agreed to pay the sellers 100% of the Shanghai JNet's audited pre-tax income earned each year from 2010 to 2012 on a quarterly basis; and

  iv)
  agreed to issue additional ordinary shares of the Company to the sellers to the extent the Company's qualified public offering price is less than US$1.02952 per ordinary share.

        Further, the supplementary agreement contained no service, performance, or market conditions for allowing the sellers to be eligible for the additional consideration above.

        The terms of the supplementary agreement were negotiated and finalized 24 months subsequent to the acquisition date, after consideration and in settlement of unforeseen events and circumstances unrelated, and arising subsequent to the JNet business acquired. Accordingly, the Company has concluded that the accounting for the supplementary agreement should be separate from that of the business combination. The earn-outs in the supplementary agreement have been accounted for as a liability at its estimated fair value at each reporting date and will continue to be subsequently re-measured at each reporting date through the statement of operations until settlement. The sum of the estimated fair value of the earn-outs and other consideration, including the excess difference between the loans receivable from the sellers over the outstanding balance of the original purchase consideration payable and the additional charge of RMB 6,031,000 (US$901,000) as a result of the issuance of 1,030,215 ordinary shares to the sellers at the initial public offering price of US$0.8688 pursuant to (iv) above, totaled RMB37,745,000 (US$5,642,000) in the aggregate, which was expensed during the nine months ended September 30, 2010.

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. PROPERTY AND EQUIPMENT, NET

        Property and equipment, including those held under capital leases, consists of the following:

	December 31, 2009	September 30, 2010
	RMB'000	RMB'000	US$'000
		(unaudited)
At cost:
Optical fibers	13,100	13,100	1,958
Computer equipment	285,096	304,455	45,505
Furniture and fixtures	6,451	6,668	997
Leasehold improvements	3,838	3,909	584
Motor vehicles	2,004	2,004	300

	310,489	330,136	49,344
Less: accumulated depreciation	(159,416)	(202,089)	(30,205)
Less: impairment	(199)	(199)	(30)

	150,874	127,848	19,109
Construction in progress	135	135	20

	151,009	127,983	19,129

        Depreciation expenses were RMB43,066,000 and RMB42,728,000 (US$6,386,000) for the nine-months ended September 30, 2009 and 2010, and were included in the following captions:

	For the nine-months ended September 30,
	2009	2010
	(RMB'000)	(RMB'000)	(US$'000)
	(unaudited)	(unaudited)
Cost of revenue	41,941	41,473	6,198
Sales and marketing expenses	151	575	86
General and administrative expenses	845	554	83
Research and development expenses	129	126	19

	43,066	42,728	6,386

        The Company accounted for the leases of certain computer equipment and optical fibers as capital leases as the respective lease contracts included a bargain purchase option. The carrying amounts of

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. PROPERTY AND EQUIPMENT, NET (Continued)

the Company's property and equipment held under capital leases at respective balance sheet dates were as follows:

	December 31, 2009	September 30, 2010
	RMB'000	RMB'000	US$'000
		(unaudited)
Optical fibers	13,100	13,100	1,958
Computer equipment	37,401	44,882	6,708

	50,501	57,982	8,666
Less: accumulated depreciation	(16,783)	(23,202)	(3,468)

	33,718	34,780	5,198

        Depreciation of computer equipment and optical fibers under capital leases was RMB5,877,000 and RMB6,419,000 (US$959,000), for the nine-months ended September, 2009 and 2010, respectively.

        The carrying amounts of property and equipment pledged by the Company to secure banking borrowings granted to the Company at respective balance sheet dates were as follows:

	December 31, 2009	September 30, 2010
	RMB'000	RMB'000	US$'000
		(unaudited)
Computer equipment	15,983	—	—

5. ACQUIRED INTANGIBLE ASSETS

        During the nine months ended September 30 2009, the Company assessed certain indicators of impairment impacting JNet Group's revenue and cash flow forecasts which were primarily attributed to the loss of key customers. The Company tested these intangible assets for impairment using valuation methodologies that were consistent with those used to value the intangible assets at the date of acquisition. This impairment test was performed prior to the assessment of any potential indicator of impairment of the Company's recorded goodwill (Note 6). The Company recorded an impairment charge of approximately RMB3,874,000 for the nine months ended September 30, 2009, which are included in the line "Impairment of acquired intangible assets and goodwill" in the unaudited interim condensed consolidated statements of operations.

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. ACQUIRED INTANGIBLE ASSETS (Continued)

        The following table presents the Company's acquired intangible assets as of the respective balance sheet dates:

	Supplier contracts*	VAS license*	Customer relationship*	Non-compete agreements*	Purchased soft ware	Total
	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000
Intangible assets, net January 1, 2009	4,533	132	7,140	1,230	5,848	18,883
Amortization expense	(1,360)	(29)	(2,677)	(308)	(4,816)	(9,190)
Impairment	(1,567)	—	(1,715)	(592)	—	(3,874)

Intangible assets, net September 30, 2009	1,606	103	2,748	330	1,032	5,819
Amortization expense	(453)	(9)	(893)	(102)	(1,032)	(2,489)

Intangible assets, net December 31, 2009	1,153	94	1,855	228	—	3,330
Amortization expense	(576)	(28)	(1,391)	(86)	—	(2,081)

Intangible assets, net September 30, 2010	577	66	464	142	—	1,249

Intangible assets, net September 30, 2010 (US$)	87	10	69	21	—	187

        The intangible assets are amortized using the straight-line method, which is the Company's best estimate of how these assets will be economically consumed over their estimated useful lives ranging from 3 to 4.5 years. Amortization expenses were RMB9,190,000 and RMB2,081,000 (US$311,000) for the nine-months ended September 30, 2009 and 2010, respectively.

6. GOODWILL

        The following table presents the Company's goodwill as of the respective balance sheet dates:

RMB'000
As of January 1, 2009	20,035
Impairment of goodwill	(3,046)

As of September 30, 2009	16,989
Impairment of goodwill	—

As of December 31, 2009 and January 1, 2010	16,989
Impairment of goodwill	—

As of September 30, 2010	16,989

As of September 30, 2010 (US$)	2,539

        In accordance with ASC 350, the Company assigned and assessed goodwill for impairment at the reporting unit level. The Company has four reporting units, JNet Group, Beijing Blue IT (which

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. GOODWILL (Continued)

includes Beijing Jingtian), ChinaCache Beijing and ChinaCache US. Goodwill resides or is allocable to only one of the Company's reporting units, which is JNet Group.

        During the nine months ended September 30, 2009, the Company assessed certain previously existing indicators of impairment (as disclosed in Note 5) on the Company's recorded goodwill. As a result, the Company performed impairment tests on goodwill in a two step process as of June 30, 2009. The Company determined the fair value of the reporting unit using the income approach based on the discounted expected future cash flows associated with the reporting unit. The discounted cash flows for the reporting unit were based on five-year projections. Cash flow projections were based on a combination of past experience, actual operating results and management's best estimates about future developments as well as certain market assumptions. Cash flow after the fifth year were estimated using a terminal value calculation, which considered terminal value growth rate at 3%, considering long term revenue growth rates for entities in the relevant industries operating in the PRC. The discount rate of approximately 25% was derived and used in the valuations which reflect the market assessment of the risks specific to JNet Group and its industry and is based on the weighted average cost of capital for that particular reporting unit. The Company had determined that the carrying value of the reporting unit exceeded its implied fair value as of June 30, 2009 and recorded estimated impairment losses of approximately RMB 3,046,000 during the nine-months ended September 30, 2009, which is included in "Impairment of acquired intangible assets and goodwill" in the unaudited interim condensed consolidated statements of operations. There were no further indicators of impairment requiring assessment subsequent to June 30, 2009.

7. ACCRUED EXPENSES AND OTHER PAYABLES

        Accrued expenses and other payables consist of the following:

	December 31, 2009	September 30, 2010
	RMB'000	RMB'000	US$'000
		(unaudited)
Business tax and other tax payables	14,475	13,400	2,003
Payables for purchase of property and equipment	7,453	3,761	562
Accrued professional service fees	1,847	17,850	2,668
Advance from customers	6,803	9,218	1,378
Other accrued expenses	5,524	8,279	1,237

	36,102	52,508	7,848

8. PREFERRED SHARES

        The initial carrying values of the Series A, Series B and Series C Preferred Shares were accreted to the redemption value from the respective issuance dates to the earliest redemption date using the effective interest method. As a result, deemed dividends of RMB25,423,000 and RMB47,058,000 (US$7,034,000) were recorded for the nine-months ended September 30, 2009 and 2010, respectively.

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. PREFERRED SHARES (Continued)

        The movements in the carrying value of the Company's Series A, B and C Preferred Shares for nine, twelve and nine months ended September 30, 2009, December 31, 2009 and September 30, 2010, respectively, are summarized as follows:

Series A Preferred Shares

	PS-A Tranche I	PS-A Tranche II	PS-A Tranche III	Total
	RMB'000	RMB'000	RMB'000	RMB'000
Balance as of January 1, 2009	54,714	24,893	23,125	102,732
Accretion	5,530	2,516	—	8,046
Foreign currency translation adjustments	(48)	(22)	(18)	(88)

Balance as of September 30, 2009	60,196	27,387	23,107	110,690

Foreign currency translation adjustments	(6)	(3)	(3)	(12)

Balance as of December 31, 2009	60,190	27,384	23,104	110,678

Foreign currency translation adjustments	(1,214)	(552)	(466)	(2,232)

Balance as of September 30, 2010	58,976	26,832	22,638	108,446

Balance as of September 30, 2010 (US$'000)	8,815	4,010	3,384	16,209

Series B Preferred Shares

	PS-B Tranche I	PS-B Tranche II	Total
	RMB'000	RMB'000	RMB'000
Balance as of January 1, 2009	233,760	24,845	258,605
Repurchase	(3,359)	—	(3,359)
Accretion	15,707	1,670	17,377
Foreign currency translation adjustments	(197)	(21)	(218)

Balance as of September 30, 2009	245,911	26,494	272,405

Accretion	4,836	513	5,349
Foreign currency translation adjustments	(29)	(3)	(32)

Balance as of December 31, 2009	250,718	27,004	277,722

Accretion	19,032	2,023	21,055
Foreign currency translation adjustments	(5,362)	(570)	(5,932)

Balance as of September 30, 2010	264,388	28,457	292,845

Balance as of September 30, 2010 (US$'000)	39,517	4,253	43,770

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. PREFERRED SHARES (Continued)

Series C Preferred Shares

	PS-C Tranche I	PS-C Tranche II	PS-C Tranche III	Total
	RMB'000	RMB'000	RMB'000	RMB'000
Balance as of December 31, 2009	54,626	24,616	20,484	99,726
Accretion	14,243	6,419	5,341	26,003
Foreign currency translation adjustments	(1,326)	(598)	(497)	(2,421)

Balance as of September 30, 2010	67,543	30,437	25,328	123,308

Balance as of September 30, 2010 (US$'000)	10,095	4,549	3,786	18,430

        As of December 31, 2009 and September 30, 2010, the total amount of outstanding Series A, Series B and Series C Preferred Shares amount to RMB488,126,000 and RMB524,599,000 (US$78,409,000), respectively.

9. SHARE-BASED COMPENSATION

(a)
Options Granted to Employees

        The Company has accounted for its options granted to employees as liability awards as the options are indexed to the Company's share price that is denominated in a foreign currency. The share-based compensation liability is initially recognized at estimated fair-value on the date of grant and is subsequently remeasured at the end of each reporting period with an adjustment for the estimated fair-value recorded to the current period expense in order to properly reflect the cumulative expense based on the current estimated fair value of the vested options over the vesting period.

        During the nine-months ended September 30, 2009 and 2010, the Company recorded share-based compensation expenses of RMB9,620,000 and RMB60,339,000 (US$9,019,000), respectively, in captions consistent with the payroll cost classification of the grantees, with a corresponding credit to share-based compensation liability. No share-based compensation liabilities have been paid through September 30, 2010. As of September 30, 2010, there was RMB22,197,000 (US$3,318,000) of unrecognized share-based compensation cost related to share options issued to employees, which are expected to be recognized following the accelerated method over the remaining vesting periods of different tranches, ranging from 0.5 years to 3 years.

        The Company calculated the estimated fair value of the options at each reporting date using the binomial option pricing model with the following assumptions:

	September 30, 2009	September 30, 2010
Suboptimal exercise factor	2	2
Risk-free interest rates	3.81%	2.42%
Expected volatility	72.9%	59.1%
Expected dividend yield	0%	0%

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

9. SHARE-BASED COMPENSATION (Continued)

(b)
Founders' Options

        RMB1,300,000 and RMB8,639,000 (US$1,291,000) were recorded as compensation expense, with a corresponding credit to additional paid-in capital during the nine months ended September, 2009 and 2010, respectively.

        The Company calculated the estimated fair value of the options at each reporting date using the binomial option pricing model with the following assumptions:

	September 30, 2009	September 30, 2010
Suboptimal exercise factor	2	2
Risk-free interest rates	3.39%	2.52%
Expected volatility	76.6%	62.2%
Expected dividend yield	0%	0%

        A total compensation expense relating to options granted to employees and Founders' options recognized for the nine-months ended September 30, 2009 and 2010 is as follows:

	For the nine-months ended September 30,
	2009	2010
	(RMB'000)	(RMB'000)	(US$'000)
	(unaudited)	(unaudited)
Cost of revenues	1,732	10,843	1,621
Sales and marketing expenses	4,137	25,903	3,871
General and administration expenses	3,223	20,787	3,107
Research and development expenses	1,828	11,445	1,711

	10,920	68,978	10,310

        Concurrent with the Company's IPO (Note 16), the Company will begin to account for its outstanding share based payment awards as equity awards because the shares of the Company will now be traded in US$. The share-based compensation liability of RMB 76,666,000 (US$11,459,000) as of September 30, 2010 will be recorded to additional paid-in capital upon the completion of the IPO.

10. MAINLAND CHINA EMPLOYEE CONTRIBUTION PLAN

        As stipulated by the regulations of the PRC, full-time employees of the Company in the PRC participate in a government-mandated multiemployer defined contribution plan organized by municipal and provincial governments. Under the plan, certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. The Company is required to make contributions to the plan based on certain percentages of employees' salaries. The total expenses for the plan were RMB6,249,000 and RMB6,356,000 (US$950,000), respectively, for the nine months ended September 30, 2009 and 2010.

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

11. INCOME TAXES

        The Company has total income tax expense of RMB1,522,000 and total income tax benefit of RMB7,683,000 (US$1,148,000) for the nine months ended September 30, 2009 and 2010, respectively. The Company's effective tax rates are 6% and -11% for the nine months ended September 30, 2009 and 2010, respectively. The decrease in the effective tax rate is mainly due to the reversal of the deferred tax liabilities during the nine-months ended September 30, 2010 on the outside basis difference of Shanghai JNet as a result of ChinaCache BJ ceasing to be the primary beneficiary and ChinaCache International Holdings Ltd. becoming the primary beneficiary of Shanghai JNet, pursuant to certain supplementary agreements entered in May 2010 whereby allowing the company the ability to assert to its permanent reinvestment of Shanghai JNet's undistributed earnings.

        Total income tax benefit for the nine months ended September 30, 2010 included a deferred tax benefit of RMB17,204,000 (US$2,571,000) (2009: RMB673,000) and a current tax expense of RMB9,521,000 (US$1,423,000) (2009: RMB2,195,000). The Company continues to conduct most of its business through its major PRC subsidiaries whose applicable income tax rates are 15% and 25%. A full valuation allowance is recorded for deferred tax assets of those entities within the group that continue to accumulate loss positions. The Company's current tax expense for the nine months ended September 30, 2010 included an amount of RMB 1,825,000 (US$273,000) (2009: RMB1,790,000) relating to the provision for unrecognized tax benefits.

12. RELATED PARTY BALANCES AND TRANSACTIONS

        The principal related parties with which the Company had transactions during the periods presented are as follows:

Name of Related Parties	Relationship with the Company
Mr. Wang Song	The Co-Founder and Director of the Company
Ms. Kou Xiaohong	The Co-Founder and Director of the Company
Blue I.T. Technologies Limited ("Blue IT")	A company 100% owned by Ms. Kou Xiaohong
Harvest Century International Ltd. ("HCI")	A company 100% owned by Ms. Kou Xiaohong
Sundream Holdings Ltd.(i)	A shareholder of the Company
SmartAsia Holdings Ltd.(i)	A shareholder of the Company
JAFCO Asia Technology Fund II(ii)	A shareholder of the Company
Investor Investments Asia Limited(ii)	A shareholder of the Company
Investor Group Asia LP(ii)	A shareholder of the Company
Qiming Venture Partners, L.P.(ii) (iii)	A shareholder of the Company
Qiming Managing Directors Fund, L.P.(ii) (iii)	A shareholder of the Company
Ignition Venture Partners III, L.P.(ii) (iii)	A shareholder of the Company
Ignition Managing Directors Fund III, LLC(ii) (iii)	A shareholder of the Company
SIG China Investments One, Ltd(ii) (iii)	A shareholder of the Company
Intel Capital (Cayman) Corporation(ii)	A shareholder of the Company
Intel Capital Corporation(ii) (iii)	A shareholder of the Company
Mr. Mei Yongkai	The shareholder of Sundream Holdings Ltd.
Ms. Mei Xiurong	The shareholder of SmartAsia Holdings Ltd.

(i)
Collectively referred as "Former JNet Group Shareholders"

(ii)
Collectively referred as preferred shareholders

(iii)
Collectively referred as "Series C Preferred Shareholders"

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

12. RELATED PARTY BALANCES AND TRANSACTIONS (Continued)

        The movement of the related party balances is as follows:

	Mr. Wang Song	Ms. Kou Xiaohong	Blue IT	HCI	Former JNET Group Shareholders	Series C Preferred shareholders	Mr. Mei Yongkai	Ms. Mei Xiurong	Total
Balance as of January 1, 2009	1,209	29	(182)	—	(57,304)	—	48,102	2,807	(5,339)
Loans to a related party	—	—	—	—	—	—	13,098	—	13,098
Expenses paid on behalf of related parties	—	109	—	—	—	—	—	—	109
Expenses paid by related parties on behalf of the Company	(21)	—	—	—	—	—	—	—	(21)
Imputed interest for amount due to related party	—	—	—	—	(1,224)	—	—	—	(1,224)
Exchange gain	—	—	—	—	50	—	—	—	50

Balance as of September 30, 2009	1,188	138	(182)	—	(58,478)	—	61,200	2,807	6,673
Loans to a related party	—	—	—	—	—	—	1,583	—	1,583
Expenses paid by related parties on behalf of the Company	(833)	(143)	—	—	—	—	—	—	(976)
Repurchase of ordinary shares	—	—	—	(20,486)	—	—	—	—	(20,486)
Issuance of Series C Preferred shares	—	—	—	—	—	34,586	—	—	34,586
Imputed interest for amount due to related party	—	—	—	—	(545)	—	—	—	(545)
Exchange gain	—	—	—	—	5	—	—	—	5

Balance as of December 31, 2009	355	(5)	(182)	(20,486)	(59,018)	34,586	62,783	2,807	20,840
Expenses paid by related parties on behalf of the Company	(355)	(14)	—	—	—	—	—	—	(369)
Expenses paid on behalf of related parties	—	—	182	—	—	—	—	—	182
Cash paid for repurchase of Ordinary Shares	—	—	—	20,486	—	—	—	—	20,486
Cash received from issuance of Series C Preferred Shares	—	—	—	—	—	(34,586)	—	—	(34,586)
Unpaid post-acquisition settlement consideration (Note 3)	—	—	—	—	(22,487)	—	(6,588)	—	(29,075)
Exchange gain	—	—	—	—	1,649	—	—	—	1,649

Balance as of September 30, 2010	—	(19)	—	—	(79,856)	—	56,195	2,807	(20,873)

Balance as of September 30, 2010 (US$'000)	—	(3)	—	—	(11,935)	—	8,399	420	(3,119)

        The amounts due from Series C Preferred Shareholders were received in full by January 6, 2010. The amount due to HCI was repaid on January 21, 2010. The corresponding amounts due from Mr. Mei Yongkai and Ms. Mei Xiurong will be deemed to be settled in accordance with the supplementary agreement signed on January 28, 2010 (Note 3).

        Other balances with related parties are unsecured, interest-free and repayable on demand.

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

13. LOSS PER SHARE

        Basic and diluted loss per share for each of the periods presented is calculated as follows:

	For the nine-months ended September 30,
	2009	2010
	(RMB'000)	(RMB'000)	(US$'000)
	(unaudited)	(unaudited)
Numerator:
Net Loss	(25,272)	(61,919)	(9,256)
Accretion of redeemable convertible preferred shares:
—Series A	(8,046)	—	—
—Series B	(17,377)	(21,055)	(3,147)
—Series C	—	(26,003)	(3,887)
Effect of foreign exchange rate movement on redeemable convertible preferred shares
—Series A	88	2,232	334
—Series B	218	5,932	887
—Series C	—	2,421	362

Net loss attributable to ordinary shareholders:	(50,389)	(98,392)	(14,707)

Denominator:
Number of shares outstanding, opening	96,912,599	84,475,892	84,475,892
Weighted average number of shares issued	—	—	—
Weighted average number of shares repurchased	—	—	—

Weighted-average number of shares outstanding—Basic	96,912,599	84,475,892	84,475,892

Weighted-average number of shares outstanding—diluted	96,912,599	84,475,892	84,475,892

Loss per share
—basic	(0.52)	(1.16)	(0.17)

—diluted	(0.52)	(1.16)	(0.17)

        The effects of share options and Series A, Series B and Series C Preferred Shares and 2008 Convertible Notes have been excluded from the computation of diluted loss per share for the nine-months ended September 30, 2009 and 2010 as their effects would be anti-dilutive.

        The Company issued redeemable convertible preferred shares (Note 8) that will convert automatically into common shares upon the completion of a qualified IPO (Note 16). Assuming the

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

13. LOSS PER SHARE (Continued)

conversion had occurred "on a hypothetical basis" on January 1, 2010, the pro forma basic and diluted net loss per share for the nine-months ended September 30, 2010 is calculated as follows:

	For the nine-months ended September 30, 2010 (pro forma)
	(RMB'000)	(US$'000)
	(unaudited)	(unaudited)
Numerator:
Net loss attributable to ordinary shareholders	(98,392)	(14,707)
Pro forma effects of Preferred Shares
Accretion of redeemable convertible preferred shares:
—Series B	21,055	3,147
—Series C	26,003	3,887
Effect of foreign exchange rate movement on redeemable convertible preferred shares
—Series A	(2,232)	(334)
—Series B	(5,932)	(887)
—Series C	(2,421)	(362)

Numerator for pro forma basic and diluted net loss per share	(61,919)	(9,256)

Denominator:
Number of shares outstanding, opening	84,475,892	84,475,892
Conversion of Preferred Shares to ordinary shares (205,565,425 shares) (Note 16)	205,565,425	205,565,425

Denominator for pro forma basic net loss per share	290,041,317	290,041,317

Denominator for pro forma diluted net loss per share	290,041,317	290,041,317

Pro forma basic net loss per share (unaudited)	(0.21)	(0.03)

Pro forma diluted net loss per share (unaudited)	(0.21)	(0.03)

14. FAIR VALUE MEASUREMENT

        The Company applies ASC topic 820, Fair Value Measurements and Disclosures. ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. ASC 820 requires disclosures to be provided on fair value measurement.

        ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

        Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

        Level 2—Include other inputs that are directly or indirectly observable in the marketplace.

        Level 3—Unobservable inputs which are supported by little or no market activity.

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

14. FAIR VALUE MEASUREMENT (Continued)

        ASC 820 describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

        In accordance with ASC 820, the Company measures the share-based compensation liability (Note 9) and the post-acquisition settlement consideration contingency (Note 3) at fair value. The share-based compensation liability are classified within Level 3 because they are valued using the binomial option pricing model that utilizes unobservable inputs, such as the stock price, expected stock price volatility, the expected price multiple at which employees are likely to exercise share options and the expected employee forfeiture rate. The post-acquisition settlement consideration contingency are classified within Level 3. This estimated liability was derived through application of the income approach which included the estimation of Shanghai JNet's following three years of pre-tax income, based on actual historical operating results coupled with management's best estimate of future performance and certain market assumptions. The Company applied a discount rate of approximately 17.5% which was determined through the assessment of the Company-specific and industry-specific risks.

        Liabilities measured at fair value on a recurring basis are summarized below:

	Fair value at December 31, 2009	Fair value at September 30, 2010
	RMB'000	RMB'000
		(unaudited)
Share-based compensation liability	17,515	76,666
Post-acquisition settlement consideration contingency	—	22,487

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

14. FAIR VALUE MEASUREMENT (Continued)

        The following table presents a reconciliation of all liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3):

Share-based compensation liability
RMB'000 (unaudited)
Fair value at January 1, 2009	5,082
Issuances
—Vested	4,942
—Unvested	—
Changes in fair value	4,886
Transfers in and/or out of Level 3	—

Fair value at September 30, 2009	14,910
Changes in fair value	2,605
Transfers in and/or out of Level 3	—

Fair value at December 31, 2009 and January 1, 2010	17,515
Issuances
—Vested	2,446
—Unvested	—
Changes in fair value	56,705
Transfers in and/or out of Level 3	—

Fair value at September 30, 2010	76,666

Post-acquisition settlement consideration contingency
RMB'000 (unaudited)
Fair value at January 1, 2010	—
Changes in fair value	22,487
Transfers in and/or out of Level 3	—

Fair value at September 30, 2010	22,487

        Changes in fair value of the share-based compensation liability were recorded as compensation expense in captions consistent with the payroll cost classification in the accompanying consolidated statements of operations. The Company's valuation techniques used to measure the fair values of the share-based compensation liability were derived from management's assumptions or estimations and are discussed in Note 9—Share-based compensation. Changes in the fair value of the post-acquisition settlement consideration contingency will be recorded in the consolidated statements of operations. The Company's valuation techniques used to measure the fair value of the post-acquisition settlement consideration contingency were derived from management's assumptions of estimations as discussed above.

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

15. COMMITMENTS AND CONTINGENCIES

(a) Operating Leases

        The Company leases facilities in the PRC under non-cancelable operating leases expiring on different dates. Total rental expense under all operating leases was RMB2,423,000 and RMB2,958,000 (US$442,000) for the nine-months ended September 30, 2009 and 2010.

        As of September 30, 2010, the Company had future minimum lease payments under non-cancelable operating leases with initial terms of one-year or more in relation to office premises consist of the following:

September 30, 2010
RMB'000 (unaudited)
2010—remainder	938
2011	3,463
2012	1,165

5,566

(b) Purchase Commitments

        As of September 30, 2010, the Company had outstanding purchase commitments in relation to bandwidth of RMB30,448,000 (US$4,551,000).

(c) Post-acquisition settlement consideration contingency

        As of September 30, 2010, the Company has recorded RMB22,487,000 representing management's estimated fair value of the earn-outs associated with the Company's post-acquisition supplementary agreement entered into with the original JNet sellers. This estimated liability was derived through application of the income approach which included the estimation of Shanghai JNet's following three years of pre-tax income, based on actual historical operating results coupled with management's best estimate of future performance and certain market assumptions. The Company applied a discount rate of approximately 17.5% which was determined through the assessment of the Company-specific and industry-specific risks. Actual results may differ from this original estimate resulting in actual future payments significantly exceeding this estimate.

16. SUBSEQUENT EVENTS

(a) The Company's Initial Public Offering ("IPO")

        The Company completed its IPO in October 2010, whereby 94,771,952 new ordinary shares or 5,923,247 American Depositary Shares ("ADS") were issued for consideration of $0.86875 per ordinary share or $13.90 per ADS. The net proceeds, after issuance expenses, were approximately US$72,770,000. All of the Company's classes of issued and outstanding Series A, Series B and Series C redeemable convertible preferred shares were automatically converted into 205,565,425 ordinary shares of the Company concurrent with the Company's IPO.

CHINACACHE INTERNATIONAL HOLDINGS LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

16. SUBSEQUENT EVENTS (Continued)

        Consistent with the Company's Post Acquisition Settlement Arrangement (Note 3), the Company was obligated to issue 1,030,215 ordinary shares to the original JNet Sellers because the Company's public offering price was less than the contractually agreed upon minimum US$1.02952 initial offering price per ordinary share.

        Concurrent with the Company's IPO, the Company will begin to account for its outstanding share based payment awards as equity awards because the shares of the Company will now be traded in US$ (Note 9). The share-based compensation liability of RMB 76,666,000 (US$11,459,000) as of September 30, 2010 will be recorded to additional paid-in capital upon the completion of the IPO.

ChinaCache International Holdings Ltd.

4,565,300 American Depositary Shares
Representing
73,044,800 Ordinary Shares

BofA Merrill Lynch	Deutsche Bank Securities

Prospectus dated                        , 2011.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime. Our articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own willful neglect or default.

        Pursuant to the indemnification agreements the form of which will be filed as Exhibit 10.4 to this registration statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

        The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide for indemnification of us and our officers and directors.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.    RECENT SALES OF UNREGISTERED SECURITIES.

        During the past three years, we have issued the following securities (including options to acquire our ordinary shares).

Purchaser	Date of Sale or Issuance	Number of Securities	Consideration	Securities Registration Exemption
GEMS Lab Corporation Limited	August 15, 2007	785,494 ordinary shares	Certain technologies owned by Beijing Jingtian Technology Limited	Regulation S of the Securities Act
JAFCO Asia Technology Fund II	October 8, 2007	3,846,153 Series A preferred shares	US$537,660 through exercise of warrants	Section 4(2) of the Securities Act(1)
Intel Capital (Cayman) Corporation	October 8, 2007	3,846,153 Series A preferred	US$537,431 through exercise of warrants	Section 4(2) of the Securities Act(1)
GEMS Lab Corporation Limited	November 17, 2007	2,356,483 ordinary shares	Certain technologies	Regulation S of the Securities Act
Sundream Holdings Ltd.	January 10, 2008	2,168,000 ordinary shares	Equity interest in JNet Holdings Limited	Regulation S of the Securities Act
SmartAsia Holdings Ltd.	January 10, 2008	240,890 ordinary shares	Equity interest in JNet Holdings Limited	Regulation S of the Securities Act
Sundream Holdings Ltd.	June 10, 2008	2,842,258 ordinary shares	Equity interest in JNet Holdings Limited	Regulation S of the Securities Act
SmartAsia Holdings Ltd.	June 10, 2008	315,807 ordinary shares	Equity interest in JNet Holdings Limited	Regulation S of the Securities Act
A group of institutional investors(2)	July 29, 2008	Promissory notes	US$3,208,000	Section 4(2) of the Securities Act(1)

Purchaser	Date of Sale or Issuance	Number of Securities	Consideration	Securities Registration Exemption
A group of institutional investors(2)	September 25, 2008	Promissory notes	US$397,000	Section 4(2) of the Securities Act(1)
A group of institutional investors(3)	December 29, 2009	20,512,821 Series C-1 convertible preferred shares	US$8 million	Section 4(2) of the Securities Act(1)
A group of institutional investors(2)	December 29, 2009	11,831,308 Series C-2 convertible preferred shares	Retirement of the promissory notes in the amount of US$3,605,000	Section 4(2) of the Securities Act(1)
A group of institutional investors(3)	December 29, 2009	12,436,707 Series C-3 convertible preferred shares	US$3 million	Section 4(2) of the Securities Act(1)

Notes:

(1)
Each of the investors in these transactions was an "accredited investor," as defined under Regulation D under the Securities Act.

(2)
This group of investors consists of Qiming Venture Partners, L.P., Qiming Managing Directors Fund, L.P., Ignition Venture Partners III. L.P., Ignition Managing Directors Fund III, LLC, Starr International Cayman, Inc., SIG China Investments One, Ltd., JAFCO Asia Technology Fund II, Intel Capital Corporation, Investor Investments Asia Limited, and Investor Group Asia, L.P.

(3)
This group of investors consists of Qiming Venture Partners, L.P., Qiming Managing Directors Fund, L.P., Ignition Venture Partners III. L.P., Ignition Managing Directors Fund III, LLC, SIG China Investments One, Ltd., Intel Capital Corporation, Investor Investments Asia Limited, and Investor Group Asia, L.P.

ITEM 8.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a)
  Exhibits

        See the Exhibit Index for a complete list of all exhibits filed as part of this registration statement, which Exhibit Index is incorporated herein by reference.

        The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of "materiality" that are different from "materiality" under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

        We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

  (b)
  Financial Statement Schedules

        Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9.    UNDERTAKINGS.

        The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

  (4)
  For the purpose of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  (i)
  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

  (ii)
  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

  (iii)
  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

  (iv)
  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, the People's Republic of China, on January 7, 2011.

ChinaCache International Holdings Ltd.
By:	/s/ SONG WANG
Name: Song Wang Title: Chairman and Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints each of Song Wang and Robert Yong Sha as attorneys-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the "Securities Act"), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of ordinary shares of the registrant (the "Shares"), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the registration statement on Form F-1 (the "Registration Statement") to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on January 7, 2011.

Signature	Title	Date

/s/ SONG WANG Song Wang	Chairman and Chief Executive Officer (principal executive officer)	January 7, 2011
/s/ ROBERT YONG SHA Robert Yong Sha	Chief Financial Officer (principal financial and accounting officer)	January 7, 2011

Signature	Title	Date

/s/ JEAN XIAOHONG KOU Jean Xiaohong Kou	Director and Senior Vice President	January 7, 2011
/s/ PAUL JIN-HWEE CHOO Paul Jin-Hwee Choo	Director	January 7, 2011
/s/ DUANE ZIPING KUANG Duane Ziping Kuang	Director	January 7, 2011
/s/ YUNJIE LIU Yunjie Liu	Director	January 7, 2011
/s/ YA QIN ZHANG Ya Qin Zhang	Director	January 7, 2011
/s/ KATHLEEN CHIEN Kathleen Chien	Director	January 7, 2011

 SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

        Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of ChinaCache International Holdings Ltd., has signed this registration statement or amendment thereto in New York, on January 7, 2011.

Authorized U.S. Representative
By:	/s/ KATE LEDYARD
Name: Kate Ledyard, on behalf of Law Debenture Corporate Services Inc. Title: Manager

 CHINACACHE INTERNATIONAL HOLDINGS LTD.

EXHIBIT INDEX

Exhibit Number	Description of Document
1.1*	Form of Underwriting Agreement.
3.1
Fifth Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated herein by reference to Exhibit 3.2 to the registration statement on Form F-1, as amended (File No. 333-169288)).
4.1
Registrant's Specimen American Depositary Receipt (included in Exhibit 4.3) (incorporated herein by reference to Exhibit 4.1 to the registration statement on Form F-1, as amended (File No. 333-169288)).
4.2	Registrant's Specimen Certificate for Ordinary Shares (incorporated herein by reference to Exhibit 4.2 to the registration statement on Form F-1, as amended (File No. 333-169288)).
4.3	Deposit Agreement dated September 30, 2010, among the Registrant, the depositary and holder of the American Depositary Receipts.
4.4
Third Amended and Restated Investors' Rights Agreement dated August 13, 2010, among the Registrant, Series A, B and C investors, and other parties thereto (incorporated herein by reference to Exhibit 4.4 to the registration statement on Form F-1, as amended (File No. 333-169288)).
4.5
Third Amended and Restated Buy-Out Agreement dated May 14, 2010, between the Registrant, Intel Capital (Cayman) Corporation and Intel Capital Corporation (incorporated herein by reference to Exhibit 4.5 to the registration statement on Form F-1, as amended (File No. 333-169288)).
5.1**	Form of opinion of Conyers Dill & Pearman regarding the validity of the ordinary shares being registered.
8.1**	Form of opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain U.S. tax matters.
8.2**	Form of opinion of Conyers Dill & Pearman regarding certain Cayman Island tax matters (included in Exhibit 5.1).
8.3**	Form of opinion of Han Kun Law Offices regarding certain PRC tax matters (included in Exhibit 99.2).
10.1	2007 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the registration statement on Form F-1, as amended (File No. 333-169288)).
10.2	2008 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.2 to the registration statement on Form F-1, as amended (File No. 333-169288)).
10.3	2010 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.3 to the registration statement on Form F-1, as amended (File No. 333-169288)).
10.4
Form of Indemnification Agreement between the Registrant and its directors (incorporated herein by reference to Exhibit 10.4 to the registration statement on Form F-1, as amended (File No. 333-169288)).

Exhibit Number	Description of Document
10.5	Form of Employment Agreement between the Registrant and an Executive Officer of the Registrant (incorporated herein by reference to Exhibit 10.5 to the registration statement on Form F-1, as amended (File No. 333-169288)).
10.6
Option Agreement dated April 20, 2007, among the Registrant, Song Wang, Xiaohong Kou, and Series B convertible preferred shareholders listed therein (incorporated herein by reference to Exhibit 10.6 to the registration statement on Form F-1, as amended (File No. 333-169288)).
10.7
Supplementary Agreement and Second Supplementary Agreement to the Option Agreement, dated July 15, 2009 and May 14, 2010, respectively, among the Registrant, Consolidated Capital Holdings, Ltd., Song Wang, Xiaohong Kou, and Series B convertible preferred shareholders listed therein (incorporated herein by reference to Exhibit 10.7 to the registration statement on Form F-1, as amended (File No. 333-169288)).
10.8
Series C Preferred Share Purchase Agreement dated December 11, 2009, relating to the sale of the Registrant's Series C convertible preferred shares to the parties listed therein (incorporated herein by reference to Exhibit 10.8 to the registration statement on Form F-1, as amended (File No. 333-169288)).
10.9
English translation of Loan Agreement dated September 23, 2005, between the Registrant and the shareholders of Beijing Blue I.T. (incorporated herein by reference to Exhibit 10.9 to the registration statement on Form F-1, as amended (File No. 333-169288)).
10.10
English translation of Supplementary Agreement to Loan Agreement dated May 10, 2010, between the Registrant and the shareholders of Beijing Blue I.T. (incorporated herein by reference to Exhibit 10.10 to the registration statement on Form F-1, as amended (File No. 333-169288)).
10.11
English translation of Share Pledge Agreements dated September 23, 2005 among ChinaCache Beijing, Beijing Blue I.T. and the shareholders of Beijing Blue I.T. (incorporated herein by reference to Exhibit 10.11 to the registration statement on Form F-1, as amended (File No. 333-169288)).
10.12
English translation of Powers of Attorney dated September 23, 2005 by the shareholders of Beijing Blue I.T. (incorporated herein by reference to Exhibit 10.12 to the registration statement on Form F-1, as amended (File No. 333-169288)).
10.13
English translation of Exclusive Business Cooperation Agreement dated September 23, 2005, between ChinaCache Beijing and Beijing Blue I.T. (incorporated herein by reference to Exhibit 10.13 to the registration statement on Form F-1, as amended (File No. 333-169288)).
10.14
English translation of Exclusive Technical Consultation and Training Agreement dated September 23, 2005, between ChinaCache Beijing and Beijing Blue I.T. (incorporated herein by reference to Exhibit 10.14 to the registration statement on Form F-1, as amended (File No. 333-169288)).
10.15
English translation of Exclusive Technical Support and Service Agreement dated September 23, 2005, between ChinaCache Beijing and Beijing Blue I.T. (incorporated herein by reference to Exhibit 10.15 to the registration statement on Form F-1, as amended (File No. 333-169288)).
10.16
English translation of Equipment Leasing Agreement dated September 23, 2005, between ChinaCache Beijing and Beijing Blue I.T. (incorporated herein by reference to Exhibit 10.16 to the registration statement on Form F-1, as amended (File No. 333-169288)).

Exhibit Number	Description of Document
10.17	English translation of Exclusive Option Agreements dated September 23, 2005, among the Registrant, Beijing Blue I.T. and the shareholders of Beijing Blue I.T. (incorporated herein by reference to Exhibit 10.17 to the registration statement on Form F-1, as amended (File No. 333-169288)).
10.18
English translation of Supplementary Agreements to Exclusive Option Agreement dated May 10, 2010, among the Registrant, Beijing Blue I.T. and the shareholders of Beijing Blue I.T. (incorporated herein by reference to Exhibit 10.18 to the registration statement on Form F-1, as amended (File No. 333-169288)).
10.19
English translation of Loan Agreements dated July 31, 2008, between ChinaCache Beijing and the shareholders of Beijing Jingtian (incorporated herein by reference to Exhibit 10.19 to the registration statement on Form F-1, as amended (File No. 333-169288)).
10.20
English translation of Supplementary Agreements to Loan Agreement dated May 10, 2010, between ChinaCache Beijing and the shareholders of Beijing Jingtian (incorporated herein by reference to Exhibit 10.20 to the registration statement on Form F-1, as amended (File No. 333-169288)).
10.21
English translation of Share Pledge Agreements dated July 31, 2008, among ChinaCache Beijing, Beijing Jingtian and the shareholders of Beijing Jingtian (incorporated herein by reference to Exhibit 10.21 to the registration statement on Form F-1, as amended (File No. 333-169288)).
10.22
English translation of the Powers of Attorney dated July 31, 2008 by the shareholders of Beijing Jingtian (incorporated herein by reference to Exhibit 10.22 to the registration statement on Form F-1, as amended (File No. 333-169288)).
10.23
English translation of the Exclusive Option Agreement dated July 31, 2008, among ChinaCache Beijing, Beijing Jingtian and the shareholders of Beijing Jingtian (incorporated herein by reference to Exhibit 10.23 to the registration statement on Form F-1, as amended (File No. 333-169288)).
10.24
English translation of Supplementary Agreements to Exclusive Option Agreements dated May 10, 2010, among ChinaCache Beijing, Beijing Jingtian and the shareholders of Beijing Jingtian (incorporated herein by reference to Exhibit 10.24 to the registration statement on Form F-1, as amended (File No. 333-169288)).
10.25
English translation of the Exclusive Business Cooperation Agreement dated July 31, 2008, between ChinaCache Beijing and Beijing Jingtian (incorporated herein by reference to Exhibit 10.25 to the registration statement on Form F-1, as amended (File No. 333-169288)).
10.26
Share Purchase and Sale Agreement dated December 20, 2007, among the Registrant, JNet Holdings Limited, Sundream Holdings Limited, Smart Asia Holdings Limited, Shanghai JNet and the individuals listed therein (incorporated herein by reference to Exhibit 10.26 to the registration statement on Form F-1, as amended (File No. 333-169288)).
10.27
Supplementary Agreement to Share Purchase and Sale Agreement dated January 28, 2010, among the Registrant, JNet Holdings Limited, Sundream Holdings Limited, Smart Asia Holdings Limited, Shanghai JNet and the individuals listed therein (incorporated herein by reference to Exhibit 10.27 to the registration statement on Form F-1, as amended (File No. 333-169288)).

Exhibit Number	Description of Document
10.28	English translation of Loan Agreement dated January 10, 2008, between ChinaCache Beijing and one shareholder of Shanghai JNet (incorporated herein by reference to Exhibit 10.28 to the registration statement on Form F-1, as amended (File No. 333-169288)).
10.29
English translation of Loan Agreements dated April 8, 2010, between ChinaCache Beijing and four shareholders of Shanghai JNet (incorporated herein by reference to Exhibit 10.29 to the registration statement on Form F-1, as amended (File No. 333-169288)).
10.30
English translation of Share Pledge Agreement dated January 10, 2008 among ChinaCache Beijing, Shanghai JNet and one shareholder of Shanghai JNet (incorporated herein by reference to Exhibit 10.30 to the registration statement on Form F-1, as amended (File No. 333-169288)).
10.31
English translation of Share Pledge Agreements dated April 8, 2010, among ChinaCache Beijing, Shanghai JNet and four shareholders of Shanghai JNet (incorporated herein by reference to Exhibit 10.31 to the registration statement on Form F-1, as amended (File No. 333-169288)).
10.32
English translation of the Power of Attorney by one shareholder of Shanghai JNet dated January 10, 2008 (incorporated herein by reference to Exhibit 10.32 to the registration statement on Form F-1, as amended (File No. 333-169288)).
10.33
English translation of the Powers of Attorney by four shareholders of Shanghai JNet dated April 8, 2010 (incorporated herein by reference to Exhibit 10.33 to the registration statement on Form F-1, as amended (File No. 333-169288)).
10.34
English translation of the Exclusive Option Agreement dated January 10, 2008, among ChinaCache Beijing, Shanghai JNet and one shareholder of Shanghai JNet (incorporated herein by reference to Exhibit 10.34 to the registration statement on Form F-1, as amended (File No. 333-169288)).
10.35
English translation of Supplementary Agreement to Exclusive Option Agreement dated May 10, 2010 among ChinaCache Beijing, Shanghai JNet and one shareholder of Shanghai JNet (incorporated herein by reference to Exhibit 10.35 to the registration statement on Form F-1, as amended (File No. 333-169288)).
10.36
English translation of the Exclusive Option Agreements dated April 8, 2010 among ChinaCache Beijing, Shanghai JNet and four shareholders of Shanghai JNet (incorporated herein by reference to Exhibit 10.36 to the registration statement on Form F-1, as amended (File No. 333-169288)).
10.37
English translation of the Exclusive Business Cooperation Agreement dated January 10, 2008, between ChinaCache Beijing and Shanghai JNet (incorporated herein by reference to Exhibit 10.37 to the registration statement on Form F-1, as amended (File No. 333-169288)).
10.38
English translation of Optical Fiber Line Lease and Services Agreement dated April 10, 2008, between Beijing Blue I.T. and Tong Zhen Networks Co., Ltd. (incorporated herein by reference to Exhibit 10.38 to the registration statement on Form F-1, as amended (File No. 333-169288)).
10.39***
English translation of Technological Services Framework Agreement dated March 30, 2009, between Beijing Blue I.T. and Shenzhen Tencent Computer Systems Co., Ltd. (incorporated herein by reference to Exhibit 10.39 to the registration statement on Form F-1, as amended (File No. 333-169288)).

Exhibit Number	Description of Document
21.1	Subsidiaries of the Registrant.
23.1	Consent of Ernst & Young Hua Ming, Independent Registered Public Accounting Firm.
23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1).
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1).
23.4	Consent of Han Kun Law Offices (included in Exhibit 99.2).
23.5	Consent of iResearch Consulting Group.
23.6	Consent of Great China Appraisal Limited.
24.1	Powers of Attorney (included on signature page).
99.1	Code of Business Conduct and Ethics of the Registrant (incorporated herein by reference to Exhibit 99.1 to the registration statement on Form F-1, as amended (File No. 333-169288)).
99.2	Form of opinion of Han Kun Law regarding certain PRC law matters.

*
To be filed by amendment.

**
Executed versions of the legal opinions to be filed by amendment.

***
Confidential treatment has been granted for certain confidential portions of this exhibit pursuant to Rule 406 under the Securities Act. In accordance with Rule 406, these confidential portions have been filed separately with the Commission.